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As filed with the Securities and Exchange Commission on July 20, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARALEZ PHARMACEUTICALS LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Ireland (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

56 Fitzwilliam Square
Dublin 2, Ireland
(+353 1 905-3581)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Adrian Adams
Chief Executive Officer
Aralez Pharmaceuticals Limited
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517
(919) 913-1030
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew P. Gilbert
David C. Schwartz
DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704
(973) 520-2550

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Ordinary shares, $0.001 nominal value per share	35,744,329	Not Applicable	$391,579,124	$45,502

(1)
This registration statement relates to ordinary shares, $0.001 nominal value per share, of Aralez Pharmaceuticals Limited (the "Parent Shares"), a private limited company incorporated under the laws of Ireland (formerly Aguono Limited and which, prior to the merger effective time, as defined in the merger agreement (defined below), will re-register as a public limited company incorporated in Ireland and be renamed as Aralez Pharmaceuticals plc) ("Parent")), to be issued to holders of common stock, par value $0.001 per share, of POZEN Inc. (the "Pozen common stock"), a Delaware corporation ("Pozen"), pursuant to the Agreement and Plan of Merger, dated as of June 8, 2015 (the "merger agreement"), by and among Parent, Pozen, Tribute Pharmaceuticals Canada Inc., a corporation incorporated under the laws of the Province of Ontario ("Tribute"), Trafwell Limited, a private limited company incorporated in Ireland ("Ltd 2"), ARLZ US Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("US Merger Sub"), and ARLZ CA Acquisition Corp., a corporation incorporated under the laws of the Province of Ontario ("Can Merger Sub").

(2)
Represents the maximum number of the Parent Shares estimated to be issuable to Pozen stockholders upon the completion of the merger (the "merger") described in the proxy statement/prospectus contained herein. Calculated based on an exchange ratio of one Parent Share for each share of Pozen common stock estimated to be outstanding immediately prior to the completion of the merger.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and computed pursuant to Rule 457(f)(1) and (f)(3) and 457(c) under the Securities Act. Pursuant to Rule 457(f) under the Securities Act, the proposed maximum aggregate offering price of the Parent Shares is equal to $429,987,924, which was determined by multiplying (i)(A) 35,744,329, the estimated maximum number of Pozen common stock to be exchanged for Parent Shares (which is the sum of 32,708,898 shares of Pozen common stock outstanding as of June 30, 2015, (B) 1,878,999 shares of Pozen common stock potentially issuable pursuant to stock options outstanding as of June 30, 2015 that are vested or that are expected to vest prior to completion of the merger, and (C) 1,156,432 shares of Pozen common stock issuable pursuant to restricted stock units ("RSUs") outstanding as of June 30, 2015 that are expected to vest prior to completion of the merger, by (ii) $10.96, the average of the high and low prices for the Pozen common stock as reported on the NASDAQ Global Market on July 15, 2015.

(4)
Determined in accordance with Section 6(b) of the Securities Act by multiplying the estimated aggregate offering price of the securities to be registered by 0.0001162.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED July 20, 2015
PRELIMINARY COPY

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

                        , 2015

        On June 8, 2015, POZEN Inc. ("Pozen") and Tribute Pharmaceuticals Canada Inc. ("Tribute") agreed to a business combination under the terms of the Agreement and Plan of Merger and Arrangement, among Tribute, Aguono Limited (which was renamed Aralez Pharmaceuticals Limited and which, prior to the merger effective time, as defined in the merger agreement, will re-register as a public limited company incorporated in Ireland and be renamed as Aralez Pharmaceuticals plc) ("Parent"), Trafwell Limited (which was renamed Aralez Pharmaceutical Holdings Limited) ("Ltd2"), ARLZ US Acquisition Corp. ("US Merger Sub"), ARLZ CA Acquisition Corp. ("Can Merger Sub") and Pozen, dated as of June 8, 2015 (the "merger agreement"). In order to effect the transactions contemplated by the merger agreement, US Merger Sub, an indirect subsidiary of Parent, will be merged with and into Pozen (the "merger"). Pozen will be the surviving corporation and, through the merger, will become an indirect wholly owned subsidiary of Parent. The merger of Pozen into US Merger Sub will be effected under Delaware law so that Pozen will be reorganized into a holding company structure. In accordance with the merger agreement, Can Merger Sub will offer to acquire, and will acquire, all of the outstanding Tribute common shares pursuant to a court approved plan of arrangement in Canada in the manner provided for by the merger agreement (the "arrangement"). The Parent Shares (as defined below) to be issued to Tribute shareholders in the arrangement are not being registered pursuant to this registration statement. Upon completion of the arrangement, Tribute will also become an indirect wholly owned subsidiary of Parent. Upon completion, the merger and the arrangement do not constitute a change of control of Pozen.

        As a result of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one ordinary share of Parent, $0.001 nominal value per share (the "Parent Shares") (the "merger consideration") for each share of Pozen common stock that they own as of the record date (as defined below). Pursuant to the arrangement, each outstanding Tribute common share will be exchanged for 0.1455 Parent Shares. Upon completion of the merger and arrangement, current Pozen stockholders will own approximately 66% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 34% of the outstanding Parent Shares before giving effect to (i) any exercise of outstanding options and warrants or the vesting and delivery of shares underlying restricted stock units ("RSUs") of either company and (ii) the Parent Shares to be issued to new investors pursuant to the equity and debt financings described below. It is expected that Parent Shares will be listed and traded on the NASDAQ Stock Market LLC ("NASDAQ") under the symbol "ARLZ" and on the Toronto Stock Exchange (the "TSX") under the symbol "ARZ". The terms and conditions of the merger and the arrangement are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

        Pozen is soliciting proxies for use at a special meeting of its stockholders (the "Pozen special meeting") to consider and vote upon (1) a proposal to adopt the merger agreement and approve the transactions contemplated thereby; (2) a proposal to approve the issuance by Parent in a private placement, after giving effect to the merger and the arrangement (collectively, the "transactions"), of Parent Shares at a price that is less than the greater of book or market value pursuant to a Share Subscription Agreement, dated as of June 8, 2015, which, together with the issuance by Parent of certain convertible notes, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent; (3) a proposal to approve the issuance by Parent, after giving effect to the merger, of Parent Shares upon conversion of convertible notes at a conversion price that may be less than the greater of book or market value pursuant to a Credit Facility Agreement, dated as of June 8, 2015, which, together with the issuance by Parent of Parent Shares in a private placement, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent; (4) a proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Pozen and its named executive officers relating to the transactions; (5) a proposal to approve the Aralez Pharmaceuticals plc 2015 Long-Term Incentive Plan (the "2015 Plan"); (6) a proposal relating to the creation of "distributable reserves," which are required under Irish law in order for Parent to, among other things, be able to pay dividends and to repurchase or redeem shares following completion of the transactions; and (7) a proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Pozen special meeting to adopt the merger agreement and approve the transactions contemplated thereby. Approval of the second and third proposals at the Pozen special meeting are required to complete the merger unless waived by the parties. Approval of the fourth, fifth and sixth proposals at the Pozen special meeting are not required to complete the merger.

        After careful consideration, the Pozen board of directors has unanimously approved the merger agreement and the transactions contemplated thereby. The Pozen board of directors unanimously recommends that Pozen stockholders vote "FOR" each of the proposals to be submitted at the Pozen special meeting.

        We cannot complete the merger unless the Pozen stockholders approve the proposal related to the adoption of the merger agreement and approval of the transactions contemplated thereby. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Pozen special meeting in person, please vote your shares as promptly as possible so that your shares may be represented and voted at the Pozen special meeting. Please note that a failure to vote your shares of Pozen common stock has the same effect as a vote against the adoption of the merger agreement and approval of the transactions contemplated thereby.

        We are not asking for a proxy or any approval from the Tribute shareholders unless such Tribute shareholders are also holders of Pozen common stock. Tribute shareholders are not entitled to vote on the matters described above unless such Tribute shareholders are also holders of Pozen common stock. Tribute shareholders are expected to receive a separate information circular and should read and respond to that document when it is circulated to them.

        The obligations of Pozen, Tribute and Parent to complete the merger are subject to the satisfaction or waiver of the conditions in the merger agreement. Additional information about Pozen, Tribute and Parent, and the merger and the arrangement is contained in this proxy statement/prospectus. You should read this entire proxy statement/prospectus, including the annexes provided herewith, carefully. In particular, we urge you to read the section entitled "Risk Factors" beginning on page 44 of this proxy statement/prospectus.

        We thank you for your consideration and continued support.

Sincerely,
/s/ ADRIAN ADAMS Chief Executive Officer
POZEN Inc.

        Neither the Securities and Exchange Commission nor any state securities commission, nor any securities regulatory authority in Canada or Ireland, has approved or disapproved any of the transactions described in this proxy statement/prospectus or the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

        For the avoidance of doubt, the accompanying proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Companies Act 2014 of Ireland (the "Companies Act"),

the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

        This proxy statement/prospectus is dated                        , 2015, and is first being mailed to Pozen stockholders on or about                        , 2015.

POZEN INC.
1414 RALEIGH RD, SUITE 400

CHAPEL HILL, NORTH CAROLINA 27517

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON              , 2015

To the stockholders of POZEN Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of POZEN Inc. (the "Pozen special meeting"), a Delaware corporation ("Pozen"), will be held at the offices of POZEN Inc., 1414 Raleigh Rd, Suite 400, Chapel Hill, North Carolina 27517, on              , 2015, at               a.m., local time. The purpose of the Pozen special meeting shall be to consider and act upon the following matters:

  (1)
  A proposal to adopt the Agreement and Plan of Merger and Arrangement (the "merger agreement"), among Tribute Pharmaceuticals Canada Inc. ("Tribute"), Aguono Limited (which was renamed Aralez Pharmaceuticals Limited and which, prior to the merger effective time, as defined in the merger agreement, will re-register as a public limited company incorporated in Ireland and be renamed as Aralez Pharmaceuticals plc) ("Parent"), Trafwell Limited (which was renamed Aralez Pharmaceuticals Holdings Limited) ("Ltd2"), ARLZ US Acquisition Corp. ("US Merger Sub"), ARLZ CA Acquisition Corp. ("Can Merger Sub") and Pozen, dated as of June 8, 2015 and approve the transactions contemplated thereby. The merger agreement provides for, among other things, the merger of Pozen into US Merger Sub (the "merger"). As a result of the merger, the separate corporate existence of US Merger Sub will cease and Pozen will continue as the surviving corporation. On the date of the closing of the merger, Pozen will become an indirect wholly owned subsidiary of Parent. In accordance with the merger agreement, Can Merger Sub will offer to and acquire all of the outstanding common shares of Tribute pursuant to a court approved plan of arrangement in Canada in the manner provided for by the merger agreement (the "arrangement"). Upon completion of the arrangement, Tribute will also become an indirect wholly owned subsidiary of Parent;

  (2)
  A proposal to approve the issuance by Parent in a private placement, after giving effect to the transactions, of Parent Shares at a price of $7.20 per share which is a price that is less than the greater of book or market value pursuant to a Share Subscription Agreement, dated as of June 8, 2015, which, together with the issuance by Parent of certain convertible notes, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent;

  (3)
  A proposal to approve the issuance by Parent, after giving effect to the transactions, of Parent Shares upon conversion of convertible notes at a conversion price of $9.54 that may be less than the greater of book or market value pursuant to a Credit Facility Agreement, dated as of June 8, 2015, which, together with the issuance by Parent of Parent Shares in a private placement, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent;

  (4)
  A proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Pozen and its named executive officers relating to the merger;

  (5)
  A proposal to approve the Aralez Pharmaceuticals plc 2015 Long-Term Incentive Plan (the "2015 Plan");

  (6)
  A proposal to approve the reduction of the share premium account of Parent to allow for the creation of distributable reserves of Parent, which are required under Irish law in order to allow Parent to make distributions and to pay dividends and repurchase or redeem shares following completion of the transaction; and

  (7)
  A proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Pozen special meeting to adopt the merger agreement and approve the transactions contemplated thereby (the "Pozen special meeting adjournment proposal").

        Approval of the second and third proposals at the Pozen special meeting are required to complete the merger unless waived by the parties. Approval of the fourth, fifth and sixth proposals at the Pozen special meeting are not required to complete the merger. These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. Please read these documents, including the annexes and documents incorporated by reference into this proxy statement/prospectus, carefully in deciding how to vote. The Pozen board of directors, by unanimous vote, has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Pozen and its stockholders and recommends that Pozen stockholders vote "FOR" the proposal to adopt the merger agreement and approve the transactions contemplated thereby, "FOR" the proposal to approve the issuance of Parent Shares by Parent pursuant to a private placement, "FOR" the proposal to approve the issuance of Parent Shares by Parent upon conversion of certain convertible notes of Parent, "FOR" the proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Pozen and its named executive officers relating to the merger, "FOR" a proposal to approve the Aralez Pharmaceuticals plc 2015 Long-Term Incentive Plan, "FOR" the proposal to approve a reduction in the share premium account of Parent to allow for the creation of distributable reserves of Parent, and "FOR" the Pozen special meeting adjournment proposal.

        The record date for the Pozen special meeting is              , 2015 (the "record date"). Only holders of Pozen common stock of record at the close of business on              , 2015 are entitled to notice of, and to vote at, the Pozen special meeting, or any adjournment or postponement thereof. A complete list of such stockholders will be open to the examination of any such stockholder at Pozen's principal executive offices at 1414 Raleigh Rd, Suite 400, Chapel Hill, North Carolina 27517, for a period of ten days prior to the Pozen special meeting and on the day of the Pozen special meeting.

        Adoption of the merger agreement and approval of the transactions contemplated thereby by Pozen stockholders is a condition to the merger and requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Pozen common stock outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote "against" the adoption of the merger agreement and approval of the transactions contemplated thereby. Whether or not you plan to attend the Pozen special meeting, please promptly vote your shares and provide your proxy by telephone or by accessing the Internet site following the instructions in the accompanying proxy statement/prospectus or by marking, dating, signing and returning the accompanying proxy card as promptly as practicable. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the Pozen special meeting. By providing your proxy, you do not restrict your right to vote in person at the Pozen special meeting.

By Order of the Board of Directors,

/s/ GILDA THOMAS Secretary Chapel Hill, North Carolina , 2015

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Pozen and Tribute from other documents that Pozen and Tribute have filed with the U.S. Securities and Exchange Commission (the "SEC"), and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 244 of this proxy statement/prospectus. This information is available for you to review at the SEC's public reference room located at 100 F Street, N.E., Washington, DC 20549, and through the SEC's website at www.sec.gov.

        You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Pozen, without charge, by written or telephonic request directed to POZEN Inc., Attention: Corporate Communications, 1414 Raleigh Rd, Suite 400, Chapel Hill, North Carolina 27517, Telephone (919) 913-1030; Georgeson, Inc. ("Georgeson"), Pozen's proxy solicitor, by calling (212) 440-9800; or from the SEC through the SEC website at the address provided above.

        You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Tribute, including a copy of the information circular sent to Tribute shareholders, when available, without charge, by written or telephonic request directed to Tribute's Canadian headquarters at Tribute Pharmaceuticals Canada Inc., Attention: Investor Relations, 151 Steeles Avenue East, Milton, Ontario, Canada L9T 1Y1, Telephone (905) 876-3166; from the SEC through the SEC website at the address provided above; or from the Canadian Securities Administrators through the SEDAR website at www.sedar.com. The information that Tribute makes available on SEDAR is not a part of, or incorporated by reference into, this proxy statement/prospectus.

        In order for you to receive timely delivery of the documents in advance of the Pozen special meeting to be held on              , 2015, you must request the information no later than five business days prior to the date of the Pozen special meeting, or              , 2015.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of the registration statement on Form S-4 filed with the SEC by Parent (File No. 333-           ), constitutes a prospectus of Parent under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the ordinary shares of $0.001 of Parent (the "Parent Shares"), to be issued to Pozen stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of Pozen under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a notice of meeting with respect to the Pozen special meeting, at which Pozen stockholders will be asked to consider and vote upon the adoption of the merger agreement and the other transactions contemplated therein.

        Parent has supplied all information contained in this proxy statement/prospectus relating to Parent, Pozen has supplied all such information contained in or incorporated by reference into this proxy statement/prospectus relating to Pozen, and Tribute has supplied (or consented to the use with respect to information incorporated by reference to Tribute filings) all such information contained in or incorporated by reference into this proxy statement/prospectus relating to Tribute.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Pozen and Tribute have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated              , 2015, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date, other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date, other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Pozen stockholders nor the issuance by Parent of Parent Shares pursuant to the merger agreement will create any implication to the contrary.

i

IRISH TAX CONSIDERATIONS	144
Scope of Discussion	144
Irish Tax on Chargeable Gains	144
Stamp Duty	144
Shares Held Through DTC or CDS	144
Shares Held Outside of DTC or CDS Transferred Into or Out of DTC or CDS	145
Withholding Tax on Dividends	145
General Exemptions	145
Qualifying Intermediary	147
Income Tax on Dividends Paid on Parent Shares	148
Capital Acquisitions Tax	148
PROPOSAL 2: VOTE TO APPROVE THE ISSUANCE BY PARENT OF PARENT SHARES IN A PRIVATE PLACEMENT; BOARD RECOMMENDATION	149
Introduction	149
Consequences of Approval of Proposal 2	149
Summary of Share Subscription Agreement	149
PROPOSAL 3: VOTE TO APPROVE THE ISSUANCE BY PARENT OF PARENT SHARES UPON CONVERSION OF CONVERTIBLE NOTES ISSUED IN A PRIVATE PLACEMENT; BOARD RECOMMENDATION	152
Introduction	152
Summary of Convertible Note Terms	152
Registration Rights Agreement	155
Consequences of Approval of Proposal 3	156
Required Vote	156
PROPOSAL 4: VOTE TO APPROVE, ON A NON-BINDING ADVISORY BASIS, CERTAIN COMPENSATORY ARRANGEMENTS BETWEEN POZEN AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER; BOARD RECOMMENDATION	156
Introduction	156
Proposed Resolution	157
Required Vote	157
PROPOSAL 5: VOTE TO APPROVE THE ARALEZ PHARMACEUTICALS PLC 2015 LONG-TERM INCENTIVE PLAN; BOARD RECOMMENDATION	157
Timing of Proposal	158
Why You Should Vote for the 2015 Plan	158
Key Features Designed to Protect Stockholders' Interests	159
Summary of the 2015 Plan	160
Background and Purpose	160
Shares Available	161
Administration	161
Eligibility and Participation	162
Types of Awards	162
Award Limitations	166
Change in Control	167
Duration, Amendment and Termination	168
New Plan Benefits	168
Federal Income Tax Consequences	168
Vote Required and Board Recommendation	169

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE MEETING

        Set forth below are questions and answers that briefly address some frequently asked questions you, as a stockholder of Pozen, may have regarding the transactions and the other matters to be considered at the Pozen special meeting and the answers to those questions. Pozen urges you to read carefully the remainder of this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you with respect to the transactions and the other matters to be considered at such meeting. We urge you to read carefully this entire proxy statement/prospectus, including the annexes. Unless otherwise noted, all references to USD, dollars or $ are to United States dollars.

Q:
Why am I receiving this proxy statement/prospectus?

A:
Pozen and Tribute have agreed to a business combination under the terms of the merger agreement.

In order to effect the transaction, an indirect subsidiary of Parent, US Merger Sub, will be merged with and into Pozen. Pozen will be the surviving corporation and, through the merger, will become an indirect wholly owned subsidiary of Parent and Pozen common stock will be delisted from the NASDAQ Stock Market LLC ("NASDAQ") and deregistered under the Exchange Act, and cease to be publicly traded. The acquisition of Pozen will be effected under Delaware law. Similarly, Can Merger Sub will offer to acquire, and will acquire, all of the outstanding shares of Tribute pursuant to the arrangement and, upon completion of the arrangement, will also become an indirect wholly owned subsidiary of Parent.

In order to complete the merger, Pozen stockholders must adopt the merger agreement and approve the transactions contemplated thereby. Pozen intends to hold the Pozen special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the transactions and the Pozen special meeting, and you should read it carefully.

In order to complete the arrangement, Tribute shareholders must approve the arrangement. Tribute intends to hold a special meeting of its shareholders to obtain this approval (the "Tribute special meeting") and to distribute an information circular relating to such Tribute special meeting at a later time.

Q:
Whose proxies are being solicited?

A:
Only proxies from Pozen stockholders are being solicited. We are not soliciting any proxies or votes from Tribute shareholders.

If you are a Tribute shareholder and not a Pozen stockholder, and you have received or gained access to this proxy statement/prospectus, you should disregard it completely and should not treat it as any solicitation of your proxy, vote or support on any matter. If you are both a Pozen stockholder and a Tribute shareholder, you should treat this proxy statement/prospectus as soliciting only your proxy with respect to the shares of Pozen common stock owned or beneficially held by you and should not treat it as a solicitation of your proxy, vote or support on any matter with respect to your shares of Tribute common shares. Tribute shareholders will receive a separate information circular relating to the Tribute special meeting and should rely solely on the circular in making their investment decision.

Q:
Who is soliciting my proxy?

A:
The Pozen board of directors and management are soliciting your proxy on behalf of Pozen and Parent for use at the Pozen special meeting and any adjournment or postponement thereof. All associated costs of the proxy solicitation will be borne by Pozen. In addition to the use of the mail, proxies may be solicited directly by directors, officers and other employees of Pozen, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Pozen will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares and will provide customary reimbursement to such firms for the cost of forwarding these materials. Pozen has retained Georgeson to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $              , plus reasonable out-of-pocket expenses, for these services.

Q:
What are the proposals on which I am being asked to vote?

A:
At the Pozen special meeting, Pozen stockholders will vote upon proposals to:

•
adopt the merger agreement and approve the transactions contemplated thereby;

•
approve the issuance by Parent of Parent Shares in a private placement at a price that is less than the greater of book or market value, which, together with the issuance of Parent Shares upon conversion of certain convertible notes, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent;

•
approve the issuance by Parent of Parent Shares upon conversion of convertible notes at a conversion price that may be less than the greater of book or market value, which, together with the issuance by Parent of Parent Shares in a private placement, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent;

•
approve, on a non-binding advisory basis, certain compensatory arrangements between Pozen and its named executive officers relating to the merger;

•
approve the 2015 Plan;

•
reduce the share premium account of Parent to allow the creation of distributable reserves; and

•
adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Pozen special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

The Pozen board of directors recommends that Pozen stockholders vote their shares "FOR" approval of each of the above proposals.

Q:
What will I receive in the merger?

A:
If Proposal 1, Proposal 2 and Proposal 3 are approved at the Pozen special meeting, upon filing of the requisite certificates with the Delaware Secretary of State, each issued and outstanding share of Pozen common stock will be cancelled and shall cease to exist, and will be converted into the right to receive from Parent one Parent Share.

Holders of outstanding Pozen equity awards will receive the consideration described under the section entitled "The Merger Agreement—Treatment of Outstanding Pozen Equity Awards" beginning on page 106 of this proxy statement/prospectus.

No holder of Pozen common stock will be issued fractional Parent Shares in the merger.

Upon completion of the merger and arrangement and based upon the number of shares of each of Pozen and Tribute outstanding as of the date of this proxy statement/prospectus, current Pozen stockholders will own approximately 66% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 34% of the outstanding Parent Shares before giving effect to (i) any exercise of outstanding options and warrants or the vesting and delivery of shares underlying RSUs of either company and (ii) the Parent Shares to be issued to new investors pursuant to the equity and debt financings described below. Upon completion of the transactions, and the equity and debt financings described below, current Pozen stockholders will own approximately 49% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 28% of the outstanding Parent Shares, after giving effect to the transactions and assuming conversion of the Convertible Notes, but before giving effect to any exercise of outstanding options and warrants or the vesting and delivery of shares underlying RSUs of either company.

  The relative ownership of Parent Shares by current Pozen stockholders and current Tribute shareholders referred to above is on an economic basis, and does not represent the analysis under Section 7874 of the United States Internal Revenue Code of 1986, as amended (the "Code"), discussed throughout this proxy statement/prospectus, as to whether, following the merger, former stockholders of Pozen will own less than 80% (by both vote and value) of Parent Shares.

Q:
Are there any risks I should consider in deciding whether to vote for the adoption of the merger agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 44 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Parent, Pozen and Tribute contained in the documents that are incorporated by reference into this proxy statement/prospectus. There are also some significant risks associated with the tax treatment of the transactions. See the section entitled "Certain U.S. Federal Income Tax Consequences of the Merger" beginning on page 134 of this proxy statement/prospectus for a more detailed description of the U.S. federal tax consequences of the merger.

Q:
What is the value of the per share merger consideration?

A:
Upon completion of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one Parent Share (the "merger consideration"). Because the number of Parent Shares being offered as merger consideration to Pozen stockholders will not vary based on the market value of Parent Shares, which will not be publicly traded until after the merger effective time, the market value of the consideration Pozen stockholders will receive in the merger will be based in part on the value of Pozen and Tribute shares at the time the merger consideration is received. If the price of either Pozen or Tribute shares decline or increase, Pozen stockholders could receive less or more value for their shares of Pozen common stock upon the completion of the merger than the value calculated on the date the merger agreement was announced, as of the date of the filing of this proxy statement/prospectus, as of the date of the Pozen special meeting or as of the date such Pozen stockholder made his or her election. The market price of Pozen and Tribute shares will continue to fluctuate from the date of this proxy statement/prospectus through the date of the closing of the merger. Accordingly, at the time of the Pozen special meeting and at the time Pozen stockholders make their elections, Pozen stockholders will not know or be able to determine the market price of the Parent Shares they may receive upon completion of the merger.

Q:
What are Pozen's reasons for the merger?

A:
As more fully described below, the Pozen board of directors believes that the transactions will provide Pozen and its stockholders with a number of significant strategic and financial benefits. See the section entitled "The Transactions—Recommendation of the Pozen Board of Directors; Pozen's Reasons for the Transactions" beginning on page 67 of this proxy statement/prospectus.

Q:
Why is Parent incorporated in Ireland?

A:
Pozen decided that Parent would be incorporated in Ireland for the following reasons:

  •
  Incorporating Parent in Ireland will result in significantly enhanced global cash management flexibility and associated financial benefits to the combined enterprise compared to incorporation in the United States or Canada. These benefits include increased global liquidity as a result of access to cash generated by Parent's non-U.S. subsidiaries, which will continue to be free of U.S. tax so long as Parent is not taxed as a U.S. corporation.

    •
    Ireland is a beneficial location considering Pozen's and Tribute's business in markets outside the United States and Canada, and plans to expand outside of these jurisdictions in the future; and

    •
    Ireland enjoys strong relationships as a member of the European Union, and has a long history of international investment and a good network of commercial, tax, and other treaties with the United States, the European Union and many other countries where both Pozen and Tribute desire to have operations.

Q:
Why am I being asked to approve the distributable reserves proposal?

A.
Under Irish law, dividends may be paid (and share repurchases and redemptions must generally be funded) only out of "distributable reserves," which Parent will not have immediately following the completion of the transactions. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. Pozen stockholders are therefore being asked at the Pozen special meeting to approve the creation of distributable reserves of Parent (through the reduction of the share premium account of Parent) in order to facilitate Parent's ability to pay dividends (and repurchase or redeem shares) after the transactions.

The approval of the distributable reserves proposal is not a condition to the consummation of the transactions. In addition, the creation of distributable reserves of Parent requires the approval of the Irish High Court. Although Parent is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court.

Q:
When and where will the Pozen special meeting be held?

A:
The Pozen special meeting will be held at the offices of Pozen located at 1414 Raleigh Rd, Suite 400, Chapel Hill, North Carolina 27517, on               , 2015, at 8:30 a.m., local time.

Q:
Who is entitled to attend the Pozen special meeting?

A:
All Pozen stockholders as of the record date (              , 2015) for the Pozen special meeting, or their duly appointed proxies, are invited to attend the Pozen special meeting. Stockholders will be asked to present valid picture identification, such as a driver's license or passport. If a Pozen stockholder holds shares through a broker or other nominee, the stockholder must bring a copy of a brokerage statement reflecting his or her stock ownership as of the record date. All stockholders will be required to check in at the registration desk at the Pozen special meeting.

Q:
Who is entitled to vote at the Pozen special meeting?

A:
Pozen has fixed              , 2015 as the record date for the Pozen special meeting (the "record date"). If you were a Pozen stockholder as of the close of business on such date, you are entitled to vote on matters that come before the Pozen special meeting.

Q:
How many votes do I have?

A:
You are entitled to one vote for each share of Pozen common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were approximately              outstanding shares of Pozen common stock.

Q:
How do I vote?

A:
If you are a record holder of Pozen common stock as of the close of business on the record date, you may vote in person by attending such meeting or, to ensure your shares are represented at the Pozen special meeting, you may authorize a proxy to vote your shares by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card; or

•
signing and returning your proxy card in the postage-paid envelope provided.

If you hold shares of Pozen common stock in "street name" through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Pozen special meeting.

Q:
My shares are held in "street name" by my broker, or I am a non-registered stockholder. Will my broker automatically vote my shares for me?

A:
No. If your shares are held in the name of a bank, broker or other nominee, you are considered the "beneficial owner" of the shares held for you in what is known as "street name". You are not the "record holder" or "registered holder" of such shares. If this is the case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, unless your bank, broker or other nominee has discretionary authority over your shares, you generally have the right to direct your bank, broker or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority. This is often called a "broker non-vote".

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Pozen or by voting in person at the Pozen special meeting, unless you first provide a proxy from your bank, broker or other nominee.

If you are a Pozen stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee will not vote your shares over which they do not have discretionary authority. This broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement and approve the transactions contemplated thereby, and will have no effect on the proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated thereby, at the time of the Pozen special meeting.

Q:
What vote is required to approve each proposal?

A:
The proposal at the Pozen special meeting to adopt the merger agreement and approve the transactions contemplated thereby requires the affirmative vote of holders of a majority of the shares of Pozen common stock outstanding and entitled to vote as of the close of business on the record date (the "Pozen stockholder approval").

The proposal to approve the issuance by Parent of Parent Shares in a private placement at a price that is less than the greater of book or market value, which, together with the issuance of Parent Shares upon conversion of certain convertible notes, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent requires the affirmative vote of a majority of the votes cast thereon.

  The proposal to approve the issuance by Parent of Parent Shares upon conversion of convertible notes at a conversion price that may be less than the greater of book or market value, which, together with the issuance by Parent of Parent Shares in a private placement, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent requires the affirmative vote of a majority of the votes cast thereon.

  The proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Pozen and its named executive officers relating to the merger requires the affirmative vote of a majority of the votes cast thereon, although such vote will not be binding on Pozen.

  The proposal to approve the 2015 Plan requires the affirmative vote of a majority of the votes cast thereon.

  The proposal to approve a reduction in the share premium account of Parent to allow for the creation of distributable reserves of Parent requires the affirmative vote of a majority of the votes cast thereon.

  The proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Pozen special meeting, requires the affirmative vote of holders of a majority of the shares of Pozen common stock present in person or represented by proxy at the Pozen special meeting and entitled to vote thereon, whether or not a quorum is present.

  As of the record date, the directors and executive officers of Pozen beneficially owned and were entitled to vote              shares of Pozen common stock, representing approximately               % of the outstanding shares of Pozen common stock as of the close of business on the record date. Each of Pozen's directors and executive officers has indicated his or her present intention to vote their shares of Pozen common stock in favor of each of the proposals to be submitted at the Pozen special meeting. John R. Plachetka, the former Chairman of the Board of Directors, Chief Executive Officer and President of Pozen, retired on May 31, 2015, and also resigned from the Pozen Board effective the same day. In connection with his retirement and resignation, Dr. Plachetka entered into a Voting Agreement with Pozen (the "Plachetka Voting Agreement"), pursuant to which, among other matters, he granted to Pozen an irrevocable proxy with respect to all the shares directly and indirectly owned by him for a term of three years, including with respect to a possible merger, sale or other transfer, directly or indirectly and whether in one or a series of transactions, of all or a significant portion of the assets or securities of Pozen or any extraordinary corporate transaction, regardless of the form or structure of such transaction, in each case if and to the extent adopted or approved by the Pozen Board and recommended to Pozen's stockholders for adoption or approval. As of the record date, Dr. Plachetka beneficially owned and is entitled to vote              shares of Pozen common stock, representing approximately              % of the outstanding shares of Pozen common stock as of the close of business on the record date.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
•
If you are a Pozen stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

•
If you are a Pozen stockholder and fail to vote, or fail to instruct your bank, broker or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have no effect on the vote held on the proposal to approve the issuance of Parent Shares by Parent in a private placement at a price that is less than the greater of book or market value, which, together with the issuance of Parent Shares upon conversion of certain convertible notes, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent.

  •
  If you are a Pozen stockholder and fail to vote, or fail to instruct your bank, broker or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have no effect on the vote held on the proposal to approve the issuance by Parent of Parent Shares upon conversion of convertible notes at a conversion price that may be less than the greater of book or market value, which, together with the issuance by Parent of Parent Shares in a private placement, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent.

  •
  If you are a Pozen stockholder and fail to vote, or to instruct your bank, broker or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have no effect on the vote to approve the 2015 Plan.

  •
  If you are a Pozen stockholder and fail to vote or instruct your bank, broker or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have no effect on the vote to approve the reduction in the share premium account of Parent to allow for the creation of distributable reserves of Parent.

  •
  If you are a Pozen stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have no effect on the vote held on the proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Pozen and its named executive officers relating to the merger.

  •
  If you are a Pozen stockholder and are present in person at the Pozen special meeting and abstain from voting or mark your proxy or voting instructions to abstain, this will have no effect on the vote held on the proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

  •
  If you are a Pozen stockholder and are not present in person at the Pozen special meeting and do not respond by proxy, this will have no effect on the vote held on the proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby. Failure to instruct your bank, broker or other nominee to vote will also have no effect on the vote on the proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you are a holder of record of shares of Pozen common stock and sign and return your proxy card without indicating how to vote on any particular proposal, the Pozen common stock represented by your proxy will be voted in accordance with the recommendations of the Pozen board of directors.

Q:
What constitutes a quorum?

A:
A majority of the outstanding shares of Pozen common stock entitled to vote at the Pozen special meeting must be represented in person or by proxy at the Pozen special meeting in order to constitute a quorum for the transaction of business at the Pozen special meeting. All shares of Pozen common stock represented at the Pozen special meeting, including shares of Pozen common stock that are represented but that abstain from voting, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
If you are a record holder of Pozen common stock as of the close of business on the record date for the Pozen special meeting: You can change your vote at any time before the start of the Pozen special meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•
you can grant a new, valid proxy bearing a later date (including by telephone or Internet);

•
you can send a signed notice of revocation; or

•
you can attend the Pozen special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you hold shares of Pozen common stock in "street name": You may change your vote by submitting another later-dated voting instruction form to your bank, broker or other nominee or by voting again by telephone or by Internet. In order to simply revoke a previous instruction, you must notify your bank, broker or other nominee in writing of your revocation. In order to ensure that your bank, broker or other nominee acts upon revocation, the written notice should be received by your bank, broker or other nominee well in advance of the Pozen special meeting.

Q:
What will happen if Pozen's stockholders approve the merger, but Tribute's shareholders do not approve the arrangement?

A:
If the Pozen stockholders approve the merger, but the Tribute shareholders do not approve the arrangement, either Pozen or Tribute may terminate the merger agreement.

Q:
When do you expect the transactions to be completed?

A:
Pozen, Parent and Tribute expect to complete the transactions in the second half of 2015. However, the merger is subject to the adoption of the merger agreement by the required vote of Pozen stockholders, and the arrangement is subject to the approval by Tribute shareholders, as well as the obtaining of certain regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the transactions being completed at a later time, or not at all. See the sections entitled "The Merger Agreement—Conditions to the Completion of the Arrangement and the Merger" and "Risk Factors" beginning on pages 127 and 44, respectively, of this proxy statement/prospectus.

Q:
What should I do if I receive more than one set of voting materials?

A:
If you hold shares of Pozen common stock in "street name" and also directly, as a record holder or otherwise, or if you hold shares of Pozen common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Pozen special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Pozen common stock are voted. If you hold your shares in "street name" through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:
Are Pozen stockholders entitled to appraisal/dissenters rights?

A:
No. Pozen stockholders are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL").

Q:
What do I need to do now?

A:
Carefully read and consider the information contained in, and incorporated by reference into, this proxy statement/prospectus, including its annexes, then please authorize a proxy to vote your shares as soon as possible so that your shares may be represented at the Pozen special meeting.

Q:
Do I need to do anything with my shares now?

A:
No. To the extent certain Pozen stockholders have certificated shares, such Pozen stockholders should keep their existing stock certificates at this time. After the merger is completed, Pozen stockholders will receive written instructions for exchanging their stock certificates for Parent Shares to be received as merger consideration.

Q:
What happens if I sell my shares before the Pozen special meeting?

A:
The record date for the Pozen special meeting is              , 2015. If you transfer your shares of Pozen common stock after the record date but before the Pozen special meeting, you will retain (subject to any arrangements made with the purchaser of your shares) your right to vote your shares at the Pozen special meeting. In order for Pozen stockholders to receive the merger consideration, they must hold their shares of Pozen common stock at the effective time of the merger (the "merger effective time").

Q:
What do I do with my shares following completion of the transactions?

A:
Following completion of the transactions, you will receive a letter of transmittal which will contain instructions on how to exchange your existing Pozen common stock share certificates for the merger consideration.

Q:
Where will the Parent Shares be traded following completion of the transactions?

A:
Following completion of the transactions, it is expected that Parent Shares will be listed and traded on NASDAQ under the symbol "ARLZ" and on the Toronto Stock Exchange (the "TSX") under the symbol "ARZ".

Q:
Who can help answer my questions?

A:
Pozen stockholders who have questions about the merger or the other matters to be voted on at the Pozen special meeting or desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

    Georgeson, Inc.
    1290 Avenue of the Americas
    9th Floor
    New York, New York 10104
    Toll-Free Number: 1-888-293-6729

 SUMMARY

        The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus. In addition, you should read the annexes and the documents referred to in this proxy statement/prospectus since they are the legal documents that govern the transactions. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled "Where You Can Find More Information" beginning on page 244 of this proxy statement/prospectus.

The Parties to the Merger and the Arrangement (page 57)

Aralez Pharmaceuticals Limited, formerly Aguono Limited

56 Fitzwilliam Square
Dublin 2, Ireland
(+353 1 905-3581)

        Parent is a private limited company formed on May 12, 2015 under the laws of Ireland. To date, Parent has not conducted any material activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto.

        It is expected that Parent Shares will be listed on NASDAQ under the symbol "ARLZ" and on the TSX under the symbol "ARZ".

Aralez Pharmaceuticals Holdings Limited, formerly Trafwell Limited

56 Fitzwilliam Square
Dublin 2, Ireland
(+353 1 905-3581)

        Ltd2 is a private limited company formed on May 12, 2015 under the laws of Ireland. To date, Ltd2 has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto.

ARLZ US Acquisition Corp.

c/o POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517
(919) 913-1030

        US Merger Sub is a Delaware corporation and an indirect subsidiary of Parent, incorporated on June 3, 2015. To date, US Merger Sub has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto.

ARLZ CA Acquisition Corp.

c/o POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517
(919) 913-1030

        Can Merger Sub is a corporation formed under the laws of the Province of Ontario on June 5, 2015 and a wholly owned indirect subsidiary of Parent. To date, Can Merger Sub has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto.

POZEN Inc.

1414 Raleigh Rd, Suite 400
Chapel Hill, North Carolina 27517
(919) 913-1030

        Pozen is a Delaware corporation. Pozen is a specialty pharmaceutical company that to date has historically focused on developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, Pozen has successfully developed and obtained U.S. Food and Drug Administration (the "FDA") approval of two self-invented products. Funded by milestones/royalty streams, Pozen has created a portfolio of cost-effective, evidence-based integrated aspirin therapies. Since its founding in 1996, Pozen has had a long, successful history of creating novel pharmacologic agents by combining existing drug therapies that result in superior patient outcomes. This approach allows for a potentially higher success rate than NCE (new chemical entity) development. Pozen's lead product candidate PA32540 (Yosprala™) is a component of Pozen's pipeline of cost-effective, integrated therapies that are designed to enable the full power of aspirin by reducing its GI damage—with the potential to benefit the millions of Americans who use aspirin for cardiovascular disease prevention.

        POZEN's common stock is traded under the symbol "POZN" on the NASDAQ Global Market.

Tribute Pharmaceuticals Canada Inc.

151 Steeles Avenue East
Milton, Ontario, Canada L9T 1Y1
(905) 876-3166

        Tribute is a corporation formed under the laws of the Province of Ontario. Tribute is a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canadian and U.S. markets.

        Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution), Uracyst® (sodium chondroitin sulfate solution 2%), Fiorinal®, Fiorinal® C, Visken®, Viskazide® and Collatamp® G in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships. Tribute also has the U.S. rights to Fibricor® and its related authorized generic. In addition, it has the exclusive U.S. rights to develop and commercialize Bezalip SR in the U.S. and has the exclusive right to sell bilastine, a product licensed from Faes Farma for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives), in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and pediatric presentations in Canada. This product is subject to receiving Canadian regulatory approval. In addition to the foregoing, pursuant to Tribute's recently completed MFI Acquisition (as defined below), Tribute's product portfolio in Canada has been further diversified through the addition of 13 marketed products (Durela®, Proferrin®, Iberogast®, Moviprep®, Normacol®, Resultz®, Pegalax®, Balanse®, Balanse® Kids, Diaflor™, Mutaflor®, Purfem®, and Onypen®), one product recently approved by Health Canada but not launched (ibsum®) and two pipeline products (Octasa® and BedBugz™), both of which are pending submission to Health Canada).

        Tribute common shares are currently traded on the TSX Venture Exchange (the "TSXV") under the symbol "TRX", and on the OTCQX International ("OTCQX") under the symbol "TBUFF". After the closing of the transactions, it is expected that Tribute's name will be changed to Aralez Pharmaceuticals Canada, Inc.

        Below is a complete corporate chart of Parent and its subsidiaries immediately following the effective time of the transactions:

The Merger, the Arrangement and the Merger Agreement

        The terms and conditions of the merger and the arrangement are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

        As depicted above, upon completion of the transactions, the parties will be structured in a holding company structure with Parent being the holding company and each of Pozen and Tribute being an indirect wholly owned subsidiary of Parent. To effect this structure, Pozen caused Parent to be incorporated, Ltd2 to be incorporated as a direct, wholly owned subsidiary of Parent, and each of US Merger Sub and Can Merger Sub to be incorporated as sister corporations and subsequently transferred to become direct, wholly owned subsidiaries of Ltd2. Each of Ltd2, US Merger Sub and Can Merger Sub has a nominal amount of stock outstanding, has no assets (other than nominal amounts of cash and cash equivalents representing its initial capitalization) and conducts no business, except in furtherance of the transactions contemplated by the merger agreement.

        Under the terms of the merger agreement, US Merger Sub will merge with and into Pozen, with Pozen as the surviving corporation in the merger. As a result of the merger, Pozen will become an indirect wholly owned subsidiary of Parent. At the same time as the merger, Parent will cause Can Merger Sub, an indirect subsidiary of Parent, to offer to and to acquire all of the outstanding common shares of Tribute in the arrangement. Upon completion of the arrangement, Tribute will also become an indirect wholly owned subsidiary of Parent.

Merger Consideration to Pozen Stockholders (page 60)

        At the merger effective time, each share of Pozen common stock issued and outstanding immediately prior to the merger effective time shall be converted into the right to receive from Parent one Parent Share. All such shares of Pozen common stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Holders of outstanding Pozen equity awards will receive the consideration described under the section entitled "The Merger Agreement—Treatment of Outstanding Pozen Equity Awards" beginning on page 106 of this proxy statement/prospectus.

Treatment of Outstanding Pozen Equity Awards (page 106)

        Except for the performance-based option to be issued to John R. Plachetka pursuant to his separation agreement dated May 29, 2015, each stock option that is unvested and outstanding immediately prior to the merger effective time, shall, as of immediately prior to the merger effective time, become vested and exercisable. At the merger effective time, each outstanding option to purchase Pozen common stock shall be assumed by Parent. Each option to purchase Pozen common stock so assumed by Parent under the merger agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the merger effective time (including, without limitation, any repurchase rights) except that (i) each option to purchase Pozen common stock will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Shares equal to the number of shares of Pozen common stock that were issuable upon exercise of such Pozen option immediately prior to the merger effective time, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of such assumed options to purchase Pozen common stock will be equal the exercise price per share of Pozen common stock at which such option to purchase Pozen common stock was exercisable immediately prior to the merger effective time.

        Except for Pozen RSU awards held by Adrian Adams, Andrew Koven and other Pozen employees hired after May 31, 2015 ("New Pozen Employees"), each stock-based award other than a Pozen option that is outstanding immediately prior to the merger effective time, shall, whether vested or unvested, as of immediately prior to the merger effective time, become vested and shall entitle each holder to one share of Pozen common stock, less applicable withholding taxes, if any, immediately prior to the merger effective time, which shall convert into merger consideration pursuant to the merger agreement except with respect to other Pozen stock-based awards subject to and not exempt from Section 409A of the Code. Each New Pozen Employee and any individual holding stock-based awards subject to Section 409A will receive comparable Parent RSU awards of equal value and vesting on the basis of one Parent RSU for each Pozen RSU held immediately prior to the merger effective time.

        At the merger effective time, the POZEN Inc. 2010 Omnibus Equity Incentive Plan will terminate with no further grants being made thereunder, and shares with respect to all grants outstanding under the POZEN Inc. 2010 Omnibus Equity Incentive Plan will be issued or transferred under the 2015 Plan.

Comparative Per Share Market Price Data and Dividend Information (page 42)

        It is expected that Parent Shares will be listed and traded on NASDAQ under the symbol "ARLZ" and on the TSX under the symbol "ARZ". Pozen common stock is listed and traded on NASDAQ under the symbol "POZN". Tribute common shares are currently listed on TSXV under the symbol "TRX" and on the OTCQX under the symbol "TBUFF". Upon completion of the merger, the Pozen common stock will cease to be listed on the NASDAQ and the Tribute common shares will cease to be listed on the TSXV and OTCQX.

        The following table represents the closing prices of Pozen common stock and Tribute common shares on (i) June 5, 2015, the last trading day before the public announcement of the merger agreement, (ii) June 8, 2015, the trading day on which Pozen and Tribute announced the merger, and

(iii) July 15, 2015, the last practicable trading day prior to the mailing of this proxy statement/prospectus.

Date	Pozen Closing Price	Tribute Closing Price on OTCQX(1)	Tribute Closing Price on TSXV(2)
June 5, 2015	$7.55	$1.05	$1.30
June 8, 2015	$8.98	$1.17	$1.50
July 15, 2015	$10.96	$1.51	$1.98

(1)
Price in U.S. dollars.

(2)
Price in Canadian dollars.

Recommendation of the Pozen Board of Directors; Pozen's Reasons for the Merger (page 67)

        After careful consideration of various factors, including those described in the section entitled "The Transactions—Recommendation of the Pozen Board of Directors; Pozen's Reasons for the Transactions" beginning on page 66 of this proxy statement/prospectus, at a meeting held on June 7, 2015, the Pozen board of directors unanimously (i) approved the merger agreement and the transactions contemplated thereby and (ii) recommended that Pozen stockholders vote for adoption of the merger agreement and approval of the transactions contemplated thereby and for the other proposals to be considered at the Pozen special meeting.

Opinions of Pozen's Financial Advisors (page 71)

Opinion of Guggenheim Securities, LLC (page 71)

        Guggenheim Securities, LLC ("Guggenheim Securities") delivered its opinion to Pozen's board of directors to the effect that, as of June 8, 2015 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, taking into account the merger, the exchange ratio of 0.1455 Parent Shares per Tribute common share, was fair, from a financial point of view, to the holders of shares of Pozen common stock, excluding Tribute and Tribute's affiliates. The full text of Guggenheim Securities' written opinion, which is attached as Annex B to this proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

        Guggenheim Securities' opinion was provided to Pozen's board of directors (in its capacity as such) for its information and assistance in connection with its evaluation, taking into account the merger, of the Tribute exchange ratio, and did not constitute a recommendation to Pozen's board of directors with respect to the merger or the arrangement, and does not constitute advice or a recommendation to any holder of Pozen common stock or Tribute common shares as to how to vote in connection with the merger, the arrangement or otherwise. Guggenheim Securities' opinion only addresses, as of the date thereof, taking into account the merger, the fairness of the Tribute exchange ratio, from a financial point of view, to the stockholders of Pozen (excluding Tribute and its affiliates), and does not address any other term or aspect of the merger, the arrangement, the merger transaction documentation (the "transaction documentation") or any other agreement, transaction document or instrument contemplated by the transaction documentation or to be entered into or amended in connection with the merger, the arrangement or any financing or other transactions related thereto.

        More specifically, Guggenheim Securities' opinion (i) did not address Pozen's underlying business or financial decision to pursue the transactions, the relative merits of the transactions as compared to any alternative business or financial strategies that might exist for Pozen, the Equity Financing (as defined below) and Debt Financing (as defined below) (the Equity Financing and the Debt Financing together, the "financing transactions"), or the effects of any other transaction in which Pozen might engage; (ii) only addressed, as of the date thereof, taking into account the merger, the fairness of the Tribute exchange ratio, from a financial point of view, to the holders of Pozen common stock (excluding Tribute and its affiliates), pursuant to the transaction documentation; (iii) expressed no view or opinion as to (a) any other term or aspect of the transactions, the transaction documentation or any other agreement, transaction document or instrument contemplated by the transaction documentation or to be entered into or amended in connection with the transactions, or (b) the fairness, financial or otherwise, of the transactions to the holders of any class of securities, creditors or other constituencies of Tribute; and (iv) expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Pozen's and/or Tribute's officers, directors or employees, or any class of such persons, in connection with the transactions relative to the Tribute exchange ratio pursuant to the transaction documentation or otherwise. Furthermore, Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the shares of common stock or other securities of Pozen, the common shares or other securities of Tribute, and the Parent Shares or other securities of Parent may trade at any time, including, without limitation, subsequent to the announcement or consummation of the transactions. See the section entitled "The Transactions—Opinions of Pozen's Financial Advisors—Opinion of Guggenheim Securities, LLC". beginning on page 71.

Opinion of Deutsche Bank Securities Inc. (page 87)

        On June 7, 2015, Deutsche Bank Securities Inc. ("Deutsche Bank"), a financial advisor to Pozen, rendered its oral opinion to the Pozen board of directors, subsequently confirmed by delivery of a written opinion dated June 8, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the exchange ratio of 0.1455 Parent Shares per Tribute common share (taking into account the merger) was fair, from a financial point of view, to the holders of outstanding Pozen common stock (excluding Parent, Tribute and their respective affiliates). Deutsche Bank expressed no opinion with respect to the Equity Financing and Debt Financing.

        The full text of Deutsche Bank's written opinion, dated June 8, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this proxy statement/prospectus as Annex C and is incorporated herein by reference. The summary of Deutsche Bank's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank's opinion was addressed to, and for the use and benefit of, the Pozen board of directors in connection with its evaluation of the transaction. Deutsche Bank's opinion does not constitute a recommendation as to how any holder of Pozen's common stock or other securities of Pozen or any holder of securities of any other entity should vote or act with respect to the transaction or any related matter. Deutsche Bank's opinion was limited solely to the fairness, from a financial point of view, of the exchange ratio of 0.1455 Parent Shares per Tribute common share (taking into account the merger) to the holders of outstanding Pozen common stock as of the date of the opinion (excluding Parent, Tribute and their respective affiliates), and Deutsche Bank did not express any opinion as to the underlying decision by Pozen to engage in the transaction or the relative merits of the transaction as compared to any alternative transactions or business strategies. See the section entitled "The Transactions—Opinions of Pozen's Financial Advisors—Opinion of Deutsche Bank Securities Inc." beginning on page 87.

Vote Required

        The proposal at the Pozen special meeting to adopt the merger agreement and approve the transactions contemplated thereby requires the affirmative vote of holders of a majority of the shares of Pozen common stock outstanding and entitled to vote as of the close of business on the record date.

        The proposal to approve the issuance by Parent of Parent Shares in a private placement at a price that is less than the greater of book or market value, which, together with the issuance of Parent Shares upon conversion of certain convertible notes, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent requires the affirmative vote of a majority of the votes cast thereon.

        The proposal to approve the issuance by Parent of Parent Shares upon conversion of convertible notes at a conversion price that may be less than the greater of book or market value, which, together with the issuance by Parent of Parent Shares in a private placement, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent requires the affirmative vote of a majority of the votes cast thereon.

        The proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Pozen and its named executive officers relating to the merger requires the affirmative vote of a majority of the votes cast thereon, although such vote will not be binding on Pozen.

        The proposal to approve the 2015 Plan requires the affirmative vote of a majority of the votes cast thereon.

        The proposal to reduce the share premium account of Parent to allow the creation of distributable reserves requires the affirmative vote of holders of a majority of the shares of Pozen common stock represented, in person or by proxy that authorizes such shares to be voted on such proposal, at the Pozen special meeting.

        The proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Pozen special meeting, requires the affirmative vote of holders of a majority of the shares of Pozen common stock present in person or represented by proxy at the Pozen special meeting and entitled to vote thereon, whether or not a quorum is present.

        As of the record date, the directors and executive officers of Pozen beneficially owned and were entitled to vote              shares of Pozen common stock, representing approximately               % of the outstanding shares of Pozen common stock as of the close of business on the record date. Each of Pozen's directors and executive officers has indicated his or her present intention to vote their shares of Pozen common stock in favor of each of the proposals to be submitted at the Pozen special meeting, including Dr. Plachetka pursuant to the Plachetka Voting Agreement.

Interests of Certain Persons In the Merger (page 171)

        In considering the recommendation of the Pozen board of directors with respect to the transactions, Pozen stockholders should be aware that certain executive officers and all of the directors of Pozen have certain interests in the merger that may be different from, or in addition to, the interests of Pozen stockholders generally. The Pozen board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions and making their recommendations to Pozen stockholders. Interests of Pozen's directors and executive officers that may be in addition to, or different from, any interests of Pozen's shareholders include that:

  •
  Parent and/or Pozen intends to enter into an agreement with each director and executive officer of Pozen providing for a gross-up with respect to any excise taxes that may be imposed pursuant to Section 4985 of the Code, which excise tax is not applicable to other Pozen stockholders. No

    Pozen director or executive officer will receive a gross-up from Parent or Pozen in respect of any capital gains tax imposed on the exchange of Pozen common shares held by such Pozen director or executive officer in the transaction, and each Pozen director and executive officer will be responsible for such capital gains tax just like any other Pozen stockholder.

  •
  Pozen intends to accelerate the vesting of the outstanding equity awards for the legacy Pozen employees.

  •
  Pozen's directors and executive officers are entitled to continued indemnification and insurance coverage under Pozen's organizational documents, Delaware law and the merger agreement.

        These interests are discussed in more detail in the section entitled "Interests of Certain Persons in the Merger" beginning on page 171.

Regulatory Approvals (page 102)

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder by the Federal Trade Commission (the "FTC"), Pozen and Tribute may be required to submit notifications and certain documents and information to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and to observe a statutory waiting period before completing the transactions. Pozen and Tribute plan to comply with their respective obligations under the HSR Act.

        Under the Competition Act (Canada) and the regulations promulgated thereunder (the "Competition Act"), Pozen and Tribute may be required to submit notifications and certain documents and information to the Canadian Competition Bureau. Pozen and Tribute plan to comply with their respective obligations under the Competition Act.

Delisting and Deregistration of Pozen Common Stock (page 244)

        Upon completion of the transactions, the Pozen common stock currently listed on NASDAQ will cease to be listed on NASDAQ and is expected to be subsequently deregistered under the Exchange Act.

Pozen Non-Solicitation; Pozen Acquisition Proposals (page 118)

        Subject to the exceptions described below, until the earlier of the closing of the transactions or the date, if any, on which the merger agreement is terminated, Pozen has agreed that it will not, and will cause its subsidiaries and direct each of its and their respective representatives not to, directly or indirectly, through any other person:

  •
  initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that would be reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a Pozen acquisition proposal or potential Pozen acquisition proposal;

  •
  participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other person (other than Tribute and its affiliates) to make or complete a Pozen acquisition proposal;

  •
  effect any Pozen change of recommendation (defined below);

  •
  approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to any Pozen acquisition proposal (it being understood that publicly taking no position or a neutral position with respect to a Pozen acquisition proposal until the fifth business day after such Pozen acquisition proposal has been publicly announced shall not constitute a violation of this requirement; or

  •
  accept or enter into, or publicly propose to accept or enter into, any Pozen acquisition agreement.

        A "Pozen change of recommendation" for the purpose of the merger agreement means any of the following: (i) the Pozen board of directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Tribute the Pozen recommendation (as defined in the section entitled "The Merger Agreement—Board Recommendations; Pozen Special Meeting" beginning on page 118 of this proxy statement/prospectus), (ii) the Pozen board of directors approves or recommends any Pozen acquisition proposal, (iii) Pozen enters into a Pozen acquisition agreement or (iv) Pozen or the Pozen board of directors publicly proposes or announces its intention to do any of the foregoing.

        However, if, prior to receipt of the Pozen stockholder approval, Pozen or any of its subsidiaries, or any of its or their respective representatives, receives a written Pozen acquisition proposal (including, an amendment, change or modification to a Pozen acquisition proposal made prior to the date of the merger agreement) that was not solicited after the date of the merger agreement in contravention of the restrictions described above, Pozen and its representatives may:

  •
  contact the person making the Pozen acquisition proposal (or such person's representatives) solely for the purpose of clarifying the terms and conditions of such Pozen acquisition proposal and the likelihood of its consummation, so as to determine whether such Pozen acquisition proposal is, or could reasonably be expected to lead to, a Pozen superior proposal (as described below); and

  •
  if the Pozen board of directors determines in good faith, following consultation with its outside legal counsel and financial advisors, that such Pozen acquisition proposal is, or could reasonably be expected to lead to, a Pozen superior proposal and that the failure to take relevant action would conflict with its fiduciary duties:

  •
  furnish to such person (and such person's representatives) information with respect to Pozen and its subsidiaries, provided that (1) Pozen first enters into a confidentiality agreement with such person that is no less favorable (including with respect to any "standstill" and similar provisions) to Pozen than the non-disclosure agreement between Pozen and Tribute, and sends a copy of such agreement to Tribute promptly following its execution, and (2) Pozen contemporaneously provides to Tribute any non-public information concerning Pozen and its subsidiaries that is provided to such person which was not previously provided to Tribute is also provided to Tribute or its representatives; and

  •
  engage in discussions and negotiations with such person and its representatives with respect to such Pozen acquisition proposal.

        A "Pozen superior proposal" for the purpose of the merger agreement means, in general terms, an unsolicited bona fide written Pozen acquisition proposal (provided, however, that, for the purposes of this definition, all references to "20%" in the definition of "Pozen acquisition proposal" as it relates to securities of Pozen shall be changed to "50%" and references to "20%," as regards the assets of Pozen, shall be changed to "50%") made by a person or persons acting jointly or in concert (other than Parent, Tribute, Pozen and any of their respective affiliates) and which, or in respect of which: (i) the Pozen board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel: (a) would, if consummated, taking into account all of the terms and conditions of such Pozen acquisition proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Pozen stockholders from a financial point of view than the merger and the arrangement; (b) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Pozen acquisition proposal and the person or persons making such Pozen acquisition proposal; and (c) that funds, securities or other consideration necessary for the Pozen acquisition proposal are or are reasonably likely to be available; and (ii) in the case of a Pozen acquisition proposal involving shares of Pozen common stock, is made available to all of the Pozen stockholders on the same terms and conditions.

        Pozen must promptly (and in any event within 24 hours of receipt) notify Tribute, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Pozen acquisition proposal, or which could reasonably be expected to lead to a Pozen acquisition proposal, in each case, received on or after the date of the merger agreement, of which Pozen, any of its subsidiaries or any of their respective representatives is or becomes aware, or any request received by Pozen or any of its subsidiaries or any of their respective representatives for non-public information relating to Pozen or any of its subsidiaries in connection with a potential or actual Pozen acquisition proposal or for access to the properties, books and records or a list of securityholders of Pozen or any of its subsidiaries in connection with a potential or actual Pozen acquisition proposal. Such notice shall include the identity of the person making such Pozen acquisition proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Pozen acquisition proposal or proposal, inquiry, offer or request, including a copy of any written materials submitted to Pozen, any of its subsidiaries or their representatives. Following the initial notification by Pozen to Tribute in respect of any Pozen acquisition proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Pozen must keep Tribute promptly and fully informed of the status, including any change to the material terms and conditions, of any such Pozen acquisition proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Pozen acquisition proposal, proposal, inquiry, offer or request).

Pozen Change of Recommendation (page 120)

        The Pozen board of directors may, at any time after the date of the merger agreement and prior to the receipt of the Pozen stockholder approval, (i) effect a Pozen change of recommendation, if there is a material change, effect, development, circumstance, condition, state of facts, event or occurrence (that does not relate to or involve a Pozen acquisition proposal) occurring or arising after the date of the merger agreement that was not known to the Pozen board of directors or certain officers of Pozen, or the material consequences of which (based on facts known to the Pozen board of directors or certain officers, as of the date of the merger agreement) were not reasonably foreseeable, as of the date of the merger agreement (a "Pozen intervening event"), or (ii) following receipt of a bona fide, unsolicited, written Pozen acquisition proposal that the Pozen board of directors determines in good faith, after consultations with outside legal and financial advisors, is a Pozen superior proposal, effect a Pozen change of recommendation and/or accept, approve or enter into any alternative Pozen acquisition agreement, if and only if:

  •
  in the case of clause (ii) above, such Pozen acquisition proposal did not result from a breach of the non-solicitation provision described above and Pozen has complied with the other terms described in this summary;

  •
  the Pozen board of directors has determined in good faith, after consultation with its outside legal and financial advisors, that the failure to take the relevant action specified in clause (i) or clause (ii) above, as applicable, would be reasonably likely to be inconsistent with the Pozen board of directors' fiduciary duties to Pozen stockholders under applicable laws;

  •
  Pozen has provided written notice to Tribute delivered promptly (and in any event, within 24 hours) after the determination by the Pozen board of directors that (a) a Pozen intervening event has occurred, advising Tribute that the Pozen board of directors has determined that a Pozen intervening event has occurred and, as a result thereof, the Pozen board of directors intends to effect a Pozen change of recommendation, which written notice will set forth in reasonable detail the facts and circumstances related to the Pozen intervening event, or (b) a Pozen superior proposal exists, advising Tribute that Pozen has received a Pozen superior proposal and including written notice of the determination of the Pozen board of directors that such Pozen acquisition proposal constitutes a Pozen superior proposal, and, in the case of clause (ii) above, provided Tribute with a copy of any document(s) containing such Pozen acquisition proposal; and

  •
  solely in the case of a Pozen intervening event or a Pozen superior proposal, Pozen previously or concurrently will have terminated the merger agreement and paid the applicable termination fee described below under the section entitled "The Merger Agreement—Termination; Termination Fees; Effect of Termination" beginning on page 129 of this proxy statement/prospectus.

        Nothing in the merger agreement will prevent Pozen or the Pozen board of directors from (i) complying with its disclosure obligations under applicable U.S. federal or state law with regard to a Pozen acquisition proposal, as long as such disclosure does not constitute a Pozen change of recommendation, except as otherwise permitted by the merger agreement, or (ii) calling and/or holding a meeting of the Pozen stockholders requisitioned by the Pozen stockholders in accordance with the DGCL or taking any other action with respect to a Pozen acquisition proposal to the extent ordered or mandated by a court of competent jurisdiction, as long as any proxy statement or other document required in connection with such meeting recommends that Pozen stockholders vote against any proposed resolution in favor of or necessary to complete such Pozen acquisition proposal.

Tribute Non-Solicitation; Tribute Acquisition Proposals (page 121)

        Subject to the exceptions described below, until the earlier of the closing or the date, if any, on which the merger agreement is terminated, Tribute has agreed that it will not, and will cause its subsidiaries and direct each of its and their respective representatives not to, directly or indirectly, through any other person:

  •
  initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that would be reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a Tribute acquisition proposal or potential Tribute acquisition proposal;

  •
  participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other person (other than Pozen and its affiliates) to make or complete a Tribute acquisition proposal;

  •
  effect any Tribute change of recommendation (defined below);

  •
  approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to any Tribute acquisition proposal (it being understood that publicly taking no position or a neutral position with respect to a Tribute acquisition proposal until the fifth business day after such Tribute acquisition proposal has been publicly announced shall not constitute a violation of this requirement); or

  •
  accept or enter into, or publicly propose to accept or enter into, any Tribute acquisition agreement.

        A "Tribute change of recommendation" for the purpose of the merger agreement means any of the following: (i) the Tribute board of directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Pozen the Tribute recommendation (as defined in the section entitled "The Merger Agreement—Board Recommendations; Pozen Special Meeting" beginning on page 118 of this proxy statement/prospectus), (ii) the Tribute board of directors approves or recommends any Tribute acquisition proposal, (iii) Tribute enters into a Tribute acquisition agreement or (iv) Tribute or the Tribute board of directors publicly proposes or announces its intention to do any of the foregoing.

        However, if, prior to receipt of the Tribute shareholder approval, Tribute or any of its subsidiaries, or any of its or their respective representatives, receives a written Tribute acquisition proposal (including, an amendment, change or modification to a Tribute acquisition proposal made prior to the date of the merger agreement) that was not solicited after the date of the merger agreement in contravention of the restrictions described above, Tribute and its representatives may:

  •
  contact the person making the Tribute acquisition proposal (or such person's representatives) solely for the purpose of clarifying the terms and conditions of such Tribute acquisition proposal and the likelihood of its consummation, so as to determine whether such Tribute acquisition proposal is, or could reasonably be expected to lead to, a Tribute superior proposal (as defined below); and

  •
  if the Tribute board of directors determines in good faith, following consultation with its outside legal counsel and financial advisors, that such Tribute acquisition proposal is, or could reasonably be expected to lead to, a Tribute superior proposal and that the failure to take relevant action would conflict with its fiduciary duties, Tribute's board of directors may:

  •
  furnish to such person (and such person's representatives) information with respect to Tribute and its subsidiaries, provided that (1) Tribute first enters into a confidentiality agreement with such person that is no less favorable (including with respect to any standstill and similar provisions) to Tribute than the non-disclosure agreement between Pozen and Tribute, and sends a copy of such agreement to Pozen promptly following its execution, and (2) Tribute contemporaneously provides to Pozen any non-public information concerning Tribute and its subsidiaries that is provided to such person which was not previously provided to Pozen is also provided to Pozen or its representatives; and

  •
  engage in discussions and negotiations with such person and its representatives with respect to such Tribute acquisition proposal.

        A "Tribute superior proposal" for the purpose of the merger agreement means, in general terms, an unsolicited bona fide written Tribute acquisition proposal (provided, however, that, for the purposes of this definition, all references to "20%" in the definition of "Tribute acquisition proposal" as it relates to securities of Tribute shall be changed to "50%" and references to "20%," as regards the assets of Tribute, shall be changed to "50%"), made by a person or persons acting jointly or in concert (other than Parent, Tribute, Pozen or any of their respective affiliates) and which, or in respect of which: (i) the Tribute board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel: (a) would, if consummated, taking into account all of the terms and conditions of such Tribute acquisition proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Tribute shareholders from a financial point of view than the merger and the arrangement; (b) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Tribute acquisition proposal and the person or persons making such Tribute acquisition proposal; and (c) that funds, securities or other consideration necessary for the Tribute acquisition proposal are or are reasonably likely to be available; and (ii) in the case of a Tribute acquisition proposal involving Tribute common shares, is made available to all of the Tribute shareholders on the same terms and conditions.

        Tribute must promptly (and in any event within 24 hours of receipt) notify Pozen, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Tribute acquisition proposal, or which could reasonably be expected to lead to a Tribute acquisition proposal, in each case, received on or after the date of the merger agreement, of which Tribute, any of its subsidiaries or any of their respective representatives is or becomes aware, or any request received by Tribute or any of its subsidiaries or any of their respective representatives for non-public information relating to Tribute or any of its subsidiaries in connection with a potential or actual Tribute acquisition proposal or for access to the properties, books and records or a list of securityholders of Tribute or any of its subsidiaries in connection with a potential or actual Tribute acquisition proposal. Such notice shall include the identity of the person making such Tribute acquisition proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Tribute acquisition proposal or proposal, inquiry, offer or request, including a copy of any written materials submitted to Tribute, any of its subsidiaries or their representatives. Following the initial notification by Tribute to Pozen in respect of any Tribute acquisition proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Tribute must keep Pozen promptly and fully informed of the status, including any change to the material terms and conditions, of any such Tribute acquisition proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Tribute acquisition proposal, proposal, inquiry, offer or request).

Tribute Change of Recommendation (page 123)

        Tribute may, prior to the receipt of the Tribute shareholder approval, (i) effect a Tribute change of recommendation, if there is a material change, effect, development, circumstance, condition, state of facts, event or occurrence (that does not relate to or involve a Tribute acquisition proposal) occurring or arising after the date of the merger agreement that was not known to the Tribute board of directors or certain officers of Tribute, or the material consequences of which (based on facts known to the Tribute board of directors or certain officers of Tribute, as of the date of the merger agreement) were not reasonably foreseeable, as of the date of the merger agreement (a "Tribute intervening event"), or (ii) following receipt of a bona fide, unsolicited, written Tribute acquisition proposal that the Tribute board of directors determines in good faith, after consultation with its outside legal and financial advisors, is a Tribute superior proposal, effect a Tribute change of recommendation and/or accept, approve or enter into any alternative Tribute acquisition agreement, if and only if:

  •
  in the case of clause (ii) above, the Tribute acquisition proposal did not result from a breach of the non-solicitation provision described above and Tribute has complied with the other terms described in this summary;

  •
  the Tribute board of directors has determined in good faith, after consultation with its outside legal and financial advisors, that the failure to take the relevant action specified in clause (i) or clause (ii) above, as applicable, would be reasonably likely to be inconsistent with the Tribute board of directors' fiduciary duties to Tribute under applicable laws;

  •
  Tribute has provided written notice to Pozen delivered promptly (and in any event, within 24 hours) after the determination by the Tribute board of directors that (a) a Tribute intervening event has occurred, advising Pozen that the Tribute board of directors has determined that a Tribute intervening event has occurred and, as a result thereof, the Tribute board of directors intends to effect a Tribute change of recommendation, which written notice will set forth in reasonable detail the facts and circumstances related to such Tribute intervening event, or (b) a Tribute superior proposal exists, advising Pozen that Tribute has received a Tribute superior proposal and including written notice of the determination of the Tribute board of directors that such Tribute acquisition proposal constitutes a Tribute superior proposal, and, in the case of clause (ii) above, provided Pozen with a copy of the document(s) containing such Tribute acquisition proposal; and

  •
  solely in the case of a Tribute intervening event or a Tribute superior proposal, Tribute previously or concurrently has terminated the merger agreement and paid the applicable termination fee described below under the section entitled "The Merger Agreement—Termination; Termination Fees; Effect of Termination" beginning on page 129 of this proxy statement/prospectus.

        Nothing in the merger agreement will prevent Tribute or the Tribute board of directors from (i) complying with its disclosure obligations under applicable U.S. federal or state law with regard to a Tribute acquisition proposal, as long as such disclosure does not constitute a Tribute change of recommendation, except as otherwise permitted by the merger agreement, or (ii) calling and/or holding a meeting of the Tribute shareholders requisitioned by the Tribute shareholders in accordance with the applicable law or taking any other action with respect to a Tribute acquisition proposal to the extent ordered or mandated by a court of competent jurisdiction, as long as any proxy statement or other document required in connection with such meeting recommends that Tribute shareholders vote against any proposed resolution in favor of or necessary to complete such Tribute acquisition proposal.

  Conditions to the Completion of the Arrangement and the Merger (page 127)

        The completion of the arrangement and the merger depend upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Tribute and/or Pozen, as applicable.

        The following conditions must be satisfied or waived before Pozen or Tribute is obligated to complete the arrangement and the merger:

  •
  the arrangement resolution shall have been approved by the Tribute shareholders at the Tribute special meeting in accordance with the interim order and applicable laws, including, if applicable, on a "majority of the minority" basis;

  •
  the Pozen stockholder approval must have been obtained at the Pozen special meeting in accordance with applicable laws;

  •
  each of the interim order and final order shall have been obtained on terms consistent with the merger agreement and in form and substance satisfactory to each of Pozen and Tribute, each acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either Pozen or Tribute, each acting reasonably, on appeal or otherwise;

  •
  the registration statement on Form S-4 filed by Parent in respect of the Parent Shares to be issued in the merger, of which this proxy statement/prospectus forms a part, must have been declared effective and must not be the subject of a stop order suspending its effectiveness;

  •
  the Parent Shares to be issued as the merger consideration and the arrangement consideration shall have been approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX;

  •
  the conditions to closing shall have been met or waived with respect to the Parent financing (see description of Equity Financing and Debt Financing contained in this proxy statement/prospectus);

  •
  the only condition precedent to the respective obligations of the parties to consummate the merger which remains unsatisfied pursuant to the terms of the merger agreement, shall be the filing of the certificate of merger. The only condition precedent to the respective obligations of the parties to consummate the arrangement which remains unsatisfied pursuant to the terms of the merger agreement, shall be the filing of the articles of arrangement;

  •
  the required regulatory approvals shall have been obtained or concluded and shall be in full force and effect and any waiting or suspensory periods related to the required regulatory approvals shall have expired or been terminated, in each case, without the imposition of any restraint;

  •
  (i) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the merger and the arrangement or any of the other transactions contemplated in the merger agreement and (ii) no governmental authority shall have instituted any proceeding (which remains outstanding at what would otherwise be the closing date) before any governmental authority of competent jurisdiction seeking to enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement;

  •
  there has been no change in applicable law (whether or not such change in law is yet effective) with respect to Section 7874 of the Code, and the regulations promulgated thereunder (or any other U.S. tax law), or official interpretation thereof as set forth in published guidance by the U.S. Internal Revenue Service (the "IRS") (other than IRS news releases) (whether or not such change in official interpretation is yet effective), and no bill that would implement such a change has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for approval or veto by the President of the United States) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Parent to be treated as a United States domestic corporation for United States federal income tax purposes;

  •
  following the merger and the arrangement, Parent should not be taxed as a U.S. resident corporation;

  •
  Pozen shall have received the legal opinion from DLA Piper LLP (US), special tax advisor to Pozen ("DLA Piper"), in the manner described in the merger agreement to the effect that Section 7874 of the Code (or any other U.S. tax law), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance should not apply so as to cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing date; and

  •
  The issuance of the Parent Shares to Tribute shareholders in exchange for their Tribute common shares and the issuance of Parent options to Tribute optionholders in exchange for their Tribute options, all pursuant to the arrangement, shall be exempt from the registration requirements of the Securities Act, pursuant to Section 3(a)(10) thereof and shall be exempt or qualified under all applicable U.S. state securities laws, and such securities will not be subject to restrictions on transfer under the Securities Act and applicable state securities laws except such as may be imposed by Rule 144 under the Securities Act with respect to certain "affiliates" (as such term is defined in Rule 405 under the Securities Act) of Can Merger Sub.

        The following conditions must also be satisfied or waived before Pozen is obligated to complete the merger:

  •
  Tribute must have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

  •
  the representations and warranties of Tribute must be accurate in the manner described in the merger agreement;

  •
  no material adverse effect with respect to Tribute has occurred and is continuing since the date of the merger agreement;

  •
  Pozen must have received a certificate of Tribute signed by a senior officer of Tribute for and on behalf of Tribute and dated the closing date certifying satisfaction of certain closing conditions;

  •
  Tribute shall not have received duly exercised rights of dissent (which notices have not been withdrawn prior to the closing time) from Tribute shareholders holding greater than 1% of the Tribute common shares; and

  •
  Pozen shall have received the fairness opinions in the manner described in the merger agreement.

        The following conditions must also be satisfied or waived before Tribute is obligated to complete the merger:

  •
  Pozen shall have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

  •
  the representations and warranties of Pozen must be accurate in the manner described in the merger agreement;

  •
  no material adverse effect with respect to Pozen has occurred and is continuing since the date of the merger agreement;

  •
  Tribute must have received a certificate of Pozen signed by a senior officer for and on behalf of Pozen and dated the closing date certifying satisfaction of certain closing conditions;

  •
  Tribute must have received a certificate of Parent and Can Merger Sub signed by their respective senior officers for and on behalf of Parent and Can Merger Sub and dated the closing date certifying satisfaction of certain closing conditions;

  •
  Tribute shall have received the fairness opinion in the manner described in the merger agreement;

  •
  Tribute shall have received certified copies of resolutions duly passed by the board of directors of Parent (acting for itself and on behalf of Can Merger Sub) approving the merger agreement and the completion of the transactions contemplated thereby; and

  •
  Can Merger Sub or Parent will have deposited, or caused to be deposited with the arrangement exchange agent, sufficient funds (including share certificates) to effect payment in full of the aggregate consideration payable by Can Merger Sub under the arrangement.

Termination; Termination Fees; Effect of Termination

        The merger agreement may be terminated at any time prior to the closing by:

  •
  mutual written consent of Pozen and Tribute;

  •
  either Pozen or Tribute if:

  •
  the closing does not occur on or before January 31, 2016, as may be extended (the "outside date"), except that the right to so terminate the merger agreement will not be available to Pozen or Tribute if its failure to fulfill any obligation or breach of any of its agreements or covenants under the merger agreement has been a principal cause of, or resulted in, the failure of the closing to occur by such date;

    •
    Pozen stockholder approval has not been obtained at the Pozen special meeting or any adjournment or postponement thereof;

    •
    Tribute shareholder approval has not been obtained in accordance with applicable laws and the interim order at the Tribute special meeting or any adjournment or postponement thereof;

    •
    Parent has not consummated financing prior to the closing; or

    •
    any law is passed that makes completion of the transactions contemplated by the merger agreement illegal or otherwise prohibited or if any governmental authority of competent jurisdiction has issued an order or taken action enjoining or otherwise prohibiting the merger or arrangement, and such order or other actions is or shall have become final and non-appealable;

  •
  by Pozen if:

  •
  Tribute shall have effected a Tribute change of recommendation;

  •
  subject to payment of the Pozen termination fee to Tribute described below, Pozen enters into a Pozen acquisition agreement that constitutes a Pozen superior proposal;

  •
  Tribute breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would cause any conditions to the closing of the merger not to be satisfied, and does not cure such breach in the manner set forth in the merger agreement;

  •
  subject to Pozen paying the reduced Pozen termination fee to Tribute described below, there shall have occurred, after the date of the merger agreement but on or before the closing date, a change in applicable U.S. federal tax law (whether or not such change in law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than news releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect on Pozen, as further specified in the merger agreement; or

  •
  a material adverse effect on Tribute shall have occurred since the date of the merger agreement;

  •
  by Tribute if:

  •
  Pozen shall have effected a Pozen change of recommendation;

  •
  subject to payment of the Tribute termination fee to Pozen described below, Tribute enters into a Tribute acquisition agreement that constitutes a Tribute superior proposal;

  •
  Pozen breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would cause any conditions to the closing of the merger not to be satisfied, and does not cure such breach in the manner set forth in the merger agreement;

  •
  there shall have occurred, after the date of the merger agreement but on or before the closing date, a change in applicable U.S. federal tax law (whether or not such change in law is yet effective), or official interpretation thereof as set forth in published guidance by the

      U.S. Treasury Department or the IRS (other than news releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect, including causing Parent to be treated as a United States domestic corporation for United States federal income tax purposes, as further specified in the merger agreement;

    •
    DLA Piper, special tax advisor to Pozen, is unable to deliver the opinion in the manner described in the merger agreement solely for reasons other than: (i) a change in applicable U.S. federal tax law (whether or not such change in law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than news releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect on Pozen, as further specified in the merger agreement; or (ii) a misrepresentation contained in or breach of any representation or warranty of Tribute or a breach of any covenant of Tribute which affects the determination of compliance with Section 7874 of the Code (or any other US tax law), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance, such that following the closing date Parent shall not be treated as a domestic corporation for U.S. federal income tax purposes; or

    •
    a material adverse effect on Pozen shall have occurred since the date of the merger agreement.

        Under the merger agreement, Pozen will be required to pay Tribute a termination fee of $3,500,000 if:

  •
  Pozen terminates the merger agreement to enter into a Pozen acquisition agreement that constitutes a Pozen superior proposal, in which case the Pozen termination fee shall be paid by Pozen concurrent with the Pozen termination fee event;

  •
  Tribute terminates the merger agreement because Pozen has effected a Pozen change of recommendation, in which case the Pozen termination fee shall be paid by Pozen within two business days of the Pozen termination fee event;

  •
  DLA Piper, special tax advisor to Pozen, is unable to deliver the opinion in the manner described in the merger agreement, as described above, in which case the Pozen termination fee shall be paid by Pozen within two business days of the Pozen termination fee event; or

  •
  either (1) Pozen or Tribute terminates the merger agreement if the closing does not occur on or before the outside date, (2) the Pozen stockholder approval is not obtained at the Pozen special meeting or any adjournment or postponement thereof or (3) Tribute terminates the merger agreement because of a Pozen breach of the non-solicitation provisions in the merger agreement, if, in each of the foregoing cases, (i) prior to such termination, a Pozen acquisition proposal shall have been made public or proposed publicly to Pozen or Pozen stockholders and has not been publicly withdrawn prior to the Pozen special meeting and (ii) within 12 months following such termination, Pozen or one or more of Pozen's subsidiaries shall have executed a Pozen acquisition agreement and the transactions thereby are at any time subsequently consummated in respect of such Pozen acquisition proposal, in which cases the Pozen termination fee shall be paid by Pozen on the date of consummation of such transaction; provided that, for purposes of this determination, all references to "20%" in the definition of Pozen acquisition proposal shall instead be references to "50%".

    •
    Under the merger agreement, Tribute will be required to pay Pozen a termination fee of $3,500,000 if:

  •
  Tribute terminates the merger agreement to enter into a Tribute acquisition agreement that constitutes a Tribute superior proposal, in which case the Tribute termination fee shall be paid by Tribute concurrent with the Tribute termination fee event;

  •
  Pozen terminates the merger agreement because Tribute has effected a Tribute change of recommendation, in which case the Tribute termination fee shall be paid by Tribute within two business days of the Tribute termination fee event; or

  •
  either (1) Pozen or Tribute terminates the merger agreement if the closing does not occur on or before the outside date, as may be extended, (2) the arrangement resolution is not approved by the Tribute shareholders, in accordance with the interim order and applicable laws, at the Tribute special meeting or any adjournment or postponement thereof, or (3) Pozen terminates the merger agreement because of a Tribute breach of the non-solicitation provisions in the merger agreement, if, in each of the foregoing cases, (i) prior to such termination, a Tribute acquisition proposal shall have been made public or proposed publicly to Tribute or Tribute shareholders and has not been publicly withdrawn prior to the Tribute special meeting and (ii) within 12 months following such termination, Tribute or one or more of Tribute's subsidiaries shall have executed a Tribute acquisition agreement and the transactions thereby are at any time subsequently consummated in respect of such Tribute acquisition proposal, in which cases the Tribute termination fee shall be paid by Tribute on the date of consummation of such transaction; provided that, for purposes of this determination, all references to "20%" in the definition of Tribute acquisition proposal shall instead be references to "50%".

        Under the merger agreement, Pozen will be required to pay Tribute a reduced termination fee of $1,750,000 within two business days of the Pozen termination fee event if there shall have occurred, on or before the closing date, a change in applicable U.S. federal tax law (whether or not such change in law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than news releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect on Pozen.

Financings (page 103)

  Equity Financing

        On June 8, 2015, Pozen executed a Share Subscription Agreement (the "Subscription Agreement") among QLT Inc., a corporation existing under the laws of the Province of British Columbia, Canada ("QLT"), Tribute, Parent, and the following investors thereto: Deerfield Private Design; Deerfield International; Deerfield Partners; EcoR1 Capital Fund, L.P.; EcoR1 Capital Fund Qualified, L.P.; Broadfin Healthcare Master Fund, Ltd; JW Partners, LP; and JW Opportunities Fund, LLC (each, an "Investor" and together, the "Investors") (the "Equity Financing"). Pursuant to the Subscription Agreement, subject to the closing of the merger and the arrangement and the approval of Pozen stockholders with respect to Proposals 2 and 3, Parent will issue and sell to QLT and the Investors, concurrently with the closing of the transactions, $75 million of the Parent Shares in a private placement at a purchase price of $7.20 per Parent Share. The Subscription Agreement provides that Pozen shall prepare and cause to be filed with the SEC two registration statements to effect a registration of the Parent Shares issued under the Subscription Agreement within 60 days of the date of the signing of the Subscription Agreement and for certain other registration rights for each of QLT and the Investors under the Securities Act and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws.

        A copy of the Subscription Agreement was filed as Exhibit 10.3 to Pozen's Current Report on Form 8-K filed with the SEC on June 11, 2015. The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement. Capitalized terms used above without definition have the meanings given such terms in the Subscription Agreement.

  Debt Financing

        On June 8, 2015, Pozen executed a Debt Facility Agreement (the "Facility Agreement"), among Parent (or a wholly owned subsidiary of Parent, depending on whether certain conditions of the Facility Agreement occur) (the "Borrower"), Tribute, Deerfield Private Design Fund III, L.P. ("Deerfield Private Design"), Deerfield International Master Fund, L.P. ("Deerfield International"), and Deerfield Partners, L.P. ("Deerfield Partners" and, together with Deerfield Private Design and Deerfield International, "Deerfield"), and the other lender parties thereto (together with Deerfield, the "Lenders") (the "Debt Financing").

        Pursuant to the Facility Agreement, subject to the closing of the transactions, the Borrower shall borrow from the Lenders up to an aggregate principal amount of $275 million, of which (i) $75 million will be in the form of a 2.5% senior secured convertible promissory note due six years from issuance and convertible into Parent Shares at a conversion price of $9.54 per share (the "Convertible Notes"), issued and sold by Borrower at the merger effective time to Deerfield Private Design or its registered assigns, upon the terms and conditions of the Facility Agreement, and (ii) up to an aggregate principal amount of $200 million, which will be made available for Permitted Acquisitions (as defined in the Facility Agreement), and will be in the form of Secured Promissory Notes issued and sold by the Borrower to the Lenders (the "Acquisition Notes"), evidencing the Acquisition Loans, upon the terms and conditions and subject to the limitations set forth in the Acquisition Notes, all subject to the terms and conditions of the Facility Agreement.

        It is a term of the Facility Agreement that the parties thereto shall cooperate to effect prior to the completion of the transactions an amendment and novation of the Acquisition Notes and the Convertible Notes such that:

  •
  Stamridge Limited ("Irish Finco", a subsidiary of Parent) becomes the issuer of the Convertible Notes and the Acquisition Notes and the Borrower under the Facility Agreement, in each case fully guaranteed by, inter alios, Parent;

  •
  the Acquisition Notes and the Convertible Notes (when assumed by, or issued or re-issued, as applicable, by Irish Finco), are in a form capable of being listed on a recognized stock exchange for the purposes of Section 64 of the Irish Taxes Consolidation Act 1997;

  •
  the Convertible Notes as so amended and novated shall include provisions for the Convertible Notes to be physically settled for Parent Shares or cash settled in an equivalent value amount at the election of Parent following an exchange election by the Lenders; and

  •
  Parent shall guarantee the exchange issuance obligations of the Irish Finco referred to above.

        A copy of the Facility Agreement, including the form of Convertible Note was filed as Exhibit 10.1 to Pozen's Current Report on Form 8-K filed with the SEC on June 11, 2015. The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facility Agreement. Capitalized terms used above without definition have the meanings given such terms in the Facility Agreement.

Accounting Treatment (page 104)

        The business combination under the terms of the merger agreement will be accounted for using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"), with Pozen being considered the accounting acquirer. See the section entitled "The Transactions—Accounting Treatment" beginning on page 104 of this proxy statement/prospectus.

Certain U.S. Federal Income Tax Consequences of the Merger (page 134)

        For U.S. federal income tax purposes, the merger is intended to qualify as a non-taxable "reorganization" in which (i) US Merger Sub will merge with and into Pozen (with Pozen as the surviving corporation in the merger), and (ii) Pozen stockholders will exchange their shares of Pozen common stock for Parent Shares. However, notwithstanding such qualification as a non-taxable reorganization, it is expected that U.S. holders of Pozen common stock will recognize gain, if any, but not loss, on the receipt of Parent Shares in exchange for Pozen common stock pursuant to the merger. The amount of gain recognized should equal the excess, if any, of the fair market value of the Parent Shares received in the merger over the U.S. holder's adjusted tax basis in its Pozen common stock exchanged therefor. Accordingly, a U.S. holder will be subject to U.S. federal income tax on any gain recognized without a corresponding receipt of cash. See the section entitled "Certain U.S. Federal Income Tax Consequences of the Merger" beginning on page 134 of this proxy statement/prospectus for a more detailed description of the U.S. federal tax consequences of the merger.

Irish Tax Considerations (page 144)

        No Irish tax should arise for Pozen stockholders pursuant to the merger, unless such stockholders are resident or ordinarily resident in Ireland or hold their shares of Pozen common stock in connection with a trade carried on in Ireland through an Irish branch or agency. See the section entitled "Irish Tax Considerations" beginning on page 144 of this proxy statement/prospectus for a more detailed description of the Irish tax consequences of the transactions.

Comparison of the Rights of Parent Shareholders and Pozen Stockholders (page 203)

        As a result of the merger, the holders of shares of Pozen common stock who receive stock consideration will become holders of Parent Shares and their rights will be governed by Irish law (instead of Delaware law) and by Parent's memorandum and articles of association (instead of Pozen's amended and restated certificate of incorporation (the "Pozen charter") and second amended and restated bylaws (the "Pozen bylaws")). Following the transaction, former Pozen stockholders will have different rights as Parent shareholders than they had as Pozen stockholders. For a summary of the material differences between the rights of Pozen stockholders and Parent shareholders, see the section entitled "Comparison of the Rights of Parent Shareholders and Pozen Stockholders" beginning on page 203 of this proxy statement/prospectus.

Recent Developments

        On June 16, 2015, Tribute entered into a share purchase agreement (the "Share Purchase Agreement") with the shareholders of Medical Futures Inc. ("MFI") pursuant to which Tribute acquired on such date (the "MFI Acquisition") all of the outstanding shares of MFI (the "MFI Shares"). The consideration paid for the MFI Shares was comprised of (1) $8.3 million (CAD) in cash on closing, (2) $5 million (CAD) through the issuance of 3,723,008 Tribute common shares, (3) $5 million (CAD) in the form of a one-year term promissory note (the "Note") bearing interest at 8% annually convertible in whole or in part at the holder's option at any time during the term into 2,813,778 Tribute common shares at a conversion rate of $1.77 (CAD) per Tribute common share (subject to adjustment in certain events), and (4) future contingent cash milestone payments totaling $5.695 million (CAD) that will be paid only upon obtaining certain consents. In addition, on the receipt of each regulatory approval for MFI's two pipeline products described below (or upon the occurrence of a change of control of Tribute), the vendors will receive a payment of $1.25 million (CAD) per product. As a result of the MFI Acquisition, like all other outstanding Tribute common shares, each of the 2,813,778 Tribute common shares issued in the MFI Acquisition will be exchanged for 0.1455 Parent Shares.

        The MFI Acquisition diversifies Tribute's product portfolio in Canada through the addition of 13 marketed products (Durela, Proferrin, Iberogast, Moviprep, Normacol, Resultz, Pegalax, Balanse, Balanse Kids, Balanse Diaflor, Mutaflor, Purfem, and Onypen), one product recently approved by Health Canada but not launched (ibsum) and two pipeline products (Octasa and BedBugz, both of which are pending submission to Health Canada).

        Durela (tramadol HCI extended release capsules) is indicated for the management of moderate to moderately severe pain in adults who require continuous treatment for several days or more. Durela is available in a unique, patent protected formulation, consisting of an immediate release tablet, encapsulated with controlled release beads, providing for a unique drug release profile and once a day dosing. MFI licensed Durela from Cipher Pharmaceuticals Inc. in September 2011 and has marketed the product in Canada since 2012.

        Proferrin is a unique heme iron polypeptide formulated in a tablet. Heme is a naturally sourced form of iron derived from bovine hemoglobin and is used to prevent and treat those at risk of iron deficiency. Each Proferrin tablet contains the equivalent of 11mg of elemental iron. Proferrin has a unique mechanism of action which results in optimal iron uptake, minimal side effects and equal efficacy with or without food. MFI originally licensed Proferrin from Colorado Biolabs, Inc. in December 2006.

        Resultz (50% isopropyl myristate topical solution) is indicated for the treatment of head lice infestations in individuals two years and older. Resultz is a unique, non-toxic/pesticide free, patent protected, topical solution which is available without a prescription in pharmacies across Canada. MFI assumed the Canadian license to Resultz from Piedmont Pharmaceuticals LLC in August 2012.

        Iberogast was originally launched by MFI in 2006. Iberogast is distributed by MFI in Canada under an exclusive license from Steigerwald Arzneimittelwerk GmbH, which was subsequently acquired by Bayer in 2013. Iberogast has been available in Europe since 1960, and plays a leading role in the treatment of irritable stomach and irritable bowel syndrome.

        Pegalax was launched by MFI in 2009 and is indicated for the relief of occasional constipation and is available as a powder for solution in 17g single use sachets. The main active ingredient in Pegalax is polyethylene glycol 3350. Polyethylene glycol 3350 is in a class of medications called osmotic laxatives.

        Purfem was launched by MFI in 2010 under an exclusive license from Bifodan A/S. Purfem is a vaginal suppository ovule which contains to probiotic ingredients. Purfem is indicated for preventing and treating vaginal itching, burning, dryness, odor and discharge caused by an imbalance of the vaginal microbial flora. Purfem is a product which competes in the vaginal fungicide market. As a probiotic, Purfem is the only product in this category which does not contain a fungicide such as clotrimazole, miconazole, terconazole or nystatin. Purfem provides women with a nonpharmcological treatment option for bacterial vaginosis and yeast infections.

        Mutaflor was launched by MFI in 2010 under an exclusive Canada and USA license from Pharma Zentrale GmbH. Mutaflor is indicated for patients who need to normalize stool frequency and consistency in diarrhea and constipation. Furthermore, it is for patients who experience abdominal cramps and pain. Mutaflor has been shown to be effective in patients with ulcerative colitis, Crohn's disease, pouchitis, collagenous colitis, IBS, chronic constipation, diverticulitis and many other related disorders through over 80 years of clinical experience. The key active ingredient in Mutaflor® is the probiotic Escherichia coli Nissle 1917, formulated into enteric coated capsules for oral administration. Mutaflor is used as an adjunct to existing treatments for all of the above mentioned GI and lower abdominal disorders.

        Onypen was launched by MFI in 2011 under an exclusive license from YouMedical B.V. in the Netherlands. Onypen is a non-pharmacologic treatment for onychomycosis or nail fungal infections.

        Movi-prep, launched in Canada in 2011, is distributed under license from Norgine B.V. from the Netherlands. Movi-prep is a gastrointestinal lavage used as a bowel cleanser prior to colonoscopy in adults over 18 years of age. The key active ingredient in Movi-Prep is Polyethylene Glycol 3350 (PEG 3350). The clinical efficacy derives from the osmotic action of PEG 3350, sodium sulphate, ascorbic acid and sodium ascorbate acting in concert. Due to the sequestration of water by PEG 3350, these ingredients exert a synergistic action, increasing the final osmolality to levels greater than would be theoretically calculated from the individual components.

        Normacol is distributed under license from Norgine B.V. from the Netherlands. Normacol is a natural source fibre brand for the gentle relief of occasional constipation. The product is approved as an NPN in Canada and is available over the counter. Normacol would compete with other natural source fibre brands.

        The Balanse portfolio consists of probiotic combinations formulated in capsules or chewable tablets, used in the daily maintenance of a healthy and normal functioning digestive system.

        The Share Purchase Agreement contains customary representations, warranties and covenants from the parties, as well as provisions relating to indemnity and other matters. The representations, warranties and covenants contained in the Share Purchase Agreement are made only for purposes of the Share Purchase Agreement and are made as of specific dates; are solely for the benefit of the parties (except as specifically set forth therein); may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Share Purchase Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties, instead of establishing matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors or security holders. You should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of MFI, its shareholders or Tribute. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Share Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

        The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which was filed as Exhibit 1.1 to Tribute's Current Report on Form 8-K filed with the SEC on June 22, 2015. The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the Note, a copy of which was filed as Exhibit 4.1 to Tribute's Current Report on Form 8-K filed with the SEC on June 22, 2015. Capitalized terms used above without definition have the meanings given such terms in the Share Purchase Agreement.

 SELECTED HISTORICAL FINANCIAL DATA OF TRIBUTE

        The following tables present selected historical financial data for Tribute as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 and as of and for the three months ended March 31, 2015 and 2014. The statement of operations data for each of the five years in the period ended December 31, 2014 and the balance sheet data as of December 31 have been obtained from Tribute's audited financial statements for such years and, with respect to the periods ended December 31, 2014, 2013 and 2012, from its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which are incorporated by reference into this proxy statement/prospectus. The financial data as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 have been obtained from Tribute's unaudited condensed financial statements included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which is incorporated by reference into this proxy statement/prospectus.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Tribute's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Tribute's Quarterly Report on Form 10-Q for the three months ended March 31, 2015, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes therein. See the section entitled "Where You Can Find More Information" beginning on page 244 of this proxy statement/prospectus.

	For the Year Ended December 31,					Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
Statement of Operation Data:
Revenue
Licensed domestic product net sales	$—	$572,272	$8,322,945	$8,598,385	$9,106,038	$2,276,383	$2,521,080
Other domestic product sales	1,879,554	1,977,167	2,494,359	3,366,374	6,127,968	734,779	2,601,622
International product sales	835,381	1,306,215	1,525,479	1,277,678	1,619,372	463,978	469,595
Royalty and licensing revenues	2,022,383	14,227	—	197,924	18,414	18,414	—

Total Revenue	4,737,318	3,869,881	12,342,783	13,440,361	16,871,792	3,493,554	5,592,297
Cost of Sales
Licensor sales and distribution fees	—	484,480	5,916,845	5,844,494	5,902,034	1,413,043	1,452,064
Cost of products sold	947,069	932,755	1,220,716	1,541,662	1,787,584	345,864	575,246
Write down of inventories	195,488	26,117	36,345	56,935	53,099	—	—

Total Cost of Sales	1,142,557	1,443,352	7,173,906	7,443,091	7,742,717	1,758,907	2,027,310
Gross Profit	3,594,761	2,426,529	5,168,877	5,997,270	9,129,075	1,734,647	3,564,987
Expenses
Selling, general and administrative	2,488,278	3,034,740	8,870,609	9,489,579	10,149,854	3,222,661	3,325,922
Amortization of assets	49,720	77,951	718,981	1,245,846	1,511,021	290,352	621,623

Total Operating Expenses	2,537,998	3,112,691	9,589,590	10,735,425	11,660,875	3,513,013	3,947,545
Loss from Operations	1,056,763	(686,162)	(4,420,713)	(4,738,155)	(2,531,800)	(1,778,366)	(382,558)
Non Operating Income (expenses)
Gain on derivative instrument	—	—	—	—	(167,511)	200,000	—
Retirement payout	(401,000)	—	—	—	—	—	—
Change in warrant liability	(10,048)	214,280	247,486	(399,217)	283,305	(1,411,774)	(2,695,600)
Cost of extending warrant	—	—	(135,157)	—	—	—	—
Change in fair value of contigent consideration	—	(57,996)	79,724	—	—	—	—
Research and Development	(115,471)	(49,977)	(21,402)	—	—	—	—
Loss on disposal of equipment	(15,308)	(259,636)	—	—	—	—	—
Acquisition and restructuring	—	(671,112)	—	—	—	—	—
Loss on disposal of intangible asset	—	—	—	(161,200)	—	—	—
Loss on extinguishment of debt	—	—	—	(620,835)	—	—	—
Unrealized foreign currency exchange on debt	—	—	—	(340,553)	(1,641,238)	—	(1,433,456)
Accretion expense	—	(6,888)	(140,154)	(103,775)	(167,555)	(31,118)	(73,999)
Interest income	10,772	18,910	13,940	3,559	59,586	372	125
Interest expense	—	—	(253,143)	(527,079)	(1,441,729)	(267,292)	(595,975)

Net Loss for the period	525,708	(1,498,581)	(4,629,419)	(6,887,255)	(5,606,942)	(3,288,178)	(5,181,463)
Deferred income tax recovery	—	976,800	1,209,300	314,900	—	—	—
Current income tax recovery	—	—	71,153	—	—	—	—
Unrealized gain(loss) on derivative instrument, net of tax	—	—	—	(38,156)	—	(103,488)	43,400

Net loss and comprehensive loss for the period	$525,708	$(521,781)	$(3,348,966)	$(6,610,511)	$(5,606,942)	$(3,391,666)	$(5,138,063)

Basic net income (loss) per common share	$0.02	$(0.02)	$(0.09)	$(0.13)	$(0.08)	$(0.06)	$(0.05)

Shares used in computing basic net income (loss) per common share	23,767,369	25,706,000	39,167,419	49,169,414	71,940,005	51,420,127	96,685,405

Diluted net income (loss) per common share	$0.02	$(0.02)	$(0.09)	$(0.13)	$(0.08)	$(0.06)	$(0.05)

Shares used in computing diluted net income per common share	23,767,369	25,706,000	39,167,419	49,169,414	71,940,005	51,420,127	96,685,405

	For the Year Ended December 31,					Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
Balance Sheet Data
Cash and Cash equivalents	$4,352,285	$2,227,973	$2,283,868	$2,813,472	$3,505,791	$3,073,341	$5,550,766
Total Assets	7,280,594	19,208,435	20,828,532	20,034,541	53,079,740	20,765,355	55,823,501
Total Liabilities	1,132,123	5,835,574	9,094,408	12,134,428	22,739,009	15,889,808	26,432,955
Accumulated deficit	(3,852,809)	(4,374,590)	(7,723,556)	(14,295,911)	(19,902,853)	(17,584,089)	(25,084,316)
Total stockholders' equity	6,148,471	13,372,861	11,734,124	7,900,113	30,340,731	4,875,547	29,390,546

SELECTED HISTORICAL FINANCIAL DATA OF POZEN

        The following tables present selected historical financial data for Pozen as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 and as of and for the three months ended March 31, 2015 and 2014. The statement of operations data for each of the three years in the period ended December 31, 2014 and the balance sheet data as of December 31, 2014 and 2013 have been obtained from Pozen's audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which are incorporated by reference into this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2012, 2011 and 2010 have been obtained from Pozen's audited financial statements for such years, which have not been incorporated into this document by reference. The financial data as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 have been obtained from Pozen's unaudited condensed financial statements included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which is incorporated by reference into this proxy statement/prospectus.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Pozen's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Pozen's Quarterly Report on Form 10-Q for the three months ended March 31, 2015, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes therein. See the section entitled "Where You Can Find More Information" beginning on page 244 of this proxy statement/prospectus.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Sale of royalty rights, net of costs	$—	$71,870	$—	$—	$—	$—	$—
Licensing revenue	68,417	15,081	5,349	10,322	32,394	7,549	4,404
Development revenue	132	—	—	—	—	—	—

Total revenue	68,549	86,951	5,349	10,322	32,394	7,548	4,404
Operating expenses:
Sales, general and administrative	23,755	21,752	19,024	17,161	10,078	2,823	3,262
Research and development	22,651	23,020	11,867	9,945	5,740	1,828	983

Total operating expenses	46,406	44,772	30,891	27,106	15,818	4,651	4,245
Interest and other income	929	161	259	76	3,099	7	(186)

Net income (loss) attributable to common stockholders	$23,072	$42,340	$(25,283)	$(16,708)	$19,675	$2,905	$(27)

Basic net income (loss) per common share	$0.77	$1.41	$(0.84)	$(0.55)	$0.63	$0.09	$0.00

Shares used in computing basic net income (loss) per common share	29,880	29,925	30,092	30,450	31,360	30,744	32,259

Diluted net income per common share	$0.76	$1.40	$(0.84)	$(0.55)	$0.60	0.09	0.00

Shares used in computing diluted net income per common share	30,246	30,296	30,092	30,450	32,811	32,489	32,259

	December 31,					As of and for the Three Months Ended March 31, 2015 (unaudited)
	2010	2011	2012	2013	2014
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$64,091	$119,620	$87,314	$32,828	$40,582	$43,905
Total assets	69,698	121,553	89,597	35,334	50,454	48,847
Total liabilities	9,070	16,055	5,519	17,546	3,713	1,543
Accumulated deficit	(116,927)	(74,588)	(99,871)	(116,579)	(96,904)	(96,932)
Total stockholders' equity	60,628	105,498	84,077	17,789	46,741	47,304

 SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

        The following selected unaudited pro forma condensed combined financial data (the "selected pro forma data") gives effect to the business combination of Pozen and Tribute and the other transactions described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 179 of this proxy statement/prospectus, as well as the acquisition of MFI by Tribute, which closed on June 16, 2015. The transactions have been reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combination, with Pozen treated as the accounting acquirer; and the MFI Acquisition has been reflected in the unaudited pro forma condensed combined financial statements in accordance with ASC 805 with Tribute treated as the accounting acquirer. The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2015 give effect to the merger as if it had occurred on March 31, 2015. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2014 and for the three months ended March 31, 2015 give effect to the merger as if it had occurred on January 1, 2014.

        The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the "pro forma financial statements") of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on, and should be read in conjunction with, the historical financial statements and related notes of Pozen and the historical consolidated financial statements of Tribute and MFI for the applicable periods, which have been incorporated in this proxy statement/prospectus by reference. See the sections entitled "Unaudited Pro Forma Condensed Combined Financial Information" and "Where You Can Find More Information" beginning on pages 179 and 244, respectively, of this proxy statement/prospectus for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma financial statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of the merger.

	Year ended December 31, 2014 (Pro Forma Parent Combined ($USD))	Three months ended March 31, 2015 (Pro Forma Parent Combined ($USD))
Revenues
Royalty and licensing revenue	$32,410,910	$4,404,463
Licensed domestic product net sales	8,247,339	2,036,276
Other domestic product sales	14,498,312	3,866,861
International product sales	1,466,665	379,292

Total Revenues	56,623,226	10,686,892
Cost of Sales
Licensor sales and distribution fees	5,345,472	1,172,832
Cost of products sold	5,999,640	1,263,072
Write down of inventories	48,092	—

Total cost of sales	11,393,204	2,435,904

Gross Profit	45,230,022	8,250,988

Operating expenses
Sales, general, and administrative	23,754,893	7,054,227
Research and development	5,739,848	983,511
Amortization	9,434,864	2,356,357

Total operating expenses	38,929,605	10,394,094
Non-operating income (expense)
Change in warrant liability	256,589	(2,177,236)
Interest expense	(362,280)	—
Interest income	97,067	101
Other non-operating income	1,346,154	(1,338,431)

Total other income (expense)	1,337,531	(3,515,566)

Income before taxes	7,637,947	(5,658,672)
Income tax expense (benefit)	(862,582)	(205,757)

Net Income (loss) attributable to common stockholders	$8,500,530	$(5,452,915)

Basic net income (loss) per share	$0.17	$(0.10)

Shares used in computing basic net income (loss) per share	51,139,659	52,039,362

Diluted net income (loss) per share	$0.17	$(0.10)

Shares used in computing diluted net income (loss) per share	52,571,262	52,039,362

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015 (Unaudited Pro Forma Combined)
Total assets	$301,319,270
Total liabilities	$63,393,637
Total shareholders' equity	$237,925,632

 COMPARATIVE PER SHARE DATA

        The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Tribute common shares and shares of Pozen common stock. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the combination of Pozen and Tribute (along with the MFI Acquisition) as if the transactions had occurred on March 31, 2015.

        Presented below are Tribute's and Pozen's historical per share data for the three months ended March 31, 2015 and the year ended December 31, 2014 and unaudited condensed combined pro forma per share data for the three months ended March 31, 2015 and the year ended December 31, 2014. The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per Tribute common share is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period. The Pozen unaudited pro forma equivalent data is calculated by multiplying the combined unaudited pro forma data amounts by the merger consideration ratio of              per share of Pozen common stock. The pro forma information described below includes certain adjustments and assumptions regarding the combined company after giving effect to the transactions.

        The following information should be read in conjunction with (i) the audited financial statements of Tribute, which are incorporated by reference in this proxy statement/prospectus, (ii) the audited financial statements of Pozen, which are incorporated by reference in this proxy statement/prospectus, (iii) the audited financial statements of MFI, which are incorporated by reference in this proxy statement/prospectus, and (iv) the financial information contained in the sections entitled "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Data of Pozen," and "Selected Historical Financial Data of Tribute" beginning on pages 179, 36 and 34, respectively, of this proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period. Tribute has not declared or paid any cash dividends on Tribute common shares, and Pozen has not declared or paid any cash dividends on shares of Pozen common stock.

	As of and for the three months ended March 31, 2015	As of and for the year ended December 31, 2014
Combined Unaudited Pro Forma Data
Net loss per Pozen share
Diluted	$(0.10)	$0.17
Basic	$(0.10)	$0.17
Book value per Pozen share	$4.57	—

	As of and for the three months ended March 31, 2015	As of and for the year ended December 31, 2014
Tribute Unaudited Pro Forma Data
Net loss per Tribute share
Diluted	$(0.02)	$0.02
Basic	$(0.02)	$0.02
Book value per Tribute share	$0.67	—

 COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

        It is expected that Parent Shares will be listed and traded on NASDAQ under the symbol "ARLZ" and on the TSX under the symbol "ARZ". Pozen common stock is currently listed and traded on NASDAQ under the symbol "POZN". Tribute common shares are currently listed on TSXV under the symbol "TRX" and on the OTCQX under the symbol "TBUFF". The following table sets forth, for the calendar quarters indicated, the high and low sales prices of Pozen common stock and Tribute common shares, each as reported on NASDAQ, the OTCQX and the TSXV, respectively. On June 30, 2015, there were 113,719,683 Tribute common shares outstanding and 32,708,898 shares of Pozen common stock outstanding. On              , 2015, the record date for the Pozen special meeting, there were              shares of Pozen common stock outstanding. Tribute has not declared or paid any cash dividends on Tribute common shares, and, except for the December 30, 2013 $1.75 per share special cash distribution (representing a surplus of corporate cash and accounted for as a return of capital to stockholders) Pozen has not declared or paid any cash dividends on shares of Pozen common stock.

	Pozen(1)		Tribute(1)(2)		Tribute(3)(4)(5)
	High	Low	High	Low	High	Low
For the quarterly period ended:
2012
First Quarter	$6.15	$3.96	$0.70	$0.35	$—	$—
Second Quarter	$8.12	$5.53	$0.66	$0.40	$—	$—
Third Quarter	$6.95	$5.71	$0.52	$0.25	$—	$—
Fourth Quarter	$6.80	$4.81	$0.48	$0.31	$—	$—
2013
First Quarter	$6.49	$5.02	$0.43	$0.32	$—	$—
Second Quarter	$5.56	$4.26	$0.45	$0.34	$—	$—
Third Quarter	$5.99	$4.92	$0.75	$0.35	$—	$—
Fourth Quarter	$9.90	$5.35	$0.50	$0.34	$—	$—
2014
First Quarter	$8.99	$7.37	$0.63	$0.32	$—	$—
Second Quarter	$9.73	$7.56	$1.10	$0.44	$0.98	$0.60
Third Quarter	$9.59	$5.96	$0.78	$0.43	$0.85	$0.47
Fourth Quarter	$9.71	$7.07	$0.59	$0.41	$0.67	$0.45
2015
First Quarter	$8.16	$6.56	$0.81	$0.43	$1.02	$0.51
Second Quarter	$12.69	$6.38	$1.86	$0.65	$2.33	$0.82

(1)
Currency denoted in U.S. dollars.

(2)
Per share price reported on the OTCQX, trading under the symbol "TBUFF".

(3)
Tribute began trading on the TSXV effective May 27, 2014.

(4)
Per share price reported on the TSXV, trading under the symbol "TRX".

(5)
Currency denoted in Canadian dollars.

        The following table represents the closing prices of Pozen common stock and Tribute common shares on (i) June 5, 2015, the last trading day before the public announcement of the merger agreement, (ii) June 8, 2015, the trading day on which Pozen and Tribute announced the merger, and

(iii) July 15, 2015, the last practicable trading day prior to the mailing of this proxy statement/prospectus.

Date	Pozen Closing Price	Tribute Closing Price on OTCQX(1)	Tribute Closing Price on TSXV(2)
June 5, 2015	$7.55	$1.05	$1.30
June 8, 2015	$8.98	$1.17	$1.50
July 15, 2015	$10.96	$1.51	$1.98

(1)
Price in U.S. dollars.

(2)
Price in Canadian dollars.

        The above table shows only historical comparisons. These comparisons may not provide meaningful information to Pozen stockholders in determining whether to adopt the merger agreement. Pozen stockholders are urged to obtain current market quotations for Tribute common shares and Pozen common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in determining whether to adopt the merger agreement. See the section entitled "Where You Can Find More Information" beginning on page 244 of this proxy statement/prospectus.

RISK FACTORS

        In considering whether to adopt the merger agreement, you should consider carefully the following risk factors, including the matters addressed under the section entitled "Cautionary Note Regarding Forward-Looking Statements" beginning on page 56 of this proxy statement/prospectus in addition to the other information contained in or incorporated by reference into this proxy statement/prospectus. You should also read and consider the risks associated with the business of Tribute and the risks associated with the business of Pozen, because these risks will also affect the combined company. The risks associated with the business of Tribute can be found in Tribute's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Tribute's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, under the heading "Risk Factors". The risks associated with the business of Pozen can be found in Pozen's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Pozen's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, under the heading "Risk Factors," each of which are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 244 of this proxy statement/prospectus.

Risks Relating to the Transactions

Because the initial opening price of Parent Shares that Pozen stockholders will receive in the merger is based in part on the value of Pozen common stock and Tribute common shares, which will fluctuate, Pozen stockholders cannot be sure of the value of the Parent Shares they may receive.

        Upon completion of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one Parent Share. Because the number of Parent Shares being offered as merger consideration to Pozen stockholders is fixed and will not vary based on the market value of Parent Shares, which will not be publicly traded until after the merger effective time, the market value of the consideration Pozen stockholders will receive in the merger will be based in part on the value of Pozen common stock and Tribute common shares at the time the transactions are completed. If the price of either Pozen common stock or Tribute common shares decline, Pozen stockholders could receive less value for their shares of Pozen common stock upon the completion of the merger than the value calculated on the date the merger agreement was announced, as of the date of the filing of this proxy statement/prospectus or as of the date of the Pozen special meeting. The market price of Pozen common stock and Tribute common shares will continue to fluctuate from the date of this proxy statement/prospectus through the date of the closing of the merger. Accordingly, at the time of the Pozen special meeting, Pozen stockholders will not know or be able to determine the market price of the Parent Shares they may receive upon completion of the merger. It is possible that, at the time of the closing of the transactions, the shares of Pozen common stock held by Pozen stockholders may have a greater market value than the Parent Shares for which they are exchanged. The market price of Tribute common shares on the date of the Pozen special meeting may not be indicative of the market price of Parent Shares that Pozen stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors that are beyond the companies' control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing businesses of Pozen and/or Tribute may be adversely affected by actions taken by Pozen and/or Tribute in connection with the merger, including payment by the companies of certain costs relating to the merger, including certain legal, accounting, financing and financial and other advisory fees.

        See the section entitled "Comparative Per Share Market Price Data and Dividend Information" beginning on page 42 of this proxy statement/prospectus for the historical high and low closing prices of Pozen common stock and Tribute common shares for each quarter of the period 2012 through the second quarter of 2015.

The merger agreement is subject to conditions and could be terminated in accordance with its terms and the transactions may not be completed.

        The merger agreement contains a number of conditions that must be satisfied or waived to complete the transactions. Those conditions include, among others: receipt of the Pozen stockholder approval, receipt of Tribute shareholder approval, court approval of the transactions under the arrangement, expiration or termination of the waiting period under the HSR Act, if applicable, absence of any law or order preventing or prohibiting completion of the transactions and no governmental authority instituting any proceeding seeking to enjoin or prohibit the completion of the transactions, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the Parent Shares to be issued in the transactions for listing on NASDAQ and the TSX, the continued accuracy of the representations and warranties of both parties, subject to specified materiality standards, and the performance in all material respects by both parties of their covenants and agreements. If the transactions are not completed by January 31, 2016, either Pozen or Tribute may choose not to proceed with the transactions and terminate the merger agreement. No assurance can be given that all of the conditions to the closing of the transactions will be satisfied or, if they are, as to the timing of such satisfaction. In addition, Pozen or Tribute may elect to terminate the merger agreement in certain other circumstances, including, but not limited to, a tax termination event, and the parties can mutually decide to terminate the merger agreement at any time prior to the completion of the merger, before or after the Pozen stockholder approval. See the section entitled "The Merger Agreement—Termination; Termination Fees; Effect of Termination" beginning on page 129 of this proxy statement/prospectus for a more complete description of these circumstances.

Obtaining required approvals necessary to satisfy the conditions to the completion of the transactions may delay or prevent completion of the transactions.

        The transactions are subject to closing conditions, which include the expiration or termination of the waiting period under the HSR Act, if applicable, obtaining of Pozen stockholder approval as well as obtaining Tribute shareholder approval.

        Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, Pozen and Tribute may be required to submit notifications and certain documents and information to the FTC and the Antitrust Division, and to observe a statutory waiting period, before completing the transactions. If notifications and submissions are required from Pozen and Tribute under the HSR Act, following those submissions the FTC or the Antitrust Division may open an investigation, issue a request for additional information and documentary materials, extend the statutory waiting period, or seek to prevent, delay, or otherwise restrain the completion of the transactions under the antitrust laws. No assurances can be given that the FTC or the Antitrust Division will not seek to take one or more of these steps. Similarly, no assurances can be given that the Pozen stockholders or Tribute shareholders will approve the transactions or that the other conditions to closing of the transactions will be satisfied. In the event Pozen's stockholders approve the merger, but Tribute's shareholders do not approve the arrangement, or if Proposals 2 and 3 are not approved by Pozen's stockholders, the transactions will not close.

        Under the Competition Act, Pozen and Tribute may be required to submit notifications and certain documents and information to the Canadian Competition Bureau, and to observe a statutory waiting period, before completing the transactions. If notifications and submissions are required from Pozen and Tribute under the Competition Act, following those submissions the Canadian Competition Bureau may open an investigation, issue a request for additional information and documentary materials, extend the statutory waiting period, or seek to prevent, delay, or otherwise restrain the completion of the transactions under applicable laws. No assurances can be given that the Competition Bureau will not seek to take one or more of these steps.

        See the section entitled "The Merger Agreement—Conditions to the Completion of the Arrangement and the Merger" beginning on page 127 of this proxy statement/prospectus, for a discussion of the conditions to the completion of the merger, and the section entitled "The Transactions—Regulatory Approvals" beginning on page 102 of this proxy statement/prospectus.

Pozen may waive one or more of the conditions to the transactions without resoliciting stockholder approval.

        Pozen may determine to waive, in whole or in part, one or more of the conditions to its obligations to complete the transactions, to the extent permitted by applicable law. Pozen will evaluate the materiality of any such waiver and its effect on its stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus and/or resolicitation of proxies is required or warranted. In some cases, if the Pozen board of directors determines that such a waiver is warranted, but that such waiver or its effect on its stockholders is not sufficiently material to warrant resolicitation of proxies, Pozen has the discretion to complete the transactions without seeking further stockholder approval. Any determination whether to waive any condition to the transactions or as to resoliciting stockholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by Pozen at the time of such waiver based on the facts and circumstances as they exist at that time.

Certain changes in the U.S. federal tax laws on or before the closing date could jeopardize the consummation of the transactions.

        Pozen and/or Tribute are permitted to terminate the merger agreement if, prior to the closing date, there is (i) a change in U.S. federal tax law (whether or not such change in law is yet effective) or any official interpretations thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than IRS news releases) (whether or not such change in official interpretation is yet effective) or (ii) a bill that would implement such a change that has been passed by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect, including causing Parent to be treated as a United States domestic corporation for United States federal income tax purposes, as further specified in the merger agreement.

Parent's status as a foreign corporation for U.S. federal tax purposes could be affected by IRS action or a change in U.S. tax law.

        Although Parent will be incorporated in Ireland, the IRS may assert that Parent should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. A corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because Parent is an Irish incorporated entity, generally it would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 provides an exception pursuant to which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

        Under Section 7874 of the Code, Parent would be treated as a foreign corporation for U.S. federal income tax purposes if the former stockholders of Pozen own (within the meaning of Section 7874) less than 80% (by both vote and value) of Parent Shares by reason of holding shares in Pozen (the "ownership test"). The Pozen stockholders are expected to own less than 80% (by both vote and value) of the shares in Parent after the transactions by reason of their ownership of shares of Pozen common stock. As a result, under current law, Parent is expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, there can be no assurance that the IRS will agree with the position that the ownership test is satisfied. There is limited guidance regarding the application of Section 7874 of the Code, including with respect to the provisions regarding the application of the ownership test. Pozen's obligation to complete the transactions is conditional upon its receipt of the Section 7874 opinion from DLA Piper, dated as of the closing date and subject to certain qualifications and limitations set forth therein, to the effect that Section 7874 of the Code existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance should not apply in such a manner so as to cause Parent to be treated as a U.S. corporation for U.S. federal income tax purposes from and after the closing date. However, an opinion of tax counsel is not binding on the IRS or a court. Therefore, there can be no assurance that the IRS will not take a position contrary to DLA Piper's Section 7874 opinion or that a court will not agree with the IRS in the event of litigation.

Failure to complete the transactions could negatively impact the stock price and the future business and financial results of Pozen.

        If the transactions are not completed, the ongoing business of Pozen may be materially and adversely affected and, without realizing any of the benefits of having completed the transactions, Pozen will be subject to a number of risks, including the following:

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  Pozen will be required to pay certain costs relating to the transactions, including legal, accounting, investment banking, filing, and other fees and mailing, financial printing and other expenses, whether or not the transactions are completed, and Pozen may be required to pay Tribute a termination fee of up to $3.5 million in the event the merger agreement is terminated under certain conditions;

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  The current price of Pozen common stock may reflect a market assumption that the transactions will occur, meaning that a failure to complete the transactions could result in a material decline in the price of Pozen common stock;

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  Pozen may experience negative reactions from its customers, regulators and employees;

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  The merger agreement places certain restrictions on the conduct of Pozen's business prior to completion of the transactions. Such restrictions, the non-compliance of which is subject to the consent of Tribute, may prevent Pozen from making certain acquisitions or taking certain other specified actions during the pendency of the transactions (see the section entitled "The Merger Agreement—Covenants—Pozen Interim Operating Covenants" beginning on page 112 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Pozen); and

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  Matters relating to the transactions (including integration planning) have required and will continue to require substantial commitments of time and resources by Pozen management, which could otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Pozen as an independent company.

        In addition to the above risks, Pozen may be required to pay to Tribute a termination fee, which may materially adversely affect Pozen's financial results. See the section entitled "The Merger Agreement—Termination; Termination Fees; Effect of Termination" beginning on page 129 of this proxy statement/prospectus. If the transactions are not completed, these risks may materialize and may materially and adversely affect Pozen's business, financial results and share price.

The merger agreement contains provisions that restrict Pozen's ability to pursue alternatives to the transactions and, in specified circumstances, could require Pozen to pay Tribute a termination fee of up to $3.5 million.

        Under the merger agreement, Pozen is restricted, subject to certain exceptions, from initiating, soliciting, knowingly facilitating or knowingly encouraging, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer with respect to a Pozen acquisition proposal. Pozen may terminate the merger agreement in order to enter into an agreement with respect to a Pozen acquisition proposal that constitutes a Pozen superior proposal. If the Pozen board of directors (after consultation with Pozen's outside legal and financial advisors) determines in good faith that such Pozen acquisition proposal constitutes a Pozen superior proposal and the Pozen board of directors effects a Pozen change of recommendation, Tribute would be entitled to terminate the merger agreement. Under such circumstances, Pozen would be required to pay Tribute a termination fee equal to $3.5 million. Further, even if the Pozen board of directors withdraws or qualifies its recommendation with respect to the merger, it will still be required to submit the applicable matters to a vote at its meeting of stockholders. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Pozen from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Pozen and its stockholders than the merger and the arrangement. See the section entitled "The Merger Agreement—Termination; Termination Fees; Effect of Termination" beginning on page 129 of this proxy statement/prospectus.

While the transactions are pending, Pozen and Tribute will be subject to business uncertainties that could adversely affect their businesses.

        Uncertainty about the effect of the transactions on employees, customers and suppliers may have an adverse effect on Pozen and Tribute. These uncertainties may impair Tribute's and Pozen's ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others who deal with Pozen and Tribute to seek to change existing business relationships with Pozen and Tribute. Employee retention may be challenging during the pendency of the transactions, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the business of Pozen or Tribute, as the case may be, could be materially adversely affected. In addition, the merger agreement restricts Pozen and Tribute, from taking specified actions until the merger occurs, without the consent of the other party. These restrictions may prevent Pozen from pursuing attractive business opportunities that may arise prior to the completion of the transactions. See the sections entitled "The Merger Agreement—Covenants—Pozen Interim Operating Covenants" and "The Merger Agreement—Covenants—Tribute Interim Operating Covenants" beginning on pages 112 and 115, respectively, of this proxy statement/prospectus.

Loss of key personnel could impair the integration of the two businesses, lead to loss of customers and a decline in revenues, adversely affect the progress of pipeline products or otherwise adversely affect the operations of Pozen and Tribute.

        The success of the combined company will depend, in part, upon its ability to retain key employees, especially during the integration phase of the businesses of Pozen and Tribute. Current and prospective employees of Pozen and Tribute might experience uncertainty about their future roles with the combined company following completion of the merger, which might materially and adversely affect Pozen's and Tribute's ability to retain key managers and other employees. In addition, competition for qualified personnel in the pharmaceutical industry is very intense. If Pozen or Tribute lose key personnel or the combined company is unable to attract, retain and motivate qualified individuals or the associated costs to the combined company increase significantly, the combined company's business could be materially and adversely affected.

Pozen directors and officers will have interests in the transactions different from or in addition to the interests of Pozen stockholders.

        Certain of the directors and executive officers of Pozen negotiated the terms of the merger agreement, and the Pozen board of directors recommended that Pozen stockholders vote for adoption of the merger agreement and approval of the transactions contemplated thereby. These directors and executive officers may have interests in the transactions that are different from, or in addition to, those of Pozen stockholders. These interests include, but are not limited to, the treatment in the merger of options to purchase shares of Pozen common stock, shares of Pozen common stock subject to vesting or other lapse restrictions pursuant to the Pozen stock option plan, other Pozen stock-based awards, bonus awards, and other rights held by Pozen directors and executive officers, and the indemnification of former Pozen directors and officers by Parent. Pozen stockholders should be aware of these interests when they consider the Pozen board of directors' recommendation that they vote for adoption of the merger agreement and approval of the transactions contemplated thereby.

        The Pozen board of directors was aware of these interests when it declared the advisability of the merger agreement, determined that it was fair to Pozen stockholders and recommended that Pozen stockholders vote for adoption of the merger agreement and approval of the transactions contemplated thereby. The interests of Pozen directors and executive officers are described in more detail in the section entitled "Interests of Certain Persons in the Merger" beginning on page 171 of this proxy statement/prospectus.

Pozen stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Pozen stockholders currently have the right to vote in the election of the Pozen board of directors and on other matters affecting Pozen. Upon the completion of the merger, each Pozen stockholder that receives Parent Shares will become a shareholder of Parent, with a percentage ownership of Parent that is smaller than such stockholder's percentage ownership of Pozen. As of the date of this proxy statement/prospectus, the former stockholders of Pozen as a group will receive Parent Shares in the merger constituting approximately 66% of the outstanding Parent Shares immediately after the transactions. After giving effect to the transactions and the Equity Financing and Debt Financing, the former stockholders of Pozen as a group will hold Parent Shares constituting approximately 49% of the outstanding Parent Shares. Because of this, Pozen stockholders will have less influence on the management and policies of Parent than they now have on the management and policies of Pozen.

        The relative ownership of Parent Shares by current Pozen stockholders and current Tribute shareholders referred to above is on an economic basis, and does not represent the analysis under Section 7874 of the Code, discussed throughout this proxy statement/prospectus, as to whether, following the merger, former stockholders of Pozen will own less than 80% (by both vote and value) of Parent Shares.

The opinions of Pozen's financial advisors will not reflect changes in circumstances between the original signing of the merger agreement and the completion of the merger.

        In connection with the execution of the merger agreement, the Pozen board of directors received opinions of Guggenheim Securities and Deutsche Bank relating to the fairness of the exchange ratio of 0.1455 Parent Shares per Tribute common share (taking into account the merger), from a financial point of view, to Pozen stockholders (excluding Parent, Tribute and their respective affiliates).

        Pozen has not obtained updated opinions from Guggenheim Securities or Deutsche Bank (together, "Pozen's financial advisors") as of the date of this proxy statement/prospectus and does not expect to receive updated opinions prior to the completion of the transactions. Changes in the operations and prospects of Pozen or Tribute, general market and economic conditions and other factors that may be beyond the control of Pozen or Tribute, and on which Pozen's financial advisors' opinions were based, may significantly alter the value of Parent, Pozen or Tribute or the prices of Parent Shares, Tribute common shares or shares of Pozen common stock by the time the transactions are completed. The opinions do not speak as of the time the transactions will be completed or as of any date, other than the date of such opinions. Because Pozen's financial advisors will not be updating their opinions, the opinions will not address the fairness of the exchange ratio at the time the merger is completed. The recommendation of the Pozen board of directors that Pozen stockholders vote "FOR" the adoption of the merger agreement, however, is made as of the date of this proxy statement/prospectus. For a description of the opinions the Pozen board of directors received from Pozen's financial advisors, please refer to the section entitled "The Transactions—Opinions of Pozen's Financial Advisors" beginning on page 71 of this proxy statement/prospectus.

Plaintiffs' law firms could commence litigation against Pozen or Tribute and an adverse ruling in any such potential lawsuit could prevent the transactions from being completed.

        One or more plaintiffs' law firms, or other law firms, could initiate litigation against Pozen, Pozen's directors, Tribute, or Tribute's directors and may seek to enjoin the proposed merger on the grounds that the Pozen board of directors breached its fiduciary duties by approving a proposed transaction that purportedly does not reflect the true value of Pozen or on any other grounds. One of the conditions to the closing of the transactions is that no order (whether temporary, preliminary or permanent) shall be in effect that prevents or prohibits completion of the merger or the arrangement. As such, if any such potential litigation is commenced and the plaintiffs involved therein are successful in obtaining an injunction prohibiting us from completing the transactions, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame.

Parent Shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

        Irish capital acquisitions tax ("Irish CAT") (currently levied at a rate of 33% above certain tax-free thresholds) could apply to a gift or inheritance of Parent Shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Parent Shares will be regarded as property situated in Ireland for Irish CAT purposes. The person who receives the gift or inheritance has primary liability for Irish CAT. See the section entitled "Irish Tax Considerations—Capital Acquisitions Tax" beginning on page 148 of this proxy statement/prospectus.

Transfers of Parent Shares, other than by means of the transfer of book-entry interests in the Depository Trust Company ("DTC") or by means of the transfer of book-entry interests in Clearing and Depositary Services Inc. ("CDS") may be subject to Irish stamp duty.

        It is anticipated that, for the majority of transfers of Parent Shares, there will not be any Irish stamp duty. Transfers of Parent Shares effected by means of the transfer of book-entry interests in DTC or CDS should not be subject to Irish stamp duty. However, if you hold your Parent Shares directly rather than beneficially through DTC or CDS, any transfer of your Parent Shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). A shareholder who directly holds shares may transfer those shares into his or her own broker account to be held through DTC or CDS (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares by a beneficial owner to a third party.

        Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your shares. See the section entitled "Irish Tax Considerations—Stamp Duty" beginning on page 144 of this proxy statement/prospectus.

Dividends paid by Parent may be subject to Irish dividend withholding tax.

        In certain limited circumstances, dividend withholding tax (currently at a rate of 20%) may arise in respect of dividends paid on Parent Shares. A number of exemptions from dividend withholding tax exist, such that shareholders resident in European Union member states (other than Ireland) or other countries with which Ireland has signed a double tax treaty, which would include the U.S. or Canada, should generally be entitled to exemptions from dividend withholding tax provided that the appropriate documentation is in place. See the section entitled "Irish Tax Considerations—Withholding Tax on Dividends" beginning on page 145 of this proxy statement/prospectus and, in particular, please note the requirement to complete certain dividend withholding tax forms in order to qualify for many of the exemptions.

        It is expected that shareholders resident in the U.S. who hold their shares through DTC may not be subject to dividend withholding tax if the addresses of the beneficial owners of such shares in the records of the brokers holding such shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by Parent).

        However, other shareholders may be subject to dividend withholding tax, which could adversely affect the price of your shares. See the section entitled "Irish Tax Considerations—Withholding Tax on Dividends" beginning on page 145 of this proxy statement/prospectus.

Section 7874 of the Code likely will limit Pozen's ability to utilize certain U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the transactions or certain specified transactions for a period of time following the transaction.

        Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code may limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions. Based on the limited guidance available, Pozen currently expects that following the merger, this limitation will apply and, as a result, Pozen currently does not expect that it will be able to utilize certain U.S. tax attributes to offset U.S. taxable income, if any, resulting from certain specified taxable transactions.

Parent's tax position may be adversely affected by changes in tax law relating to multinational corporations, or increased scrutiny by tax authorities.

        Under current law, Parent is expected to be treated as a foreign corporation for U.S. federal tax purposes. However, changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder could adversely affect Parent's status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application. In addition, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have an adverse effect on Parent.

        Moreover, the U.S. Congress, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where Parent and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of "base erosion and profit shifting", where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the U.S. and other countries in which Parent and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Parent.

        It is recommended that each stockholder consult his or her own tax advisor as to the tax consequences of holding Parent Shares in and receiving dividends from Parent.

Risks Relating to the Businesses of the Combined Company

The market price for Parent Shares following the completion of the transactions may be affected by factors different from those that historically have affected Pozen common stock and Tribute common shares.

        Upon completion of the merger, holders of Pozen common stock will become holders of Parent Shares. Parent's businesses will differ from those of Pozen and, accordingly, the results of operations of Parent will be affected by some factors that are different from those currently affecting the results of operations of Pozen. The results of operations of the combined company may also be affected by factors different from those currently affecting Tribute. For a discussion of the businesses of Pozen and Tribute and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled "Where You Can Find More Information" beginning on page 244 of this proxy statement/prospectus.

Pozen and Tribute may fail to realize all of the anticipated benefits of the transactions or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses.

        The ability of the combined company, Parent, to realize the anticipated benefits of the transactions will depend, to a large extent, on the combined company's ability to integrate the businesses of Pozen and Tribute. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Parent will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

        In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships and diversion of management's attention. The difficulties of combining the operations of the companies include, among others:

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  diversion of management's attention to integration matters;

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  difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination of the businesses of Pozen and Tribute;

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  difficulties in the integration of operations and systems;

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  conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

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  difficulties in the assimilation of employees;

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  difficulties in managing the expanded operations of a significantly larger and more complex company;

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  challenges in keeping existing customers and obtaining new customers;

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  potential unknown liabilities or larger liabilities than projected, adverse consequences and unforeseen increased expenses associated with the merger; and

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  coordinating a geographically dispersed organization.

        Many of these factors will be outside the control of Pozen, Tribute or Parent, and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Pozen and Tribute are integrated successfully, the full benefits of the transactions may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Additional unanticipated costs may be incurred in the integration of the businesses of Pozen and Tribute. All of these factors could cause dilution to the earnings per share of the combined company, decrease or delay the expected accretive effect of the transactions and negatively impact the price of Parent Shares following the transactions. As a result, we cannot assure you that the combination of Pozen and Tribute will result in the realization of the full benefits anticipated from the transactions.

        The benefits described in this proxy statement/prospectus are also subject to a variety of other factors, many of which are beyond Pozen's and Tribute's ability to control, such as changes in the rate of economic growth in jurisdictions in which the combined company will do business, the financial performance of the combined business in various jurisdictions, currency exchange rate fluctuations, and significant changes in trade, monetary or fiscal policies, including changes in interest rates, and tax law of the jurisdictions in which the combined company will do business. The impact of these factors, individually and in the aggregate, is difficult to predict, in part because the occurrence of the events or circumstances described in such factors may be interrelated, and the impact to the combined company of the occurrence of any one of these events or circumstances could be compounded or, alternatively, reduced, offset, or more than offset, by the occurrence of one or more of the other events or circumstances described in such factors.

Pozen and Tribute will incur direct and indirect costs as a result of the transactions.

        Pozen and Tribute will incur substantial expenses in connection with completion of the transactions, and over a period of time following the completion of the transactions, Parent further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Pozen and Tribute. While Parent has assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Parent's control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Pozen and Tribute.

If the transactions are completed, Parent will incur a substantial amount of debt, which could restrict its ability to engage in additional transactions or incur additional indebtedness.

        In connection with the transactions, Parent expects that one or more of its subsidiaries will borrow up to $275 million under the Facility Agreement. Following completion of the transactions, the combined company will have a significant amount of indebtedness outstanding. This substantial level of indebtedness could have important consequences for the combined company's business, including making it more difficult to satisfy its obligations, increasing its vulnerability to general adverse economic and industry conditions, limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates and restricting it from pursuing certain business opportunities. These limitations could reduce the benefits Parent expects to achieve from the transactions or impede its ability to engage in future business opportunities or strategic acquisitions. In addition, the terms of such financing will include restrictive covenants that, among other things, limit Parent's ability to engage in certain business transactions or incur additional indebtedness.

Tribute's and Pozen's actual financial positions and results of operations may differ materially from the pro forma financial statements included in this proxy statement/prospectus.

        The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of what Parent's financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial statements have been derived from the audited and unaudited historical financial statements of Pozen and Tribute and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of Pozen have been measured at fair value based on various preliminary estimates using assumptions that Parent's management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial statements and the final acquisition accounting will occur and could have a material impact on the pro forma financial statements and the combined company's financial position and future results of operations.

        In addition, the assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the transactions. Any potential decline in Parent's financial condition or results of operations may cause significant variations in the share price of Parent following the transactions. See the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 179 of this proxy statement/prospectus.

The transactions may not be accretive and may cause dilution to Parent's earnings per share, which may negatively affect the market price of Parent Shares following the transactions.

        Although Parent currently anticipates that the transactions will be accretive to earnings per share from and after the transactions, this expectation is based on preliminary estimates which may change materially.

        As described below and based on the assumptions in the section entitled "The Merger Agreement—Merger Consideration to Pozen Stockholders" beginning on page 105 of this proxy statement/prospectus, Parent expects to issue approximately 67.26 million Parent Shares in connection with completion of the transactions. The issuance of these new Parent Shares could have the effect of depressing the market price of Parent Shares.

        In addition, Parent could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the transactions. All of these factors could cause dilution to Parent's earnings per share or decrease or delay the expected accretive effect of the transactions and cause a decrease in the market price of Parent Shares following the transactions.

Parent will seek Irish High Court approval of the creation of distributable reserves. Parent expects this will be forthcoming, but cannot guarantee this.

        Under Irish law, dividends may only be paid and share repurchases and redemptions must generally be funded only out of distributable reserves, which Parent will not have immediately following the closing. The creation of distributable reserves of Parent involves a reduction in Parent's Parent Share premium account, which requires the approval of the Irish High Court and, in connection with seeking such court approval, the approval of Pozen stockholders is being sought. Parent is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves in this manner; however, the issuance of the required order is a matter for the discretion of the Irish High Court. There will also be no guarantee that the approvals by Pozen stockholders will be obtained. In the event that distributable reserves of Pozen are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as the group has created sufficient distributable reserves from its business activities.

The financial analyses and projections considered by Pozen and its financial advisors may not be realized.

        The financial analyses and projections considered by Pozen and Pozen's financial advisors reflect numerous estimates and assumptions that are inherently uncertain with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Pozen's and Tribute's businesses, including the factors described or referenced under "Forward-Looking Statements" and/or listed in this proxy statement/prospectus under the section entitled "Risk Factors" beginning on page 44, all of which are difficult to predict, and many of which are beyond our control. The financial analyses presented by Pozen's financial advisors to the Pozen board of directors speak only as of that date. There can be no assurance that the financial analyses and projections considered by Pozen and Pozen's financial advisors will be realized or that actual results will not materially vary from such financial analyses and projections. In addition, since the financial projections cover multiple years, such information by its nature becomes less predictive with each successive year.

Risks Related to the Parent Shares

The Parent Shares that may be received by Pozen stockholders in connection with the merger will have different rights from shares of Pozen common stock.

        Upon completion of the merger, the rights of former Pozen stockholders who become Parent shareholders will be governed by Parent's memorandum of association and articles of association and by Irish law. The rights associated with shares of Pozen common stock are different from the rights associated with Parent Shares. See the section entitled "Comparison of the Rights of Parent Shareholders and Pozen Stockholders" beginning on page 203 of this proxy statement/prospectus for a discussion of the different rights associated with Parent Shares and shares of Pozen common stock.

Parent does not expect to pay dividends for the foreseeable future, and you must rely on increases in the trading price of the Parent Shares for returns on your investment.

        Parent has never paid cash dividends on Parent Shares and does not expect to pay dividends in the immediate future. Parent anticipates that it will retain all earnings, if any, to support its operations. Any future determination as to the payment of dividends will, subject to Irish legal requirements, be at the sole discretion of Parent's board of directors and will depend on Parent's financial condition, results of operations, capital requirements and other factors Parent's board of directors deems relevant. Holders of Parent Shares must rely on increases in the trading price of their shares for returns on their investment in the foreseeable future. In addition, the Facility Agreement prohibits Parent from making any cash dividend or distributing any of its assets, including its intangibles, to any of its shareholders in such capacity or its affiliates, subject to certain exceptions. The Facility Agreement also includes restrictions on Parent from incurring liens and undertaking indebtedness, subject to certain exceptions, which limitations may further impact the ability of Parent to pay any future dividends.

Other Risk Factors

        Pozen's, Tribute's and Parent's businesses are and will be subject to the risks described above. In addition, Pozen's and Tribute's businesses are, and will continue to be, subject to the risks described in Pozen's and Tribute's respective Annual Reports on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and, in the case of Tribute, also under Tribute's SEDAR profile at www.sedar.com, and incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 246 for the location of information incorporated by reference in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated in this proxy statement/prospectus by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the transactions, the financing of the transactions, Pozen and Tribute's expected future performance (including, but not limited to, any projections or prospective financial information, expected results of operations and financial guidance), and the combined company's future financial condition, operating results, strategy and plans. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect Pozen and Tribute's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Although Pozen and Tribute believe that these forward-looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward-looking statements or information in this proxy statement/prospectus. Investors should note that many factors, as more fully described in the documents filed by Tribute with the SEC, including under the heading "Risk Factors" in Tribute's Form 10-K, 10-Q and Form 8-K filings, as applicable, as well as the securities regulators in Canada on the System for Electronic Document Analysis and Retrieval ("SEDAR") and as otherwise enumerated herein or therein, and by Pozen with the SEC, including under the heading "Risk Factors" in Pozen's Form 10-K, 10-Q and Form 8-K filings, as applicable, and as otherwise enumerated herein or therein, could affect future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in this communication. Important factors that, individually or in the aggregate, could cause actual results to differ materially from expected and historical results include, but are not limited to:

  •
  the failure to receive the required Pozen stockholder approval, the Tribute shareholder approval and the approval of applicable government and regulatory authorities (and the terms of those approvals, including, but not limited to, the Ontario Superior Court of Justice (Commercial List) with respect to the arrangement);

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  the risk that a condition to closing the transactions may not be satisfied or waived;

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  the ultimate outcome and results of integrating the operations of Pozen and Tribute, the ultimate outcome of Parent's operating strategy and the ultimate ability to realize synergies and the magnitude of such synergies;

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  the effects of the business combination of Pozen and Tribute, including the combined company's future financial condition, operating results, strategy and plans;

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  Parent's ability to achieve significant upside potential for shareholders by obtaining approval of product candidates, including Yosprala, and by accelerating the growth of the products of the combined company;

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  Parent's ability to acquire new products or companies on terms acceptable to Parent;

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  Parent's ability to sustain and grow revenues and cash flow from operations in its markets and to maintain and grow its customer base, the need for innovation and the related capital expenditures and the unpredictable economic conditions in the United States, Canada, Ireland and other markets;

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  the impact of competition from other market participants;

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  the development and commercialization of new products, including Yosprala;

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  the effects of governmental regulation on our business or potential business combination transactions;

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  changes in tax laws or interpretations that could increase Parent's consolidated tax liabilities, including, if the transaction is consummated, changes in tax laws that would result in Parent being treated as a domestic corporation for United States federal tax purposes;

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  the availability and access, in general, of funds to meet Parent's debt obligations prior to or when they become due and to fund its operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow or (iii) access to the capital or credit markets; and

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  Parent's ability to comply with all covenants under existing credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of its other obligations under cross-default provisions.

        Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Parent. All forward-looking statements attributable to Parent, Pozen or Tribute or any person acting on either of their behalf are expressly qualified in their entirety by this cautionary statement. Parent, Pozen and Tribute do not assume any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities law.

THE PARTIES TO THE MERGER AND ARRANGEMENT

Aralez Pharmaceuticals Limited, formerly Aguono Limited

56 Fitzwilliam Square
Dublin 2, Ireland
(+353 1 905-3581)

        Parent is a private limited company formed on May 12, 2015 under the laws of Ireland. To date, Parent has not conducted any material activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto.

        It is expected that Parent Shares will be listed on NASDAQ under the symbol "ARLZ" and on the TSX under the symbol "ARZ".

Aralez Pharmaceuticals Holdings Limited, formerly Trafwell Limited

56 Fitzwilliam Square
Dublin 2, Ireland
(+353 1 905-3581)

        Ltd2 is a private limited company formed on May 12, 2015 under the laws of Ireland. To date, Ltd2 has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto.

ARLZ US Acquisition Corp.

c/o POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517
(919) 913-1030

        US Merger Sub is a Delaware corporation and an indirect subsidiary of Parent, incorporated on June 3, 2015. To date, US Merger Sub has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto.

ARLZ CA Acquisition Corp.

c/o POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517
(919) 913-1030

        Can Merger Sub is a corporation formed under the laws of the Province of Ontario on June 5, 2015 and a wholly owned indirect subsidiary of Parent. To date, Can Merger Sub has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto.

        See the section entitled "Where You Can Find More Information" beginning on page 246 of this proxy statement/prospectus.

POZEN Inc.

1414 Raleigh Rd, Suite 400
Chapel Hill, North Carolina 27517
(919) 913-1030

        POZEN Inc., which we refer to as Pozen, is a Delaware corporation. Pozen is a specialty pharmaceutical company that to date has historically focused on developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, Pozen has successfully developed and obtained FDA approval of two self-invented products. Funded by milestones/royalty streams, Pozen has created a portfolio of cost-effective, evidence-based integrated aspirin therapies. Since its founding in 1996, Pozen has had a long, successful history of creating novel pharmacologic agents by combining existing drug therapies that result in superior patient outcomes. This approach allows for a potentially higher success rate than NCE (new chemical entity) development. Pozen's lead product candidate PA32540 (Yosprala) is a component of Pozen's pipeline of cost-effective, integrated therapies that are designed to enable the full power of aspirin by reducing its GI damage—with the potential to benefit the millions of Americans who use aspirin for cardiovascular disease prevention.

        Pozen common stock is currently listed on NASDAQ under the symbol "POZN".

Tribute Pharmaceuticals Canada Inc.

151 Steeles Avenue East
Milton, Ontario, Canada L9T 1Y1
(905) 876-3166

        Tribute is a corporation formed under the laws of the Province of Ontario. Tribute is a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S. markets.

        Tribute markets Cambia (diclofenac potassium for oral solution), Bezalip SR (bezafibrate), Soriatane (acitretin), NeoVisc (1.0% sodium hyaluronate solution), Uracyst (sodium chondroitin sulfate solution 2%), Fiorinal, Fiorinal C, Visken, Viskazide and Collatamp G in the Canadian market. Additionally, NeoVisc and Uracyst are commercially available and are sold globally through various international partnerships. Tribute also has the U.S. rights to Fibricor and its related authorized generic. In addition, it has the exclusive U.S. rights to develop and commercialize Bezalip SR in the U.S. and has the exclusive right to sell bilastine, a product licensed from Faes Farma for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives), in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and pediatric presentations in Canada. This product is subject to receiving Canadian regulatory approval. In addition to the foregoing, pursuant to Tribute's recently completed MFI Acquisition, Tribute's product portfolio in Canada has been further diversified through the addition of 13 marketed products (Durela, Proferrin, Iberogast, Moviprep, Normacol, Resultz, Pegalax, Balanse, Balanse Kids, Diaflor, Mutaflor, Purfem, and Onypen), one product recently approved by Health Canada but not launched (ibsum) and two pipeline products (Octasa and BedBugz), both of which are pending submission to Health Canada).

        Tribute common shares are currently traded on the TSXV under the symbol "TRX" and on the OTCQX under the symbol "TBUFF". After the closing of the transactions, it is expected that Tribute's name will be changed to Aralez Pharmaceuticals Canada, Inc.

        Below is a complete corporate chart of Parent and its subsidiaries immediately following the effective time of the transactions:

 PROPOSAL 1: VOTE OF POZEN STOCKHOLDERS TO ADOPT THE MERGER AGREEMENT AND APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY; BOARD RECOMMENDATION

        The affirmative vote of the holders of a majority of the shares of Pozen common stock outstanding on the record date and entitled to vote is required for the approval of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

The Pozen board of directors recommends that the Pozen stockholders vote "FOR" the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

 THE TRANSACTIONS

The Merger and the Arrangement

        In order to effect the combination of Pozen and Tribute, US Merger Sub, an indirect subsidiary of Parent, will be merged with and into Pozen. Pozen will be the surviving corporation and, through the merger, will become an indirect wholly owned subsidiary of Parent. Following the merger, Pozen common stock will be delisted from NASDAQ and deregistered under the Exchange Act and cease to be publicly traded. The acquisition of Pozen will be effected under Delaware law. In accordance with the merger agreement and at the same time as the merger, Can Merger Sub will offer to acquire and will acquire all of the outstanding common shares of Tribute by way of the arrangement in the manner provided for by the merger agreement. Upon completion of the arrangement, Tribute will also become an indirect wholly owned subsidiary of Parent.

Merger Consideration to Pozen Stockholders

        In the merger, Pozen stockholders will have the right, with respect to their shares of Pozen common stock, to receive the merger consideration which will consist of one Parent Share for every share of Pozen common stock.

Background of the Transactions

        As part of the ongoing evaluation of Pozen's business, members of Pozen's senior management and the Pozen board of directors, have periodically reviewed and assessed Pozen's financial performance and operations, financial condition and industry and regulatory developments in the context of Pozen's mid to long-term strategic goals and plans, including the consideration of potential opportunities to enhance shareholder value through licensing transactions, acquisitions, business combinations and other financial and strategic alternatives.

        On November 29, 2014, Pozen entered into a termination agreement with sanofi-aventis U.S. LLC which terminated the License and Collaboration Agreement between the parties relating to the development and commercialization of Pozen's lead and only late-stage product candidate, Yosprala. Yosprala remained subject to a pending new drug application ("NDA") with the FDA. Pozen received a complete response letter ("CRL") from the FDA in April 2014. The CRL primarily addressed concerns regarding an inspection of the outsourced manufacturing facility for one of the product's active pharmaceutical ingredients that concluded with certain inspection deficiencies. In June 2014, Pozen resubmitted the NDA and the FDA notified Pozen that a new action fee date of December 30, 2014 was established.

        Prior to the return of Yosprala to Pozen pursuant to the termination agreement with sanofi-aventis, Pozen had reduced operating expenses and curtailed research and development activities. Pozen had previously distributed excess cash to its stockholders. For example, in December 2013, Pozen made a special distribution of $1.75 per share of Pozen common stock, or an aggregate of

$53.7 million, to its stockholders. Pozen continued to consider distributing the balance of its cash to be received from its partnership agreements to its stockholders, as and when appropriate.

        However, following the return of Yosprala to Pozen, Pozen needed to reconsider such strategy. Pozen had limited commercialization experience among its management team and insufficient capital, at that time, to bring Yosprala to market, if and when approved. In late November 2014, Pozen contacted Guggenheim Securities, a financial advisor with significant life sciences and mergers and acquisitions experience and familiar with Pozen, to assist the Pozen board of directors in evaluating Pozen's future strategic options and direction.

        On December 17, 2014, Pozen announced the receipt of a second CRL from the FDA pertaining to Yosprala. The CRL issued by the FDA indicated that the FDA's review was completed and questions remained concerning the outsourced manufacturing facility for one of the product's active pharmaceutical ingredients that precluded the approval of the NDA in its current form. As a result, approval of the NDA and subsequent launch of Yosprala was indefinitely delayed pending resolution by the outsourced manufacturer of the issues raised by the FDA.

        On January 7, 2015, Guggenheim Securities was formally engaged by Pozen to assist Pozen in the evaluation of strategic alternatives for the company and its products (the "Review of Alternatives").

        In January and February 2015, at the direction of the Pozen board of directors, Guggenheim Securities initiated an outreach to third parties in the industry with potential interest in a transaction with Pozen. At that time, Pozen's board of directors appointed a transaction committee comprised of Dr. Plachetka, Mr. Lee and Mr. Kirsch (the "transaction committee") to evaluate strategic alternatives for the company.

        In parallel with the Review of Alternatives, the Pozen board of directors considered a self-commercialization of Yosprala in contrast to its historical business model and strategy, inclusive of the need to raise significant capital and engage in substantial restructuring of its senior management and commercial teams, with the goal of retaining individuals with expertise in launch and commercialization of pharmaceutical products. During the month of February, Pozen's board of directors and the transaction committee held several informal meetings to consider self-commercialization and the restructuring of the Pozen management team. During such time, Pozen's board of directors interviewed several potential chief executive officer candidates. One of the potential chief executive officer candidates under consideration, Adrian Adams (an experienced executive including most recently the Chief Executive Officer, President and director of Auxilium Pharmaceuticals Inc., a specialty biopharmaceutical company acquired by Endo International plc), introduced Pozen's board of directors to a potential combination transaction involving Tribute as a potential target and contemporaneous debt and equity private placements to fund future merger and acquisition, commercialization and development activities of this proposed new combined company. Mr. Adams introduced Deerfield Partners, a healthcare-focused investment fund, and QLT, a specialty pharmaceutical company, to Pozen as potential investors that had expressed interest in providing convertible debt and equity financing with Deerfield also providing a line of credit to a proposed new combined company comprised of Pozen and Tribute.

        On February 11, 2015, Pozen and Tribute executed a non-disclosure agreement. Dr. Plachetka, Mr. Lee and Mr. Kirsch had previously met with Mr. Adams and Andrew Koven (an experienced executive including most recently the Chief Administrative Officer and General Counsel of Auxilium Pharmaceuticals Inc.) during the JPMorgan healthcare conference in January 2015.

        Leading up to the March 5, 2015 meeting of the Pozen board of directors, the Pozen board of directors and the transaction committee continued to consider the self-commercialization option for Pozen, as well as potential candidates to restructure Pozen's management team.

        On March 5, 2015, at an in-person meeting of the Pozen board of directors with management and representatives of Guggenheim Securities and DLA Piper, counsel to Pozen, Messrs. Adams and Koven presented an overview of a potential transaction with Tribute and contemporaneous debt and equity private placements of the new combined company. The board of directors also considered other strategic alternatives at that time.

        On March 10, 2015, having held several informal meetings of the Pozen board of directors and the transaction committee, the Pozen board of directors held a special telephonic meeting with Pozen management and DLA Piper and decided to explore a transaction with Tribute and an advisory relationship with Messrs. Adams and Koven, as well as other potential strategic alternatives.

        On March 13, 2015, during a special telephonic meeting with management, DLA Piper and Guggenheim Securities, Guggenheim Securities provided the Pozen board of directors with an update on the Review of Alternatives. Guggenheim Securities detailed their current market outreach activities conducted on behalf of the Pozen board of directors and the lack of interest received. Since February 2015, Guggenheim Securities had contacted over 40 third parties on behalf of Pozen regarding a potential transaction, but did not receive any acquisition or partnering offers or other indications of interest at that time. The Pozen board of directors continued to consider the potential transaction with Tribute and an advisory relationship with Messrs. Adams and Koven.

        On March 17, 2015, members of the transaction committee participated in an in-person meeting with Messrs. Adams and Koven and Guggenheim Securities to discuss the proposed transaction with Tribute, as well as forecasts for Yosprala and the potential combined company and future financing options for such combined company.

        On March 20, 2015 Deerfield formally presented to the members of the transaction committee and confirmed its interest in investing in and supporting a proposed transaction among Pozen and Tribute, and a new company to be led by Messrs. Adams and Koven.

        On March 23, 2015, the Pozen board of directors held special telephonic meetings with Guggenheim Securities and DLA Piper to discuss the potential transaction with Tribute. The Pozen board of directors also considered the benefits of engaging Messrs. Adams and Koven as consultants to Pozen to assist the Pozen board of directors in evaluating and negotiating a potential transaction with Tribute. The Pozen board of directors authorized the management team and the transaction committee to begin negotiating consulting agreements with Messrs. Adams and Koven. The Pozen board of directors also authorized the transaction committee and certain members of the management team to schedule an in-person meeting with Tribute to introduce the parties and begin due diligence activities.

        On March 24, 2015, management and representatives of Pozen, DLA Piper, Guggenheim Securities and Messrs. Adams and Koven, as well as representatives of QLT and Greenhill & Co., financial advisor to QLT, held a teleconference to review and discuss a proposal from QLT concerning a possible structure to a potential transaction involving Pozen and Tribute with contemporaneous debt and equity private placements.

        On March 27, 2015, management and representatives of Pozen, including members of the transaction committee, DLA Piper, Guggenheim Securities and Messrs. Adams and Koven, and Tribute held a reciprocal, in-person management presentation and due diligence meeting in Milton, Ontario. At the meeting, among other things, Pozen confirmed that Tribute was in the midst of an acquisition of assets relating to Fibricor, a cardiovascular product marketed in the United States, in addition to other business development activities including ongoing interactions with MFI.

        On March 29, 2015, March 30, 2015 and March 31, 2015 the Pozen board of directors held special in-person meetings with Guggenheim Securities, DLA Piper and Messrs. Adams and Koven. At these meetings, the Pozen board of directors received updates from Guggenheim Securities on the Review of Alternatives and current market outreach activities. To date, Pozen had not received any acquisition or partnering offers or other indications of interest. The Pozen board of directors continued its consideration of a potential transaction with Tribute, as well as pursuit of self-commercialization of Yosprala. The Pozen board of directors, in executive session, also considered the proposed terms of consulting arrangements between the company and each of Messrs. Adams and Koven, with the possibility that they would become the Chief Executive Officer and President, respectively, of a combined company following execution of a definitive acquisition agreement with Tribute, to the extent the Pozen board of directors pursued a transaction with Tribute. However, the Pozen board of directors also believed Messrs. Adams and Koven would provide valuable assistance to Pozen even if Pozen did not further pursue a transaction with Tribute. On March 31, 2015, the Pozen board of directors approved the forms of consulting agreements and authorized management to enter into such agreements with Messrs. Adams and Koven.

        On April 2, 2015, Pozen retained each of Adrian Adams and Andrew Koven as consultants to Pozen.

        On April 6, 2015, the Pozen board of directors held a special telephonic meeting with management, Messrs. Adams and Koven, Guggenheim Securities and DLA Piper. At such meeting, Mr. Adams, with the assistance of Guggenheim Securities, presented an update concerning the proposed transaction with Tribute and due diligence undertaken to date. The Pozen board of directors also discussed potential timing for the submission of an indication of interest to Tribute.

        On April 9, 2015, Guggenheim Securities received a non-binding term sheet from Greenhill (on behalf of QLT and Deerfield) describing potential and structure to the proposed equity and debt private placements of the new combined company.

        On April 14, 2015, the transaction committee of the Pozen board of directors held a special telephonic meeting with management, Messrs. Adams and Koven and representatives of Guggenheim Securities and DLA Piper to discuss the non-binding term sheets received from Greenhill.

        On April 16, 2015, the Pozen board of directors held a special telephonic meeting with management, Messrs. Adams and Koven and representatives of Guggenheim Securities, DLA Piper and E&Y, Pozen's independent auditors ("E&Y"). During the meeting, management and Messrs. Adams and Koven updated the Pozen board of directors on the discussions with Tribute and the transaction status, the status of the due diligence undertaken to date and the participants discussed a potential indication of interest. Guggenheim Securities presented its preliminary financial analysis of the proposed Tribute exchange ratio to the Pozen board of directors. Following a discussion, the Pozen board of directors authorized management to submit a non-binding indication of interest to acquire Tribute.

        On April 17, 2015, Pozen submitted a written indication of interest to Tribute which included a proposed exchange ratio of 0.0969x, implying a Tribute price per share $0.925 (CAD) and an 8.4% discount to the closing price of $1.01 (CAD). At that time, it was contemplated that Tribute would close the acquisition of Fibricor and related financing prior to the transaction with Pozen. Tribute indicated that it was not interested in pursuing a transaction based on the proposed terms and proceeded to focus on running its business, negotiating the acquisition of Fibricor and arranging related financing, but allowed Pozen to continue to conduct its due diligence on Tribute.

        Between April 17, 2015 and May 11, 2015, the Pozen board of directors and the transaction committee held several special telephonic meetings with management, Messrs. Adams and Koven, Guggenheim Securities, DLA Piper and E&Y to discuss the potential transaction with Tribute and provide updates on due diligence activities. During such time, Pozen and its advisors continued to conduct due diligence on Tribute.

        On April 24, 2015, Pozen participated in a process conference call with representatives of Tribute, and on April 27, 2015, Pozen's advisors participated in a process conference call with Tribute's financial and legal advisors. Over the following weeks Pozen continued its due diligence on Tribute and provided reverse due diligence information to Tribute.

        On April 27, 2015, Pozen amended Guggenheim Securities' engagement letter to formally engage Guggenheim Securities as a financial advisor to Pozen in connection with the potential transaction with Tribute pursuant to an amended engagement agreement.

        On May 4, 2015, Pozen provided Tribute with an initial draft of a merger agreement.

        On May 12, 2015, representatives of Pozen and Tribute and their advisors participated in a reverse due diligence conference call. Concurrently, at the direction of the Pozen board of directors, Guggenheim Securities conducted a competitive assessment of the Deerfield and QLT financing proposal (reaching out to several potential funding sources) and received two competing proposals. The proposals from QLT and Deerfield consisted of up to $150 million in convertible debt and equity and a $200 million line of credit for future acquisitions, respectively. After negotiating with Deerfield and QLT and improving the terms of their financing proposals, as requested by the Pozen board of directors, Guggenheim Securities advised the Pozen board of directors that it was appropriate to proceed with negotiations among Deerfield and QLT.

        On May 13, 2015, Deutsche Bank was engaged as an additional financial advisor to provide a separate fairness opinion to the Pozen board of directors in connection with the potential transaction with Tribute.

        On May 21, 2015, Tribute announced the acquisition of the Fibricor assets for the aggregate consideration of $10 million and related equity private placement of approximately $12 million (CAD).

        Also on May 21, 2015, Pozen received a non-binding indication of interest to acquire Pozen from a private investment fund. The offer consisted of $7.65 in cash and a $1.00 contingent value right ("CVR") (tied to commercial success of Yosprala) and implied a 15% 1-day premium excluding the CVR and 30% 1-day premium including the CVR, and was conditioned on five weeks of exclusivity and further due diligence. The private investment fund was offered an opportunity to conduct due diligence on Pozen without exclusivity.

        During the last week of May 2015, Tribute informed Pozen that it had won the auction process for the acquisition of MFI, a private Canadian pharmaceutical company. Tribute's proposed purchase price for MFI was $27.5 million (CAD) and consisted of stock, cash, seller financing and contingent payments. During the last week of May 2015, Tribute, Pozen and their respective advisors negotiated the draft merger agreement.

        On May 29, 2015, the transaction committee held a meeting with Messrs. Adams and Koven, Guggenheim Securities and DLA Piper to discuss, among other things, recent diligence results on Tribute as well as updated financial projections of Tribute reflecting Bezalip SR, Tribute's pipeline product for the treatment of hypertriglyceridemia.

        On May 30, 2015 and May 31, 2015, the Pozen board of directors held special telephonic meetings with management, Messrs. Adams and Koven, and representatives of Pozen's financial advisors and DLA Piper. At the meetings, the Pozen board of directors discussed the potential transaction with Tribute, the status of the due diligence undertaken to date and the relative valuations thereof in light of the proposed MFI transaction. On May 31, 2015, following discussion, the Pozen board of directors authorized management to revise its non-binding indication of interest to acquire Tribute (taking into account the increased value resulting from the potential acquisition of MFI).

        Also on May 31, 2015, Messrs. Adams and Koven telephonically joined a meeting of the Tribute board of directors to present the strategic vision of the combined entity.

        On June 1, 2015, Pozen announced the retirement of its Chairman, Chief Executive Officer and President, John R. Plachetka, and appointment of Adrian Adams as the new Chief Executive Officer and a director of Pozen, as well as Andrew Koven as Pozen's new President and Chief Business Officer. The Pozen board of directors also appointed Mr. Adams to the transaction committee to fill the vacancy left by Dr. Plachetka's retirement. As part of Dr. Plachetka's retirement and separation agreement, Dr. Plachetka entered into a voting agreement pursuant to which, among other matters, he granted to Pozen an irrevocable proxy with respect to all the shares directly and indirectly owned by him for a term of three years. Following the announcement, the private investment fund interested in acquiring Pozen informed Pozen that it was going to observe the market reaction and share price of Pozen common stock and reassess its interest in Pozen.

        Also on June 1, 2015, Messrs. Adams and Koven held several process calls with Tribute's management team.

        Also on June 1, 2015, the transaction committee held a special telephonic meeting with representatives of Pozen's financial advisors, DLA Piper and Pozen management to review and approve the revised non-binding indication of interest to acquire Tribute.

        Later that day (June 1, 2015), Pozen submitted a non-binding indication of interest to Tribute with a revised exchange ratio of 0.1340x, which based on a price of Pozen of $6.85, implied a price per share to Tribute of $1.15 (CAD) and a 9.5% discount to Tribute's closing price on the previous trading day. The proposal allowed Tribute to enter into a purchase agreement with MFI subsequent to the announcement of the Tribute-Pozen combination. After further negotiation, the CEOs of both companies agreed (subject to approval of their respective boards of directors) to an exchange ratio of 0.1455x, which, based on a Pozen price of $6.85, implied a price per share to Tribute of $1.25 (CAD) and a 1.5% discount to Tribute's closing price on the previous trading day.

        Later that day, Tribute executed and returned the non-binding indication of interest, reflecting the revised terms above.

        On June 2, 2015, the Pozen board of directors held a special telephonic meeting with management and representatives of Pozen's financial advisors and DLA Piper to discuss and consider the proposed transaction. Following such meeting, Pozen returned an executed counterpart to the non-binding indication of interest on June 3, 2015 to Tribute.

        Between June 2, 2015 and June 6, 2015, the parties completed final due diligence and negotiated the terms of the merger agreement. During this period, Pozen, DLA Piper and Guggenheim Securities negotiated the terms and definitive transaction agreements for the Equity Financing with QLT, Deerfield and the other investors and their respective advisors and the Debt Financing with Deerfield and its advisors.

        On June 6, 2015, the Pozen board of directors held a special telephonic meeting with management and representatives of Pozen's financial advisors, DLA Piper and E&Y. At the beginning of the meeting, DLA Piper updated the Pozen board of directors on the status of the negotiations with Tribute and the substantially final status of the merger agreement. Representatives of DLA Piper reviewed the key provisions of the merger agreement, including structuring and timing considerations, the Tribute exchange ratio, the required Pozen stockholders and Tribute shareholder votes, regulatory approvals and other closing conditions, the non-solicitation clauses of Pozen and Tribute and the fiduciary exceptions for the Pozen non-solicitation clause, the Pozen change in board recommendation provisions, the lack of post-closing indemnifications, the termination provisions, the termination fees and reverse termination fees. DLA Piper also reviewed the covenants and closing conditions relating to the Equity Financing and Debt Financing, as well as the status of the substantially final Equity Financing and Debt Financing transaction documents. Guggenheim Securities then reviewed for the board of directors the actions undertaken in connection with the Review of Alternatives. Guggenheim

Securities confirmed that over 40 third parties were contact on behalf of Pozen regarding a potential transaction and no acquisition or partnering offers or other indications of interest were received other than the non-binding indication of interest from the private investment fund. Also, at the meeting, representatives of Guggenheim Securities presented Guggenheim Securities' preliminary financial analysis of the Tribute exchange ratio. Guggenheim Securities also discussed the terms of the Equity Financing and Debt Financing. Representatives of Deutsche Bank then presented Deutsche Bank's preliminary financial analysis of the Tribute exchange ratio. The Pozen board of directors asked questions concerning the merger agreement and the merger, the Equity Financing and the Debt Financing generally. Following discussion, the Pozen board of directors agreed to authorize Pozen management and advisors to finalize all transaction documents and reconvene the Pozen board of directors on June 7, 2015.

        On June 7, 2015, the Pozen board of directors held a special telephonic meeting with management and representatives of Pozen's financial advisors, DLA Piper and E&Y. At the beginning of the meeting, DLA Piper updated the Pozen board of directors on the merger agreement, now in substantially final form. Representatives of DLA Piper reviewed the key provisions of the merger agreement and answered questions of the Pozen board of directors. Representatives of Guggenheim Securities then presented Guggenheim Securities' financial analysis of the Tribute exchange ratio. Guggenheim Securities also reviewed certain pro forma information about the combined company, including the present value of cash tax consequences of the combination. Guggenheim Securities then delivered to the Pozen board of directors an oral opinion, confirmed by delivery of a written opinion dated June 8, 2015, to the effect that as of such date, based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the Tribute exchange ratio was fair, from a financial point of view, to the holders of Pozen common stock (excluding Parent, Tribute and their respective affiliates). Guggenheim Securities next made a presentation on the terms of the Equity Financing and Debt Financing. Representatives of Deutsche Bank then presented Deutsche Bank's financial analysis of the Tribute exchange ratio. Representatives of Deutsche Bank then delivered to the Pozen board of directors an oral opinion, confirmed by delivery of a written opinion dated June 8, 2015, to the effect that as of such date, based upon and subject to the various assumptions, limitations, qualifications and conditions set forth in the opinion, the Tribute exchange ratio (taking into account the merger) was fair, from a financial point of view, to the holders of outstanding Pozen common stock (excluding Parent, Tribute and their respective affiliates). Following further discussion, the Pozen board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable to, and in the best interest of, Pozen and its stockholders, approved the execution, delivery and performance by Pozen of the merger agreement and the contemplated transactions and resolved to recommend to the Pozen stockholders that they vote for the adoption of the merger agreement and approval of the merger. The Pozen board of directors also unanimously approved the execution and delivery of the definitive transaction documents relating to the Equity Financing and Debt Financing.

        Following the board meeting, Pozen management provided Pozen's financial advisors with updated and slightly revised diluted share count information for Tribute containing immaterial differences to the assumptions used prior to delivery of Pozen financial advisors' respective oral opinions. Each of Guggenheim Securities and Deutsche Bank reviewed the impact of such updated diluted share count information prior to delivering its respective written opinion. Guggenheim Securities and Deutsche Bank each confirmed it was able to deliver its written opinion following its review of such updated information.

        On June 8, 2015, at approximately 10:45 a.m. (EDT), Pozen and Tribute issued a joint press release announcing the execution of the merger agreement. A copy of the press release was filed with the SEC as an exhibit to a Current Report on Form 8-K filed by Pozen on June 11, 2015.

        Following announcement, the private investment fund that submitted the non-binding indication of interest notified members of the transaction committee that it would continue to monitor Pozen, but no further action was imminent.

        On June 16, 2015, Tribute announced the acquisition of MFI for consideration comprised of (1) $8.3 million (CAD) in cash on closing, (2) $5 million (CAD) through the issuance of 3,723,008 Tribute common shares, (3) $5 million (CAD) in the form of a one-year term promissory note bearing interest at 8% annually and convertible in whole or in part at the holder's option at any time during the term into 2,813,778 Tribute common shares at a conversion rate of $1.77 (CAD) per share (subject to adjustment in certain events), and (4) future contingent cash milestone payments totaling $5.695 million (CAD) that will be paid only upon obtaining certain consents. In addition, on the receipt of each regulatory approval for MFI's two pipeline products described below (or upon the occurrence of a change of control of Tribute), the vendors will receive a payment of $1.25 million (CAD) per product. As a result of the MFI Acquisition, like all other outstanding Tribute common shares, each of the 2,813,778 Tribute common shares issued in the MFI Acquisition will be converted into the right to receive 0.1455 Parent Shares in the plan of arrangement.

Recommendation of the Pozen Board of Directors; Pozen's Reasons for the Transactions

        At its meeting on June 7, 2015, the Pozen board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The Pozen board of directors unanimously recommends that the stockholders of Pozen vote for the proposal to adopt the merger agreement and approve the transactions contemplated thereby, and for the other proposals to be considered at the Pozen special meeting.

        The Pozen board of directors considered many factors in making its decision to recommend the adoption of the merger agreement and approval of the transactions contemplated thereby. In arriving at its decision, the Pozen board of directors consulted with Pozen's senior management and its legal and financial advisors, reviewed a significant amount of information, considered a number of factors and concluded in its business judgment that the transactions represent significant value for the stockholders of Pozen and are in the best interests of Pozen and its stockholders.

Strategic and Financial Benefits of the Transactions

        The Pozen board of directors believes that the transactions will provide Pozen and its stockholders with a number of significant strategic and financial benefits. In arriving at this determination, the Pozen board of directors considered a number of positive factors, including:

  •
  information and discussions regarding the benefits of the size and scale of Parent after giving effect to the combination of Pozen and Tribute and the expected pro forma effect of the proposed transaction;

  •
  the combined company will be a more diversified provider of specialty healthcare products with a focus on cardiovascular and pain indications;

  •
  that the merger consideration, payable in Parent Shares, are expected to be traded on NASDAQ and the TSX;

  •
  that the Parent Shares offer Pozen stockholders the opportunity to participate in the future earnings and growth of Parent, which will include the Pozen and Tribute revenue streams and the potential commercialization of Pozen's and Tribute's product candidates of the combined Parent entity;

  •
  the Pozen board of directors' belief that the transactions would result in [annual] synergies, and the fact that Pozen stockholders that receive Parent Shares as part of the merger consideration would participate in the benefits of these expected synergies;

  •
  the potential near-term acquisitions by Parent as a result of the new Parent Equity Financing and Debt Financing;

  •
  information and discussions with Pozen's management regarding Parent's business and results of operations, and its financial and market position, and Pozen's management's expectations concerning Parent's future prospects, and historical and current share trading prices and volumes of Parent Shares;

  •
  the expected reaction and support of the transaction from the market and Pozen stockholders and Tribute shareholders;

  •
  the current and expected future landscape of the pharmaceutical industry, and, in light of the regulatory, financial and competitive challenges facing industry participants, the likelihood that Parent, pro forma for the combination of Pozen and Tribute, would be better positioned to meet these challenges if the expected strategic and financial benefits of the transaction were fully realized;

  •
  as a larger company, Parent will have greater ability to raise capital with rates and terms more advantageous to Parent and its stockholders; and

  •
  having a tax efficient domicile will allow Parent to be more competitive and facilitate its goal to grow the combined business through product acquisition and merger and acquisition transactions.

Other Considerations

        In the course of reaching its decision to approve the merger agreement, the Pozen board of directors considered the following additional factors as generally supporting its decision:

  •
  the fact that Pozen's product candidate pipeline, other than Yosprala, is limited;

  •
  the likelihood that the transactions will be consummated, based on, among other things, the limited closing conditions to the transactions;

  •
  the terms and conditions of the merger agreement and the course of negotiations of such agreement, including, among other things:

  •
  the ability of Pozen, subject to certain conditions, to provide information to, and to engage in discussions or negotiations with, a third party that makes an unsolicited acquisition proposal, and the Pozen board of directors' ability to change its recommendation and terminate the merger agreement (subject to certain rights of Parent included in the merger agreement and the payment of a termination fee), if the Pozen board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the proposal is a superior proposal under the terms of the merger agreement and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Pozen stockholders under applicable laws;

  •
  the Pozen board of directors' belief that the termination fee payable to Parent upon termination of the merger agreement under specified circumstances is reasonable, customary and not likely to significantly deter another party from making a superior proposal;

  •
  the recommendation of Pozen's management and the transaction committee in support of the transaction;

  •
  the fact that the merger is subject to the approval of the merger agreement by the Pozen stockholders and Tribute shareholders;

  •
  that Tribute must pay a reverse termination fee of $3.5 million if the merger agreement is terminated under certain circumstances specified therein;

  •
  the financial analyses reviewed and discussed with the Pozen board of directors by representatives of Guggenheim Securities, as well as the oral opinion of Guggenheim Securities rendered to the Pozen board of directors on June 7, 2015 (which was subsequently confirmed in writing by delivery of a written opinion addressed to the Pozen board of directors dated June 8, 2015) that, subject to the assumptions, limitations, qualifications and conditions contained in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of Pozen common stock (see the section entitled "—Opinions of Pozen's Financial Advisors" beginning on page 71 of this proxy statement/prospectus)

  •
  the financial analyses reviewed and discussed with the Pozen board of directors by representatives of Deutsche Bank, as well as the oral opinion of Deutsche Bank rendered to the Pozen board of directors on June 7, 2015 (which was subsequently confirmed by delivery of a written opinion dated June 8, 2015) that, subject to the assumptions, limitations, qualifications and conditions contained in the written opinion, the exchange ratio of 0.1455 Parent Shares per Tribute common share (taking into account the merger) was fair, from a financial point of view, to the holders of Pozen common stock, excluding Parent, Tribute and their respective affiliates (see the section entitled "—Opinions of Pozen's Financial Advisors" beginning on page 71 of this proxy statement/prospectus);

  •
  the current and prospective economic condition of Pozen and status of Pozen's Yosprala product candidate;

  •
  the required regulatory consents and the views of Pozen's advisors that the transactions will be approved by the requisite authorities without the imposition of conditions sufficiently material to preclude the transactions;

  •
  the scope and results of Pozen's due diligence investigation of Tribute, which included reviews of organizational, operational, financial, commercial, regulatory, legal and other matters related to Tribute's business and potential financial, operational and other impacts of the merger on Pozen;

  •
  the anticipated market capitalization, balance sheet, free cash flow, liquidity and capital structure of Parent following the transactions; and

  •
  the financial statements of Pozen and Tribute and the prospective financial information of Pozen and Tribute described in more detail under the section entitled "—Prospective Financial Information" beginning on page 98 of this proxy statement prospectus.

Uncertainties, Risks and Potentially Negative Factors

        In the course of its deliberations, the Pozen board of directors also considered a number of uncertainties, risks and other potentially negative factors relevant to the transaction, including the following:

  •
  the fixed exchange ratio will not adjust to compensate for changes in the price of Pozen common stock or Tribute common shares prior to the completion of the transactions, and the terms of the merger agreement do not include termination rights triggered by a decrease in the value of Tribute relative to the value of Pozen, although the merger agreement does permit the Pozen board of directors to change its recommendation of the merger upon the occurrence of specified intervening events, as more fully described in the merger agreement (see the section entitled "The Merger Agreement—Pozen Change of Recommendation" beginning on page 120 of this proxy statement/prospectus);

  •
  the risk arising from provisions relating to the potential payment of a $3.5 million termination fee by Pozen under certain circumstances specified in the merger agreement;

  •
  the risk arising from provisions relating to the potential payment of a $1.75 million reduced termination fee by Pozen under certain circumstances specified in the merger agreement;

  •
  the fact that, subject to certain customary limited exceptions, Pozen is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing any information to any third party regarding or entering into any agreement providing for the acquisition of Pozen;

  •
  the fact that Tribute has the right to terminate the merger agreement based on certain changes in U.S. federal tax law that may occur following the date of the merger agreement and prior to the closing if, as a result of consummating the transactions contemplated by the merger agreement, in the opinion of DLA Piper, consummating the merger would have a material adverse effect (as defined in the merger agreement) on Tribute;

  •
  the risk that U.S. federal tax laws and regulations could change and potentially negatively impact the transaction;

  •
  the fact that, as a result of the merger, certain Pozen stockholders will be required to recognize gains on the receipt of Parent Shares for U.S. federal income tax purposes;

  •
  the restrictions on the conduct of Pozen's business prior to the completion of the transactions, which could delay or prevent Pozen from undertaking any potential business opportunities that may arise pending completion of the transactions;

  •
  the adverse impact that business uncertainty pending the merger effective time could have on Pozen's and Tribute's ability to attract, retain and motivate key personnel until the completion of the transactions;

  •
  the fact that Pozen has incurred and will continue to incur significant transaction costs and expenses in connection with the transactions, regardless of whether the transactions are consummated;

  •
  the risk that the forecasted results in the unaudited prospective financial information of Pozen, Tribute and Parent will not be achieved;

  •
  the risk that the transactions may not be completed, despite the parties' efforts, or that completion may be unduly delayed and the potential resulting disruptions to Pozen's business and relationships;

  •
  the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the transactions might not be achieved in the time frame contemplated or at all, or the other numerous risks and uncertainties that could adversely affect the combined company's operating results;

  •
  the risks associated with satisfying certain conditions relating to regulatory clearances and the absence of adverse changes in laws, and the possibility of delay;

  •
  the failure of Pozen stockholders to approve the merger agreement;

  •
  the failure of Pozen stockholders to approve Proposals 2 and 3 at the Pozen special meeting;

  •
  the failure of Tribute shareholders to approve the arrangement;

  •
  the proposed debt obligations of Parent, which may result in increased interest payments and could limit access to credit markets or make such access more expensive and reduce operational and strategic flexibility;

  •
  the dilution resulting from Parent's private placement of Parent Shares, as well as the potential further dilution from conversion of Parent's convertible notes;

  •
  the risks of the type and nature described under the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" beginning on pages 44 and 56, respectively, of this proxy statement/prospectus; and

  •
  certain of Pozen's directors and executive officers may receive certain benefits that are different from, and in addition to, those of Pozen's other stockholders, as discussed further under the section entitled "Interests of Certain Persons in the Merger" beginning on page 171 of this proxy statement/prospectus.

        After considering the foregoing potentially negative and potentially positive factors, the Pozen board of directors unanimously concluded, in its business judgment, that the potentially positive factors relating to the merger agreement and the transactions contemplated thereby (including the merger) outweighed the potentially negative factors.

        The foregoing discussion of the information and factors considered by the Pozen board of directors is not exhaustive but is intended to reflect the material factors considered by the Pozen board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Pozen board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Pozen board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Pozen board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Pozen board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled "Cautionary Note Regarding Forward-Looking Statements" beginning on page 56 of this proxy statement/prospectus.

Opinions of Pozen's Financial Advisors

Opinion of Guggenheim Securities, LLC

        Pursuant to an engagement letter dated as of January 7, 2015, as amended April 27, 2015, Pozen's board of directors retained Guggenheim Securities to act as its financial advisor with respect to Pozen's possible business combination with Tribute. In selecting Guggenheim Securities as its financial advisor, Pozen's board of directors considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the pharmaceutical industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

        At the June 7, 2015 meeting of Pozen's board of directors, Guggenheim Securities delivered its oral opinion, which subsequently was confirmed in writing, to the effect that, as of June 7, 2015 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, taking into account the merger, the Tribute exchange ratio was fair, from a financial point of view, to the holders of Pozen common stock (excluding Tribute and its affiliates).

        This description of Guggenheim Securities' opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex B to this proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities' written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities' written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

        In reading the discussion of Guggenheim Securities' opinion set forth below, you should be aware that such opinion:

  •
  was provided to Pozen's board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Tribute exchange ratio;

  •
  did not constitute a recommendation to Pozen's board of directors with respect to the transactions;

  •
  does not constitute advice or a recommendation to any holder of Pozen common stock and Tribute common shares as to how to vote in connection with the transactions or otherwise;

  •
  did not address Pozen's underlying business or financial decision to pursue the transactions, the relative merits of the transactions as compared to any alternative business or financial strategies that might exist for Pozen, the financing of the transactions or the effects of any other transaction in which Pozen might engage;

  •
  addressed only, as of the date thereof, taking into account the merger, the fairness of the Tribute exchange ratio, from a financial point of view, to the holders of Pozen common stock (excluding Tribute and its affiliates), pursuant to the transaction documentation;

  •
  expressed no view or opinion as to any other term or aspect of the transactions, the transaction documentation or any other agreement, transaction document or instrument contemplated by the transaction documentation or to be entered into or amended in connection with the transactions or the fairness, financial or otherwise, of the transactions to the holders of any class of securities, creditors or other constituencies of Tribute; and

  •
  expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Pozen's or Tribute's directors, officers or employees, or any class of such persons, in connection with the transactions relative to the Tribute exchange ratio or otherwise.

        In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

  •
  reviewed drafts of the transaction documentation;

  •
  reviewed certain publicly available business and financial information regarding each of Pozen and Tribute;

  •
  reviewed certain non-public business and financial information regarding Pozen's and Tribute's respective businesses and prospects (including certain financial projections for each of Pozen and Tribute), all as prepared and provided to Guggenheim Securities by Pozen's senior management;

  •
  reviewed certain non-public business and financial information regarding Tribute's business, all as prepared and provided to Guggenheim Securities by Tribute;

  •
  reviewed certain estimated revenue enhancements, cost savings and tax benefits (which Guggenheim Securities refers to as "synergy estimates") expected to result from the transactions, all as prepared and provided to Guggenheim Securities by Pozen's senior management;

  •
  discussed with Pozen's senior management its strategic and financial rationale for the transactions as well as their views of Pozen's and Tribute's respective businesses, operations, historical and projected financial results and future prospects;

  •
  discussed with Tribute's senior management its views of Tribute's business, operations, and historical financial results and future prospects;

  •
  reviewed the historical prices, trading multiples and trading volumes of the Pozen common stock and Tribute common shares;

  •
  compared the financial performance of Pozen and Tribute and the trading multiples and trading activity of the Pozen common stock and Tribute common shares with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Pozen and Tribute;

  •
  reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the transactions;

  •
  performed discounted cash flow analyses based on Pozen senior management's financial projections for Pozen, Tribute and Parent, with and without the synergy estimates, furnished to Guggenheim Securities by Pozen's senior management;

  •
  reviewed the pro forma financial results, financial condition and capitalization, with and without the financing transactions, of Parent giving effect to the transactions, all as provided to Guggenheim Securities by Pozen's senior management;

  •
  reviewed certain non-public business and financial information regarding MFI in connection with Tribute's proposed acquisition of MFI, including the terms of the potential acquisition and certain financial projections for MFI, all as provided to Guggenheim Securities by Pozen's senior management, and performed the valuation analyses set forth above assuming completion of Tribute's acquisition of MFI; and

  •
  conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

        With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

  •
  Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) furnished by or discussed with Pozen and Tribute or obtained from reputable public sources, data suppliers and other third parties.

  •
  Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the (a) reasonableness or achievability of any financial projections, synergy estimates, other estimates and other forward-looking information or the assumptions upon which they are based or (b) probability adjustments applied to certain products included in such financial projections or synergy estimates; and (iii) relied upon the assurances of Pozen's and Tribute's (as the case may be) senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

  •
  Specifically, with respect to any (i) financial projections, synergy estimates, other estimates and other forward-looking information furnished by or discussed with Pozen, (a) Guggenheim Securities was advised by Pozen's senior management, and Guggenheim Securities assumed, that such financial projections, synergy estimates, other estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Pozen's senior management as to the expected future performance of Pozen and Tribute and the realization of such synergies and (b) Guggenheim Securities assumed that such financial projections, synergy estimates, other estimates and other forward-looking information had been reviewed by Pozen's board of directors with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable. In addition, Guggenheim Securities relied upon, without independent verification, the assessments of Pozen's senior management as to (i) Pozen's, and Tribute's existing and future products and product candidates, including the validity of, and risks associated with, such products and intellectual property, (ii) the probabilities of successful commercialization of, and peak worldwide sales attributable to, such products and product candidates (including, without limitation, the timing of development, testing, governmental approvals and marketing thereof, the validity and life of patents with respect thereto and the potential impact of competition thereon), and (iii) Pozen's and Tribute's employee and commercial relationships, including the ability of Parent to retain Pozen's, and Tribute's key employees and to maintain Pozen's and Tribute's key commercial relationships.

    Guggenheim Securities also notes certain other considerations with respect to its engagement and its opinion:

  •
  Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Pozen, Tribute or Parent or the solvency or fair value of Pozen, Tribute or Parent, nor was Guggenheim Securities furnished with any such appraisals.

  •
  Guggenheim Securities did not express any view or render any opinion regarding the tax consequences to Pozen, Tribute, Parent or their respective stockholders of the transactions. Guggenheim Securities' professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities' opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Pozen, Tribute and their respective advisors with respect to such matters.

  •
  Guggenheim Securities further assumed that:

  •
  in all respects material to its analyses, (i) the final executed form of the transaction documentation would not differ from the drafts that Guggenheim Securities reviewed, (ii) Pozen, Tribute, Parent and the other parties thereto (as the case may be) will comply with all terms of the transaction documentation and (iii) the representations and warranties of Pozen, Tribute, Parent and the other parties thereto (as the case may be) contained in the transaction documentation were true and correct and all conditions to the obligations of each party to the transaction documentation will be satisfied without any waiver thereof;

    •
    the transactions will be consummated in a timely manner and in accordance with the terms of the transaction documentation, without any limitations, restrictions, conditions, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Pozen, Tribute or Parent, or the transactions, in any way material to Guggenheim Securities' analyses; and

    •
    the transactions will have the tax consequences described in discussions with, and materials furnished to Guggenheim Securities by, Pozen and its representatives.

  •
  Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the Pozen common stock, Tribute common shares or Parent Shares may trade at any time, including, without limitation, subsequent to the announcement or consummation of the transactions.

Summary of Valuation and Financial Analyses

Overview of Valuation and Financial Analyses

        This "Summary of Valuation and Financial Analyses" presents a summary of the principal valuation and financial analyses performed by Guggenheim Securities and presented to Pozen's board of directors in connection with Guggenheim Securities' rendering of its opinion. Such presentation to Pozen's board of directors was supplemented by Guggenheim Securities' oral discussion, the nature and substance of which may not be fully described herein.

        Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities' valuation and financial analyses.

        The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities' view create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering Guggenheim Securities' opinion.

        In arriving at its opinion, Guggenheim Securities:

  •
  based its valuation and financial analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Pozen, Tribute and Guggenheim Securities;

  •
  did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

  •
  considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and

  •
  ultimately arrived at its opinion based on the results of all of its valuation and financial analyses assessed as a whole and believes that the totality of the factors considered and the various valuation and financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to, as of the date thereof, taking into account the merger, the fairness of the Tribute exchange ratio, from a financial point of view, to the holders of Pozen common stock (excluding Tribute and its affiliates).

        With respect to the valuation and financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

  •
  Such valuation and financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

  •
  None of the selected publicly traded companies used in the peer group trading valuation analysis and financial benchmarking described below is identical or directly comparable to Pozen or Tribute, and none of the selected precedent merger and acquisition transactions used in the precedent merger and acquisitions transactions analysis described below is identical or directly comparable to the transactions; however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities' valuation and financial analyses, to Pozen and Tribute based on Guggenheim Securities' familiarity with the pharmaceutical industry in North America.

  •
  In any event, peer group trading valuation analysis and financial benchmarking and precedent merger and acquisition transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the peer group companies and precedent merger and acquisition transactions to which Pozen, Tribute and the transactions were compared.

  •
  Such valuation and financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

        As discussed above under the section entitled "—Background of the Transactions," subsequent to Guggenheim Securities' presentation to Pozen's board of directors, Pozen management provided Guggenheim Securities with updated and slightly revised diluted share count information for Tribute containing immaterial differences to the assumptions used prior to delivery of Guggenheim Securities' oral opinion and Guggenheim Securities reviewed the impact of such updated information prior to delivering its written opinion on June 8, 2015. The following description of the analyses performed by Guggenheim Securities, however, reflects the analyses as presented to the Pozen board of directors at its meeting on June 7, 2015.

Recap of Transaction Valuation

        Based on the Tribute exchange ratio of 0.1455 Parent Shares for each Tribute common share and the closing trading price of the Pozen common stock of $7.55 on June 5, 2015 and a USD/CAD exchange rate of 1.2475 as of June 5, 2015, Guggenheim Securities reviewed the implied value of the merger consideration to be paid to holders of Tribute's common shares. The implied value of the merger consideration, or transaction price, to be paid to the holders of Tribute's common shares was $1.37 (CAD) per Tribute common share and implied premiums of 5.4%, 18.6% and 0.8% to Tribute's (i) closing stock price as of June 5, 2015 of $1.30 (CAD) per stock, (ii) the 30-day volume-weighted average stock prices as of June 5, 2015 of $1.16 (CAD) per share, and (iii) the past year's high stock prices as of June 5, 2015 of $1.36 (CAD) per share, respectively.

Tribute Valuation Analyses

        Summary of Tribute Valuation Analyses.    In assessing the valuation of Tribute in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses which are summarized in the table below and described in more detail elsewhere herein, including peer group trading valuation analysis, precedent merger and acquisition transaction analysis and discounted cash flow analyses. In consideration of Tribute's proposed acquisition of MFI, in generating the implied valuation range for Tribute, Guggenheim Securities performed certain calculations under two potential scenarios, without taking into account the acquisition of MFI and taking into account the acquisition of

MFI. Solely for reference purposes, Guggenheim Securities also reviewed (i) one-day unaffected premiums (based on its review of precedent transactions) of 20% to 50% to Tribute's closing stock price on June 5, 2015, (ii) Wall Street equity research analysts' price targets for Tribute common shares, discounted at a cost of equity of 15% to current value and (iii) the historical trading price range for Tribute common shares during the 52 weeks preceding June 5, 2015.

Summary of Tribute Valuation Analyses

Transaction Implied Nominal Value per Share	$1.37 (CAD	)

	Reference Range for Valuation of Tribute (Excluding MFI)				Reference Range for Valuation of Tribute (Including MFI)
Primary Valuation Analyses	Low		High		Low		High
Peer Group Trading Valuation Analysis:
Tribute Stand-Alone Public Market Trading Valuation	$1.04 (CAD	)	$1.41 (CAD	)	$1.06 (CAD	)	$1.47 (CAD	)
Precedent M&A Transaction Analysis	0.86		1.27		0.80		1.34
Discounted Cash Flow Analyses:
Tribute Stand-Alone DCF Valuation	1.06		1.35		1.11		1.47
Tribute Stand-Alone DCF Valuation Plus DCF Valuation of Net Synergies	1.21		1.51		1.27		1.62
Tribute Stand-Alone DCF Valuation Plus DCF Valuation of Tax Savings	1.30		1.60		1.35		1.71
Tribute Stand-Alone DCF Valuation Plus DCF Valuation of Tax Savings and Net Synergies	1.64		1.94		1.69		2.04
Reference Items
Premium to Closing Stock Price at 6/5/15	$1.57 (CAD	)	$1.96 (CAD	)	$1.57 (CAD	)	$1.96 (CAD	)
Discounted One-Year Wall Street Equity Research Price Targets	1.13		1.83		1.13		1.83
Tribute's Stock Price Range During Past Year	0.45		1.36		0.45		1.36

        Tribute Peer Group Trading Valuation Analysis.    Guggenheim Securities reviewed and analyzed Tribute's historical stock price performance, trading valuation metrics and historical and projected financial performance compared to such information for certain publicly traded companies in the pharmaceutical industry that Guggenheim Securities deemed relevant for purposes of its valuation analysis. The following publicly traded pharmaceutical industry peer group companies were used by Guggenheim Securities for purposes of its Tribute valuation analysis and were selected on the basis of comparable pharmaceutical industry focus, including Canadian core commercial peer companies and non-Canadian specialty pharmaceutical peer companies:

Selected Peer Group Companies

Canadian Commercial (Core) Peer Group Companies	Other Specialty Pharmaceutical Peer Group Companies
• Merus Labs International Inc.	• AMAG Pharmaceuticals, Inc.
• Cipher Pharmaceuticals Inc.	• Insys Therapeutics, Inc.
• Cardiome Pharma Corp.	• Acorda Therapeutics, Inc.
• Trimel Pharmaceuticals Corporation	• Supernus Pharmaceuticals, Inc.
• BioSyent Inc.	• Pernix Therapeutics Holdings, Inc.
• Orexo AB
• Spectrum Pharmaceuticals, Inc.

        Guggenheim Securities calculated the following trading multiples for the selected peer group companies based on Wall Street consensus estimates and the most recent publicly available financial filings:

Selected Pharmaceutical Industry Peer Group Trading Multiples

	Revenue
	2015E	2016E
Canadian Commercial (Core):
Low	5.4x	4.1x
High	7.3	5.5
Other Specialty Pharmaceutical:
Low	2.6	2.4
High	7.6	5.9
Both Peer Groups:
Mean	5.4	4.2
Median	5.6	4.2
Tribute:	6.4	5.4

        Moberg Pharma AB was used by Guggenheim Securities for purposes of its MFI valuation analysis and was selected on the basis of comparable pharmaceutical industry focus on over-the-counter products:

Moberg Pharma AB

	Revenue
	2015E	2016E
Moberg Pharma	3.0	2.5

        In performing its peer group trading valuation analysis:

  •
  Guggenheim Securities selected a revenue multiple range of 5.00x-7.00x based on 2015E for purposes of valuing Tribute on a stand-alone public market trading basis and a revenue multiple of 3.00x based on 2015E for purposes of valuing MFI on a stand-alone basis, when applicable.

  •
  Guggenheim Securities' analysis of the selected peer group companies resulted in an overall reference range of $1.04 (CAD) to $1.41 (CAD) per share for purposes of valuing Tribute common shares on a stand-alone public market trading basis, excluding MFI, and an overall reference range of $1.06 (CAD) to $1.47 (CAD) per share for purposes of valuing Tribute common shares on a stand-alone public market trading basis, including MFI. The valuation of Tribute with MFI was performed on a sum-of-the-parts basis, where (a) Tribute without MFI and (b) MFI were valued using respective valuation methodologies as specified above.

        Tribute Precedent Merger and Acquisition Transaction Analysis.    Guggenheim Securities reviewed and analyzed the valuation and financial metrics of certain relevant precedent merger and acquisition transactions during the past several years in the specialty pharmaceutical industry involving commercial-stage targets with enterprise values between $50 million and $2.5 billion that Guggenheim Securities deemed relevant for purposes of its valuation analysis. The following precedent merger and acquisition transactions were reviewed and considered by Guggenheim Securities for purposes of its Tribute valuation analysis:

Selected Pharmaceutical Industry Precedent M&A Transactions

Date Announced	Acquiror	Target
3/30/15	Horizon Pharma plc	Hyperion Therapeutics, Inc.
10/09/14	Endo International plc	Auxilium Pharmaceuticals, Inc.
2/11/14	Mallinckrodt plc	Cadence Pharmaceuticals Inc.
1/21/14	Teva Pharmaceutical Industries Ltd.	NuPathe Inc.
12/11/13	Emergent BioSolutions Inc.	Cangene Corporation
11/07/13	Salix Pharmaceuticals, Inc.	Santarus Inc.
11/05/13	Endo Health Solutions Inc.	Paladin Labs Inc.
9/16/13	Chiesi Farmaceutici S.p.A.	Cornerstone Therapeutics Inc.
7/30/13	Cubist Pharmaceuticals Inc.	Optimer Pharmaceuticals Inc.
3/20/13	Valeant Pharmaceuticals International Inc.	Obagi Medical Products Inc.

        A summary of Guggenheim Securities' analysis of the precedent merger and acquisition transactions is presented in the table below:

Selected Pharmaceutical Industry Precedent M&A Transaction Multiples

	Transaction Enterprise Value/ Revenue (Excluding Earnouts / Contingent Value Rights)
	Current Year	Current Year +1	1-Day Offer Premium
Precedent M&A Transactions
Mean	5.1x	4.1x	35%
Median	4.9	4.3	32%
Tribute Merger	6.8x	5.7x	5%

        Guggenheim Securities reviewed and analyzed the valuation and financial metrics of certain relevant precedent merger and acquisition transactions during the past several years in the over-the-counter, dermatology and generic pharmaceutical industries involving targets with enterprise values less than $1 billion that Guggenheim Securities deemed relevant for purposes of its MFI valuation analysis. The following precedent merger and acquisition transactions were reviewed and considered by Guggenheim Securities:

Selected Over-the-Counter Pharmaceutical Industry Precedent M&A Transactions

Date Announced	Acquiror	Target
07/09/13	Prestige Brands Holdings, Inc.	Care Pharmaceuticals Pty Ltd.
08/18/13	STADA Arzneimittel AG	Thornton & Ross Ltd.
06/15/12	Valeant Pharmaceuticals International Inc.	OraPharma, Inc.
05/25/12	Takeda Pharmaceutical Company Limited	Multilab Indústria e Comércio de Produtos Farmacêuticos Ltda.
03/26/12	Valeant Pharmaceuticals International Inc.	Natur Produkt International, JSC
03/15/12	Omega Pharma	GlaxoSmithKline Plc (sale of certain Over-the-Counter brands)
12/20/11	Prestige Brands Holdings, Inc.	GlaxoSmithKline Plc (sale of certain Over-the-Counter brands)
11/20/11	Valeant Pharmaceuticals International Inc.	iNova Pharmaceuticals Pty. Ltd.
11/09/11	STADA Arzneimittel AG	Spirig Pharma AG (sale of generics business)
07/15/11	Valeant Pharmaceuticals International Inc.	Janssen Pharmaceuticals, Inc. (sale of Ortho Dermatologics business)
07/11/11	Valeant Pharmaceuticals International Inc.	Sanofi S.A. (sale of Dermik business)

        A summary of Guggenheim Securities' analysis of the precedent merger and acquisition transactions is presented in the table below:

Selected Over-the-Counter Pharmaceutical Industry Precedent M&A Transactions

Transaction EV / LTM Revenue
Mean	2.8x
Median	2.9x

        In performing its precedent merger and acquisition transactions analysis:

  •
  Guggenheim Securities selected a current year revenue multiple range of 4.00x-6.25x based on 2015E for purposes of valuing Tribute on a change-of-control basis and a last twelve months (LTM) revenue multiple range of 2.25x-3.25x based on an LTM period for purposes of valuing MFI on a change-of-control basis.

  •
  Guggenheim Securities' analysis of the select relevant precedent merger and acquisition transactions resulted in an illustrative reference range of $0.86 (CAD) to $1.27 (CAD) per share for purposes of valuing Tribute common shares on a change-of-control basis excluding MFI, and an illustrative reference range of $0.80 (CAD) to $1.34 (CAD) per share for purposes of valuing Tribute common shares on a change-of-control basis including MFI. The valuation of Tribute with MFI was performed on a sum-of-the-parts basis, where (i) Tribute without MFI and (ii) MFI were valued using respective valuation methodologies as specified above.

        Tribute Discounted Cash Flow Analyses.    Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Tribute based on projected after-tax unlevered free cash flows for Tribute and an estimate of its terminal value at the end of the projection horizon. Guggenheim Securities also performed illustrative discounted cash flow analyses of the net synergy estimates and tax savings associated with the transactions. In performing its illustrative discounted cash flow analyses:

  •
  Guggenheim Securities based its discounted cash flow analyses on the ten-year financial projections for Tribute, net synergy estimates and tax savings as provided by Pozen's senior management.

  •
  Guggenheim Securities estimated Tribute's weighted average cost of capital to be within a range of 13.00-15.00% based on, among other factors, (i) Guggenheim Securities' then-current estimate of the prospective US equity risk premium range, (ii) a review of Tribute's and its selected peer group companies' Bloomberg historical adjusted betas and Barra predicted betas, (iii) the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate, (iv) Tribute's assumed target capital structure on a prospective basis, and (v) Guggenheim Securities' investment banking and capital markets judgment and experience in valuing companies similar to Tribute.

  •
  In calculating Tribute's terminal value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of terminal year EV/revenue multiples of 2.5x-3.5x, which implied perpetual growth rates in Tribute's terminal year normalized after-tax unlevered free cash flow of (0.7%) to 1.6%, excluding MFI, and 0.5% to 2.5%, including MFI.

  •
  Excluding MFI, Guggenheim Securities' illustrative discounted cash flow analyses resulted in an overall reference range of (i) $1.06 (CAD) to $1.35 (CAD) per share for purposes of valuing Tribute common shares on a stand-alone intrinsic-value basis, (ii) $1.21 (CAD) to $1.51 (CAD) per share for purposes of valuing Tribute common shares on an intrinsic-value basis including the net present value of expected transaction-related net synergies, (iii) $1.30 (CAD) to $1.60 (CAD) per share for purposes of valuing Tribute common shares on an intrinsic-value basis including the net present value of expected transaction-related tax savings, and (iv) $1.64 (CAD) to $1.94 (CAD) per share for purposes of valuing Tribute common shares on an intrinsic-value basis including the net present value of expected transaction-related net synergies and the net present value of expected transaction-related tax savings.

  •
  Including MFI, Guggenheim Securities' illustrative discounted cash flow analyses resulted in an overall reference range of (i) $1.11 (CAD) to $1.47 (CAD) per share for purposes of valuing Tribute common shares on a stand-alone intrinsic-value basis, (ii) $1.27 (CAD) to $1.62 (CAD) per share for purposes of valuing Tribute common shares on an intrinsic-value basis including the net present value of expected transaction-related net synergies, (iii) $1.35 (CAD) to $1.71 (CAD) per share for purposes of valuing Tribute common shares on an intrinsic-value basis including the net present value of expected transaction-related tax savings, and (iv) $1.69 (CAD) to $2.04 (CAD) per share for purposes of valuing Tribute common shares on an intrinsic-value basis including the net present value of expected transaction-related net synergies and the net present value of expected transaction-related tax savings.

Pozen Valuation Analyses

        Summary of Pozen Valuation Analyses.    In assessing the valuation of Pozen in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses which are summarized in the table below and described in more detail elsewhere herein, including peer group trading valuation analysis and discounted cash flow analyses. Solely for reference purposes, Guggenheim Securities also reviewed (i) one Wall Street equity research analyst's price target for Pozen's common stock, discounted at a cost of equity of 16.6% to current value and (ii) the historical trading price range for Pozen's common stock.

Summary of Pozen Valuation Analyses

	Reference Range for Valuation of Pozen
	Low	High
Primary Valuation Analyses
Peer Group Sum-of-the-Parts Trading Analysis	$6.90	$8.82
Pozen Stand-Alone DCF Valuation	6.61	8.30
Reference Items
Discounted One-Year Wall Street Equity Research Price Target	8.58	8.58
Pozen's Stock Price Range During Past Year	6.45	9.50

        Pozen Peer Group Trading Valuation Analysis.    Guggenheim Securities reviewed and analyzed Pozen's historical stock price performance, trading valuation metrics and historical and projected financial performance compared to such information for certain publicly traded companies in the pharmaceutical industry that Guggenheim Securities deemed relevant for purposes of its valuation analysis. The following publicly traded pharmaceutical industry peer group companies were used by Guggenheim Securities for purposes of its valuation analysis and were selected because (i) they are recipients of "Complete Response Letters" or are facing regulatory uncertainty or (ii) their principal source of revenue comes from royalties or other passive sources. Guggenheim Securities' analysis of the selected peer group companies was performed on a sum-of-the-parts basis, where (a) Yosprala was valued at $75 million to $100 million based on valuations of peers who are the recipients of Complete Response Letters and are facing regulatory uncertainty, and (b) the rest of Pozen business was valued at a 8x-10x 2015E EV/revenue multiple based on valuations of peers whose source of revenue comes from royalties or other passive sources. The analysis was performed utilizing both Pozen management and Wall Street consensus estimates for 2015E VIMOVO royalty revenue.

Selected Peer Group Companies

Complete Response Letter Received or Facing Regulatory Uncertainty	Royalty/Passive Income Companies
• Repros Therapeutics Inc.	• Sucampo Pharmaceuticals, Inc.
• AcelRx Pharmaceuticals, Inc.	• BioSpecifics Technologies Corp.
• Lipocine, Inc.	• Corium International, Inc.
• Adamis Pharmaceuticals Corporation	• Zogenix, Inc.
• Pain Therapeutics, Inc.

        Guggenheim Securities calculated the following equity values and enterprise values for the selected peer group companies based on Wall Street consensus estimates and the most recent publicly available financial filings:

Complete Response Letter Received or Facing Regulatory Uncertainty

	Equity Value	Enterprise Value
Peer Group:
Mean	$140	$104
Median	177	119
Pozen:	283	237

        Guggenheim Securities calculated the following trading multiples for the selected peer group companies based on Wall Street consensus estimates and the most recent publicly available financial filings:

Selected Pharmaceutical Industry Peer Group Trading Multiples

	Revenue
	2015E	2016E
Peer Group:
Mean	8.4x	6.7x
Median	8.6	5.3
Pozen:	9.5	3.5

        In performing its peer group trading valuation analysis:

  •
  Guggenheim Securities' analysis of the selected peer group companies resulted in an overall reference range of $6.90 to $8.82 per share for purposes of valuing Pozen's common stock on a sum-of-the-parts public market trading basis.

Pozen Discounted Cash Flow Analyses.

        Guggenheim Securities performed illustrative discounted cash flow analyses of Tribute based on projected after-tax unlevered free cash flows for Pozen and an estimate of its terminal value at the end of the projection horizon. In performing its illustrative discounted cash flow analyses:

  •
  Guggenheim Securities based its discounted cash flow analyses on the ten-year financial projections for Pozen, as provided by Pozen's senior management.

  •
  Guggenheim Securities estimated Pozen's weighted average cost of capital to be within a range of 13.50% to 16.50% based on, among other factors, (i) Guggenheim Securities' then-current estimate of the prospective US equity risk premium range, (ii) a review of Pozen's and its selected peer group companies' Bloomberg historical adjusted betas and its then-current Barra predicted betas, (iii) the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate, (iv) Pozen's assumed target capital structure on a prospective basis and (v) Guggenheim Securities' investment banking and capital markets judgment and experience in valuing companies similar to Pozen.

  •
  In calculating Pozen's terminal value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of terminal year EV/revenue multiples of 2.0x-3.0x, which implied perpetual growth rates in Pozen's terminal year normalized after-tax unlevered free cash flow of (8.6%) to (4.0%) and reflects (a) Pozen management's expectations for continued declines in Yosprala revenue driven by generic entry following expirations of its patents and (b) a limited number of years remaining before the end of VIMOVO royalty revenue stream.

  •
  Guggenheim Securities' illustrative discounted cash flow analyses resulted in an overall reference range of $6.61 to $8.30 per share for purposes of valuing Pozen's common stock on a stand-alone intrinsic-value basis.

Relative Valuation Analyses

        Exchange Ratio Analysis.    In assessing the Tribute exchange ratio, Guggenheim Securities derived values for each of Pozen and Tribute using the valuation methodologies described in the summaries under the captions "Tribute Peer Group Trading Valuation Analysis," "Tribute Discounted Cash Flow Analyses," "Pozen Peer Group Trading Valuation Analysis" and "Pozen Discounted Cash Flow Analyses," set forth above. Each of these methodologies was used to generate implied valuation ranges for Pozen and Tribute. For each methodology, an implied exchange ratio was then calculated based on these implied valuation ranges. In consideration of Tribute's proposed acquisition of MFI, in generating the implied valuation range for Tribute, Guggenheim Securities performed each calculation under two potential scenarios, taking into account the acquisition of MFI and without taking into account the acquisition of MFI. Solely for reference purposes, Guggenheim Securities also reviewed the observed market exchange ratios of Pozen common stock and Tribute common shares for a period the year prior to June 5, 2015.

        The following table outlines the implied exchange ratios derived using each of these methodologies. With respect to any given range of implied exchange ratios, the upper implied exchange ratio assumes the maximum Tribute equity value and minimum Pozen equity value, while the lower implied exchange ratio assumes the minimum Tribute equity value and maximum Pozen equity value.

Implied Tribute Exchange Ratio Analyses
Tribute Exchange Ratio	0.1455

	Valuation Range (Implied Exchange Ratio; Excluding MFI)			Valuation Range (Implied Exchange Ratio; Including MFI)
	Low	Mid	High	Low	Mid	High
Stand-Alone DCF Valuation	0.109x	0.129x	0.154x	0.115x	0.139x	0.167x
DCF with Operational Synergies	0.124	0.147	0.173	0.130	0.155	0.185
DCF with Tax Savings	0.133	0.156	0.183	0.139	0.164	0.195
DCF with Operational Synergies and Tax Savings	0.167	0.193	0.223	0.172	0.201	0.234
Peer Group Trading Valuation	0.095	0.125	0.164	0.097	0.131	0.174
Historical Exchange Ratio Range During Past Year	0.047	0.102	0.157	0.047	0.102	0.157

Other Considerations

        Pozen did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the transactions were determined through negotiations between Pozen and Tribute and were approved by Pozen's board of directors. The decision to enter into the transaction documentation was solely that of Pozen's board of directors. Guggenheim Securities' opinion was just one of the many factors taken into consideration by Pozen's board of directors. Consequently, Guggenheim Securities' valuation and financial analyses should not be viewed as determinative of the decision of Pozen's board of directors with respect to, taking into account the merger, the fairness of the Tribute exchange ratio, from a financial point of view, to the holders of Pozen common stock (excluding Tribute and its affiliates).

        Pursuant to the terms of Guggenheim Securities' engagement letter, Pozen has agreed to pay Guggenheim Securities a fee of six million dollars, all but one million dollars of which is contingent on successful consummation of the transactions. One million dollars of Guggenheim Securities' compensation was due upon delivery of its fairness opinion which will be credited against the fee payable upon consummation of the transactions. In addition, Pozen has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement. Pozen also has granted Guggenheim Securities the right to provide certain investment banking and other services to Pozen and Parent in the future, on customary terms and conditions.

        Guggenheim Securities has been previously engaged by Pozen during the past two years to provide certain financial advisory or investment banking services in connection with matters unrelated to the transactions, for which Guggenheim Securities has received (or expects to receive) customary fees, including having been engaged by Pozen in January 2015 to advise on certain strategic and financial matters. Guggenheim Securities has not been previously engaged during the past two years by Tribute, MFI, the Investors or the Lenders to provide financial advisory or investment banking services for which Guggenheim Securities received fees; however, Guggenheim Securities provides certain financial advisory and investment banking services to a client of Guggenheim Securities that is currently engaged in a potential transaction with a party to the financing transactions, for which Guggenheim Securities may receive a fee. Guggenheim Securities may seek to provide Pozen, Tribute, Parent, MFI, the Investors, the Lenders and their respective affiliates with certain financial advisory and investment banking services unrelated to the transactions in the future.

        Guggenheim Securities and its affiliates engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Pozen, Tribute, Parent, MFI, the Investors, the Lenders, other participants in the transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Pozen, Tribute, Parent, MFI, the Investors, the Lenders, other participants in the transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies. Finally, Guggenheim Securities or its affiliates and its or their directors, officers, employees, consultants and agents may have investments in Pozen, Tribute, Parent, MFI, the Investors, the Lenders, other participants in the transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies.

        Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities' research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Pozen, Tribute, Parent, MFI, the Investors, the Lenders, other participants in the transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies, and the transactions, that differ from the views of Guggenheim Securities' investment banking personnel.

Opinion of Deutsche Bank Securities Inc.

        Deutsche Bank has acted as a financial advisor to Pozen in connection with the transaction. At the June 7, 2015 meeting of the Pozen board of directors, Deutsche Bank delivered its oral opinion to the Pozen board of directors, subsequently confirmed by delivery of a written opinion dated June 8, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank's opinion, the exchange ratio of 0.1455 Parent Shares per Tribute common share (taking into account the merger) was fair, from a financial point of view, to the holders of outstanding Pozen common stock (excluding Parent, Tribute and their respective affiliates). Deutsche Bank expressed no opinion with respect to the transaction.

        The full text of Deutsche Bank's written opinion, dated June 8, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement/prospectus as Annex C and is incorporated herein by reference. The summary of Deutsche Bank's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank's opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Pozen board of directors in connection with and for the purpose of its evaluation of the transaction. Deutsche Bank's opinion was limited to the fairness of the exchange ratio of 0.1455 Parent Shares per Tribute common share (taking into account the merger), from a financial point of view, to the holders of outstanding Pozen common stock as of the date of the opinion (excluding Parent, Tribute and their respective affiliates). Deutsche Bank's opinion did not address any other terms of the transactions or the merger agreement, nor did it address the terms of the Equity Financing, the Debt Financing or any other agreement entered into or to be entered into in connection with the transaction. Pozen did not ask Deutsche Bank to, and Deutsche Bank's opinion did not, address the fairness of the transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Pozen, nor did it address the fairness of the contemplated benefits of the transaction. Deutsche Bank expressed no opinion, and Deutsche Bank's opinion does not constitute a recommendation, as to how any holder of Pozen common stock or other securities of Pozen, or any holder of any securities of any other entity, should vote or act with respect to the transaction or any other matter. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any parties to the transaction or any class of such persons, in connection with the transaction, whether relative to the exchange ratio of 0.1455 Parent Shares per Tribute common share, the merger consideration of one Parent Share per share of Pozen common stock or otherwise. Deutsche Bank's opinion did not in any manner address what the value of the Parent Shares actually will be when issued pursuant to the transaction or the prices at which Tribute common shares, Pozen common stock, Parent Shares or any other securities will trade following the announcement or consummation of the transaction.

        In connection with its role as financial advisor to Pozen, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Tribute, and certain internal analyses, financial forecasts and other information relating to Tribute and MFI prepared by management of Pozen and approved for Deutsche Bank's use by Pozen. Deutsche Bank also reviewed certain publicly available financial and other information concerning Pozen, and certain internal analyses, financial forecasts and other information relating to Pozen and the combined company prepared by management of Pozen and approved for Deutsche Bank's use by Pozen. Deutsche Bank has held discussions with certain senior officers and other representatives and advisors of Pozen regarding the businesses and prospects of Tribute, Pozen and the combined company. Deutsche Bank also held discussions with certain senior officers of Tribute regarding the businesses and prospects of MFI. In addition, Deutsche Bank:

  •
  reviewed the reported prices and trading activity for the Tribute common shares and Pozen common stock;

  •
  compared certain financial and stock market information for Pozen and Tribute with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

  •
  reviewed the merger agreement and the plan of arrangement attached as Schedule II to the merger agreement; and

  •
  performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

        Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Tribute, Pozen or Parent, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Pozen board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Tribute, Pozen or Parent or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Tribute, Pozen, Parent or any of their respective subsidiaries (or the impact of the transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain tax benefits, cost savings, revenue synergies and other strategic benefits projected by Pozen to be achieved as a result of the transaction (which are collectively referred to in this proxy statement/prospectus as "synergies"), made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of the Pozen board of directors, that such forecasts, including the synergies, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pozen as to the matters covered thereby, and that the financial results, including the synergies, reflected in such forecasts will be realized in the amounts and at the times projected and Deutsche Bank has relied on such forecasts in arriving at its opinion. Deutsche Bank further assumed, with the knowledge and permission of the Pozen board of directors, and Deutsche Bank was directed by Pozen to assume in its analyses, that the transaction will have the tax effects that Deutsche Bank has discussed with Pozen. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the synergies, or the assumptions on which they were based. Deutsche Bank's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

        For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Pozen board of directors, that in all respects material to its analysis, the transaction will be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement, and no adjustments or modifications to the structure of the transaction would be made, in each case that was material to its analysis, and no adjustment to the merger consideration of one Parent Share per share of Pozen common stock or the exchange ratio of 0.1455 Parent Share per Tribute common share attributable to changes in the outstanding shares of capital stock of Pozen, Tribute or Parent by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon. Deutsche Bank further assumed that the final plan of arrangement would not differ from the form plan of arrangement attached as Schedule II to the merger agreement in any respect material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Pozen board of directors, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transaction would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by Pozen and its other advisors with respect to such issues.

        Deutsche Bank was not requested to, and did not (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to any potential transaction involving Pozen or any alternative to the transaction, (b) negotiate the terms of the transaction or (c) advise the Pozen board of directors with respect to alternatives to the transaction. Nor was Deutsche Bank requested to consider, and Deutsche Bank's opinion did not address, the merits of the underlying decision by Pozen to engage in the transaction or the relative merits of the transaction as compared to any alternative transactions or business strategies.

        Pozen selected Deutsche Bank as its financial advisor in connection with the transaction based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Pozen and Deutsche Bank, dated May 13, 2015, Pozen has agreed to pay Deutsche Bank a fee of $1,000,000 for its services as financial advisor to Pozen, all of which became payable upon the delivery of Deutsche Bank's opinion. Pozen has also agreed to reimburse Deutsche Bank for the fees, expenses and disbursements of Deutsche Bank's counsel and Deutsche Bank's travel and other out-of-pocket expenses incurred in connection with the transaction or otherwise arising out of the retention of Deutsche Bank, in each case on the terms set forth in its engagement letter. Pozen has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the transaction.

        Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to in this proxy statement/prospectus as the "DB Group". The DB Group may provide investment and commercial banking services to Pozen, Tribute, Parent or their respective affiliates in the future, for which Deutsche Bank would expect the DB Group to receive compensation. The DB Group has not received fees from Pozen or Tribute since January 1, 2012 with respect to any investment or commercial banking services unrelated to the transaction. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Pozen, Tribute, Parent and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

        The following is a summary of the material financial analyses presented by Deutsche Bank to the Pozen board of directors at its meeting held on June 7, 2015 and used in connection with rendering Deutsche Bank's opinion described above.

        The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank's analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 5, 2015, and is not necessarily indicative of current market conditions.

        As discussed above under the section entitled "—Background of the Transactions," following the board meeting, Pozen management provided Deutsche Bank with updated and slightly revised diluted share count information for Tribute containing immaterial differences to the assumptions used prior to delivery of Deutsche Bank's oral opinion and Deutsche Bank reviewed the impact of such updated information prior to delivering its written opinion on June 8, 2015. The following description of the analyses performed by Deutsche Bank, however, reflects the analyses as presented to the Pozen board of directors at its meeting on June 7, 2015.

  Exchange Ratio Analysis

        In assessing the exchange ratio, Deutsche Bank derived values for each of Pozen and Tribute using the valuation methodologies, described in the summaries under the captions "Selected Public Companies Analysis—Tribute," "Selected Public Companies Analysis—Pozen," "Sum-of-the-Parts Discounted Cash Flow Analysis—Tribute" and "Sum-of-the-Parts Discounted Cash Flow Analysis—Pozen," set forth below. Each of these methodologies was used to generate implied valuation ranges for Pozen and Tribute. For each methodology, an implied exchange ratio was then calculated based on these implied valuation ranges. In consideration of Tribute's proposed acquisition of MFI, in generating the implied valuation range for Tribute, Deutsche Bank performed each calculation under two potential scenarios—taking into account the acquisition of MFI and without taking into account the acquisition of MFI.

        The following table outlines the implied exchange ratios derived using each of these methodologies. With respect to any given range of implied exchange ratios, except in the case of the last twelve-month period exchange ratio, which is referred to in this proxy statement/prospectus as the "LTM exchange ratio," the upper implied exchange ratio assumes the maximum Tribute equity value and minimum Pozen equity value, while the lower implied exchange ratio assumes the minimum Tribute equity value and maximum Pozen equity value (as described in more detail below). The LTM exchange ratio range reflects the range of implied exchange ratios based on the closing share prices of Pozen and Tribute on each trading day during the twelve-month period ended June 5, 2015, with the Tribute common shares price converted to US dollars at historical exchange ratios on each applicable trading day.

Implied Exchange Ratio Analysis	Excluding MFI	Including MFI
LTM exchange ratio	0.0461 - 0.1579	0.0461 - 0.1579
Selected Companies
TEV/2016E revenue	0.0956 - 0.1855	0.1094 - 0.2212
TEV/2017E revenue	0.0917 - 0.1567	0.1045 - 0.1834
Sum-of-the-Parts Discounted Cash Flow
Including transaction benefits	0.1389 - 0.2132	0.1456 - 0.2289
Including transaction benefits and revenue synergies	0.1692 - 0.2578	0.1751 - 0.2724

  Historical Trading Analysis—Tribute

        Deutsche Bank reviewed the historical closing trading prices for the Tribute common shares during the 52-week period ended June 5, 2015, which ranged from a low of $0.47 (CAD) per share on October 16, 2014 to a high of $1.34 (CAD) per share on June 4, 2015. Deutsche Bank also noted that the closing price of Tribute common shares on June 5, 2015, the last trading day prior to the announcement of the transaction, was $1.30 (CAD) per share.

        Deutsche Bank noted that, based on the terms of the transaction, the closing trading price of Pozen common stock of $7.55 on June 5, 2015 and the USD/CAD exchange rate of 1.2475 as of June 5, 2015, the implied nominal value for each Tribute common share to be paid in the transaction was $1.37 (CAD).

  Analyst Price Targets—Tribute

        Deutsche Bank reviewed the stock price targets for the Tribute common shares in four publicly available research analysts' reports published after Tribute's announcement of its acquisition of U.S. rights to Fibricor and prior to June 1, 2015, which indicated low and high stock price targets ranging from $1.30 (CAD) to $2.10 (CAD) per share.

  Selected Public Companies Analysis—Tribute

        Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Tribute with corresponding financial information and valuation measurements for the following companies:

  •
  Knight Therapeutics Inc.;

  •
  Cipher Pharmaceuticals Inc.;

  •
  Merus Labs International Inc.;

  •
  Trimel Pharmaceuticals Corporation; and

  •
  BioSyent Inc.

        Although none of the above selected companies is directly comparable to Tribute, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to certain financial and operating characteristics of Tribute. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

        Based on the closing trading prices of the selected companies on June 5, 2015, information contained in the most recent public filings of the selected companies, and Wall Street consensus analyst estimates of 2015, 2016 and 2017 revenue for the selected companies, Deutsche Bank calculated total enterprise value as a multiple of estimated revenue, which is referred to in this proxy statement/prospectus as a "TEV/revenue" multiple, with respect to each of the selected companies for 2015, 2016 and 2017.

        Deutsche Bank calculated the same multiples for Tribute based upon (i) the $1.30 (CAD) closing price of the Tribute common shares on June 5, 2015, capitalization and other information contained in Tribute's public filings, and mean Wall Street analyst revenue estimates for Tribute published by analysts who had published reports following the announcement of Tribute's acquisition of the U.S. rights to Fibricor (but not taking into account an acquisition of MFI) and (ii) the $1.37 (CAD) implied nominal value per Tribute common share in the transaction (assuming the closing trading price of the Pozen common stock of $7.55 on June 5, 2015 and a USD/CAD exchange rate of 1.2475 as of June 5, 2015), capitalization and other information relating to Tribute provided by Pozen management, and Pozen management revenue estimates for Tribute taking into account the U.S. rights to Fibricor, both with and without taking into account the acquisition of MFI.

        The results of this analysis are summarized as follows:

TEV/Revenue
	CY2015E	CY2016E	CY2017E
Selected Companies
High	7.6x	9.6x	11.6x
Mean	6.7x	6.1x	5.5x
Median	6.8x	5.0x	4.3x
Low	5.4x	4.8x	2.8x
Tribute
Wall Street Estimates @ 1.30	6.7x	5.4x	4.8x
Management Estimates @ 1.37
Without MFI	6.8x	5.7x	4.9x
With MFI	5.8x	4.9x	4.2x

        Based in part upon the TEV/revenue multiples of the selected companies described above and revenue estimates for Tribute provided by Pozen management, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per Tribute common share by applying ranges of TEV/revenue multiples to Pozen management revenue estimates for Tribute for each of 2015, 2016 and 2017 under two scenarios—with the acquisition of MFI and without the acquisition of MFI. The results of this analysis are summarized as follows:

Estimated Implied Value per Tribute Common Share
TEV/Revenue Range
Estimated Tribute Revenues		(Excluding MFI)	(Including MFI)
2015 Estimated Revenues	5.5x - 8.0x	$1.13 (CAD) - $1.59 (CAD)	$1.31 (CAD) - $1.90 (CAD)
2016 Estimated Revenues	4.5x - 6.5x	$1.10 (CAD) - $1.53 (CAD)	$1.26 (CAD) - $1.83 (CAD)
2017 Estimated Revenues	4.0x - 5.0x	$1.13 (CAD) - $1.38 (CAD)	$1.29 (CAD) - $1.62 (CAD)

        Deutsche Bank noted that the closing price of the Tribute common shares was $1.30 (CAD) on June 5, 2015 and that the implied nominal value per Tribute common share in the transaction was $1.37 (CAD) (assuming the closing trading price of the Pozen common stock of $7.55 on June 5, 2015 and a USD/CAD exchange rate of 1.2475 as of June 5, 2015).

  Sum-of-the-Parts Discounted Cash Flow Analysis—Tribute

        Deutsche Bank performed a sum-of-the-parts discounted cash flow analysis of Tribute to calculate ranges of implied present value per Tribute common share as of June 30, 2015 using (i) financial forecasts for Tribute's currently marketed products ("standalone Tribute") provided by Pozen management both with and without taking into account the acquisition of MFI, (ii) financial forecasts for Bezalip SR, Tribute's pipeline product for the treatment of hypertriglyceridemia, provided by Pozen management which took into account a 65% probability of success for Bezalip SR and (iii) certain tax and other benefits projected by management of Pozen to result from the transaction (net of after-tax severance costs and potential transaction taxes) (the "transaction benefits"). Deutsche Bank also performed the same analyses taking into account certain revenue synergies projected by management of Pozen to result from the transaction.

        In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 12.5% to 14.5% to (i) Pozen's management estimates of the after-tax unlevered free cash flows for standalone Tribute for the period from July 1, 2015 through December 31, 2025, using the mid-year convention, (ii) Pozen's management estimates of the after-tax unlevered free cash flows for Bezalip SR for the period from July 1, 2015 through December 31, 2026, using the mid-year convention, (iii) a range of estimated terminal values of standalone Tribute derived by growing the projected 2025 unlevered after-tax free cash flows using perpetuity growth rates of 2.0% to 4.0%, and (iv) a range of estimated terminal values of Bezalip SR derived by growing the projected 2026 unlevered after-tax free cash flows using perpetuity growth rates of (2.0%) to 2.0%.

        In calculating the impact of the acquisition of MFI, Deutsche Bank applied a range of discount rates of 12.5% to 14.5% to (i) Pozen management's estimates of the after-tax unlevered free cash flows of MFI for the period from July 1, 2016 through December 31, 2026, using the mid-year convention and (ii) a range of estimated terminal values of MFI derived by growing the projected 2026 unlevered after-tax free cash flows using perpetuity growth rates of 2.0% to 4.0%. Deutsche Bank also assumed, based on information provided by Pozen, that Tribute's net debt would increase by $22.5 million (CAD) to fund the acquisition of MFI and Tribute would also issue $5.0 million (CAD) of Tribute common shares at a 15% discount to the valuation of Tribute common shares in connection with the acquisition of MFI.

        Deutsche Bank also performed a discounted cash flow analysis of the transaction benefits projected by Pozen management to result from the transaction, by applying a range of discount rates of 14.0% to 16.0% to Pozen management's estimates of the after-tax unlevered free cash flows of such benefits for the period from January 1, 2015 through December 31, 2025, using the mid-year convention.

        Taking into account Pozen's management estimates of net cash as of June 30, 2015, this analysis resulted in a range of implied present values per Tribute common share as of June 30, 2015 of approximately $1.42 (CAD) to $1.87 (CAD) per share excluding MFI and approximately $1.49 (CAD) to $2.00 (CAD) per share including MFI.

        Deutsche Bank also performed a discounted cash flow analysis of the net present value of the revenue synergies projected by Pozen management to result from the transaction, applying a range of discount rates of 14.0% to 16.0% to (i) Pozen management's estimates of the after-tax unlevered free cash flows of such benefits with respect to Pozen's MT400 product line for the period from July 1, 2015 through December 31, 2025, using the mid-year convention, (ii) a range of estimated terminal values for such benefits related to MT400 derived by growing the adjusted projected 2025 unlevered after-tax free cash flow of such benefits for one year using an estimated 2026 growth rate of (60%) and applying perpetuity growth rates of (2.0%) to 2.0% to the resulting estimated 2026 free cash flow, (iii) Pozen management's estimates of the after-tax unlevered free cash flows of such benefits with respect to Pozen's Yosprala product line (solely with respect to Canada) for the period from July 1, 2015 through December 31, 2025, using the mid-year convention, and (iv) a range of estimated terminal values derived by growing the adjusted projected 2025 unlevered after-tax free cash flow of such benefits related to Yosprala (solely with respect to Canada) for one year using an estimated 2026 growth rate of 1.0% and applying perpetuity growth rates of (2.0%) to 2.0% to the resulting estimated 2026 free cash flow. Deutsche Bank derived the foregoing ranges of discount rates by utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for Tribute and the selected companies described above under "—Selected Public Companies Analysis—Tribute".

        Taking into account the net present value of the revenue synergies from the transaction resulted in a range of implied present values per Tribute common share as of June 30, 2015 of approximately $1.73 (CAD) to $2.26 (CAD) per share excluding MFI and approximately $1.79 (CAD) to $2.38 (CAD) per share including MFI.

        Deutsche Bank noted that the closing price of the Tribute common shares was $1.30 (CAD) on June 5, 2015 and that the implied nominal value per Tribute common share in the transaction was $1.37 (CAD) (assuming the closing trading price of the Tribute common shares of $7.55 on June 5, 2015 and a USD/CAD exchange rate of 1.2475 as of June 5, 2015).

  Historical Trading Analysis—Pozen

        Deutsche Bank reviewed the historical closing trading prices for the Pozen common stock during the 52-week period ended June 5, 2015, which ranged from a low of $6.45 per share on May 29, 2015 to a high of $9.50 per share on November 6, 2014. Deutsche Bank also noted that the closing price of the Pozen common stock on June 5, 2015 was $7.55 per share.

  Selected Public Companies Analysis—Pozen

        Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Pozen with corresponding financial information and valuation measurements for the six specialty pharmaceutical companies and two pharmaceutical companies whose principal source of revenue comes from royalties or other passive sources set forth below:

        Specialty Pharma

  •
  Supernus Pharmaceuticals, Inc.

  •
  Vanda Pharmaceuticals Inc.

  •
  Amarin Corporation plc

  •
  Orexo AB

  •
  Antares Pharma Inc.

  •
  Egalet Corporation

        Royalty / Passive Income

  •
  Sucampo Pharmaceuticals, Inc.

  •
  Corium International, Inc.

        Although none of the above selected companies is directly comparable to Pozen, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to certain financial and operating characteristics of Pozen. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

        Based on the closing trading prices of Pozen and the selected companies on June 5, 2015, information contained in the most recent public filings of Pozen and the selected companies, revenue forecasts for Pozen provided by Pozen management and Wall Street consensus revenue forecasts for the selected companies, Deutsche Bank calculated multiples of TEV to estimated 2016 revenue and estimated 2017 revenue for Pozen and each of the selected companies.

        The results of this analysis are summarized as follows:

TEV/revenue
	CY2016E	CY2017E
Specialty Pharmaceuticals
High	4.4x	3.0x
Mean	3.4x	2.3x
Median	3.2x	2.4x
Low	2.9x	1.0x
Royalty/Passive Income
High	5.3x	4.3x
Mean	4.9x	4.0x
Median	4.9x	4.0x
Low	4.5x	3.8x
Pozen @ 7.55	3.5x	2.2x

        Based in part upon the TEV/revenue multiples of the selected companies described above and revenue estimates for Pozen provided by Pozen management, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per share of Pozen common stock by (i) applying a range of TEV/revenue multiples of 3.0x to 4.5x to 2016 estimated revenues, resulting in a range of implied values of approximately $6.63 to $9.25 per share of Pozen common stock, and (ii) applying a range of TEV/revenue multiples of 2.0x to 3.0x to 2017 estimated revenues, resulting in a range of implied values of approximately $7.08 to $9.92 per share of Pozen common stock.

  Sum-of-the-Parts Discounted Cash Flow Analysis—Pozen

        Deutsche Bank performed a sum-of-the-parts discounted cash flow analysis to calculate a range of implied present values per share of Pozen common stock as of June 30, 2015 using (i) financial forecasts for Pozen's Vimovo, MT400 and Treximet product lines provided by Pozen management, (ii) financial forecasts for Pozen's pipeline product Yosprala provided by Pozen's management which took into account a 100% probability of success for Yosprala and (iii) Pozen management estimates of operating expenses including non-cash compensation expense.

        In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 14.0% to 16.0% to (i) Pozen management estimates of the after-tax unlevered free cash flows of Vimovo for the period from July 1, 2015 through December 31, 2025 and assuming an annual growth rate of (3.0%) for the period from January 1, 2026 through October 31, 2031, using the mid-year convention, (ii) Pozen management estimates of the after-tax unlevered free cash flows of MT400 for the period from July 1, 2015 through December 31, 2025 and assuming a 2026 growth rate of (60%), using the mid-year convention, (iii) Pozen management estimates of the after-tax unlevered free cash flows of Yosprala (with respect to sales in both Canada and the United States) and Treximet for the period from July 1, 2015 through December 31, 2025 and assuming a 2026 growth rate for Yosprala in Canada of 1.0%, using the mid-year convention, and (iv) a range of estimated terminal values of Yosprala (solely with respect to sales in the United States) derived by growing projected 2025 unlevered after-tax free cash flows using perpetuity growth rates of (2.0%) to 2.0%. No terminal value was attributed to Vimovo (for periods after October 31, 2031), MT400 (for periods after December 31, 2026), Yosprala in Canada (for periods after December 31, 2026) or Treximet (for periods after December 31, 2025).

        Deutsche Bank also performed a discounted cash flow analysis on the net present value of Pozen's operating expenses, applying a range of discount rates of 14.0% to 16.0% to (i) Pozen management's estimates of the after-tax unlevered free cash flows for the period from July 1, 2015 through

December 31, 2025, using the mid-year convention, and (ii) a range of estimated terminal values derived by growing the adjusted projected 2025 unlevered after-tax free cash flows using perpetuity growth rates of (2.0%) to 2.0%. Deutsche Bank derived the foregoing range of discount rates by utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for Pozen and the selected specialty pharmaceutical companies described above under "—Selected Public Companies Analysis—Pozen".

        Taking into account Pozen management estimates of cash balances as of June 30, 2015 and taxes to be incurred in connection the intellectual property transactions announced on June 2, 2015, this analysis resulted in a range of implied present values per share of Pozen common stock as of June 30, 2015 of approximately $7.02 to $8.21 per share.

  Other Information

        Deutsche Bank also observed certain additional factors that were not considered part of Deutsche Bank's financial analysis for purposes of its opinion but were noted for informational purposes. This information included, among other things, an analysis of premiums paid in 18 selected life sciences transactions with total enterprise values between $100 million and $500 million announced since January 2010. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to (i) the closing price of the target company's common stock for the date one day prior to the earlier of the date of announcement of the transactions or the date on which the trading price of the target's common stock was perceived to be affected by a potential transaction, (ii) the closing price of the target company's common stock on the 30th day prior to such date, and (iii) the 52-week high closing price of the target company's common stock prior to such date. For transactions in which a portion of the consideration included a CVR, Deutsche Bank calculated these premiums both with and without taking into account the maximum (undiscounted) amount payable pursuant to the CVR.

        The following table presents the results of this analysis:

	Premium (Excl. CVR payment)			Premium (Incl. Max. CVR Payment)
	1-day	30-day	52-week high	1-day	30-day	52-week high
Life Sciences Transactions
High	256%	368%	122%	356%	400%	218%
Mean	84%	90%	15%	108%	118%	30%
Median	67%	60%	10%	77%	60%	14%
Low	19%	20%	(44)%	19%	20%	(42)%

        Deutsche Bank also reviewed the implied premiums paid in 14 selected all-stock transactions with enterprise values between $100 million and $500 million announced since January 1, 2010 in which the shareholders of the target company received less than 40% of stock of the acquiring company on a pro forma basis (excluding transactions involving financial institutions). The premiums in this analysis were calculated by comparing the implied per share acquisition price in each transaction to (i) the closing price of the target company's common stock for the date one day prior to the earlier of the date of announcement of the transaction or the date on which the trading price of the target's common stock was perceived to be affected by a potential transaction and (ii) the closing price of the target company's common stock on the 30th day prior to such date. The following table presents the results of this analysis:

	Number of Transactions
	Less than 20%	20.0% - 40.0%	40.0% - 60.0%	More than 60.0%
Premium
1-Day Prior	7	2	2	3
30-Day Prior	4	6	2	2

        Deutsche Bank noted that the $1.37 (CAD) implied nominal value per Tribute common share to be paid in the transaction (assuming the closing trading price of the Pozen common stock of $7.55 on June 5, 2015 and a USD/CAD exchange rate of 1.2475 as of June 5, 2015) represented a premium of 5% to the $1.30 (CAD) closing price of Tribute common shares on June 5, 2015, a premium of 38% to the $0.99 (CAD) closing price of Tribute common shares on May 7, 2015, the 30th day prior to June 5, 2015, and a premium of 2% to the $1.34 (CAD) high closing price for Tribute common shares for the 52-week period ended June 5, 2015.

  Miscellaneous

        This summary is not a complete description of Deutsche Bank's opinion or the analyses underlying, and factors considered in connection with, Deutsche Bank's opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Deutsche Bank's opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Tribute, Pozen, the combined company or the transaction.

        In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Pozen board of directors as to fairness of the exchange ratio of 0.1455 Parent Shares per Tribute common share (taking into account the merger), from a financial point of view, to the holders of the outstanding Pozen common stock (excluding Parent, Tribute and their respective affiliates) as of the date of the opinion and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the managements of Pozen and Tribute with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Pozen or Tribute. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Pozen or Tribute or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

        The terms of the transaction, including the exchange ratio, were determined through arm's-length negotiations between the Pozen and Tribute and were approved by the Pozen board of directors. Although Deutsche Bank provided advice to Pozen during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Pozen board of directors. Deutsche Bank did not recommend any specific consideration to Pozen or the Pozen board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Deutsche Bank and its presentation to the Pozen board of directors were among a number of factors taken into consideration by the Pozen board of directors in making its determination to approve the merger agreement and the transactions contemplated thereunder.

Prospective Financial Information

Pozen Unaudited Prospective Financial Information

        Pozen does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Pozen does not provide the unaudited prospective financial information as a reliable indication of future results. Pozen is including certain unaudited prospective financial information in this document solely because it was among the financial information made available to and considered by the Pozen board of directors and Pozen's financial advisors in connection with their respective evaluations of the merger and the arrangement. Except to the extent required by applicable law, neither Pozen nor Parent has any obligation to update prospective financial data included in this proxy statement/prospectus and has not done so and does not intend to do so.

        The inclusion of this information should not be regarded as an indication that any of Pozen, Pozen's financial advisors, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

        Since the unaudited prospective financial information covers multiple years, such information, by its nature, becomes less predictive with each successive year. Pozen stockholders are urged to review the SEC filings of Pozen and SEC and SEDAR filings of Tribute for a description of risk factors with respect to the respective businesses of Pozen and Tribute. See the sections entitled "Cautionary Note Regarding Forward-Looking Statements" and "Where You Can Find More Information" beginning on pages 56 and 246, respectively, of this proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP"). Neither of the independent registered public accounting firms of Pozen or Tribute has audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein and, accordingly, neither of the independent registered public accounting firms of Pozen or Tribute expresses an opinion or provides any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firms of Pozen contained in the Annual Report of Pozen on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this document, relates to the historical financial information of Pozen. Such report does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the proposed acquisition of Pozen by Parent.

        The following table presents selected unaudited prospective financial data for Pozen.

Pozen Projections

	(USD in millions)
	Fiscal Year Ending December 31,
	2015E		2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Net Revenue	$25.0		$67.2	$109.4	$161.9	$217.1	$273.3	$319.7	$350.3	$201.6	$61.2	$59.2
Non-GAAP EBIT(1)	(24.5)		(17.7)	6.7	56.8	91.9	145.6	187.5	245.1	160.0	47.0	47.6
Unlevered Free Cash Flow(2)	(24.5	)(3)	(24.5)	0.3	33.3	44.2	68.9	98.8	124.8	149.3	80.6	32.5

(1)
Non-GAAP measure. For this purpose, non-GAAP EBIT represents GAAP Income before taxes adjusted for interest.

(2)
Non-GAAP measure. For this purpose, unlevered cash flow represents non-GAAP EBIT less cash taxes, capital expenditures and changes in net working capital.

(3)
2015E Unlevered Free Cash Flow represents half year estimate.

Tribute Unaudited Prospective Financial Information

        Tribute does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Tribute does not provide the unaudited prospective financial information as a reliable indication of future results. Pozen is including certain unaudited prospective financial information in this document solely because it was among the financial information made available to the Pozen board of directors and used by Pozen's financial advisors in connection with their respective evaluations of the transactions. The unaudited prospective financial data presented below includes projections for Tribute prepared by Tribute management as part of its regular strategic planning process that were adjusted by Pozen to reflect more conservative assumptions and include the development and launch of Bezalip SR in the U.S. market. Except to the extent required by applicable law, neither Pozen nor Tribute has any obligation to update prospective financial data included in this proxy statement/prospectus and has not done so and does not intend to do so. The inclusion of this information should not be regarded as an indication that any of Pozen, Pozen's financial advisors, Tribute or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

        Since the unaudited prospective financial information covers multiple years, such information, by its nature, becomes less predictive with each successive year. Pozen stockholders are urged to review the SEC and SEDAR filings of Tribute for a description of risk factors with respect to the business of Tribute. See the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Where You Can Find More Information" beginning on pages 55 and 246, respectively, of this proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with applicable Canadian securities laws, published guidelines of the SEC, the Canadian Securities Administrators or any provincial securities legislation or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The independent registered public accounting firm of Tribute has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein and, accordingly, the independent registered public accounting firm of Tribute expresses no opinion and does not provide any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of Tribute contained in the Annual Report of Tribute on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this proxy statement/prospectus, relates to the historical financial information of Tribute. Such report does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the proposed acquisition of Pozen and Tribute by Parent.

        Due to certain differences in assumptions made by Guggenheim Securities and Deutsche Bank, Pozen has included both sets of projections used by such advisors. With respect to the Tribute projections excluding the MFI business, Pozen's financial advisors applied different assumptions in computing Tribute's cash taxes. With respect to the Tribute projections including the MFI business, Pozen's financial advisors also used different approaches to adjusting financial forecasts for Octasa, a pipeline product of MFI, for an assumed 65% probability of success as provided by Pozen management. The different approaches utilized by Guggenheim Securities and Deutsche Bank resulted in differences in non-GAAP EBIT and unlevered free cash flow as set forth in the following tables which were immaterial to their respective opinions.

Tribute Projections Excluding Medical Futures Used by Guggenheim Securities(1)

	(CAD in millions)
	Fiscal Year Ending December 31,
	2015E		2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Net Revenue	$28.1		$33.3	$38.7	$51.0	$65.5	$85.6	$102.8	$117.8	$134.7	$142.9	$81.8
Non-GAAP EBIT(2)	(6.6	)(4)	(8.8)	(19.6)	9.5	19.3	33.5	46.0	57.0	73.2	83.0	36.4
Unlevered Free Cash Flow(3)	(4.0	)(4)	(5.0)	(15.8)	13.1	23.1	29.5	37.0	45.2	57.0	64.9	36.5

(1)
Financial forecasts for Bezalip SR, Tribute's pipeline product for the treatment of hypertriglyceridemia, have been adjusted for an assumed probability of success of 65%.

(2)
Non-GAAP measure. For this purpose, non-GAAP EBIT represents GAAP income before taxes adjusted for interest.

(3)
Non-GAAP measure. For this purpose, unlevered cash flow represents non-GAAP EBIT less cash taxes, capital expenditures and changes in net working capital.

(4)
2015E non-GAAP EBIT and unlevered free cash flow represents half year estimates.

Tribute Projections Including Medical Futures Used by Guggenheim Securities(1)

	(CAD in millions)
	Fiscal Year Ending December 31,
	2015E		2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Net Revenue	$38.0		$45.0	$51.8	$66.8	$84.1	$106.5	$125.6	$140.2	$156.1	$164.9	$104.4
Non-GAAP EBIT(2)	(4.7	)(4)	(4.9)	(15.2)	14.7	25.5	40.6	53.8	64.7	80.3	90.3	43.8
Unlevered Free Cash Flow(3)	(2.1	)(4)	(1.3)	(11.6)	17.8	24.8	32.7	42.5	50.9	62.4	70.2	41.8

(1)
Financial forecasts for Bezalip SR, Tribute's pipeline product for the treatment of hypertriglyceridemia, have been adjusted for an assumed probability of success of 65%. Financial forecasts for Octasa, MFI's pipeline product for the treatment of gastrointestinal disorders, have been adjusted for "an assumed probability" of success of 65%.

(2)
Non-GAAP measure. For this purpose, non-GAAP EBIT represents GAAP income before taxes adjusted for interest.

(3)
Non-GAAP measure. For this purpose, unlevered cash flow represents non-GAAP EBIT less cash taxes, capital expenditures and changes in net working capital.

(4)
2015E non-GAAP EBIT and unlevered free cash flow represent half year estimates.

Tribute Projections Excluding Medical Futures Used by Deutsche Bank(1)

	(CAD in millions)
	Fiscal Year Ending December 31,
	2015E		2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Net Revenue	$28.1		$33.3	$38.7	$51.0	$65.5	$85.6	$102.8	$117.8	$134.7	$142.9	$81.8
Non-GAAP EBIT(2)	(6.6	)(4)	(8.8)	(19.6)	9.5	19.3	33.5	46.0	57.0	73.2	83.0	36.4
Unlevered Free Cash Flow(3)	(2.3	)(4)	(2.7)	(10.6)	10.6	18.1	27.9	37.1	45.3	57.0	64.9	36.5

(1)
Financial forecasts for Bezalip SR, Tribute's pipeline product for the treatment of hypertriglyceridemia, have been adjusted for an assumed probability of success of 65%

(2)
Non-GAAP measure. For this purpose, non-GAAP EBIT represents GAAP income before taxes adjusted for interest.

(3)
Non-GAAP measure. For this purpose, unlevered cash flow represents non-GAAP EBIT less cash taxes, capital expenditures and changes in net working capital.

(4)
2015E non-GAAP EBIT and unlevered free cash flow represents half year estimates.

Tribute Projections Including Medical Futures Used by Deutsche Bank(1)

	(CAD in millions)
	Fiscal Year Ending December 31,
	2015E		2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Net Revenue	$38.0		$45.0	$51.8	$66.8	$84.1	$106.5	$125.7	$140.3	$156.1	$165.0	$104.5
Non-GAAP EBIT(2)	(4.7	)(4)	(4.9)	(15.2)	14.7	26.0	41.5	54.9	66.0	81.8	91.9	45.5
Unlevered Free Cash Flow(3)	(0.8	)(4)	0.1	(7.4)	14.1	22.8	33.5	43.4	52.0	63.6	71.5	43.2

(1)
Financial forecasts for Bezalip SR, Tribute's pipeline product for the treatment of hypertriglyceridemia, have been adjusted for an assumed probability of success of 65%. Financial forecasts for Octasa, MFI's pipeline product for the treatment of gastrointestinal disorders, have been adjusted for "an assumed probability" of success of 65%.

(2)
Non-GAAP measure. For this purpose, non-GAAP EBIT represents GAAP income before taxes adjusted for interest.

(3)
Non-GAAP measure. For this purpose, unlevered cash flow represents non-GAAP EBIT less cash taxes, capital expenditures and changes in net working capital.

(4)
2015E non-GAAP EBIT and unlevered free cash flow represents half year estimates.

Additional Information Regarding Prospective Financial Information

        Pozen and Tribute calculate certain non-GAAP financial metrics, including EBIT and EBITDA, using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this document with respect to the opinions of Pozen's financial advisors to Pozen may not be directly comparable to one another.

        Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Pozen and Tribute. At the time the unaudited prospective financial information was prepared,

Pozen's management and Tribute's management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, Pozen and Tribute made assumptions regarding, among other things, sales volumes and pricing, interest rates, corporate financing activities, including with respect to the amount and timing of the issuance of debt, the timing and amount of common stock issuances, the effective tax rate and the amount of Pozen's and Tribute's income taxes, the amount of selling, general and administrative costs and the amount of research and development spending.

        No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" beginning on pages 44 and 56, respectively, of this proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of Pozen and/or Tribute and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the transactions are completed.

        Pozen stockholders are urged to review Pozen's most recent SEC filings for a description of reported and anticipated results of operations and financial condition and capital resources during 2015, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Pozen's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated by reference into this document, and Tribute's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated by reference into this document.

        Readers of this document are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Pozen, Tribute or any other person to any Pozen stockholder regarding the ultimate performance of Pozen or Tribute compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this document should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

        POZEN AND TRIBUTE DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Regulatory Approvals

        Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, Pozen and Tribute may be required to submit notifications and certain documents and information to the FTC and the Antitrust Division, and to observe a statutory waiting period, before completing the merger. Pozen and Tribute plan to comply with their respective obligations under the HSR Act.

        Under the Competition Act, Pozen and Tribute may be required to submit notifications and certain documents and information to the Canadian Competition Bureau. Pozen and Tribute plan to comply with their respective obligations under the Competition Act.

Irish Court Approvals

        The creation of distributable reserves of Parent, which involves a reduction of Parent's Parent Share premium account, also requires the approval of the Irish High Court.

Financing

  Equity Financing

        On June 8, 2015, Pozen executed the Share Subscription Agreement among QLT, Tribute, Parent, and the Investors. Pursuant to the Subscription Agreement, subject to the closing of the merger and the arrangement and the approval of Pozen stockholders with respect to Proposals 2 and 3, Parent will issue and sell to QLT and the Investors, concurrently with the closing of the transactions, $75 million of the Parent Shares in a private placement at a purchase price of $7.20 per Parent Share. The Subscription Agreement provides that Pozen shall prepare and cause to be filed with the SEC two registration statements to effect a registration of the Parent Shares issued under the Subscription Agreement within 60 days of the date of the signing of the Subscription Agreement and for certain other registration rights for each of QLT and the Investors under the Securities Act and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws.

        A copy of the Subscription Agreement was filed as Exhibit 10.3 to Pozen's Current Report on Form 8-K filed with the SEC on June 11, 2015. The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement. Capitalized terms used above without definition have the meanings given such terms in the Subscription Agreement.

  Debt Financing

        On June 8, 2015, Pozen executed the Facility Agreement, among Parent (or a wholly owned subsidiary of Parent, depending on whether certain conditions of the Facility Agreement occur), as the Borrower, Tribute and the Lenders.

        Pursuant to the Facility Agreement, subject to the closing of the transactions, the Borrower shall borrow from the Lenders up to an aggregate principal amount of $275 million, of which (i) $75 million will be in the form of a 2.5% senior secured convertible promissory note due six years from issuance and convertible into Parent Shares at a conversion price of $9.54 per share, issued and sold by Borrower at the merger effective time to Deerfield Private Design or its registered assigns, upon the terms and conditions of the Facility Agreement, and (ii) up to an aggregate principal amount of $200 million, which will be made available for Permitted Acquisitions, and will be in the form of Secured Promissory Notes issued and sold by the Borrower to the Lenders, evidencing the Acquisition Loans, upon the terms and conditions and subject to the limitations set forth in the Acquisition Notes, all subject to the terms and conditions of the Facility Agreement.

        It is a term of the Facility Agreement that the parties thereto shall cooperate to effect prior to the completion of the transactions an amendment and novation of the Acquisition Notes and the Convertible Notes such that:

  •
  Irish Finco becomes the issuer of the Convertible Notes and the Acquisition Notes and the Borrower under the Facility Agreement, in each case fully guaranteed by, inter alios, Parent;

  •
  the Acquisition Notes and the Convertible Notes (when assumed by, or issued or re-issued, as applicable, by Irish Finco), are in a form capable of being listed on a recognized stock exchange for the purposes of Section 64 of the Irish Taxes Consolidation Act 1997;

  •
  the Convertible Notes as so amended and novated shall include provisions for the Convertible Notes to be physically settled for Parent Shares or cash settled in an equivalent value amount at the election of Parent following an exchange election by the Lenders; and

  •
  Parent shall guarantee the exchange issuance obligations of the Irish Finco referred to above.

        A copy of the Facility Agreement, including the form of Convertible Note was filed as Exhibit 10.1 to Pozen's Current Report on Form 8-K filed with the SEC on June 11, 2015. The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facility Agreement. Capitalized terms used above without definition have the meanings given such terms in the Facility Agreement.

Accounting Treatment

        The business combination under the terms of the merger agreement will be accounted for using the acquisition method of accounting in accordance GAAP, with Pozen being considered the accounting acquirer.

        Pozen will allocate the total purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective estimated fair values as of the closing of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

        Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. If, in the future, Parent determines that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

        The accounting for the business combination reflected in the pro forma financial statements included in this proxy statement/prospectus is based on preliminary estimates using assumptions that Pozen management believes are reasonable utilizing information currently available. The final accounting for the business combination will be based in part on detailed valuation studies which have not yet been completed. Differences between preliminary estimates in the pro forma financial statements and the final accounting for the business combination will occur and could have a material impact on the pro forma financial statements and the combined company's future results of operations and financial position. We expect to complete the final purchase price allocation no later than 12 months following the closing of the transactions.

THE MERGER AGREEMENT

        The following is a summary of certain material terms of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as Annex A to this proxy statement/prospectus. Pozen and Tribute urge you to read carefully this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference. You should also review the section entitled "Where You Can Find More Information" beginning on page 246 of this proxy statement/prospectus.

        The merger agreement has been included to provide you with information regarding its terms, and Pozen and Tribute recommend that you read the merger agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the transaction, Pozen and Tribute do not intend for the merger agreement to be a source of factual, business or operational information about the companies. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement. The representations and warranties are qualified in their entirety by certain information Pozen and Tribute filed with the SEC and the applicable Canadian securities regulators, as applicable, prior to the date of the merger agreement, as well as by confidential disclosure letters that Pozen and Tribute delivered to each other in connection with the execution of the merger agreement, and are qualified by contractual standards of materiality that may differ from what stockholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Closing of the Merger and the Arrangement

        The closing of the merger and the arrangement will occur on (i) the earlier of (A) the date that is three business days after the satisfaction or waiver of the conditions to the closing of the merger and the arrangement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, where permitted, waiver of those conditions) and (B) the date that is the day prior to the outside date (defined below), as it may be extended, provided, that all conditions to the closing, of the merger and the arrangement have been satisfied or waived as of such date (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, where permitted, waiver of those conditions) or (ii) a date mutually agreed in writing by Pozen and Tribute.

        The merger effective time and the arrangement effective time will occur as soon as practicable on the closing date, when (i) US Merger Sub and Pozen file the certificate of merger with the Secretary of State of the State of Delaware and (ii) the articles of arrangement are filed with the Director appointed pursuant to section 278 of the Business Corporations Act (Ontario) and all regulations made thereunder. At the merger effective time and the arrangement effective time, as applicable, (A) US Merger Sub will be merged with and into Pozen and the separate existence of US Merger Sub will cease and (B) Can Merger Sub will acquire all of the outstanding common shares of Tribute. Pozen and Tribute will survive the merger and the arrangement as indirect wholly owned subsidiaries of Parent.

Merger Consideration to Pozen Stockholders

        At the merger effective time, each share of Pozen common stock (other than (i) shares of Pozen common stock owned by Parent, US Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares of Pozen common stock owned by Pozen or any direct or indirect wholly owned subsidiary of Pozen, in each case not held on behalf of third parties and (ii) shares of Pozen common stock subject to vesting or other lapse restrictions pursuant to the Pozen stock option plan and cancelled pursuant to the merger agreement (the "Pozen restricted shares") will be converted into the right to receive from Parent one Parent Share.

Treatment of Outstanding Pozen Equity Awards

        Except for RSUs granted to the New Pozen Employees, and the performance-based option issued to John R. Plachetka pursuant to his separation agreement dated May 29, 2015, each option to purchase Pozen common stock that is unvested and outstanding as of immediately prior to the merger effective time, shall, as of immediately prior to the merger effective time, become vested and exercisable. At the merger effective time, each outstanding option to purchase Pozen common stock which has not been previously exercised shall be assumed by Parent. Each option to purchase Pozen common stock so assumed by Parent under the merger agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the merger effective time (including, without limitation, any repurchase rights) except that (i) each option to purchase Pozen common stock will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Shares equal to the number of shares of Pozen common stock that were issuable upon exercise of such option to purchase Pozen common stock immediately prior to the merger effective time, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of such assumed options to purchase Pozen common stock will be equal the exercise price per share of Pozen common stock at which such option to purchase Pozen common stock was exercisable immediately prior to the merger effective time.

        Except for Pozen common stock subject to vesting or other lapse restrictions pursuant to the Pozen stock option plan, Pozen restricted shares issued and outstanding immediately prior to the merger effective time will be cancelled and each holder thereof will be entitled to receive one Parent Share for each such share of Pozen common stock that was issuable upon vesting of such Pozen restricted shares immediately prior to the merger effective time, less applicable withholding taxes.

        Except for Pozen RSU awards held by the New Pozen Employees, all other Pozen stock-based awards (including any RSU and deferred stock unit awards), other than a Pozen option or Pozen restricted share, that is outstanding immediately prior to the merger effective time, whether vested or unvested, will be cancelled and each holder thereof will be entitled to one Parent Share, less applicable withholding taxes, if any, immediately prior to the merger effective time, except with respect to other Pozen stock-based awards subject to and not exempt from Section 409A of the Code. Awards subject to performance conditions for which the applicable performance period is not complete at the merger effective time will vest. Each New Pozen Employee and any individual holding stock-based awards subject to Section 409A will receive comparable Parent RSU awards of equal value and vesting on the basis of one Parent RSU for each Pozen RSU held immediately prior to the merger effective time.

        At the merger effective time, the POZEN Inc. 2010 Omnibus Equity Incentive Plan will terminate with no further grants being made thereunder, and shares with respect to all grants outstanding under the POZEN Inc. 2010 Omnibus Equity Incentive Plan will be issued or transferred under the 2015 Plan.

Governing Documents Following the Merger

        The certificate of incorporation and the bylaws of US Merger Sub in effect immediately prior to the merger effective time shall constitute those of Pozen, until thereafter changed or amended as provided therein or by applicable law.

        As a result of the merger, the holders of shares of Pozen common stock who receive stock consideration will become holders of Parent Shares and their rights will be governed by Irish law

(instead of Delaware law) and by Parent's memorandum and articles of association (instead of the Pozen charter and Pozen bylaws). Following the transaction, former Pozen stockholders will have different rights as Parent shareholders than they had as Pozen stockholders. For a summary of the material differences between the rights of Pozen stockholders and Parent shareholders, see the section entitled "Comparison of the Rights of Parent Shareholders and Pozen Stockholders" beginning on page 203 of this proxy statement/prospectus.

Officers and Directors upon Completion of the Merger

        The directors of Pozen upon completion of the merger shall, until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be, consist of the directors of US Merger Sub prior to the merger effective time. The officers of US Merger Sub immediately prior to the merger effective time shall be the officers of Pozen until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The board of directors of Parent shall initially be comprised of nine members consisting of the Chief Executive Officer of Parent (Adrian Adams), five directors appointed by Pozen, two directors appointed by Tribute (one of which must qualify as an independent director under applicable SEC and stock exchange rules and regulations) and one director to be appointed in accordance with the terms of the Parent financing.

Exchange of Pozen Stock Certificates Following the Merger

        Prior to the merger effective time, Pozen shall appoint a bank or trust company reasonably acceptable to Tribute to act as exchange agent for the delivery of the merger consideration (the "exchange agent").

        At or prior to the merger effective time, Parent will deposit with the exchange agent the number of Parent Shares necessary to satisfy the aggregate merger consideration.

        As promptly as reasonably practicable after the merger effective time (and in any event within four business days after the merger effective time), Parent will cause the exchange agent to mail to each holder of record of shares of Pozen common stock a form of letter of transmittal which will specify that delivery will be effected, and risk of loss and title to the Pozen stock certificates will pass, only upon delivery of the Pozen stock certificates to the exchange agent, will be in such form and have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Pozen may specify acting reasonably, and will be prepared prior to the closing, together with instructions thereto. Upon the surrender of a certificate representing a share of Pozen common stock for cancellation to the exchange agent or, in the case of shares of Pozen common stock held in book-entry form, the receipt of an agent's message by the exchange agent, as applicable, in each case with the letter of transmittal, duly, completely and validly executed in accordance with the instructions provided, and such other documents as may reasonably be required by the exchange agent, the holder of such shares of Pozen common stock will be entitled to receive in exchange therefor the merger consideration into which such shares of Pozen common stock have been converted.

        Each of Parent and the exchange agent (without duplication) will be entitled to deduct and withhold from any amount payable as consideration to Pozen stockholders such amounts as required with respect to making any payment for taxes, and such amounts withheld will be treated as having been paid to such Pozen stockholder.

        After the merger effective time, the stock transfer books of Pozen will be closed and there will be no further registration of transfers on the stock transfer books of Pozen. If, after the merger effective time, certificates representing shares of Pozen common stock or shares of Pozen common stock held in book-entry form are presented to Pozen or the exchange agent, they will be cancelled and exchanged as provided above. If a certificate representing shares of Pozen common stock has been lost, stolen or destroyed, the exchange agent shall issue to such stockholder the merger consideration described above in respect of the shares of Pozen common stock represented by such certificate only upon such shareholder making an affidavit regarding the loss, theft or destruction, and, if required by Parent, posting a bond in such reasonable and customary amount as Parent may direct as indemnity, against any claim that may be made against Parent in respect of the certificate alleged to have been lost, stolen or destroyed.

        Any portion of the merger consideration deposited with the exchange agent that has not been transferred to the holders of shares of Pozen common stock as of the one year anniversary of the merger effective time shall be delivered to Parent or its designee and any holder of shares of Pozen common stock who has not complied, may thereafter look only to Parent for its claim for the merger consideration deliverable in respect thereof.

Fractional Shares

        No fractional Parent Shares will be issued, and any holder of shares of Pozen common stock who would have been entitled to receive a fractional Parent Share but for this provision will instead be entitled to receive the amount of Parent Shares rounded down to the nearest whole Parent Share.

Representations and Warranties

        Pozen, Tribute and Parent made representations and warranties in the merger agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure letters delivered by Pozen, Tribute and Parent. The representations and warranties made by Parent, Pozen and Tribute are also subject to and qualified by certain information included in their respective filings made with the SEC and, in the case of Tribute, the SEC and on SEDAR.

        The representations and warranties made by Pozen relate to the following subject matters, among other things:

  •
  corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

  •
  the authority of Pozen to enter into the merger agreement and due execution and delivery of the merger agreement and the completion of the transactions contemplated thereby;

  •
  required third party approvals;

  •
  the absence of the violation of applicable laws, constituent documents, material contracts or material permits as a result of the merger and the merger agreement;

  •
  the capital structure and equity securities of Pozen;

  •
  Pozen subsidiaries;

  •
  compliance with securities laws and listing requirements;

  •
  certain financial statements;

  •
  internal controls and disclosure controls;

  •
  the absence of certain undisclosed liabilities;

  •
  the absence of certain changes and events since December 31, 2014;

  •
  compliance with applicable laws;

  •
  litigation;

  •
  title to real property, absence of liens and leasehold interests;

  •
  leases of real property;

  •
  material contracts, including the absence of violation or breach in any material respect of each such contract;

  •
  taxes;

  •
  labor and other employment matters;

  •
  pension and employee benefit plans;

  •
  intellectual property;

  •
  compliance with certain regulatory matters;

  •
  books and records;

  •
  fairness opinions from Pozen's financial advisors;

  •
  Pozen board of directors approval;

  •
  environmental matters;

  •
  insurance;

  •
  required Pozen stockholder approval;

  •
  the absence of brokers and finders;

  •
  the United States Investment Company Act of 1940, as amended; and

  •
  relevant competition laws.

        The representations and warranties made by Tribute relate to the following subject matters, among other things:

  •
  corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

  •
  the authority of Tribute to enter into the merger agreement and due execution and delivery of the merger agreement and the completion of the transactions contemplated thereby;

  •
  required third party approvals;

  •
  the absence of the violation of applicable laws, constituent documents, material contracts or material permits as a result of the merger and the merger agreement;

  •
  the capital structure and equity securities of Tribute;

  •
  Tribute subsidiaries;

  •
  compliance with securities laws and listing requirements;

  •
  certain financial statements;

  •
  internal controls and disclosure controls;

  •
  the absence of certain undisclosed liabilities;

  •
  the absence of certain changes and events since December 31, 2014;

  •
  compliance with applicable laws;

  •
  litigation;

  •
  title to real property, absence of liens and leasehold interests;

  •
  leases of real property;

  •
  material contracts, including the absence of violation or breach in any material respect of each such contract;

  •
  taxes;

  •
  labor and other employment matters;

  •
  pension and employee benefit plans;

  •
  intellectual property;

  •
  compliance with certain regulatory matters;

  •
  books and records;

  •
  fairness opinions from Tribute's financial advisors;

  •
  Tribute board of directors approval;

  •
  environmental matters;

  •
  insurance;

  •
  required Tribute shareholder approval;

  •
  the absence of brokers and finders; and

  •
  the United States Investment Company Act of 1940, as amended.

        The representations and warranties made by Parent relate to the following subject matters, among other things:

  •
  corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

  •
  the authority of Parent to enter into the merger agreement and due execution and delivery of the merger agreement and the completion of the transactions contemplated thereby;

  •
  required third party approvals;

  •
  the absence of the violation of applicable laws, constituent documents, material contracts or material permits as a result of the merger and the merger agreement;

  •
  the capital structure and equity securities of Parent;

  •
  the capital structure and equity securities of US Merger Sub;

  •
  the capital structure and equity securities of Can Merger Sub;

  •
  Parent subsidiaries;

  •
  the absence of certain undisclosed liabilities;

  •
  the absence of certain changes and events since May 12, 2015;

  •
  compliance with applicable laws;

  •
  litigation;

  •
  Parent board of directors approval;

  •
  the absence of a requirement for stockholder approval;

  •
  the absence of brokers and finders;

  •
  Parent's shares being fully paid; and

  •
  relevant competition laws.

Material Adverse Effect

        Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the merger agreement refer to the concept of a "material adverse effect".

        For purposes of the merger agreement, a material adverse effect when used in connection with Pozen, Tribute or Parent means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has, or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, or (ii) the ability of Pozen, Tribute or Parent or any of their respective subsidiaries to perform their covenants or obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, except as arising out of or resulting from any of the following:

  •
  changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which such party or any of its subsidiaries operates or carries on business;

  •
  changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

  •
  any natural disaster;

  •
  changes or developments in or relating to currency exchange or interest rates;

  •
  changes or developments affecting the pharmaceutical industry in general;

  •
  any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other change after the date of the merger agreement in applicable United States or foreign, federal, state or local law (other than orders against a party or a subsidiary thereof) or GAAP or interpretations thereof, including (i) the rules, regulations and administrative policies of the FDA or interpretations thereof and (ii) any health reform statutes, rules or regulations or interpretations thereof;

  •
  except for purposes of certain representations and warranties, changes resulting from compliance with the terms and conditions of the merger agreement or from the announcement or pendency of the transactions contemplated by the merger agreement;

  •
  any actions taken (or omitted to be taken) by Pozen, US Merger Sub, Can Merger Sub, Tribute or Parent upon the express written request of the other;

  •
  (i) any changes in the share price or trading volume of Pozen common stock or Tribute common shares, as applicable, or in any analyst's recommendation with respect to Pozen or Tribute, as applicable, or (ii) any failure of Pozen or Tribute, as applicable, to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (although this exception will not prevent the facts and circumstances giving rise to any of the foregoing events or failures from constituting and/or being taken into account in determining whether a material adverse effect has occurred or is reasonably likely to occur);

  •
  any litigation arising from or relating to the merger or the other transactions contemplated by the merger agreement;

  •
  with respect to Pozen, to the extent described in the "Pozen Disclosure Letter"; or

  •
  with respect to Tribute, to the extent described in the "Tribute Disclosure Letter".

        However, the effect of the changes or developments described in the first six bullets above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect such party and its subsidiaries, taken as a whole, in comparison to other persons who operate in the same industry as such party and its subsidiaries.

Covenants

Pozen Interim Operating Covenants

        Pozen has undertaken covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement. Unless Tribute otherwise consents in writing (to the extent that such consent is permitted by applicable law) or expressly permitted or specifically contemplated by the merger agreement or the arrangement or as is otherwise required by applicable law or order:

  •
  the respective businesses of Pozen and its subsidiaries will be conducted, their respective facilities will be maintained and Pozen and its subsidiaries will continue to operate their respective businesses in the ordinary course of business in an effort to preserve the value thereof;

  •
  Pozen will use its commercially reasonable efforts to maintain and preserve intact its and its subsidiaries' respective business organizations, taken as a whole, material assets, material permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its subsidiaries' respective officers and employees as a group;

  •
  Pozen will not, and will cause its subsidiaries not to, directly or indirectly:

  •
  alter or amend its charter, by-laws or other constituent documents;

  •
  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Pozen common stock (whether in cash or property);

  •
  split, divide, consolidate, combine or reclassify the Pozen common stock or any other securities of Pozen;

  •
  issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Pozen common stock or other securities of Pozen or its subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans) which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Pozen common stock, other than the issuance or sale of Pozen common stock pursuant to (i) the exercise of Pozen options outstanding on the date of the merger agreement, or (ii) the terms of employee or director equity awards, including any awards issued under the Pozen stock option plan and outstanding on the date of the merger agreement;

  •
  except as contemplated by the merger agreement or as required by applicable law or the terms of any Pozen benefit plan in effect as of the date of the merger agreement (i) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants, except for increases in the compensation of employees in the ordinary course of business whose annual base salary is less than $250,000; or (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (iii) promote any employee who is an officer to a position more senior than such employee's position as of the date of the merger agreement, or promote a non-officer employee to an officer position, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation (including bonuses) or benefits under any Pozen benefit plan or Pozen employment agreement; (v) enter into, terminate or materially amend any Pozen benefit plan or any plan, program, agreement or arrangement that would constitute a Pozen benefit plan if in effect on the date of the merger agreement; (vi) hire any person to be employed by or a consultant of Pozen or any of its subsidiaries other than the hiring of employees or consultants in the ordinary course of business, where such employee or consultant has total annual compensation (base salary and target cash incentive opportunity) not in excess of $250,000; (vii) terminate any person in connection with any mass reduction, reduction in force or corporate restructuring and (viii) loan or advance any money to any employee, director or individual independent contractor of Pozen or any of its subsidiaries (other than advances in the ordinary course of business) or forgive any loans to any such employee, director or individual independent contractor;

    •
    redeem, purchase or otherwise acquire any outstanding Pozen common stock or other securities convertible into or exchangeable or exercisable for shares of Pozen common stock, other than (i) in transactions between two or more wholly owned Pozen subsidiaries or between Pozen and a Pozen wholly owned subsidiary, or (ii) pursuant to the terms of employee or director equity awards, including any awards issued under the Pozen share plan;

    •
    amend the terms of any securities of Pozen or its subsidiaries;

    •
    adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Pozen or any of its subsidiaries;

    •
    reorganize, consolidate or merge with any other person;

    •
    make any changes to any of its material accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable laws or GAAP;

    •
    except for sales, leases or licenses entered into in the ordinary course of business or as contemplated by the merger agreement or in connection with any transactions contemplated thereby, and except for permitted liens, sell, lease or license, voluntarily pledge or otherwise dispose of any assets or properties of Pozen (including the shares or other equity securities of any subsidiary of Pozen) or of any of its subsidiaries having a value greater than $500,000 in the aggregate;

    •
    abandon, allow to lapse or fail to maintain any intellectual property that is owned by or exclusively licensed to Pozen or any Pozen subsidiary and that is material to Pozen and its subsidiaries taken as a whole;

    •
    (i) acquire (by merger, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset constituting a business (but excluding properties or assets acquired in the ordinary course of business), or

      (ii) make any investment in any person that is not Pozen or a Pozen subsidiary, by the purchase of securities or contribution of capital or otherwise, that has a value (in the case of clauses (i) and (ii)) greater than $500,000 in the aggregate;

    •
    incur any indebtedness for borrowed money in excess of $500,000 in the aggregate;

    •
    enter into any hedging, derivative or swap transaction or contract in respect thereof, except for any such transaction or contract entered into in the ordinary course of business and not for speculative purposes;

    •
    assume, guarantee or otherwise as an accommodation become responsible for the indebtedness for borrowed money of any other person (other than Pozen or any Pozen subsidiary);

    •
    make any loans or advances to any other person (other than Pozen or any Pozen subsidiary), except for extensions of credit in the ordinary course of business;

    •
    voluntarily waive, release, assign, settle or compromise any material claim or proceeding where such waivers, releases, assignments, settlements or compromises exceed $500,000 individually or in any case would entail the imposition of any material non-monetary damages against Pozen or any Pozen subsidiary;

    •
    negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

    •
    settle or compromise any action, claim or other proceeding brought by any present, former or purported holder of its securities in connection with the merger or the other transactions contemplated by the merger agreement;

    •
    enter into any material new line of business, enterprise or other activity, which excludes the development or acquisition of pharmaceutical or similar products or product candidates (including the expansion of the usage or potential usage of any existing pharmaceutical or similar products or product candidates);

    •
    expend or commit to expend any amounts that would constitute capital expenditures pursuant to GAAP as applied by Pozen, where such expenditures or commitments exceed $500,000 in the aggregate;

    •
    other than in the ordinary course of business, (i) enter into any contract that would, if entered into prior to the date of the merger agreement, be a Pozen material contract, or (ii) materially modify, materially amend or terminate any Pozen material contract or waive, release or assign any material rights or claims thereunder;

    •
    except as required by applicable law or GAAP, make, change, revoke or rescind any material election relating to taxes; make or change any material method of tax accounting; make any material amendment with respect to any tax return; or settle or otherwise finally resolve any controversy relating to a material amount of taxes;

    •
    agree to do any of the foregoing;

  •
  Pozen will promptly notify Tribute in writing of the occurrence of any event which would have a material adverse effect with respect to Pozen; and

  •
  Pozen will cooperate with Tribute and Parent to facilitate the preparation and filing of the Tribute circular in accordance with Canadian securities laws on a timely basis.

Tribute Interim Operating Covenants

        Tribute has undertaken covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement. Unless Tribute otherwise consents in writing (to the extent that such consent is permitted by applicable law) or expressly permitted or specifically contemplated by the merger agreement or as is otherwise required by applicable law or order:

  •
  the respective businesses of Tribute and its subsidiaries will be conducted, their respective facilities will be maintained and Tribute and its subsidiaries will continue to conduct and operate their respective businesses only in the ordinary course of business in an effort to preserve the value thereof;

  •
  Tribute will use its commercially reasonable efforts to maintain and preserve intact its and its subsidiaries' respective business organizations, taken as a whole, material assets, material permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its subsidiaries' respective officers and employees as a group;

  •
  Tribute will not, and will cause its subsidiaries not to, directly or indirectly:

  •
  alter or amend its charter, by-laws or other constituent documents;

  •
  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Tribute common shares (whether in cash or property);

  •
  split, divide, consolidate, combine or reclassify the Tribute common shares or any other securities of Tribute;

  •
  issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Tribute common shares or other securities of Tribute or its subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans) which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Tribute common shares, other than the issuance or sale of Tribute common shares pursuant to (i) the exercise of Tribute options, Tribute warrants or Tribute compensation options outstanding on the date of the merger agreement or issuable pursuant to such securities outstanding on the date of the merger agreement, or (ii) the terms of employee or director equity awards, including any awards issued under the Tribute stock option plan and outstanding on the date of the merger agreement;

  •
  except as contemplated by the merger agreement or as required by applicable law or the terms of any Tribute plan in effect as of the date of the merger agreement (i) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants, except for increases in the compensation of employees in the ordinary course of business whose annual base salary is less than $250,000; or (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (iii) promote any employee who is an officer to a position more senior than such employee's position as of the date of the merger agreement, or promote a non-officer employee to an officer position, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation (including bonuses) or benefits under any Tribute plan or Tribute employment agreement; (v) enter into, terminate or materially amend any Tribute benefit plan or any plan, program, agreement or arrangement that would constitute a Tribute benefit plan if in effect on the date of the merger agreement; (vi) hire any person to be employed by or a consultant of Tribute or any of its subsidiaries other than the hiring of employees or consultants in the ordinary course of business, where such employee or consultant has total annual compensation (base salary and target cash incentive opportunity) not in excess of $250,000; (vii) terminate any person in connection with any mass reduction, reduction in force or corporate restructuring and (viii) loan or advance any money to any employee, director or individual independent contractor of Tribute or any of its subsidiaries (other than advances in the ordinary course of business) or forgive any loans to any such employee, director or individual independent contractor;

    •
    redeem, purchase or otherwise acquire any outstanding Tribute common shares or other securities convertible into or exchangeable or exercisable for Tribute common shares, other than (i) in transactions between two or more wholly owned Tribute subsidiaries or between Tribute and a wholly owned Tribute subsidiary, or (ii) pursuant to the terms of employee or director equity awards, including any awards issued under the Tribute stock option plan;

    •
    amend the terms of any securities of Tribute or its subsidiaries;

    •
    adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Tribute or any of its subsidiaries;

    •
    reorganize, amalgamate, consolidate or merge with any other person;

    •
    make any changes to any of its material accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable laws or GAAP;

    •
    except for sales, leases or licenses entered into in the ordinary course of business or as contemplated by the merger agreement or in connection with any transactions contemplated thereby, and except for permitted liens, sell, lease or license, voluntarily pledge or otherwise dispose of any assets or properties of Tribute (including the shares or other equity securities of any subsidiary of Tribute) or of any of its subsidiaries having a value greater than $500,000 in the aggregate;

    •
    abandon, allow to lapse or fail to maintain any intellectual property that is owned by or exclusively licensed to Tribute or any Tribute subsidiary and that is material to Tribute and its subsidiaries taken as a whole;

    •
    (i) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset constituting a business (but excluding properties or assets acquired in the ordinary course of business), or (ii) make any investment in any person that is not Tribute or a Tribute subsidiary, by the purchase of securities or contribution of capital or otherwise, that has a value (in the case of clauses (i) and (ii)) greater than $500,000 in the aggregate;

    •
    incur any indebtedness for borrowed money in excess of $500,000 in the aggregate;

    •
    enter into any hedging, derivative or swap transaction or contract in respect thereof, except for any such transaction or contract entered into in the ordinary course of business and not for speculative purposes;

    •
    assume, guarantee or otherwise as an accommodation become responsible for the indebtedness for borrowed money of any other person (other than Tribute or any Tribute subsidiary);

    •
    make any loans or advances to any other person (other than Tribute or any Tribute subsidiary), except for extensions of credit in the ordinary course of business;

    •
    voluntarily waive, release, assign, settle or compromise any material claim or proceeding where such waivers, releases, assignments, settlements or compromises exceed $500,000 individually or in any case would entail the imposition of any material non-monetary damages against Tribute or any Tribute subsidiary;

    •
    negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

    •
    settle or compromise any action, claim or other proceeding brought by any present, former or purported holder of its securities in connection with the arrangement or the other transactions contemplated by the merger agreement other than in respect of Tribute dissenting shareholders;

    •
    enter into any material new line of business, enterprise or other activity, which excludes the development or acquisition of pharmaceutical or similar products or product candidates (including the expansion of the usage or potential usage of any existing pharmaceutical or similar products or product candidates);

    •
    expend or commit to expend any amounts that would constitute capital expenditures pursuant to GAAP as applied by Tribute, where such expenditures or commitments exceed $500,000 in the aggregate;

    •
    other than in the ordinary course of business, (i) enter into any contract that would, if entered into prior to the date of the merger agreement, be a Tribute material contract, or (ii) materially modify, materially amend or terminate any Tribute material contract or waive, release or assign any material rights or claims thereunder;

    •
    except as required by applicable law or GAAP, make, change, revoke or rescind any material election relating to taxes; make or change any material method of tax accounting; make any material amendment with respect to any tax return; or settle or otherwise finally resolve any controversy relating to a material amount of taxes;

    •
    other than in the ordinary course of business, submit any material information to or enter into any material discussions with or respond to any enquiry from any regulatory authority with respect to any product offered by Tribute or its subsidiaries; and

    •
    agree to do any of the foregoing;

  •
  Tribute will promptly notify Pozen in writing of the occurrence of any event which would have a material adverse effect with respect to Tribute;

  •
  Tribute will cooperate with Pozen and Parent to prepare and file this Form S-4 with the SEC and the Pozen proxy statement contained herein on a timely basis; and

  •
  Tribute shall use its reasonable commercial efforts to obtain an optionholder election form (as defined in the merger agreement) from each holder of Tribute options prior to the application by Tribute for the final order.

Parent Interim Operating Covenants

        Parent has undertaken covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement. Unless Pozen and Tribute otherwise consent in writing (to the extent that such consent is permitted by applicable law) or expressly permitted or specifically contemplated by the merger agreement or as is otherwise required by applicable law or order:

  •
  Parent and its material subsidiaries will maintain their respective facilities and will continue to conduct and operate their respective businesses only in the ordinary course of business;

  •
  Parent will use its commercially reasonable efforts to maintain and preserve intact its and its subsidiaries' respective business organizations, taken as a whole, material assets, material permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its subsidiaries' respective officers and material employees as a group;

  •
  Parent will not and will not permit the material subsidiaries of Parent to, directly or indirectly:

  •
  alter or amend its memorandum and articles of association or other constituent documents in a manner adverse to Pozen stockholders or Tribute shareholders or inconsistent with the merger agreement;

  •
  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities, except, in the case of Parent's wholly owned subsidiaries, for dividends payable to Parent or among wholly owned subsidiaries of Parent;

  •
  split, divide, consolidate, combine or reclassify the Parent Shares;

  •
  amend the material terms of any equity securities of Parent;

  •
  adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Parent; or

  •
  agree to do any of the foregoing;

  •
  Parent will promptly notify Pozen and Tribute in writing of the occurrence of any event which would have a material adverse effect with respect to Parent or Parent's material subsidiaries;

  •
  Parent will register the Parent Shares pursuant to Section 12(b) of the Exchange Act; and

  •
  Parent will cooperate with Pozen to prepare and file this Form S-4 and the Pozen proxy statement contained herein with the SEC and with Tribute to prepare and file the Tribute circular.

Board Recommendations; Pozen Special Meeting

        Parent's board of directors has unanimously adopted resolutions approving the merger agreement. The Pozen board of directors has unanimously adopted resolutions approving the merger agreement and resolving to recommend to the holders of Pozen common stock that they vote to adopt the merger agreement (the "Pozen recommendation"). The Tribute board of directors has unanimously adopted resolutions approving the merger agreement and resolving to recommend to the holders of Tribute common shares that they vote to adopt the merger agreement (the "Tribute recommendation"). In furtherance thereof and subject to the requirements of applicable law, Pozen has agreed to take all lawful action to convene a meeting of its stockholders, at which Pozen stockholders will consider the adoption of the merger agreement, as promptly as practicable after the registration statement on Form S-4, of which this proxy statement/prospectus is a part, is declared effective.

Pozen Non-Solicitation; Pozen Acquisition Proposals

        Subject to the exceptions described below, until the earlier of the closing of the transactions or the date, if any, on which the merger agreement is terminated, Pozen shall not, and will cause its subsidiaries and direct each of its and their respective representatives not to, directly or indirectly, through any other person:

  •
  initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that would be reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a Pozen acquisition proposal or potential Pozen acquisition proposal;

  •
  participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other person (other than Tribute and its affiliates) to make or complete a Pozen acquisition proposal;

  •
  effect any Pozen change of recommendation (defined below);

  •
  approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to any Pozen acquisition proposal (it being understood that publicly taking no position or a neutral position with respect to a Pozen acquisition proposal until the fifth business day after such Pozen acquisition proposal has been publicly announced shall not constitute a violation of this provision; or

  •
  accept or enter into, or publicly propose to accept or enter into, any Pozen acquisition agreement.

        A Pozen change of recommendation for the purpose of the merger agreement means any of the following: (i) the Pozen board of directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Tribute the Pozen recommendation, (ii) the Pozen board of directors approves or recommends any Pozen acquisition proposal, (iii) Pozen enters into a Pozen acquisition agreement or (iv) Pozen or the Pozen board of directors publicly proposes or announces its intention to do any of the foregoing.

        However, if, prior to receipt of the Pozen stockholder approval, Pozen or any of its subsidiaries, or any of its or their respective representatives, receives a written Pozen acquisition proposal (including, an amendment, change or modification to a Pozen acquisition proposal made prior to the date of the merger agreement) that was not solicited after the date of the merger agreement in contravention of the restrictions described above, Pozen and its representatives may:

  •
  contact the person making the Pozen acquisition proposal (or such person's representatives) solely for the purpose of clarifying the terms and conditions of such Pozen acquisition proposal and the likelihood of its consummation, so as to determine whether such Pozen acquisition proposal is, or could reasonably be expected to lead to, a Pozen superior proposal (as described below); and

  •
  if the Pozen board of directors determines in good faith, following consultation with its outside legal counsel and financial advisors, that such Pozen acquisition proposal is, or could reasonably be expected to lead to, a Pozen superior proposal and that the failure to take relevant action would conflict with its fiduciary duties:

  •
  furnish to such person (and such person's representatives) information with respect to Pozen and its subsidiaries, provided that (1) Pozen first enters into a confidentiality agreement with such person that is no less favorable (including with respect to any standstill and similar provisions) to Pozen than the non-disclosure agreement between Pozen and Tribute, and sends a copy of such agreement to Tribute promptly following its execution, and (2) Pozen contemporaneously provides to Tribute any non-public information concerning Pozen and its subsidiaries that is provided to such person which was not previously provided to Tribute is also provided to Tribute or its representatives; and

    •
    engage in discussions and negotiations with such person and its representatives with respect to such Pozen acquisition proposal.

        A Pozen superior proposal for the purpose of the merger agreement means, in general terms, an unsolicited bona fide written Pozen acquisition proposal (provided, however, that, for the purposes of this definition, all references to "20%" in the definition of Pozen acquisition proposal as it relates to securities of Pozen shall be changed to "50%" and references to "20%," as regards the assets of Pozen, shall be changed to "50%") made by a person or persons acting jointly or in concert (other than Parent, Tribute, Pozen and any of their respective affiliates) and which, or in respect of which: (i) the Pozen board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel: (a) would, if consummated, taking into account all of the terms and conditions of such Pozen acquisition proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Pozen stockholders from a financial point of view than the merger and the arrangement; (b) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Pozen acquisition proposal and the person or persons making such Pozen acquisition proposal; and (c) that funds, securities or other consideration necessary for the Pozen acquisition proposal are or are reasonably likely to be available; and (ii) in the case of a Pozen acquisition proposal involving shares of Pozen common stock, is made available to all of the Pozen stockholders on the same terms and conditions.

        Pozen must promptly (and in any event within 24 hours of receipt) notify Tribute, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Pozen acquisition proposal, or which could reasonably be expected to lead to a Pozen acquisition proposal, in each case, received on or after the date of the merger agreement, of which Pozen, any of its subsidiaries or any of their respective representatives is or becomes aware, or any request received by Pozen or any of its subsidiaries or any of their respective representatives for non-public information relating to Pozen or any of its subsidiaries in connection with a potential or actual Pozen acquisition proposal or for access to the properties, books and records or a list of securityholders of Pozen or any of its subsidiaries in connection with a potential or actual Pozen acquisition proposal. Such notice shall include the identity of the person making such Pozen acquisition proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Pozen acquisition proposal or proposal, inquiry, offer or request, including a copy of any written materials submitted to Pozen, any of its subsidiaries or their representatives. Following the initial notification by Pozen to Tribute in respect of any Pozen acquisition proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Pozen must keep Tribute promptly and fully informed of the status, including any change to the material terms and conditions, of any such Pozen acquisition proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Pozen acquisition proposal, proposal, inquiry, offer or request).

Pozen Change of Recommendation

        The Pozen board of directors may, at any time after the date of the merger agreement and prior to the receipt of the Pozen stockholder approval, (i) effect a Pozen change of recommendation, if there is a material change, effect, development, circumstance, condition, state of facts, event or occurrence (that does not relate to or involve a Pozen acquisition proposal) occurring or arising after the date of the merger agreement that was not known to the Pozen board of directors or certain officers of Pozen, or the material consequences of which (based on facts known to the Pozen board of directors or certain officers, as of the date of the merger agreement) were not reasonably foreseeable, as of the date of the merger agreement, or (ii) following receipt of a bona fide, unsolicited, written Pozen acquisition proposal that the Pozen board of directors determines in good faith, after consultations with outside legal and financial advisors, is a Pozen superior proposal, effect a Pozen change of recommendation and/or accept, approve or enter into any alternative Pozen acquisition agreement, if and only if:

  •
  in the case of clause (ii) above, such Pozen acquisition proposal did not result from a breach of the non-solicitation provision described above and Pozen has complied with the other terms described in this section;

  •
  the Pozen board of directors has determined in good faith, after consultation with its outside legal and financial advisors, that the failure to take the relevant action specified in clause (i) or clause (ii) above, as applicable, would be reasonably likely to be inconsistent with the Pozen board of directors' fiduciary duties to Pozen stockholders under applicable laws;

  •
  Pozen has provided written notice to Tribute delivered promptly (and in any event, within 24 hours) after the determination by the Pozen board of directors that (a) a Pozen intervening event has occurred, advising Tribute that the Pozen board of directors has determined that a Pozen intervening event has occurred and, as a result thereof, the Pozen board of directors intends to effect a Pozen change of recommendation, which written notice will set forth in reasonable detail the facts and circumstances related to the Pozen intervening event, or (b) a Pozen superior proposal exists, advising Tribute that Pozen has received a Pozen superior proposal and including written notice of the determination of the Pozen board of directors that such Pozen acquisition proposal constitutes a Pozen superior proposal, and, in the case of clause (ii) above, provided Tribute with a copy of any document(s) containing such Pozen acquisition proposal; and

  •
  solely in the case of a Pozen intervening event or a Pozen superior proposal, Pozen previously or concurrently will have terminated the merger agreement and paid the applicable termination fee described below.

        Nothing in the merger agreement will prevent (i) Pozen or the Pozen board of directors from complying with its disclosure obligations under applicable U.S. federal or state law with regard to a Pozen acquisition proposal, as long as such disclosure does not constitute a Pozen change of recommendation, except as otherwise permitted by the merger agreement, or (ii) calling or holding a meeting of the Pozen stockholders requisitioned by the Pozen stockholders in accordance with the DGCL or taking any other action with respect to a Pozen acquisition proposal to the extent ordered or mandated by a court of competent jurisdiction, as long as any proxy statement or other document required in connection with such meeting recommends that Pozen stockholders vote against any proposed resolution in favor of or necessary to complete such Pozen acquisition proposal.

Tribute Non-Solicitation; Tribute Acquisition Proposals

        Subject to the exceptions described below, until the earlier of the closing or the date, if any, on which the merger agreement is terminated, Tribute has agreed that it will not, and will cause its subsidiaries and direct each of its and their respective representatives not to, directly or indirectly, through any other person:

  •
  initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that would be reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a Tribute acquisition proposal or potential Tribute acquisition proposal;

  •
  participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other person (other than Pozen and its affiliates) to make or complete a Tribute acquisition proposal;

  •
  effect any Tribute change of recommendation (defined below);

  •
  approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to any Tribute acquisition proposal (it being understood that publicly taking no position or a neutral position with respect to a Tribute acquisition proposal until the fifth business day after such Tribute acquisition proposal has been publicly announced shall not constitute a violation of this section; or

  •
  accept or enter into, or publicly propose to accept or enter into, any Tribute acquisition agreement.

        A Tribute change of recommendation for the purpose of the merger agreement means any of the following: (i) the Tribute board of directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Pozen the Tribute recommendation, (ii) the Tribute board of directors approves or recommends any Tribute acquisition proposal, (iii) Tribute enters into a Tribute acquisition agreement or (iv) Tribute or the Tribute board of directors publicly proposes or announces its intention to do any of the foregoing.

        However, if, prior to receipt of the Tribute shareholder approval, Tribute or any of its subsidiaries, or any of its or their respective representatives, receives a written Tribute acquisition proposal (including, an amendment, change or modification to a Tribute acquisition proposal made prior to the date of the merger agreement) that was not solicited after the date of the merger agreement in contravention of the restrictions described above, Tribute and its representatives may:

  •
  contact the person making the Tribute acquisition proposal (or such person's representatives) solely for the purpose of clarifying the terms and conditions of such Tribute acquisition proposal and the likelihood of its consummation, so as to determine whether such Tribute acquisition proposal is, or could reasonably be expected to lead to, a Tribute superior proposal; and

  •
  if the Tribute board of directors determines in good faith, following consultation with its outside legal counsel and financial advisors, that such Tribute acquisition proposal is, or could reasonably be expected to lead to, a Tribute superior proposal and that the failure to take relevant action would conflict with its fiduciary duties, Tribute's board of directors may:

  •
  furnish to such person (and such person's representatives) information with respect to Tribute and its subsidiaries, provided that (1) Tribute first enters into a confidentiality agreement with such person that is no less favorable (including with respect to any standstill and similar provisions) to Tribute than the non-disclosure agreement between Pozen and Tribute, and sends a copy of such agreement to Pozen promptly following its execution, and (2) Tribute contemporaneously provides to Pozen any non-public information concerning Tribute and its subsidiaries that is provided to such person which was not previously provided to Pozen is also provided to Pozen or its representatives; and

  •
  engage in discussions and negotiations with such person and its representatives with respect to such Tribute acquisition proposal.

        A Tribute superior proposal for the purpose of the merger agreement means, in general terms, an unsolicited bona fide written Tribute acquisition proposal (provided, however, that, for the purposes of this definition, all references to "20%" in the definition of Tribute acquisition proposal as it relates to securities of Tribute shall be changed to "50%" and references to "20%," as regards the assets of Tribute, shall be changed to "50%"), made by a person or persons acting jointly or in concert (other than Parent, Tribute, Pozen or any of their respective affiliates) and which, or in respect of which: (i) the Tribute board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel: (a) would, if consummated, taking into account all of the terms and conditions of such Tribute acquisition proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Tribute shareholders from a financial point of view than the merger and the arrangement; (b) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Tribute acquisition proposal and the person or persons making such Tribute acquisition proposal; and (c) that funds, securities or other consideration necessary for the Tribute acquisition proposal are or are reasonably likely to be available; and (ii) in the case of a Tribute acquisition proposal involving Tribute common shares, is made available to all of the Tribute shareholders on the same terms and conditions.

        Tribute must promptly (and in any event within 24 hours of receipt) notify Pozen, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Tribute acquisition proposal, or which could reasonably be expected to lead to a Tribute acquisition proposal, in each case, received on or after the date of the merger agreement, of which Tribute, any of its subsidiaries or any of their respective representatives is or becomes aware, or any request received by Tribute or any of its subsidiaries or any of their respective representatives for non-public information relating to Tribute or any of its subsidiaries in connection with a potential or actual Tribute acquisition proposal or for access to the properties, books and records or a list of securityholders of Tribute or any of its subsidiaries in connection with a potential or actual Tribute acquisition proposal. Such notice shall include the identity of the person making such Tribute acquisition proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Tribute acquisition proposal or proposal, inquiry, offer or request, including a copy of any written materials submitted to Tribute, any of its subsidiaries or their representatives. Following the initial notification by Tribute to Pozen in respect of any Tribute acquisition proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Tribute must keep Pozen promptly and fully informed of the status, including any change to the material terms and conditions, of any such Tribute acquisition proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Tribute acquisition proposal, proposal, inquiry, offer or request).

Tribute Change of Recommendation

        Tribute may, at any time after the date of the merger agreement and prior to the receipt of the Tribute shareholder approval, (i) effect a Tribute change of recommendation, if there is a material change, effect, development, circumstance, condition, state of facts, event or occurrence (that does not relate to or involve a Tribute acquisition proposal) occurring or arising after the date of the merger agreement that was not known to the Tribute board of directors or certain officers of Tribute, or the material consequences of which (based on facts known to the Tribute board of directors or certain officers of Tribute, as of the date of the merger agreement) were not reasonably foreseeable, as of the date of the merger agreement, or (ii) following receipt of a bona fide, unsolicited, written Tribute acquisition proposal that the Tribute board of directors determines in good faith, after consultations with its outside legal and financial advisors, is a Tribute superior proposal, effect a Tribute change of recommendation and/or accept, approve or enter into any alternative Tribute acquisition agreement, if and only if:

  •
  in the case of clause (ii) above, the Tribute acquisition proposal did not result from a breach of the non-solicitation provision described above and Tribute has complied with the other terms described in this section;

  •
  the Tribute board of directors has determined in good faith, after consultation with its outside legal and financial advisors, that the failure to take relevant action specified in clause (i) or clause (ii) above, as applicable, would be reasonably likely to be inconsistent with the Tribute board of directors' fiduciary duties to Tribute under applicable laws;

  •
  Tribute has provided written notice to Pozen delivered promptly (and in any event, within 24 hours) after the determination by the Tribute board of directors that (a) a Tribute intervening event has occurred, advising Pozen that the Tribute board of directors has determined that a Tribute intervening event has occurred and, as a result thereof, the Tribute board of directors intends to effect a Tribute change of recommendation, which written notice will set forth in reasonable detail the facts and circumstances related to such Tribute intervening event, or (b) a Tribute superior proposal exists, advising Pozen that Tribute has received a Tribute superior proposal and including written notice of the determination of the Tribute board of directors that such Tribute acquisition proposal constitutes a Tribute superior proposal, and, in the case of clause (ii) above, provided Pozen with a copy of the document(s) containing such Tribute acquisition proposal; and

  •
  solely in the case of a Tribute intervening event or a Tribute superior proposal, Tribute previously or concurrently has terminated the merger agreement and paid the applicable termination fee described below under the section entitled "—Termination; Termination Fees; Effect of Termination" beginning on page 129 of this proxy statement/prospectus.

        Nothing in the merger agreement will prevent (i) Tribute or the Tribute board of directors from complying with its disclosure obligations under applicable U.S. federal or state law with regard to a Tribute acquisition proposal, as long as such disclosure does not constitute a Tribute change of recommendation, except as otherwise permitted by the merger agreement, or (ii) calling or holding a meeting of the Tribute shareholders requisitioned by the Tribute shareholders in accordance with applicable law or taking any other action with respect to a Tribute acquisition proposal to the extent ordered or mandated by a court of competent jurisdiction, as long as any proxy statement or other document required in connection with such meeting recommends that Tribute shareholders vote against any proposed resolution in favor of or necessary to complete such Tribute acquisition proposal.

Consents and Approvals

        Each party to the merger agreement shall, and shall cause its wholly owned subsidiaries to, use commercially reasonable efforts to, as promptly as practicable:

  •
  obtain from any governmental authority all waivers, consents, clearances and approvals, including the required regulatory approvals, required or reasonably necessary to consummate the transactions contemplated by the merger agreement;

  •
  make all filings and submissions that are required or reasonably necessary to consummate the transactions contemplated by the merger agreement and thereafter make any other required or appropriate submissions including, without limiting the foregoing, all filings and submissions required in connection with any required regulatory approvals;

  •
  take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required or reasonably necessary to consummate the transactions contemplated by the merger agreement.

        Each of the parties to the merger agreement agrees to cooperate and to use commercially reasonable efforts to (i) provide any notices and obtain any waivers, consents, clearances and approvals as required or reasonably necessary to consummate the transactions contemplated by the merger agreement under the HSR Act, the Competition Act and any other federal, provincial, state or foreign law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment, and (ii) respond to any requests of any governmental authority for information or documentary material under any such relevant competition laws, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by the merger agreement under any such relevant laws. In furtherance of the foregoing, each of Pozen and Tribute also agrees to take any and all steps necessary to resolve any objections from governmental authorities and to avoid or eliminate impediments under any relevant competition law that may be asserted by any governmental authority with respect to the arrangement and the merger, in each case, so as to enable the arrangement effective time and the merger effective time to occur as promptly as practicable and in any event no later than the outside date; provided, however, that Pozen or Tribute (or any of their subsidiaries) are not required to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their subsidiaries') business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on either Pozen or Tribute, as applicable.

Employee Matters

        Under the merger agreement, Parent agrees that:

  •
  At or prior to closing, Parent shall approve an omnibus equity incentive plan for officers, directors, employees and consultants of Parent; and

  •
  Parent shall, or shall cause Pozen and Tribute to, maintain for the 12 months after the closing of the transaction, the Pozen severance plan and maintain the current severance practice of Tribute for the benefit of all affected individuals who are employees of Pozen, Tribute or each of their respective subsidiaries at the merger effective time. In the event that an assumed employee's employment is terminated after and within 12 months of the merger effective time, the assumed employee shall be entitled to the severance benefits under the Pozen severance plan or the Tribute severance plan, as applicable.

Financing Covenant

        Under the merger agreement, Pozen and Tribute agree to, and to cause their respective wholly owned subsidiaries and its and their representatives, including management, officers, employees, directors, legal, non-legal and accounting advisors and auditors to provide reasonable cooperation to Parent in consummating the Parent financing, including:

  •
  promptly furnishing Parent and the sources of such financing with specified financial and other information, which shall be compliant with the merger agreement, and with such other information and documentation required under applicable "know your customer" and anti-money laundering rules and regulations;

  •
  promptly furnishing Parent with financial and other pertinent information regarding Pozen, Tribute and their respective subsidiaries as may be reasonably requested in writing by Parent and that is reasonably available to each party, as applicable, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including the pro forma financial statements), and other documents required to satisfy any customary negative assurance opinion to consummate the Parent financing at closing, including all information and data necessary to satisfy any conditions set forth in any commitment letter in respect of the Parent financing;

  •
  using reasonable best efforts to obtain accountants' comfort letters and legal opinions at the expense of and as reasonably requested by Parent;

  •
  reasonably cooperating with Parent's legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with such Parent financing; and

  •
  taking all corporate or other actions, subject to the occurrence of the closing, reasonably necessary to permit the consummation of the Parent financing and to permit the proceeds thereof to be made available to Parent, including assisting in the preparation of and executing one or more credit agreements (or amendments thereto), pledge and security documents (or amendments thereto), guarantees, indentures, purchase agreements, currency or interest hedging agreements and other definitive documentation, certificates, representation letters, authorization letters and related deliverables relating to the Parent financing, arranging for payoff letters and lien and guarantee releases with respect to existing indebtedness and reasonably facilitating the provision of guarantees, the grant (and perfection) of a security interest in collateral and the provision of related lender protections.

Indemnification

        All indemnification or exculpation rights existing in favor of present or former directors and officers of Tribute, Pozen or any of their respective subsidiaries as provided in the constituent documents of Tribute, Pozen or any of their respective subsidiaries or contracts to which Tribute, Pozen or any of their respective subsidiaries are bound and which is in effect as of the date of the merger agreement will continue in full force and effect and without modification.

        In addition, Parent will, or will cause its subsidiaries to, maintain in effect without any reduction in scope or coverage for six years from the closing date, customary policies of directors' and officers' liability insurance covering those persons who are currently covered by the directors' and officers' liability insurance policies of Tribute, Pozen or any of their respective subsidiaries that are in effect immediately prior to the closing date and providing protection in respect of claims arising from facts or events which occurred on or prior to the closing date, subject to certain limitation and premium thresholds set forth in the merger agreement.

        For a period of not less than six years after the closing date, Parent, Pozen and Tribute will, jointly and severally, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless the present and former directors and officers of Tribute, Pozen or any of their respective subsidiaries for any costs or expenses (including advancing reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by applicable law, subject to the indemnifying or advancing party's receipt of an unsecured undertaking by or on behalf of the indemnified party to repay such funds if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such indemnified party is not entitled to indemnification thereunder), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred on or prior to the closing date, whether asserted or claimed before or after the merger effective time, in connection with or as a result of such indemnified party serving as an officer or director of Tribute, Pozen or any of their respective subsidiaries.

Other Covenants and Agreements

        The merger agreement contains certain other covenants, including covenants relating to cooperation between Parent, Pozen and Tribute in the preparation of this proxy statement/prospectus, other filings to be made with the SEC and other governmental filings, obtaining consents, access to information and performing their respective obligations regarding public announcements. Parent, Pozen and Tribute have further agreed, as applicable, to the following additional covenants and agreements in the merger agreement, among others, Parent, Pozen and Tribute have agreed to take all required steps to cause (i) dispositions of Pozen common stock resulting from the merger and the other transactions contemplated by the merger agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Pozen immediately prior to the merger effective time to be exempt under Rule 16b-3 of the Exchange Act and (ii) acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the merger and the other transactions contemplated by the merger agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Completion of the Arrangement and the Merger

        The completion of the arrangement and the merger depend upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Tribute and/or Pozen, as applicable.

        The following conditions must be satisfied or waived before Pozen or Tribute is obligated to complete the arrangement and the merger:

  •
  the arrangement resolution shall have been approved by the Tribute shareholders at the Tribute special meeting in accordance with the interim order and applicable laws, including, if applicable, on a "majority of the minority" basis;

  •
  the Pozen stockholder approval must have been obtained at the Pozen special meeting in accordance with applicable laws;

  •
  each of the interim order and final order shall have been obtained on terms consistent with the merger agreement and in form and substance satisfactory to each of Pozen and Tribute, each acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either Pozen or Tribute, each acting reasonably, on appeal or otherwise;

  •
  the registration statement on Form S-4 filed by Parent in respect of the Parent Shares to be issued in the merger, of which this proxy statement/prospectus forms a part, must have been declared effective and must not be the subject of a stop order suspending its effectiveness;

  •
  the Parent Shares to be issued as the merger consideration and the arrangement consideration shall have been (i) approved for listing on NASDAQ, subject only to official notice of issuance, and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX;

  •
  the conditions to closing shall have been met or waived with respect to the Parent financing (see description of Equity Financing and Debt Financing contained in this proxy statement/prospectus);

  •
  the only condition precedent to the respective obligations of the parties to consummate the merger which remains unsatisfied pursuant to the terms of the merger agreement, shall be the filing of the certificate of merger. The only condition precedent to the respective obligations of the parties to consummate the arrangement which remains unsatisfied pursuant to the terms of the merger agreement, shall be the filing of the articles of arrangement;

  •
  the required regulatory approvals shall have been obtained or concluded and shall be in full force and effect and any waiting or suspensory periods related to the required regulatory approvals shall have expired or been terminated, in each case, without the imposition of any restraint;

  •
  (i) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the merger and the arrangement or any of the other transactions contemplated in the merger agreement and (ii) no governmental authority shall have instituted any proceeding (which remains outstanding at what would otherwise be the closing date) before any governmental authority of competent jurisdiction seeking to enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement;

  •
  there has been no change in applicable law (whether or not such change in law is yet effective) with respect to Section 7874 of the Code and the regulations promulgated thereunder (or any other U.S. tax law), or official interpretation thereof as set forth in published guidance by the IRS (other than IRS news releases) (whether or not such change in official interpretation is yet effective), and no bill that would implement such a change has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for approval or veto by the President of the United States) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Parent to be treated as a United States domestic corporation for United States federal income tax purposes;

  •
  following the merger and the arrangement, Parent should not be taxed as a U.S. resident corporation;

  •
  Pozen shall have received the legal opinion from DLA Piper, special tax advisor to Pozen, in the manner described in the merger agreement to the effect that Section 7874 of the Code (or any other U.S. tax law), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance should not apply so as to cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes from and after the closing date; and

  •
  the issuance of the Parent Shares to Tribute shareholders in exchange for their Tribute common shares and the issuance of Parent options to Tribute optionholders in exchange for their Tribute options, all pursuant to the arrangement, shall be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof and shall be exempt or qualified under all applicable U.S. state securities laws, and such securities will not be subject to restrictions on transfer under the Securities Act and applicable state securities laws except such as may be imposed by Rule 144 under the Securities Act with respect to certain affiliates of Can Merger Sub.

        The following conditions must also be satisfied or waived before Pozen is obligated to complete the merger:

  •
  Tribute must have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

  •
  the representations and warranties of Tribute must be accurate in the manner described in the merger agreement;

  •
  no material adverse effect with respect to Tribute has occurred and is continuing since the date of the merger agreement;

  •
  Pozen must have received a certificate of Tribute signed by a senior officer of Tribute for and on behalf of Tribute and dated the closing date certifying satisfaction of certain closing conditions;

  •
  Tribute shall not have received duly exercised rights of dissent (which notices have not been withdrawn prior to the closing time) from Tribute shareholders holding greater than 1% of the Tribute common shares; and

  •
  Pozen shall have received the fairness opinions in the manner described in the merger agreement.

        The following conditions must also be satisfied or waived before Tribute is obligated to complete the merger:

  •
  Pozen shall have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

  •
  the representations and warranties of Pozen must be accurate in the manner described in the merger agreement;

  •
  no material adverse effect with respect to Pozen has occurred and is continuing since the date of the merger agreement;

  •
  Tribute must have received a certificate of Pozen signed by a senior officer for and on behalf of Pozen and dated the closing date certifying satisfaction of certain closing conditions;

  •
  Tribute must have received a certificate of Parent and Can Merger Sub signed by their respective senior officers for and on behalf of Parent and Can Merger Sub and dated the closing date certifying satisfaction of certain closing conditions;

  •
  Tribute shall have received the fairness opinion in the manner described in the merger agreement;

  •
  Tribute shall have received certified copies of resolutions duly passed by the board of directors of Parent (acting for itself and on behalf of Can Merger Sub) approving the merger agreement and the completion of the transactions contemplated thereby; and

  •
  Can Merger Sub or Parent will have deposited, or caused to be deposited with the arrangement exchange agent, sufficient funds (including share certificates) to effect payment in full of the aggregate consideration payable by Can Merger Sub under the arrangement.

Termination; Termination Fees; Effect of Termination

        The merger agreement may be terminated at any time prior to the closing by:

  •
  mutual written consent of Pozen and Tribute;

  •
  either Pozen or Tribute if:

  •
  the closing does not occur on or before the outside date, except that the right to so terminate the merger agreement will not be available to Pozen or Tribute if its failure to fulfill any obligation or breach of any of its agreements or covenants under the merger agreement has been a principal cause of, or resulted in, the failure of the closing to occur by such date;

  •
  Pozen stockholder approval has not been obtained at the Pozen special meeting or any adjournment or postponement thereof;

    •
    Tribute shareholder approval has not been obtained in accordance with applicable laws and the interim order at the Tribute special meeting or any adjournment or postponement thereof;

    •
    Parent has not consummated financing prior to the closing; or

    •
    any law is passed that makes completion of the transactions contemplated by the merger agreement illegal or otherwise prohibited or if any governmental authority of competent jurisdiction has issued an order or taken action enjoining or otherwise prohibiting the merger or arrangement and such order or other actions is or shall have become final and non-appealable;

  •
  by Pozen if:

  •
  Tribute shall have effected a Tribute change of recommendation;

  •
  subject to payment of the Pozen termination fee to Tribute described below, Pozen enters into a Pozen acquisition agreement that constitutes a Pozen superior proposal;

  •
  Tribute breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would cause any conditions to the closing of the merger not to be satisfied, and does not cure such breach in the manner set forth in the merger agreement;

  •
  subject to Pozen paying the reduced Pozen termination fee to Tribute described below, there shall have occurred, after the date of the merger agreement but on or before the closing date, a change in applicable U.S. federal tax law (whether or not such change in law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than news releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect on Pozen, as further specified in the merger agreement; or

  •
  a material adverse effect on Tribute shall have occurred since the date of the merger agreement;

  •
  by Tribute if:

  •
  Pozen shall have effected a Pozen change of recommendation;

  •
  subject to payment of the Tribute termination fee to Pozen described below, Tribute enters into a Tribute acquisition agreement that constitutes a Tribute superior proposal;

  •
  Pozen breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would cause any conditions to the closing of the merger not to be satisfied, and does not cure such breach in the manner set forth in the merger agreement;

  •
  there shall have occurred, after the date of the merger agreement but on or before the closing date, a change in applicable U.S. federal tax law (whether or not such change in law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than news releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect, including causing Parent to be treated as a United States domestic corporation for United States federal income tax purposes, as further specified in the merger agreement;

    •
    DLA Piper, special tax advisor to Pozen, is unable to deliver the opinion in the manner described in the merger agreement solely for reasons other than: (i) a change in applicable U.S. federal tax law (whether or not such change in law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than news releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect on Pozen, as further specified in the merger agreement; or (ii) a misrepresentation contained in or breach of any representation or warranty of Tribute or a breach of any covenant of Tribute which affects the determination of compliance with Section 7874 of the Code (or any other US tax law), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance, such that following the closing date Parent shall not be treated as a domestic corporation for U.S. federal income tax purposes; or

    •
    a material adverse effect on Pozen shall have occurred since the date of the merger agreement.

        Under the merger agreement, Pozen will be required to pay Tribute a termination fee of $3,500,000 if:

  •
  Pozen terminates the merger agreement to enter into a Pozen acquisition agreement that constitutes a Pozen superior proposal, in which case the Pozen termination fee shall be paid by Pozen concurrent with the Pozen termination fee event;

  •
  Tribute terminates the merger agreement because Pozen has effected a Pozen change of recommendation, , in which case the Pozen termination fee shall be paid by Pozen within two business days of the Pozen termination fee event;

  •
  DLA Piper, special tax advisor to Pozen, is unable to deliver the opinion in the manner described in the merger agreement, as described above, in which case the Pozen termination fee shall be paid by Pozen within two business days of the Pozen termination fee event; or

  •
  either (1) Pozen or Tribute terminates the merger agreement if the closing does not occur on or before the outside date, as may be extended, (2) the Pozen stockholder approval is not obtained at the Pozen special meeting or any adjournment or postponement thereof or (3) by Tribute because of a Pozen breach of the non-solicitation provisions in the merger agreement, if, in each of the foregoing cases, (i) prior to such termination, a Pozen acquisition proposal shall have been made public or proposed publicly to Pozen or Pozen stockholders and has not been publicly withdrawn prior to the Pozen special meeting and (ii) within 12 months following such termination, Pozen or one or more of Pozen's subsidiaries shall have executed a Pozen acquisition agreement and the transactions thereby are at any time subsequently consummated in respect of such Pozen acquisition proposal, in which cases the Pozen termination fee shall be paid by Pozen on the date of consummation of such transaction, provided that, for purposes of this determination, all references to "20%" in the definition of Pozen acquisition proposal shall instead be references to "50%".

        Under the merger agreement, Tribute will be required to pay Pozen a termination fee of $3,500,000 if:

  •
  Tribute terminates the merger agreement to enter into a Tribute acquisition agreement that constitutes a Tribute superior proposal, in which case the Tribute termination fee shall be paid by Tribute concurrent with the Tribute termination fee event;

  •
  Pozen terminates the merger agreement because Tribute has effected a Tribute change of recommendation, in which case the Tribute termination fee shall be paid by Tribute within two business days of the Tribute termination fee event; or

  •
  either (1) Pozen or Tribute terminates the merger agreement if the closing does not occur on or before the outside date, as may be extended, (2) the arrangement resolution is not approved by the Tribute shareholders, in accordance with the interim order and applicable laws, at the Tribute special meeting, or (3) by Pozen because of a Tribute breach of the non-solicitation provisions in the merger agreement, if, in each of the foregoing cases, (i) prior to such termination, a Tribute acquisition proposal shall have been made public or proposed publicly to Tribute or Tribute shareholders and has not been publicly withdrawn prior to the Tribute special meeting and (ii) within 12 months following such termination, Tribute or one or more of Tribute's subsidiaries shall have executed a Tribute acquisition agreement and the transactions thereby are at any time subsequently consummated in respect of such Tribute acquisition proposal, in which cases the Tribute termination fee shall be paid by Tribute on the date of consummation of such transaction; provided that, for purposes of this determination, all references to "20%" in the definition of Tribute acquisition proposal shall instead be references to "50%".

        Under the merger agreement, Pozen will be required to pay Tribute a reduced termination fee of $1,750,000 within two business days of the Pozen termination fee event if there shall have occurred, on or before the closing date, a change in applicable U.S. federal tax law (whether or not such change in law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than news releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect on Pozen.

Expenses

        Except as otherwise specifically provided in the merger agreement and except in respect of any filing fees associated with any filings made pursuant to the relevant competition laws, which fees will be split evenly between Pozen and Tribute, each party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of the merger agreement and all documents and instruments executed pursuant to the merger agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker's, finder's or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions contemplated by the merger agreement.

Amendment

        The merger agreement may, at any time prior to closing, be amended by written agreement of the parties without, subject to applicable laws, further notice to or authorization on the part of the Pozen stockholders.

Governing Law

        The merger agreement is governed by and construed in accordance with the laws of the State of Delaware.

Injunctive Relief

        Parent and Tribute have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law or otherwise. Accordingly, the parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, and any requirement for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief is waived.

        Notwithstanding the parties' rights to specific performance or injunctive relief or both, each party may pursue any other remedy available to it at law or in equity, including monetary damages; provided that it is understood and agreed that claims for monetary damages following termination of the merger agreement shall be limited to those arising from or relating to any intentional or willful breach of the merger agreement prior to such termination

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion addresses certain material U.S. federal income tax consequences of the transactions generally expected to be applicable to the holders of shares of Pozen common stock in connection with their receipt and ownership of Parent Shares. The following discussion assumes that the merger of US Merger Sub with and into Pozen with Pozen surviving and the arrangement between Can Merger Sub and Tribute, will be consummated strictly in accordance with the terms of the merger agreement and as described in this joint proxy statement/prospectus. Except where noted, this discussion deals only with shares of Pozen common stock or Parent Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). As used herein, the term "U.S. holder" means a beneficial owner of shares of Pozen common stock or Parent Shares that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more "U.S. persons" (as defined in U.S. Treasury regulations) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        The term "non-U.S. holder" means a beneficial owner of shares of Pozen common stock or Parent Shares that is not a U.S. person for U.S. federal income tax purposes.

        This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of that holder's particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including without limitation:

  •
  dealers in securities;

  •
  tax-exempt organizations;

  •
  life insurance companies;

  •
  holders who hold shares of Pozen common stock or Parent Shares as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transactions or other risk reduction transaction;

  •
  holders who purchase or sell securities as part of a wash sale for tax purposes;

  •
  holders who acquired their shares of Pozen common stock or Parent Shares pursuant to the exercise of employee options or otherwise as compensation;

  •
  traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

  •
  holders liable for alternative minimum tax;

  •
  holders that actually or constructively own 10% or more of Parent's voting stock; or

  •
  holders whose functional currency is not the U.S. dollar.

        The discussion below is based upon the provisions of the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect, as well as the current income tax treaty between Ireland and the U.S. (the "Tax Treaty"). These laws are subject to change, possibly on a retroactive basis. No ruling is intended to be sought from the IRS with respect to the transactions described herein, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein.

        This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their shares of Pozen common stock or Parent Shares through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Pozen common stock or Parent Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Pozen common stock or Parent Shares, you should consult your tax advisors regarding the particular tax consequences of the transactions to you.

        THIS DISCUSSION IS NOT A COMPLETE ANALYSIS OF ALL THE POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE TRANSACTIONS. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN CONSEQUENCES OF THE TRANSACTIONS OR ANY U.S. FEDERAL TAX CONSEQUENCES OF THE TRANSACTIONS OTHER THAN U.S. FEDERAL INCOME TAX CONSEQUENCES, SUCH AS ESTATE AND GIFT TAX CONSEQUENCES. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND OTHER TAX CONSEQUENCES OF THE TRANSACTIONS TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. IN PARTICULAR, YOU SHOULD CONFIRM YOUR STATUS AS A U.S. HOLDER ELIGIBLE FOR THE TAX TREATY WITH YOUR ADVISOR AND SHOULD DISCUSS ANY POSSIBLE CONSEQUENCES OF FAILING TO QUALIFY AS SUCH.

        The discussions under "—Tax Consequences of the Transactions to Holders of Shares of Pozen Common Stock" and under "—Tax Consequences to Holders of Parent Shares" constitute the opinion of DLA Piper, counsel to Pozen, as to the material U.S. federal income tax consequences of the transactions to U.S. Holders and non-U.S. Holders of shares of Pozen common stock and of the ownership and disposition of Parent Shares received by such holders in the transactions, in each case subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

Tax Consequences of the Transactions to Pozen and Parent

  U.S. Federal Income Tax Classification of Parent as a Result of the Transactions

        For U.S. federal tax purposes, a corporation generally is considered a tax resident in the place of its organization or incorporation. Because Parent is an Irish incorporated entity, it would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these general rules. Section 7874 of the Code, however, contains rules (more fully discussed below) that can result in a foreign corporation being treated as a U.S. corporation for U.S. federal tax purposes. The application of these rules is complex, and there is little or no guidance on many important aspects of Section 7874.

        Under Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal tax purposes (and, therefore, a U.S. tax resident) when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S.

acquired corporation (including the receipt of the foreign corporation's shares in exchange for the U.S. corporation's shares), and (iii) the foreign corporation's expanded affiliated group does not have substantial business activities in the foreign corporation's country of organization or incorporation relative to the expanded affiliated group's worldwide activities. For purposes of Section 7874, "expanded affiliated group" means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the shares by vote and value.

        Pursuant to the merger, Parent will indirectly acquire all of Pozen's assets through the indirect acquisition of shares of Pozen common stock in the transactions at the closing. As a result, for Parent to avoid being treated as a U.S. corporation for U.S. federal tax purposes under Section 7874, either (i) the former stockholders of Pozen must own (within the meaning of Section 7874) less than 80% (by both vote and value) of Parent Shares by reason of holding shares in Pozen or (ii) Parent must have substantial business activities in Ireland after the transactions (taking into account the activities of Parent's expanded affiliated group) (the "substantial business activities test").

        Based on the rules for determining share ownership under Section 7874, the Pozen stockholders are expected to receive less than 80% (by both vote and value) of the shares in Parent by reason of their ownership of shares of Pozen common stock. As a result, Parent is expected to be treated as a foreign corporation for U.S. federal tax purposes under Section 7874, and the remainder of this disclosure assumes such treatment. We cannot assure you that the IRS will agree with the position that the ownership test is satisfied. In addition, there have been, and there are expected to be future, legislative proposals to expand the scope of U.S. corporate tax residence and there could be prospective or retroactive changes to Section 7874, any of which could result in Parent being treated as a U.S. corporation.

        The remainder of this discussion assumes that Parent will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

  Potential Limitation on the Utilization of Pozen's (and its U.S. Affiliates') Tax Attributes

        Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 can also limit the ability of the acquired U.S. corporation to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if (i) substantially all the assets of a U.S. corporation are directly or indirectly acquired by a foreign corporation, (ii) the shareholders of the acquired U.S. corporation hold at least 60%, by either vote or value, of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. corporation, and (iii) the foreign corporation does not satisfy the substantial business activities test, the taxable income of the U.S. corporation (and any U.S. person related to the U.S. corporation) for any given year, within a ten-year period beginning on the last date the U.S. corporation's properties were acquired, will be no less than that person's "inversion gain" for that taxable year. A person's inversion gain includes income or gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or, if after the acquisition, is transferred or licensed to a foreign related person.

        Pursuant to the merger agreement, Parent will indirectly acquire all of Pozen's assets at the effective time of the merger. The Pozen stockholders are expected to receive more than 60% (but less than 80%) of the vote and value of the Parent Shares by reason of holding shares in Pozen. Therefore, Pozen's ability to utilize its tax attributes to offset its inversion gain, if any, would be limited if Parent does not satisfy the substantial business activities test. Based on the guidance available for determining whether the substantial business activities test is satisfied, Pozen currently expects that this test will not be satisfied and thus the above limitations should apply following the transaction. As a result, Pozen currently does not expect that it or its U.S. affiliates will be able to utilize their U.S. tax attributes to offset their inversion gain, if any. A failure to satisfy the substantial business activities test should not adversely impact the treatment of Parent as a foreign corporation for U.S. tax purposes as the ownership test described above is expected to be satisfied.

  U.S. Federal Income Tax Treatment of the Transaction

        Neither Parent nor Pozen will be subject to U.S. federal income tax as a result of the transactions, although Pozen may be subject to limitations on the utilization of its tax attributes, as described above.

Tax Consequences of the Transactions to Holders of Shares of Pozen Common Stock

  Tax Consequences to U.S. Holders

        The merger is intended to, and is structured so that it will, qualify as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding such fact, as discussed above, it is expected that Parent should be respected as a non-U.S. corporation for U.S. federal income tax purposes. As such, special rules contained in Section 367(a) of the Code and the Treasury Regulations promulgated thereunder will require that U.S. holders exchanging shares of Pozen common stock for Parent Shares pursuant to the merger recognize gain, if any, but not loss on such exchange. The amount of gain recognized will equal the excess, if any, of the fair market value of the Parent Shares received in the merger over the U.S. holder's adjusted tax basis in the shares of Pozen common stock exchanged therefor. Any such gain will be capital gain, and will be long-term capital gain if the U.S. holder's holding period in its Pozen common stock is more than one year on the closing date of the merger. A U.S. holder's adjusted tax basis in the Parent Shares received will be equal to the adjusted tax basis of the Pozen common stock exchanged therefor, increased by the amount of any gain recognized. If gain is recognized, it is unclear whether a U.S. holder's holding period for the Parent Shares will include the holding period for the Pozen common stock surrendered in exchange therefor.

        As noted above, a U.S. holder would not recognize any loss an exchange of shares of Pozen common stock for Parent Shares and would not be permitted to net any realized but unrecognized losses against any gain recognized with respect to other Pozen common stock. The adjusted tax basis in the Parent Shares received would be equal to the adjusted tax basis of the Pozen common stock exchanged therefor and the holding period for any Parent Shares received by such holder would include the holding period of the Pozen common stock exchanged therefor.

        U.S. holders are urged to consult their advisors as to the particular consequences of the exchange of shares of Pozen common stock for Parent Shares pursuant to the merger.

  Tax Consequences to Non-U.S. Holders

        The amount of gain a non-U.S. holder of shares of Pozen common stock will recognize from the receipt of Parent Shares in exchange for the non-U.S. holder's shares of Pozen common stock will be determined in the same manner as described above under "—Tax Consequences to U.S. Holders" as if the non-U.S. holder were a U.S. holder. However, a non-U.S. holder of shares of Pozen common stock will not be subject to U.S. federal income tax on any such gain unless:

  •
  the gain is "effectively connected" with such holder's conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis;

  •
  such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

  •
  Pozen common stock constitutes a "U.S. real property interest" by reason of Pozen's status as a U.S. real property holding corporation for U.S. federal income tax purposes (a "USRPHC") at any time during the shorter of the period that the non-U.S. holder owned Pozen common stock or the five-year period ending on the date of the exchange, and the non-U.S. holder is not eligible for any special exemption or the exception from the definition of U.S. real property interest for certain interests in publicly traded corporations, as described below.

        Gain recognized by a non-U.S. holder of shares of Pozen common stock described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. holder of shares of Pozen common stock and, in the case of a foreign corporation, might be subject to an additional "branch profits" tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be available under an applicable income tax treaty). An individual non-U.S. holder of shares of Pozen common stock described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. holder, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        Pozen believes that it is not currently, and does not anticipate becoming, a USRPHC, but this conclusion is a factual determination and thus may be subject to change. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any of its other assets used or held for use in a trade or business. If Pozen were treated as a USRHPC during the relevant period described in the third bullet point above, any taxable gain recognized by a non-U.S. holder on the exchange generally will, except as described in the next sentence, be taxed in the same manner as gain that is effectively connected with the conduct of a trade or business in the United States, except that the branch profits tax will not apply. However, pursuant to an exception for certain interests in publicly traded corporations, even if Pozen were a USRHPC within the applicable period, a holder's shares of Pozen common stock will not constitute a U.S. real property interest unless such holder's shares of Pozen common stock (including shares of Pozen common stock that are attributed to such holder under the attribution rules of Section 318 of the Code, as modified by Section 897(c)(6)(C) of the Code) represent more than 5% of Pozen's common stock at any time during the shorter of the period that the holder owned the Pozen common stock and the five-year period ending on the date of the exchange, provided that Pozen common stock is regularly traded on an established securities market under applicable U.S. Treasury regulations. Pozen believes that its common stock will satisfy such requirements, but this cannot be assured. A holder should consult its own tax advisor regarding the potential tax consequences if Pozen common stock is treated as a U.S. real property interest, if Pozen common stock is not treated as regularly traded on an established securities market and if the holder's particular circumstances or situation could provide for different consequences from those described above.

        A non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (generally on an IRS Form W-8). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

        If a non-U.S. holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States or Ireland, the tax consequences of the receipt of Parent Shares and cash in exchange for the non-U.S. holder's shares of Pozen common stock will depend on the applicable tax laws in such country.

Tax Consequences to Holders of Parent Shares

  Taxation of Dividends

        U.S. Holders.    Subject to the PFIC rules discussed below, the gross amount of cash distributions on Parent Shares (including any withheld Irish taxes) will be taxable as dividends to the extent paid out of Parent's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Irish taxes) will be includable in such holder's gross income as ordinary income on the day actually or constructively received by the holder. For U.S. corporate holders, such dividends generally will not be eligible for the dividends-received deduction, except for a portion of certain dividends received by a corporate U.S. holder that owns 10% of Parent Shares (measured by both vote and value).

        With respect to non-corporate U.S. holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation ("qualified dividend income"). A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. However, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Parent Shares, which are expected to be listed on the NASDAQ and TSX, will be considered readily tradable on an established securities market in the United States, but there can be no assurance that the Parent Shares will be considered readily tradable on an established securities market. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income regardless of Parent's status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

        Distributions in excess of Parent's current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the U.S. holder's basis in the Parent Shares, and thereafter as capital gain.

        Subject to certain limitations, any Irish tax withheld on dividends paid with respect to Parent Shares in accordance with the Tax Treaty and paid over to Ireland will be eligible for credit or deduction against the U.S. holder's U.S. federal income tax liability, but special complex rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. U.S. holders are urged to consult their own tax advisors to determine eligibility. Subject to the discussion below regarding Section 904(h) of the Code, dividends generally will be foreign source income and will, depending on the U.S. holder's circumstances, be either "passive" or "general" income for purposes of computing the foreign tax credit allowable to such holder.

        Under Section 904(h) of the Code, dividends paid by a foreign corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. In most circumstances, U.S. holders would be able to choose the benefits of Section 904(h)(10) of the Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case, the foreign tax credit limitations would be separately determined with respect to such "resourced" income. In general, therefore, the application of Section 904(h) of the Code may adversely affect a U.S. holder's ability to use foreign tax credits.

Since the Parent Shares are expected to be listed on the NASDAQ and the TSX, Parent may be treated as 50% or more owned by U.S. persons for purposes of Section 904(h) of the Code. U.S. holders are strongly urged to consult their own tax advisors regarding the possible impact if Section 904(h) of the Code should apply.

        Distributions of Parent Shares to a U.S. holder with respect to Parent Shares that are made as part of a pro rata distribution to all Parent shareholders generally will not be subject to U.S. federal income tax.

        Non-U.S. Holders.    Dividends paid to a non-U.S. holder in respect of Parent Shares will not be subject to U.S. federal income tax unless the dividends are effectively connected with such holder's conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that the holder maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis. In such cases the non-U.S. holder generally will be taxed in the same manner as a U.S. holder. For a corporate non-U.S. holder, effectively connected dividends may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

  Taxation of Capital Gains

        U.S. Holders.    Subject to the PFIC rules discussed below, a U.S. holder that sells or otherwise disposes of Parent Shares will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and such holder's tax basis in Parent Shares. For U.S. holders of shares of Pozen common stock, a U.S. holder's tax basis in the Parent Shares received in the transactions will equal the fair market value of the Parent Shares at the time of the exchange, and a U.S. holder's holding period in such Parent Shares will begin on the date of such exchange. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

        Non-U.S. Holders.    A non-U.S. holder will not be subject to United States federal income tax on gain recognized on the sale or other disposition of such holders Parent Shares unless:

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  the gain is effectively connected with such holder's conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the holder maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis; or

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  such holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

        A corporate non-U.S. holder that recognizes effectively connected gains may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

  Medicare Tax

        A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income generally includes its dividend income and its net gains from the disposition of shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to income and gains in respect of an investment in Parent Shares.

  PFIC Rules

        We believe that Parent Shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

        In general, Parent will be a PFIC with respect to a U.S. holder if, for any taxable year in which such holder held Parent Shares:

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  at least 75% of Parent's gross income for the taxable year is passive income, or

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  at least 50% of the value, determined on the basis of a quarterly average, of Parent's assets is attributable to assets that produce or are held for the production of passive income.

        Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

        If Parent is treated as a PFIC, a U.S. holder that does not make a mark-to-market election, as described below, will be subject to special rules with respect to:

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  any gain realized on the sale or other disposition of such holder's Parent Shares, and

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  any excess distribution made to such holder (generally, any distributions during a single taxable year that are greater than 125% of the average annual distributions received in respect of Parent Shares during the three preceding taxable years or, if shorter, the holder's holding period for the Parent Shares).

        Under these rules:

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  the gain or excess distribution will be allocated ratably over such holder's holding period for the Parent Shares,

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  the amount allocated to the taxable year in which such holder realized the gain or excess distribution will be taxed as ordinary income,

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  the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and

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  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

        Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

        A U.S. holder who owns shares in a PFIC that are treated as marketable stock may make a mark-to-market election. If this election is made, the U.S. holder will not be subject to the PFIC rules described above. Instead, in general, the holder will include as ordinary income each year the excess, if any, of the fair market value of the shares at the end of the taxable year over such holder's adjusted basis in the shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. Such holder will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of the shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). A holder's basis in the shares will be adjusted to reflect any such income or loss amounts.

        A U.S. holder's Parent Shares will be treated as stock in a PFIC if Parent were a PFIC at any time during such holder's holding period in Parent Shares, even if Parent is not currently a PFIC. For purposes of this rule, a U.S. holder that makes a mark-to-market election with respect to such holder's Parent Shares will be treated as having a new holding period in such Parent Shares beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

        In addition, notwithstanding any election made with regard to Parent Shares, dividends that a U.S. holder receives from Parent will not constitute qualified dividend income if Parent is a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that a U.S. holder receives that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, such holder must include the gross amount of any such dividend paid by Parent out of its accumulated earnings and profits (as determined for United States federal income tax purposes) in such holder's gross income, and it will be subject to tax at rates applicable to ordinary income.

        A U.S. holder that owns Parent Shares during any year that Parent is a PFIC with respect to such holder may be required to file IRS Form 8621.

  Information with Respect to Foreign Financial Assets

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. Specified foreign financial assets may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the shares.

  Backup Withholding and Information Reporting

        For a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

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  dividend payments or other taxable distributions made to such holder within the United States, and

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  the payment of proceeds to such holder from the sale of Parent Shares effected at a U.S. office of a broker.

        Additionally, backup withholding may apply to such payments to a noncorporate U.S. holder that:

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  fails to provide an accurate taxpayer identification number,

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  is notified by the IRS that such holder has failed to report all interest and dividends required to be shown on the holder's federal income tax returns, or

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  in certain circumstances, fails to comply with applicable certification requirements.

        A non-U.S. holder is generally exempt from backup withholding and information reporting requirements with respect to:

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  dividend payments made outside the United States by Parent or another non-U.S. payor, and

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  other dividend payments and the payment of the proceeds from the sale of Parent Shares effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

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  the payor or broker does not have actual knowledge or reason to know that such holder is a U.S. person and the holder has furnished the payor or broker:

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  an IRS Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-U.S. person, or

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  other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

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  the holder otherwise establish an exemption.

        Payment of the proceeds from the sale of Parent Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Parent Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

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  the proceeds are transferred to an account maintained by in the United States,

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  the payment of proceeds or the confirmation of the sale is mailed to a U.S. address, or

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  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

        unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establish an exemption.

        In addition, a sale of Parent Shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

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  a U.S. person,

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  a controlled foreign corporation for U.S. tax purposes,

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  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

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  a foreign partnership, if at any time during its tax year:

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  one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

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  such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

        A holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder's income tax liability by filing a refund claim with the IRS.

IRISH TAX CONSIDERATIONS

Scope of Discussion

        The following is a summary of the material Irish tax considerations for certain beneficial owners of shares of Pozen common stock who receive consideration in the form of Parent Shares and who are the beneficial owners of such shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this proxy statement/prospectus. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

        The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transactions and of the acquisition, ownership and disposal of Parent Shares. The summary applies only to shareholders who will own Parent Shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds or shareholders who have, or who are deemed to have, acquired their Parent Shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

        Pozen stockholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such stockholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the disposal of their shares of Pozen common stock, or on the receipt of Parent Shares pursuant to the merger.

        Pozen stockholders who are resident or ordinarily resident for tax purposes in Ireland, or who hold their shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency, should consult their own tax advisors as to the Irish tax consequences of the merger and the arrangement.

        Parent shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains in respect of any gains realized on a subsequent disposal of their Parent Shares.

Stamp Duty

        The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

        Neither the documents effecting the merger nor the documents effecting the arrangement will attract Irish stamp duty.

        Irish stamp duty may, depending on the manner in which the Parent Shares are held, be payable in respect of transfers of Parent Shares after the completion of the transactions.

Shares Held Through DTC or CDS

        The statements on stamp duty in this and the following section on transfers of shares through, into and out of DTC and CDS are based on the position as confirmed in the past by the Irish Revenue

Commissioners in respect of transfers of shares in Irish incorporated companies such as Parent. Similar confirmations from the Irish Revenue Commissioners may be sought by Parent.

        A transfer of Parent Shares effected by means of the transfer of book-entry interests in DTC or CDS will not be subject to Irish stamp duty.

        On the basis that most shares in Parent are expected to be held through DTC or CDS, most transfers of Parent Shares should be exempt from Irish stamp duty.

Shares Held Outside of DTC or CDS Transferred Into or Out of DTC or CDS

        A transfer of Parent Shares where any party to the transfer holds such shares outside of DTC or CDS may be subject to Irish stamp duty. Parent shareholders wishing to transfer their shares into (or out of) DTC or CDS may do so without giving rise to Irish stamp duty provided:

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  there is no change in the beneficial ownership of such shares as a result of the transfer; and

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  the transfer into (or out of) DTC or CDS is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

        Due to the potential Irish stamp duty charge on transfers of Parent Shares, it is strongly recommended that those shareholders who do not hold their shares of Pozen common stock through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their shares of Pozen common stock into DTC as soon as possible and before the transactions are consummated. It is also strongly recommended that any person who wishes to acquire Parent Shares after the effective time of the transactions acquires such shares through DTC (or through a broker who in turn holds such shares through DTC).

Withholding Tax on Dividends

        As noted elsewhere in this proxy statement/prospectus, Parent does not expect to pay dividends for the foreseeable future. To the extent that it does make dividend payments (or other returns to shareholders that are treated as "distributions" for Irish tax purposes), it should be noted that such distributions made by Parent will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax ("DWT"), currently at a rate of 20%.

        For DWT purposes, a distribution includes any distribution that may be made by Parent to its shareholders, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend.

        Where an exemption does not apply in respect of a distribution made to a particular shareholder, Parent is responsible for withholding DWT prior to making such distribution.

General Exemptions

        The following is a general overview of the scenarios where it is possible for Parent to make payments of dividends without deduction of DWT.

        Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from Parent if such shareholder is beneficially entitled to the dividend and is either:

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  a person (not being a company) resident for tax purposes in a "relevant territory" (including the U.S. and Canada) and is neither resident nor ordinarily resident in Ireland (for a list of relevant territories for DWT purposes see Annex D to this proxy statement/prospectus);

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  a company resident for tax purposes in a relevant territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

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  a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a relevant territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a relevant territory;

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  a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a relevant territory or on such other stock exchange approved by the Irish Minister for Finance; or

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  a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a relevant territory or on such other stock exchange approved by the Irish Minister for Finance;

        and provided, in all cases noted above, Parent or, in respect of shares held through DTC or CDS, any qualifying intermediary appointed by Parent, has received from the shareholder, where required, the relevant Irish Revenue Commissioners DWT forms, which are referred to in this proxy statement/prospectus as "DWT forms," prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT forms, the shareholder where required should furnish the relevant DWT forms to:

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  its broker (and the relevant information should be further transmitted to any qualifying intermediary appointed by Parent) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC or CDS, or

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  Parent's transfer agent,              , at least seven business days before the record date for the dividend if its shares are held outside of DTC or CDS.

        Links to the various DWT forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. Such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

        For non-Irish resident shareholders who cannot avail themselves of one of Ireland's domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

  Shares Held by U.S. Resident Shareholders

        It is expected that dividends paid in respect of Parent Shares that are owned by U.S. residents and held through DTC may not be subject to DWT provided the addresses of the beneficial owners of such shares in the records of the broker holding such shares are in the U.S. It is strongly recommended that such shareholders ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Parent).

        Dividends paid in respect of Parent Shares that are held outside of DTC and are owned by residents of the U.S., will not be subject to DWT if such shareholders satisfy the conditions of one of the exemptions referred to above under the heading "Irish Tax Considerations—General Exemptions," including the requirement to furnish the appropriate and valid DWT form and/or a completed IRS Form 6166 to Parent's transfer agent,              , to confirm their U.S. residence at least seven business days before the record date for the dividend.

        If any Parent shareholder who is resident in the U.S. receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

  Shares Held by Residents of "Relevant Territories" Other Than the U.S.

        Parent shareholders who are residents of relevant territories, other than the U.S., such as Canada, must satisfy the conditions of one of the exemptions referred to above under the section entitled "—General Exemptions" beginning on page 145 of this proxy statement/prospectus, including the requirement to furnish valid DWT forms, in order to receive dividends without suffering DWT. If such shareholders hold their shares through DTC or CDS, they must provide the appropriate DWT forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Parent) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If such shareholders hold their shares outside of DTC or CDS, they must provide the appropriate DWT forms to Parent's transfer agent,               , at least seven business days before the record date for the dividend.

        If any Parent shareholder who is resident in a relevant territory receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of such DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

  Shares Held by Residents of Ireland

        Most Irish resident or ordinarily resident Parent shareholders (other than Irish resident companies that have completed the appropriate DWT forms) will be subject to DWT in respect of dividends paid on their Parent Shares.

        Parent shareholders who are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Parent) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) (in the case of shares held through DTC or CDS), or to Parent's transfer agent,              , at least seven business days before the record date for the dividend (in the case of shares held outside of DTC or CDS).

        Parent shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisors.

  Shares Held by Other Persons

        Parent shareholders who do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for a refund of such DWT from the Irish Revenue Commissioners.

Qualifying Intermediary

        Prior to paying any dividend, Parent will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a "qualifying intermediary" and which will provide for certain arrangements relating to distributions in respect of shares of Parent that are held through DTC or CDS (the "deposited securities"). The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to the relevant nominee of the depository, any cash dividend or other cash distribution with respect to the deposited securities after Parent delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

        The qualifying intermediary will be responsible for determining where shareholders reside and whether they have provided the required U.S. tax information and/or the required DWT forms, as applicable.

Income Tax on Dividends Paid on Parent Shares

        Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A Parent shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from Parent unless he or she holds his or her Parent Shares through a branch or agency in Ireland through which a trade is carried on.

        A Parent shareholder who is neither resident nor ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional liability to Irish income tax or to the universal social charge unless he or she holds his or her Parent Shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by Parent discharges the liability to Irish income tax.

        A Parent shareholder who is neither resident nor ordinarily resident in Ireland and is a resident of a relevant territory or otherwise exempt from Irish DWT but who receives dividends subject to DWT should be able to make a reclaim of the DWT from the Irish Revenue Commissioners unless he or she holds his or her Parent Shares through a branch or agency in Ireland through which a trade is carried on.

        Irish resident or ordinarily resident Parent shareholders may be subject to Irish tax and/or the universal social charge and/or Pay Related Social Insurance on dividends received from Parent. Such Parent shareholders should consult their own tax advisors.

Capital Acquisitions Tax

        Irish capital acquisitions tax ("CAT") comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Parent Shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Parent Shares are regarded as property situated in Ireland as the share register of Parent must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

        CAT is currently levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. Parent shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

        There is also a "small gift exemption" from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH POZEN STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

        IN LIGHT OF THE FOREGOING, HOLDERS ARE URGED TO CONSULT AND MUST RELY ON THE ADVICE OF THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER AND ARRANGEMENT, INCLUDING

APPLICABLE U.S. FEDERAL, PROVINCIAL, STATE, LOCAL, CANADIAN, IRISH AND OTHER FOREIGN, AND OTHER TAX CONSEQUENCES.

PROPOSAL 2: VOTE TO APPROVE THE ISSUANCE BY PARENT OF PARENT SHARES IN A
PRIVATE PLACEMENT; BOARD RECOMMENDATION

Introduction

        On June 8, 2015, Pozen executed the Share Subscription Agreement among QLT, Tribute, Parent, and the Investors. Pursuant to the Subscription Agreement, subject to the closing of the merger and the arrangement and the approval of Pozen stockholders with respect to Proposals 2 and 3, Parent will issue and sell to QLT and the Investors, concurrently with the closing of the transactions, $75 million of the Parent Shares in a private placement at a purchase price of $7.20 per Parent Share. The Subscription Agreement provides that Pozen shall prepare and cause to be filed with the SEC two registration statements to effect a registration of the Parent Shares issued under the Subscription Agreement within 60 days of the date of the signing of the Subscription Agreement and for certain other registration rights for each of QLT and the Investors under the Securities Act and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws.

        Pozen's common stock is listed on the NASDAQ Global Market and Parent Shares will be listed on the NASDAQ Global Market. As a result, the transaction contemplated by the Subscription Agreement is subject to, among others, NASDAQ Listing Rule 5635(d), which requires shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance, or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Consequences of Approval of Proposal 2

        Parent expects to issue 10,416,667 Parent Shares in connection with completion of the Equity Financing. The issuance of these new Parent Shares could have the effect of depressing the market price of Parent Shares and causing dilution to Parent's earnings per share.

Summary of Share Subscription Agreement

        A summary of the key terms of the Subscription Agreement is set forth below:

          Issuer of Ordinary Shares:    Parent.

          Securities Offered:    10,416,667 Parent Shares having an aggregate subscription price of $75,000,000.

          Investment Closing Date:    On the merger completion date.

          Listing Approval:    Parent, Tribute and Pozen shall use commercially reasonable efforts to cause the Parent Shares to be approved for listing on NASDAQ and conditionally approved for listing on the TSX prior to the investment closing date, subject to official notice of issuance in respect of NASDAQ and subject to compliance with all of the customary requirements of the TSX, including receipt of all documentation required by the TSX.

          Registration Rights of QLT:    As promptly as practicable following the filing of this registration statement on Form S-4 by Parent, Parent shall (i) prepare and cause to be filed with the SEC (no later than August 7, 2015) such registration statement on an eligible form and Parent shall use its commercially reasonable efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing, and (ii) prepare and caused to be filed with the applicable Canadian securities regulators on or prior to August 7, 2015 the Canadian preliminary prospectus, and as soon as possible thereafter prepare and caused to be filed with the applicable Canadian securities regulators the Canadian final prospectus for the purposes of qualifying QLT's Parent Shares for distribution from QLT to QLT's shareholders pursuant to the Canadian securities laws (the "Distribution"). Parent shall use its commercially reasonable efforts to keep the registration statement and the Canadian final prospectus current and effective until the time the Distribution is completed. In addition, until the completion of the Distribution, Parent shall take all reasonably necessary steps and proceedings as may be required from time to time under the Canadian securities laws to qualify QLT's Parent Shares for distribution to the holders of the QLT common stock in each province and/or territory in Canada in which a holder of QLT common stock is resident, or in the event that QLT's Parent Shares have for any reason ceased to so qualify, to again qualify QLT's Parent Shares for distribution.

          Parent and each Investor agree to indemnify and hold harmless, the other (including such indemnified party's (i) officers, directors, stockholders, employees, advisors, agents and affiliates, (ii) each affiliates' officers, directors, stockholders, employees, advisors and agents, and (iii) each person who controls such indemnified party (within the meaning of the Securities Act, the Exchange Act or the Canadian securities laws)), against any and all claims, losses, damages, penalties, judgments, suits, costs, liabilities and expenses (or actions in respect thereof) (collectively, the "Losses") arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement (including any prospectus) or the Canadian prospectus or any other document incorporated by reference therein, (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not false or misleading (in the case of any prospectus or the Canadian prospectus, in light of the circumstances under which they were made), or, in the case of Parent only, (C) any violation by Parent of the Securities Act, the Exchange Act, the Canadian securities laws or any state securities or "blue sky" laws applicable to Parent; provided Parent will not be liable in any such case to the extent that any such Losses arise out of or are based on any untrue statement or omission based upon written information furnished to Parent by QLT and stated to be specifically for use in such registration statement, prospectus or Canadian prospectus; provided further that the obligations of QLT hereunder shall be limited to QLT's subscription price and shall only accrue to the extent that such untrue statement or omission is made in reliance upon and in conformity with written information furnished to Parent by QLT and stated to be specifically for use in such registration statement, prospectus or the Canadian prospectus.

          The Other Investors' Registration Rights:    Parent shall use its commercially reasonable efforts to effect the registration of the resale of the Investors' Parent Shares as would permit or facilitate the resale of all such Parent Shares in the manner and in all states reasonably requested by the Investors, provided that in no event shall Parent be required to register the resale of the Investors' Parent Shares in an underwritten offering.

          Parent shall use commercially reasonable efforts to, among other things, as expeditiously as possible:

    •
    prepare and promptly following the filing of this registration statement on Form S-4 by Parent (in no event later than August 7, 2015), file a registration statement with the SEC pursuant to Rule 415 under the Securities Act covering resales by the Investors as selling stockholders (not underwriters) of the Investors' Parent Shares (the "Investor Registration Statement");

    •
    register and qualify the securities covered by the Investor Registration Statement under the securities or blue sky laws of all domestic jurisdictions, to the extent required; provided that

      Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

    •
    if required by the NASDAQ or the principal securities exchange and/or market on which Parent Shares are then listed, qualify the registrable securities covered by such Investor Registration Statement for listing on the NASDAQ or the principal securities exchange and/or market on which the Parent Shares are then listed, including the preparation and filing of any required filings with such principal market or exchange.

          All Investor registration expenses in connection with any registration, qualification or compliance with registration pursuant to the Subscription Agreement shall be borne by Parent, and all selling expenses of an Investor shall be borne by such Investor.

          Parent shall keep such Investor registration effective from the date on which the Investor Registration Statement initially became effective until the earlier of: (i) the date on which all the Investors have completed the sales or distribution described in the Investor Registration Statement relating to the registrable securities registered for resale thereunder; (ii) until such registrable securities may be sold by the Investors without restriction pursuant to Rule 144 (or any successor thereto); or (iii) one year from the effective date of the Investor Registration Statement. Thereafter, Parent shall be entitled to withdraw such Investor Registration Statement and the Investors shall have no further right to offer or sell any of the registrable securities registered for resale thereon pursuant to the Investor Registration Statement (or any prospectus relating thereto).

          Parent and each Investor agree to indemnify and hold harmless, the other (including such indemnified party's (i) officers, directors, stockholders, employees, advisors, agents and affiliates, (ii) each affiliates' officers, directors, stockholders, employees, advisors and agents, and (iii) each person who controls such indemnified party (within the meaning of the Securities Act, the Exchange Act or the Canadian securities laws)), against any and all Losses arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in the Investor Registration Statement (including any Investor prospectus) or any other document incorporated by reference therein, (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Investor therein not false or misleading (in the case of any Investor prospectus, in light of the circumstances under which they were made), or, in the case of Parent only, (C) any violation by Parent of the Securities Act, the Exchange Act, the Canadian securities laws or any state securities or blue sky laws applicable to Parent; provided Parent will not be liable in any such case to the extent that any such Losses arise out of or are based on any untrue statement or omission based upon written information furnished to Parent by such person and stated to be specifically for use in such Investor Registration Statement or Investor prospectus; provided further that the obligations of each Investor hereunder shall be limited to such Investor's respective subscription price and shall only accrue to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in reliance upon and in conformity with written information furnished to Parent by such Investor and stated to be specifically for use in such Investor Registration Statement or Investor prospectus.

Required Vote

        The vote on this proposal is separate and apart from the vote to adopt the merger agreement and approve the transactions contemplated thereby, is a vote separate and apart from the vote to approve the issuance by Parent of Parent Shares upon conversion of convertible notes at a conversion price that may be less than the greater of book or market value, which, together with the issuance by Parent of

Parent Shares in a private placement, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent, and is a vote separate and apart from the vote to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby. Accordingly, you may vote to approve this proposal and vote against any of the other proposals, or you may vote against this proposal and vote to approve the other proposals.

        Approval of this Proposal 2 at the Pozen special meeting is required to complete the merger unless waived by the parties.

        The affirmative vote of the holders of a majority of the votes cast thereon is required for approval of the proposal to approve the issuance by Parent of Parent Shares in a private placement at a price that may be less than the greater of book or market value, which, together with the issuance of Parent Shares upon conversion of certain convertible notes, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent.

        The Pozen board of directors recommends that the Pozen stockholders vote "FOR" the proposal to approve the issuance by Parent of Parent Shares in a private placement at a price that may be less than the greater of book or market value, which, together with the issuance of Parent Shares upon conversion of certain convertible notes, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent.

 PROPOSAL 3: VOTE TO APPROVE THE ISSUANCE BY PARENT OF PARENT SHARES UPON
CONVERSION OF CONVERTIBLE NOTES ISSUED IN A PRIVATE PLACEMENT; BOARD
RECOMMENDATION

Introduction

        On June 8, 2015, Pozen executed the Facility Agreement among Parent (or a wholly owned subsidiary of Parent, depending on whether certain conditions of the Facility Agreement occur), as the Borrower, Tribute and the Lenders.

        Pursuant to the Facility Agreement, subject to the closing of the transactions, the Borrower shall borrow from the Lenders up to an aggregate principal amount of $275 million, of which (i) $75 million will be in the form of a 2.5% senior secured convertible promissory note due six years from issuance and convertible into Parent Shares at a conversion price of $9.54 per share, issued and sold by Borrower at the merger effective time to Deerfield Private Design or its registered assigns, upon the terms and conditions of the Facility Agreement, and (ii) up to an aggregate principal amount of $200 million, which will be made available for Permitted Acquisitions, and will be in the form of Secured Promissory Notes issued and sold by the Borrower to the Lenders, evidencing the Acquisition Loans, upon the terms and conditions and subject to the limitations set forth in the Acquisition Notes, all subject to the terms and conditions of the Facility Agreement.

Summary of Convertible Note Terms

        A summary of the key terms of the Convertible Notes is set forth below:

          Borrower:    Parent (or a wholly owned subsidiary of Parent, depending on whether certain conditions of the Facility Agreement occur).

          Issuer of Parent Shares:    Parent.

          Securities Offered:    $75,000,000 aggregate principal amount of 2.5% Senior Secured Convertible Notes.

          Maturity Date:    Six years from the date of issuance, subject to mandatory prepayment on terms described herein and in the Facility Agreement.

          Interest:    2.5% per year. Interest shall be paid quarterly in arrears commencing on October 1, 2015 and on the first business day of each January, April, July and October thereafter. Parent may pay additional interest on the notes in the circumstances described in the notes.

          Redemption and Conversion Rights:    The Convertible Notes are not redeemable. Holders may convert their notes at their option at any time prior to the maturity date. Upon conversion of a note, Parent will deliver a number of its Parent Shares (the "Base Conversion Shares") equal to the aggregate principal amount to be converted divided by $9.54 per share. If the entire $75 million aggregate principal amount is converted, 7,861,635 Parent Shares may be issued by Parent. The conversion rate is subject to certain customary adjustments as provided in the note and adjustments to reflect any subdivision of outstanding Parent Shares (by any stock split, share or stock dividend, recapitalization or otherwise) or combination of outstanding Parent Shares (by consolidation, combination, reverse stock split or otherwise), repayment or reduction of capital or other event giving rise to an adjustment of the nominal amount of such Parent Shares. Noteholders maintain additional conversion rights upon the occurrence of a Major Transaction, as described below.

          Major Transactions:    If Parent undergoes a Major Transaction (as defined below), the noteholder shall have the right to require Parent to (i) repay the outstanding principal amount under the note plus all accrued and unpaid interest or (ii) (A) convert the outstanding principal amount as described herein and (B) cause Parent to pay the noteholder all accrued and unpaid interest.

          As defined in the note, a "Major Transaction" means any of the following events:

            (A)  a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Parent Shares immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold at least 50% of the Parent Shares or (b) no longer have the ability to elect at least 50% of the members of the board of directors of Parent or (2) as a result of which Parent Shares shall be converted into or re-designated as (or the Parent Shares become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of Parent or another entity (other than to the extent the Parent Shares are changed or exchanged solely to reflect a change in Parent's jurisdiction of incorporation); or

            (B)  the sale or transfer (other than to a wholly owned subsidiary of Parent) of (i) all or substantially all of the assets of Parent or (ii) assets of Parent for a purchase price equal to more than 50% of the Enterprise Value (as defined below) of Parent. For purposes of this clause (B), "Enterprise Value" shall mean (I) the product of (x) the number of issued Parent Shares (excluding treasury shares) on the date Parent delivers the Major Transaction Notice (as defined in the note) multiplied by (y) the per share closing price of the Parent Shares on such date plus (II) the amount of Parent's debt as shown on the latest financial statements filed with the Securities and Exchange Commission (the "Current Financial Statements") less (III) the amount of cash and cash equivalents of Parent as shown on the Current Financial Statements; or

            (C)  a "person" or "group" within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended, other than Parent, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of

    Parent's common equity representing more than 50% of the voting power of Parent's common equity;

    provided, however, that a transaction or transactions described above shall not constitute a Major Transaction, if at least 90% of the consideration received or to be received by the holders of Parent Shares, excluding cash payments for fractional shares, in connection with such transaction or transactions, consists of freely tradable, unrestricted common shares, Parent Shares or ADRs ("Equity Shares") of a Qualified Issuer (as defined below) that are listed on an Eligible Market (as defined in the note) or will be so listed when issued or exchanged in connection with such transaction or transactions and if as a result of such transaction or transactions the obligations of Parent under the notes and the Facility Agreement are assumed by such Qualified Issuer, and such notes thereafter become convertible at any time and from time to time, pursuant to the terms hereof, into such Equity Shares, including with such appropriate revisions to the conversion price of the note and to Schedule I of the note to reflect the conversion ratio to be received by holders of Parent Shares in such transaction as shall be reasonably satisfactory to the noteholder. An issuer is a Qualified Issuer if, as of the 5th trading day prior to the announcement of the foregoing transaction (1) its Market Cap (as defined below) is at least $5 billion and (2) the rating assigned to its long term debt by S&P is at least "A" or its debt has an equivalent rating on Moody's or a comparable rating agency. Market Cap shall mean the product of the number of outstanding equity securities and the volume weighted average price of such securities, both determined as of the foregoing 5th trading day.

          If Parent undergoes a Major Transaction covered by clause (A) in the definition of Major Transaction above, in which the Parent Shares are converted into the right to receive cash, securities of another entity and/or other assets, the noteholder is entitled to convert the outstanding principal amount under the note into the right to receive the amount of cash and other assets and the number of securities or other property of the successor entity that the noteholder would have received had the noteholder converted such outstanding principal amount into the Base Conversion Shares (as defined above) and "Additional Conversion Shares," which is the number of Parent Shares equal to the product of (x) the number of additional Parent Shares issuable per $1,000 of principal amount of the note upon a Major Transaction as calculated using the "Additional Share Coefficient" formula set forth in the note and (y) a fraction the numerator of which is the principal amount of the note being converted and the denominator of which is $1,000.

          If Parent undergoes any other Major Transaction not described in the preceding paragraph, a noteholder is entitled to convert the outstanding principal amount under the note into the Base Conversion Shares and Additional Conversion Shares. The maximum number of Additional Conversion Shares that may be issued in connection with a Major Transaction is 298,350 Parent Shares.

          Ranking and Security:    The notes will be senior secured obligations of Parent. The notes will be secured by substantially all of the assets of Parent and its subsidiaries. Any shares converted under the notes shall rank equal to the fully paid Parent Shares then issued and outstanding.

          Covenants:    Parent is subject to customary covenants, including limitations on indebtedness and liens, subject to certain exceptions as described in the Facility Agreement.

          Default:    If an event of default occurs under the Facility Agreement, the principal under the note, together with all accrued and unpaid interest and any applicable premium due, shall become due and payable in the manner, at the price and with the effect provided in the Facility Agreement.

          Restrictions on Transfer; Registration Rights:    The notes and the Parent Shares issuable upon conversion have not been registered under the Securities Act or any other securities laws and are subject to restrictions on transfer. As a result, offers and sales of the notes will be made only to qualified institutional buyers under Rule 144A under the Securities Act. The Parent Shares issued or issuable upon conversion will be registrable in accordance with the Registration Rights Agreement as described below.

          It is a term of the Facility Agreement that the parties thereto shall cooperate to effect prior to the completion of the transactions an amendment and novation of the Acquisition Notes and the Convertible Notes such that:

    •
    Irish Finco becomes the issuer of the Convertible Notes and the Acquisition Notes and the Borrower under the Facility Agreement, in each case fully guaranteed by, inter alios, Parent;

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    the Acquisition Notes and the Convertible Notes (when assumed by, or issued or re-issued, as applicable, by Irish Finco), are in a form capable of being listed on a recognized stock exchange for the purposes of Section 64 of the Irish Taxes Consolidation Act 1997;

    •
    the Convertible Notes as so amended and novated shall include provisions for the Convertible Notes to be physically settled for Parent Shares or cash settled in an equivalent value amount at the election of Parent following an exchange election by the Lenders; and

    •
    Parent shall guarantee the exchange issuance obligations of the Irish Finco referred to above.

Registration Rights Agreement

        In connection with the Facility Agreement, on June 8, 2015, the Lenders and Parent entered into a Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Parent has agreed to prepare and file with the SEC a registration statement to effect a registration of the Parent Shares issued or issuable upon conversion of or pursuant to the Convertible Notes (the "Registrable Securities"), covering the resale of the Registrable Securities and such indeterminate number of additional Common Shares as may become issuable upon conversion of or otherwise pursuant to the Convertible Notes to prevent dilution resulting from certain corporate actions. Such Registration Statement must be filed within 45 calendar days following the date of issuance of the Convertible Notes. In the event the SEC does not permit all of the Registrable Securities to be included in the Registration Statement or if the Registrable Securities are not otherwise included in a Registration Statement filed under the Registration Rights Agreement, Parent has agreed to file an additional Registration Statement by no later than the Additional Filing Deadline covering the resale of all Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act. The Registration Rights Agreement also provides for piggy-back registration, subject to the terms and conditions of the Registration Rights Agreement.

        Pozen's common stock is listed on the NASDAQ Global Market and Parent Shares will be listed on the NASDAQ Global Market. As a result, the transaction contemplated by the Facility Agreement and Convertible Notes is subject to, among others, NASDAQ Listing Rule 5635(d), which requires shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance, or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Consequences of Approval of Proposal 3

        Upon conversion of the entire $75 million aggregate principal amount of notes, 7,861,635 Parent Shares may be issued. In the event of a Major Transaction, as described above, Parent may issue up to 298,350 additional Parent Shares. Consequently, if this proposal is approved, Parent may issue up to a maximum 8,159,985 Parent Shares upon conversion of the notes.

Required Vote

        The vote on this proposal is separate and apart from the vote to adopt the merger agreement and approve the transactions contemplated thereby, is a vote separate and apart from the vote to approve the issuance by Parent of Parent Shares in a private placement at a price that is less than the greater of book or market value, which, together with the issuance of Parent Shares upon conversion of certain convertible notes, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent and is a vote separate and apart from the vote to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby. Accordingly, you may vote to approve this proposal and vote against any of the other proposals, or you may vote against this proposal and vote to approve the other proposals.

        Approval of this Proposal 3 at the Pozen special meeting is required to complete the merger unless waived by the parties.

        The affirmative vote of the holders of a majority of the votes cast thereon is required for approval of the proposal to approve the issuance by Parent of Parent Shares upon conversion of convertible notes at a conversion price that may be less than the greater of book or market value, which, together with the issuance by Parent of Parent Shares in a private placement, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent.

        The Pozen board of directors recommends that the Pozen stockholders vote "FOR" the proposal to approve the issuance by Parent of Parent Shares upon conversion of convertible notes at a conversion price that may be less than the greater of book or market value, which, together with the issuance by Parent of Parent Shares in a private placement, equals 20% or more of the Parent Shares or 20% or more of the voting power outstanding before the issuance of Parent.

 PROPOSAL 4: VOTE TO APPROVE, ON A NON-BINDING ADVISORY BASIS, CERTAIN
COMPENSATORY ARRANGEMENTS BETWEEN POZEN AND ITS NAMED EXECUTIVE
OFFICERS RELATING TO THE MERGER; BOARD RECOMMENDATION

Introduction

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, Pozen stockholders are entitled to vote to approve or disapprove, on an advisory basis, the compensation of the named executive officers of Pozen that is based on or otherwise relates to the merger as disclosed in this proxy statement/prospectus, which compensation is referred to in this proxy statement/prospectus as the "merger-related compensation". The terms of the merger-related compensation are described in this proxy statement/prospectus under the section entitled "Interests of Certain Persons in the Merger" beginning on page 171.

Proposed Resolution

        In accordance with the above requirements, Pozen is asking its stockholders to vote on the adoption of the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Pozen in connection with the merger, as disclosed in the Golden Parachute Compensation table and narrative discussion as set forth in this proxy statement/prospectus under "Interests of Certain Persons in the Merger" beginning on page 171, is hereby APPROVED".

Required Vote

        The affirmative vote of the holders of a majority of the shares of Pozen common stock represented and voting either in person or by proxy at the Pozen special meeting and entitled to vote is required for approval of the proposal to approve, on an advisory basis, the merger-related compensation. Because the vote on this proposal is advisory, it will not be binding on Pozen's board of directors. Thus, regardless of the outcome of this advisory vote, such compensation will be payable if the merger is approved, subject only to other applicable conditions.

        The advisory vote on the merger-related compensation is a vote separate and apart from the vote to adopt and approve the merger agreement. Accordingly, you may vote to approve, on an advisory basis, the merger-related compensation and vote against the proposal to adopt and approve the merger agreement; or you may vote against this proposal to approve, on an advisory basis, the merger-related compensation and vote to adopt and approve the merger agreement. Approval of this proposal to approve, on an advisory basis, the merger-related compensation is not a condition to the completion of the merger and the arrangement, and the approval or failure of this proposal will have no impact on the completion of the merger and the arrangement.

        The proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Pozen and its named executive officers relating to the merger requires the affirmative vote of a majority of the votes cast thereon, although such vote will not be binding on Pozen.

Our board of directors recommends that you vote "FOR" the proposal to approve, on an advisory basis, the merger-related compensation as described in this proxy statement/prospectus.

 PROPOSAL 5: VOTE TO APPROVE THE ARALEZ PHARMACEUTICALS PLC 2015 LONG-TERM
INCENTIVE PLAN; BOARD RECOMMENDATION

        The Pozen board of directors believes that the approval of the 2015 Plan is necessary to enable Parent to continue to grant stock options and other awards to employees of Parent and its subsidiaries at levels reasonably necessary to attract, retain and motivate talent after completion of the merger. The 2015 Plan will also allow Parent to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of Parent and its subsidiaries, and to provide long term incentives that align the interests of employees with the interests of Parent shareholders.

        The 2015 Plan was adopted for purposes of compliance with the requirements of applicable Irish laws and to permit grants of equity awards to employees of Parent and its subsidiaries following the merger. If the merger is consummated, it is intended that for purposes of granting equity awards to employees of Parent and its subsidiaries following the merger, no further grants will be made under the Pozen Inc. 2010 Omnibus Equity Incentive Plan (the "2010 Plan") and no further grants will be made under the Amended and Restated Option Plan of Tribute (the "Tribute Equity Plan"). If the stockholders approve Proposal 5 for adoption of the 2015 Plan and the merger is consummated, the 2015 Plan will become effective immediately prior to the effective time of the merger. In addition, the 2010 Plan and the Tribute Equity Plan will be assumed by Parent and/or terminated, as applicable, at the effective time of the merger, and will not be used to grant further awards after completion of the merger.

        If the Parent shareholders do not approve this Proposal 5, or if the merger is not consummated, then the 2015 Plan will not become effective. If the merger is consummated, but Parent stockholders have not approved this Proposal 5, then the 2010 Plan and the Tribute Equity Plan as in effect immediately prior to the merger will be assumed by Parent but no new shares will be available for grant except for legacy Pozen or Tribute employees. A description of the material terms of the 2015 Plan are summarized below. The key differences between the terms of the 2015 Plan and the terms of the 2010 Plan as in effect on June 30, 2015 are as follows:

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  Only service providers of Parent and its subsidiaries will be eligible to participate in the 2015 Plan.

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  The share reserve of the 2015 Plan will be limited to a maximum of              shares, which number of shares will consist of: (i)               shares; plus (ii) the number of shares available for issuance pursuant to the grant of future awards under the 2010 Plan and the Tribute Plan determined as of immediately prior to the effective time of the merger.

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  The nominal or par value of any share issued under the 2015 Plan must be paid.

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  The 2015 Plan will have a term of 10 years that will expire on July       , 2025, unless earlier terminated by the board of directors of Parent.

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  The 2015 Plan includes the following limitations              on individual grants.

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  Each stock option or stock appreciation right granted under the 2015 Plan will reduce the share pool by one share, and each stock award, stock unit, performance share or other stock-based award will reduce the share pool by               shares.

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  The 2015 Plan includes those provisions required under the applicable rules of the TSX.

Timing of Proposal

        There are a number of reasons why we are seeking approval of the 2015 Plan at this time. Pozen currently administers its equity-based compensation programs under the 2010 Plan which has served it well but the 2010 Plan contains a number of design and plan provisions that do not comply with either applicable Irish or Canadian law. Tribute currently provides for equity-based compensation pursuant to the Tribute Equity Plan which does include applicable Irish or U.S. provisions. At the time the 2010 Plan was approved by Pozen shareholders and the Tribute Equity Plan was approved by the Tribute shareholders, the merger described in this statement and the anticipated rapid growth of the businesses was not contemplated. Adoption of the 2015 Plan will also enable us to qualify any performance-based compensation grants under Section 162(m) of the Code. To address these concerns and provide for one equity compensation plan for both legacy Pozen and Tribute employees as well as new employees and therefor grant awards with more efficient administration, the Pozen board of directors strongly recommends that its shareholders approve the 2015 Plan.

Why You Should Vote for the 2015 Plan

        Equity-based compensation has been a vital part of both Pozen and Tribute's compensation program for named executive officers, other key employees, and non-employee directors. Equity-based compensation creates an ownership culture that rewards executives for maximizing shareholder value over time and aligns the interests of employees and directors with those of our shareholders. Pozen has traditionally granted stock options or RSUs to new Pozen employees in connection with their commencement of employment and stock options, as well as other forms of equity-based compensation, to key employees as part of their ongoing compensation packages. We believe that providing additional grants of equity compensation beyond an initial new hire grant provides management and other key employees with a strong link to long-term corporate performance and the creation of shareholder value, as well as providing continued retention via long-term and milestone driven vesting.

        We expect rapid growth over the next several years and therefore need to ensure that we have an equity incentive plan with a sufficient number of available shares to incentivize the expected influx of new employees of Parent and its subsidiaries. In determining the appropriate number of shares to request, the Pozen board of directors considered              . Without the 2015 Plan, we may not be able to attract and provide long-term incentives to new executives and other professional talent that we may need to achieve our research and development goals and, assuming regulatory approval, to maximize the revenue potential of our products through effective introduction and commercialization.

Key Considerations for Requesting Additional Shares

        In determining the number of shares to be authorized under the 2015 Plan, the Pozen board of directors considered the following principal factors:

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  Number of Shares Available for Grant under existing Plan: As of              ,               shares remained reserved and available for issuance under the 2010 Plan and              shares remained reserved under the Tribute Equity Plan.

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  Burn Rate: Burn rate measures the usage of shares for our stock plans as a percentage of our outstanding shares. For 2014, 2013, and 2012, Pozen's burn rate was              ,              , and              and Tribute's burn rate was              ,               , and              , respectively. The rates were calculated by dividing the number of shares subject to awards granted during the fiscal year net of forfeitures and cancellations by the weighted average number of shares outstanding during the fiscal year.

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  Overhang. As of              ,               shares were subject to outstanding awards resulting in an overhang of               . The Pozen board of directors believes that a              share authorization under the 2015 Plan is appropriate at this time to allow us to grant awards with the intent of maintaining a similar overhang for the next              years.

Key Features Designed to Protect Stockholders' Interests

        The 2015 Plan's design reflects our commitment to strong corporate governance and our desire to preserve stockholder value as demonstrated by the following 2015 Plan features:

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  Independent Administrator.  The Pozen compensation committee of the Pozen board of directors, which is comprised solely of independent, non-employee directors, administers the 2015 Plan. Administrative powers may be delegated to officers and other employees, but all determinations regarding awards to our executive officers and non-employee directors must be made by the Pozen compensation committee.

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  No Evergreen Feature.  The 2015 Plan does not contain an "evergreen" provision that automatically increases the number of shares authorized for issuance under the 2015 Plan.

  •
  No Liberal Share Recycling Policy.  The 2015 Plan does not permit shares tendered by a participant or withheld by us, as full or partial payment of the exercise price of stock options or to satisfy a participant's tax withholding obligations, to become available for issuance under the 2015 Plan.

  •
  Repricing and Reloading Prohibited.  Stockholder approval is required for any repricing, replacement, or buyout of underwater awards. In addition, no new awards are granted automatically upon the exercise or settlement of any outstanding award.

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  No Discount Awards; Maximum Term Specified.  Stock options and stock appreciation rights must have an exercise price no less than the closing price per share on the date the award is granted.

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  Per-Participant Limits on Awards.  The 2015 Plan limits the size of awards that may be granted during any one year to any one participant.

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  Award Design Flexibility.  Different kinds of awards may be granted under the 2015 Plan, giving us the flexibility to design our equity incentives to complement the other elements of compensation and to support our attainment of strategic goals.

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  Performance-based Awards.  The 2015 Plan permits the grant of performance-based stock and cash-incentive awards that are payable only upon the attainment of specified performance goals. The 2015 Plan includes the provisions necessary to enable us to grant qualified performance-based awards which are intended to be exempt from the $1,000,000 limit on deductions for compensation paid to covered employees.

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  No Dividends on Performance-based Awards Unless and Until Performance Goals Are Met.  The 2015 Plan prohibits the payment of dividends or dividend equivalents on performance-based awards unless and until applicable performance goals are met.

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  No Liberal Definition of Change in Control.  The 2015 Plan's definition of a change-in-control transaction provides that any award benefits triggered by the transaction are contingent upon the actual consummation of the transaction, not merely its approval by our board of directors or stockholders.

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  No Transfers for Value.  Participants are not permitted to transfer awards for value under the 2015 Plan.

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  Awards Subject to Claw Back Policy.  Awards granted under the 2015 Plan generally will be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by our board of directors or the Pozen compensation committee with respect to the recoupment, recovery or clawback of compensation.

        The Pozen compensation committee has full discretion to determine the number of awards to be granted to participants under the 2015 Plan, subject to an annual limitation on the total number of awards that may be granted to any one person. No awards have been granted contingent upon stockholder approval of the 2015 Plan.

Summary of the 2015 Plan

        The following is a summary of certain material terms of the 2015 Plan and is qualified in its entirety by reference to the complete text of the 2015 Plan, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as              to this proxy statement/prospectus.

Background and Purpose

        We adopted the 2015 Plan to (a) promote our long-term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business; (b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and (c) further the alignment of interests of participants with those of our stockholders through opportunities for increased stock or stock-based ownership in the Parent.

Shares Available

        As of the effective date of the 2015 Plan, the number of shares of our common stock issuable pursuant to awards that may be granted under the 2015 Plan will be equal to the sum of the outstanding number of shares available under the 2010 Plan, shares available and outstanding awards under the Tribute Equity Plan, and               new shares. In other words, we are asking you to approve a total share pool of              . This share pool will be reduced by one share for each stock option or stock appreciation right granted under the 2015 Plan, and by              shares for each stock award, stock unit, performance share or other stock-based award, provided that the share pool will not be reduced for awards that are required to be paid in cash pursuant to their terms. No further awards will be granted under the either the 2010 Plan or the Tribute Equity Plan once the 2015 Plan becomes effective. As of                    , 2015, the date on which the Pozen board of directors adopted the 2015 Plan, there were              shares remaining available for grant under the 2010 Plan,               shares remaining available for grant and               outstanding awards under the Tribute Equity Plan. The number of shares available for issuance under the 2015 Plan will be increased, on the relevant date, by one share for each stock option or stock appreciation right that is terminated, expires, or is cancelled, forfeited, exchanged or surrendered without having been exercised, and by              shares for each stock award, stock unit, performance share or other stock-based award that is forfeited. Shares tendered by a participant or withheld by us, as full or partial payment of the exercise price of stock options or to satisfy a participant's tax withhold obligations, will not become available for issuance under the 2015 Plan.

        The number and class of shares subject to the 2015 Plan, the number and class of shares subject to any numerical limit in the 2015 Plan, and the number, price and class of shares subject to awards will be adjusted in the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting the Parent or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting our capital structure that occurs at any time after adoption of the 2015 Plan by the board of directors.

        In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting the Parent, the Parent compensation committee of the board of directors of Parent may make discretionary adjustments, including the cancellation of outstanding awards for cash, securities, other property or a combination of the three and the substitution of cash, securities, other property, a combination of the three or equivalent awards of the surviving or successor entity or its parent company.

        We anticipate that              new awards will be granted under the 2010 Plan between the date of this proxy statement and the adjournment of the special meeting.

Administration

        The Parent compensation committee of Parent's board of directors is the administrator of the 2015 Plan (the "Administrator"). At any time Parent's board of directors may serve as the Administrator of Parent in lieu of or in addition to the Parent compensation committee. Except as provided otherwise under the 2015 Plan, the Administrator has plenary authority to grant awards pursuant to the terms of the 2015 Plan to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the 2015 Plan.

        The Parent compensation committee or board of directors may delegate to officers and employees limited authority to perform administrative actions under the 2015 Plan to assist in its administration to the extent permitted by applicable law and stock exchange rules. This delegation of authority, however, may not extend to the exercise of discretion with respect to awards to participants who are "covered employees" within the meaning of Section 162(m) of the Code or officers under Section 16 of the Exchange Act. With respect to any award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either Pozen's board of directors or the Parent compensation committee, which committee shall consist of two or more directors, each of whom is intended to be a "non-employee director" as defined in Rule 16b-3 of the Exchange Act and an "independent director" to the extent required by NASDAQ. With respect to any award that is intended to be a qualified performance-based award, the Administrator shall consist of two or more directors, each of whom is intended to be an "outside director" as defined under Section 162(m) of the Code. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act or Section 162(m) of the Code.

Eligibility and Participation

        Participation in the 2015 Plan is generally open to all officers, employees and other individuals, including non-employee directors, who are natural persons providing bona fide services to Parent and its subsidiaries. However, individuals whose services to the Parent are limited to capital-raising transactions or the promotion and maintenance of a market for our securities are ineligible to participate in the 2015 Plan. Prospective officers, employees and other service providers who have accepted offers to provide services to the Parent may also participate in the 2015 Plan. As of the date of this statement,              non-employee directors and approximately              employees and other persons who will be rendering services to the Parent or are currently providing services to Pozen or Tribute are eligible to participate in the 2015 Plan.

Types of Awards

        The 2015 Plan enables the grant of stock options, stock appreciation rights, stock awards, stock unit awards, performance shares, cash-based performance units and other stock-based awards, each of which may be granted separately or in tandem with other awards. The 2015 Plan contains all elements necessary to enable such awards granted to covered employees to qualify for the performance-based exemption to the $1,000,000 deduction limit under Section 162(m) of the Code, if desired, to ensure maximum deductibility by the Parent. All awards made under the 2015 Plan may be subject to vesting and other contingencies as determined by the Administrator and will be evidenced by agreements approved by the Administrator which set forth the terms and conditions of each award.

        Stock Options.    Stock options entitle the participant, upon exercise, to purchase a specified number of shares at a specified price for a specified period of time. The Administrator may grant incentive and nonqualified stock options under the 2015 Plan. The exercise price for each stock option is determined by the Administrator but will in no event be less than 100% of the fair market value of the common stock on the grant date. The "fair market value" means, if the principal market for our common stock is a national securities exchange or an established securities market (e.g., the Nasdaq Stock Market), the official closing price per share of common stock for the regular market session on the day of determination, or, if the principal market for our common stock is not a national securities exchange or an established securities market, but the common stock is quoted by a national quotation system, the average of the highest bid and lowest asked prices for our common stock on the day of determination as reported on a national quotation system, or in the absence of an established market for the stock or its quotation by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the common stock conducted by a nationally recognized appraisal firm selected by the Administrator.

        Any stock options granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Code. Only options granted to employees qualify for incentive stock option treatment.

        Each stock option will expire at the time the Administrator determines on the grant date. No stock option will be exercisable later than the tenth anniversary of its grant, unless required otherwise by applicable law. A stock option may be exercised in whole or in installments. A stock option may not be exercisable for a fraction of a share. Shares purchased upon the exercise of a stock option must be paid for in full at the time of exercise in cash or such other consideration determined by the Administrator.

        As of              the fair market value of a share of our common stock was              .

        Stock Appreciation Rights.    A stock appreciation right ("SAR") is the right to receive a payment equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over the base price per share specified in the award agreement. The base price for each SAR cannot be less than 100% of the fair market value of the common stock on the grant date, and the term of a SAR cannot be more than 10 years from the grant date, unless required otherwise by applicable law. At the discretion of the Administrator, the payment upon a SAR exercise may be in cash, shares or a combination of the two.

        Prohibition on Repricing.    Except in connection with a corporate transaction involving the Parent (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options and stock appreciation rights granted under the 2015 Plan may not be amended, after the date of grant, to reduce the exercise price of such stock options or stock appreciation rights, nor may outstanding stock options or stock appreciation rights be canceled in exchange for (i) cash, (ii) stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original outstanding stock options or stock appreciation rights, or (iii) other awards, unless such action is approved by our stockholders.

        Restricted Stock.    Awards of restricted stock are actual shares of our common stock that are issued to a participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the Administrator, the participant will generally have all of the rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock, but will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock before the risk of forfeiture lapses. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned solely on continued service over a period of time will be paid either at the dividend payment date or deferred for payment to such later date as determined by the Administrator, and may be paid in cash or as unrestricted shares of our common stock or may be reinvested in additional shares of restricted stock. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned on satisfaction of performance goals will be held by us and made subject to forfeiture at least until the applicable performance goal related to such shares of restricted stock has been satisfied.

        Restricted Stock Units.    An award of RSUs represents a contractual obligation of the Parent to deliver a number of shares of our common stock, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash. Until shares of our common stock are issued to the participant in settlement of stock units, the participant shall not have any rights of a stockholder of the Parent with respect to the stock units or the shares issuable thereunder. Vesting of RSUs may be subject to performance goals, the continued service of the participant or both. The Administrator may provide that dividend equivalents will be paid or credited with respect to RSUs, but such dividend equivalents will be held by us and made subject to forfeiture at least until any applicable performance goal related to such RSUs has been satisfied.

        Performance Shares and Performance Units.    An award of performance shares, as that term is used in the 2015 Plan, refers to shares of our common stock or stock units that are expressed in terms of our common stock, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units, as that term is used in the 2015 Plan, refers to dollar-denominated units valued by reference to designated criteria established by the Administrator, other than our common stock, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether performance shares and performance units will be settled or paid in cash or shares of our common stock or a combination of both, or will reserve to the Administrator or the participant the right to make that determination prior to or at the payment or settlement date.

        The Administrator will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of performance shares or performance units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of performance shares or performance units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of performance shares or performance units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

        Minimum Restriction Period for Full Value Awards.    Except as provided below, each award of stock, stock units, performance shares or performance units ("Full Value Awards") granted under the 2015 Plan will be subject to a minimum restriction period of 12 months from the date of grant if vesting of or lapse of restrictions on such award is based on the satisfaction of performance goals and a minimum restriction period of 36 months from the date of grant, applied in either pro rata installments or a single installment, if vesting of or lapse of restrictions on such award is based solely on the participant's satisfaction of specified service requirements with us. If the grant of a performance award is conditioned on satisfaction of performance goals, the performance period must not be less than 12 months' duration, but no additional minimum restriction period need apply to such award. Except as provided below, the Administrator does not have discretionary authority to waive the minimum restriction period applicable to a Full Value Award, except in the case of death, disability, or a change in control of the Parent. The Administrator has discretion to grant Full Value Awards that do not adhere to these minimum restriction period requirements, or otherwise may waive the requirements, with respect to up to the number of Full Value Awards that is equal to 10% of the initial number of shares available for grant under the 2015 Plan as of its effective date.

        Qualified Performance-Based Awards.    The Administrator may, prior to or at the time of grant, designate an award of restricted stock, RSUs, performance shares or performance units as a qualified performance-based award intended to qualify for the performance-based exemption to the $1,000,000 deduction limit under Section 162(m) of the Code, if desired. For any award so designated as a qualified performance-based award, the Administrator will take steps to ensure that the terms of the award are consistent with such designation. The Administrator may retain in an award agreement the discretion to reduce, but not to increase, the amount or number of qualified performance-based awards which will be earned based on the achievement of performance goals. Achievement of the performance goals will be certified by a committee of outside directors, within the meaning of Section 162(m) of the Code, before any payment is made under a qualified performance-based award.

        If Full Value Awards are intended to qualify as performance-based compensation under Section 162(m) of the Code, the award agreement must specify a predetermined amount of cash or shares that may be earned by the covered employee to the extent that one or more predetermined performance goals based on the following specified performance metrics are attained within a predetermined performance period:

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  Earnings or Profitability Metrics:  any derivative of revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes ("EBIT"); earnings/loss before interest, taxes, depreciation and amortization ("EBITDA"); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

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  Return Metrics:  any derivative of return on investment, assets, equity or capital (total or invested);

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  Investment Metrics:  relative risk-adjusted investment performance; investment performance of assets under management;

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  Cash Flow Metrics:  any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

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  Liquidity Metrics:  any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);

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  Stock Price and Equity Metrics:  any derivative of return on stockholders' equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes);

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  New Product Development:  any new product development or successful completion of research and development projects;

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  Joint Ventures:  formation of joint ventures, research or development collaborations, or the completion of other corporate transactions intended to the enhance the Parent's revenue or profitability or enhance its customer base; and/or

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  Strategic Metrics:  product research and development; completion of an identified special project; clinical trials; regulatory filings or approvals; patent application or issuance; manufacturing or process development; sales or net sales; market share; market penetration; economic value added; customer service; customer satisfaction; inventory control; balance of cash, cash equivalents and marketable securities; growth in assets; key hires; employee satisfaction; employee retention; business expansion; acquisitions, divestitures, joint ventures or financing; legal compliance or safety and risk reduction.

        Performance metrics may apply to an individual, one or more business units, divisions or affiliates or on a Parent-wide basis. Performance metrics may be expressed in absolute terms, relative to a base period or relative to the performance of one or more comparable companies, peer groups or an index covering multiple companies. Performance goals may be applied on a per share or absolute basis and relative to one or more performance metrics, or any combination thereof, and may be measured pursuant to GAAP, non-GAAP or other objective standards in a manner consistent with Parent's or its subsidiary's established accounting policies, all as the Administrator shall determine at the time the performance goals for a performance period are established. The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the performance goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Parent during the performance period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles; (9) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Parent's core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; or (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions. For all awards intended to qualify as qualified performance-based awards, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

        Other Stock-Based Awards.    The Administrator may from time to time grant to eligible individuals awards in the form of our common stock or any other award that is valued in whole or in part by reference to, or is otherwise based upon, shares of our common stock, including without limitation dividend equivalents and convertible debentures ("Other Stock-Based Awards"). Other Stock-Based Awards in the form of dividend equivalents may be (A) awarded on a free-standing basis or in connection with another award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the participant, including the reinvestment of such credited amounts in common stock equivalents, to be paid on a deferred basis, and (C) settled in cash or our common stock as determined by the Administrator; provided, however, that dividend equivalents payable on Other Stock-Based Awards that are granted as a performance award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until the applicable performance goal related to such Other Stock-Based Awards has been satisfied. Any such settlements, and any such crediting of dividend equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator may establish.

Award Limitations

        The following limitations on awards are imposed under the 2015 Plan.

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  ISO Award Limit.  No more than              shares of our common stock may be issued in connection with awards granted under the 2015 Plan that are intended to qualify as incentive stock options under Section 422 of the Code.

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  Section 162(m) Individual Limits:

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  Appreciation Awards.    The maximum number of shares of our common stock that may be made subject to awards granted under the 2015 Plan during a calendar year to any one person in the form of stock options or stock appreciation rights is, in the aggregate,               shares.

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  Stock-Based Performance Awards.    The maximum number of shares of our common stock that may be made subject to awards granted under the 2015 Plan during a calendar year to any one person in the form of performance shares is, in the aggregate,                shares. If such performance shares will be settled in cash, the maximum cash amount payable thereunder is the amount equal to the number of performance shares to be settled in cash multiplied by the closing price of the shares, as determined as of the payment date.

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  Cash-Based Performance Units.    In connection with awards granted under the 2015 Plan during a calendar year to any one person in the form of cash-based performance units, the maximum cash amount payable under such performance units is              .

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  Adjustments to Limits during Initial Year of Service.    Each of the individual limits set forth above (as required by Section 162(m) of the Code) are multiplied by two when applied to awards granted to any individual during the calendar year in which such individual first commences service with us.

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  Adjustments for Multi-year Performance Periods.    The individual limits set forth above for stock-based performance awards are multiplied by the number of calendar years over which the applicable performance period spans (in whole or in part), if the performance period is longer than 12 months' duration.

        If any award is terminated, surrendered or canceled in the same year as the year in which it is granted, that award nevertheless will continue to be counted against the Code Section 162(m) individual limits set forth above for the calendar year in which it was granted.

Change in Control

        In the event of a change in control (as defined in the 2015 Plan) of the Parent, outstanding awards (other than those granted to our non-employee directors) will terminate upon the effective time of the change in control unless provision is made for the continuation, assumption or substitution of awards by the surviving or successor entity or its parent. Unless an award agreement says otherwise, the following will occur with respect to awards that terminate in connection with a change in control of the Parent:

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  stock options and stock appreciation rights, whether vested or unvested, will become fully exercisable and holders of these awards will be permitted immediately before the change in control to exercise them;

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  restricted stock and RSUs with time-based vesting (i.e., not subject to achievement of performance goals) will become fully vested immediately before the change in control, and RSUs will be settled as promptly as is practicable in accordance with applicable law; and

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  performance shares and units that vest based on the achievement of performance goals will become fully vested and earned based on the greater of (i) the actual performance level achieved with respect to the performance goals as of the change of control date, or (ii) the target performance level as to the performance goals, such that 100% of the target award is earned as of the date of the change of control; and the performance units will be settled as promptly as is practicable in accordance with applicable law.

Duration, Amendment and Termination

        The 2015 Plan will terminate on the earliest of (a) the earliest date as of which all awards granted under the 2015 Plan have been satisfied in full or terminated and no shares approved for issuance under the 2015 Plan remain available to be granted under new awards, (b) July      , 2025 or (c) a date chosen by the Administrator in its discretion subject to the terms of the 2015 Plan.

        The Administrator may amend, alter or discontinue the 2015 Plan, but no amendment, alteration or discontinuation will be made that would materially impair the rights of a participant with respect to a previously granted award without his or her consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which our common stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to the Parent or the participant. In no event, however, will an amendment be made without the approval of our stockholders to the extent such amendment would (A) materially increase the benefits accruing to participants under the 2015 Plan, (B) materially increase the number of shares that may be issued under the 2015 Plan or to a participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the prohibition on the issuance of reload or replenishment options.

New Plan Benefits

        No awards have been previously granted under the 2015 Plan. Awards that may be granted to eligible persons under the 2015 Plan are subject to the discretion of the Parent compensation committee, so we cannot currently determine the benefits or amounts that will be received or allocated to our current named executive officers, executive officers as a group, directors who are not executive officers as a group, and employees, including all current officers who are not executive officers, as a group. Consequently, no new plan benefits table is included in this proxy statement.

Federal Income Tax Consequences

        The following is a general summary of the federal income tax treatment of certain awards, which are authorized for grant under the 2015 Plan, based upon the provisions of the Code as of the date of this proxy statement. Non-U.S. residents should consult with their tax adviser regarding the specific tax consequences as a result of the grant of awards under the 2015 Plan in their country of origin. This summary is not intended to be exhaustive and the exact tax consequences to any award holder depend upon his or her particular circumstances and other facts. 2015 Plan participants should consult their tax advisor with respect to any state, local and non-U.S. tax considerations or relevant federal tax implications of awards granted under the 2015 Plan.

        Incentive Stock Options.    An option holder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option that qualifies under Section 422 of the Code. Option holders who do not dispose of their shares within two years of the date that the option was granted and within one year following the exercise of the option, normally recognize a capital gain or loss on the sale of shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an option holder satisfies these holding periods, on the sale of shares, we are not entitled to any deduction for federal income tax purposes. Where an option holder disposes of shares within two years after the grant date of those options or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (which is not to exceed the gain realized on the sale, if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) is taxed as ordinary income at the time of disposition. Any gain in excess of that amount is a capital gain. If a loss is recognized, there is no ordinary income, and such loss is a capital loss. Any ordinary income recognized by the option holder on a disqualifying disposition of shares generally results in a deduction by us for federal income tax purposes.

        Nonqualified Stock Options.    Options not designated or qualifying as incentive stock options are nonqualified stock options having no special tax status. An option holder generally recognizes no taxable income as a result of the grant of the option. On the exercise of a nonqualified stock option, the option holder normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. Where the option holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. On the sale of shares acquired by the exercise of a nonqualified stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date), is taxed as a capital gain or loss. No tax deduction is available to us with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. We should generally be entitled to a deduction equal to the amount of ordinary income recognized by the option holder as a result of the exercise of a nonqualified stock option.

        Restricted Stock and RSUs.    Any cash and the fair market value of any shares received by a participant in connection with restricted stock or RSUs are generally includible in the participant's ordinary income. In the case of restricted stock, this amount is includible in the participant's income when shares vest, unless the participant has filed an election with the IRS to include the fair market value of the shares in income as of the date the award was granted. In the case of RSUs, generally, the value of any cash and the fair market value of any shares received by a participant are includible in income when the awards are paid. Any dividends or dividend equivalents paid on unvested restricted stock or RSUs are also ordinary income for participants.

        Deductibility of Compensation.    The Code allows publicly held corporations to deduct compensation that is in excess of $1 million paid to the Parent's chief executive officer and or any of its three most highly compensated executive officers (other than the chief executive officer and the chief financial officer) if the compensation is payable solely based on the attainment of one or more performance goals and where certain statutory requirements are satisfied. It is intended that compensation arising from awards granted under the 2015 Plan in the form of stock options and stock appreciation rights, are to be deductible by us as qualified performance-based compensation not subject to the $1 million limitation on deductibility under the Code. We may also choose to grant performance awards under the 2015 Plan that satisfy the requirements for deductibility of compensation. We reserve the right, however, to grant awards under the 2015 Plan that do not result in qualified performance-based compensation and, as such, may not entitle us to a tax deduction.

Vote Required and Board Recommendation

        If a quorum is present, approval of the 2015 Plan requires the affirmative vote of a majority of the votes cast thereon. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

        The vote on the 2015 Plan is a vote separate and apart from the vote to adopt and approve the merger agreement. Approval of this proposal to approve the 2015 Plan is not a condition to the completion of the merger and the arrangement, and the approval or failure of this proposal will have no impact on the completion of the merger and the arrangement.

The board of directors recommends that the Pozen stockholders vote "FOR" the approval of the Aralez plc 2015 Long-Term Incentive Plan.

 PROPOSAL 6: VOTE TO CREATE DISTRIBUTABLE RESERVES OF PARENT; BOARD RECOMMENDATION

        Pozen stockholders are considering and voting on a proposal to reduce the share premium account of Parent in order to create distributable reserves of Parent.

        Under Irish law, dividends and distributions and, generally, share repurchases and redemptions may only be made from distributable reserves in Parent's unconsolidated balance sheet prepared in accordance with the Companies Act 2014 of Ireland (the "Companies Act"). Distributable reserves generally means the accumulated realized profits of Parent less accumulated realized losses of Parent and includes reserves created by way of a reduction in undistributable reserves, such as the share premium account. In addition, no distribution or dividend may be made by Parent unless the net assets of Parent are equal to, or in excess of, the aggregate of Parent's called up share capital plus undistributable reserves and the distribution does not reduce Parent's net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Parent's accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Parent's accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

        Immediately following the transactions, the unconsolidated balance sheet of Parent will not contain any distributable reserves, and "shareholders' equity" in such balance sheet will be comprised entirely of "share capital" (equal to the aggregate par value of the Parent Shares issued pursuant to the transactions) and "share premium" resulting from the issuance of Parent Shares in the proposed transactions.

        The Pozen stockholders and Tribute shareholders are being asked to approve the creation of distributable reserves, by reducing all of the share premium of Parent resulting from the issuance of Parent Shares pursuant to the transactions. If both the Pozen stockholders and Tribute shareholders approve the creation of distributable reserves and the transactions are completed, Parent intends to seek the approval of the Irish High Court to create distributable reserves of Parent, which is required for the creation of distributable reserves to be effective, as soon as practicable following the effective time.

        The approval of the distributable reserves proposal is not a condition to the completion of the transactions and whether or not it is approved will have no impact on the completion of the transactions. Accordingly, if the Pozen stockholders approve the transactions but do not approve the distributable reserves proposal, the transactions will still be completed. Until the Irish High Court approval is obtained or distributable reserves are created as a result of the profitable operation of Parent, Parent will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the transactions. In addition, although Parent is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court.

        Approval of the proposal to reduce the share premium account of Parent to allow the creation of distributable reserves requires the affirmative vote of a majority of the votes cast thereon. Because the vote required to approve this proposal is based upon the total number of Pozen common stock represented, in person or by proxy that entitles such shares to be voted on this proposal, abstentions and failures by persons in attendance at the Pozen special meeting to vote shares that are represented, in person or by proxy that authorizes such shares to be voted on this proposal, at the Pozen special meeting will have no effect. Approval of this proposal is not a condition to the completion of the transactions and whether or not this proposal is approved will have no impact on the completion of the transactions.

The board of directors recommends that you vote "FOR" the proposal to reduce the share premium account of Parent to allow the creation of distributable reserves.

 PROPOSAL 7: VOTE TO ADJOURN THE POZEN SPECIAL MEETING; BOARD RECOMMENDATION

        If Pozen fails to receive a sufficient number of votes to approve the proposal to adopt the merger agreement and approve the transactions contemplated thereby, Pozen may propose to adjourn the Pozen special meeting, whether or not a quorum is present, for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

        The affirmative vote of the holders of a majority of the shares of Pozen common stock represented and voting either in person or by proxy at the Pozen special meeting and entitled to vote is required for approval of the proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

The board of directors recommends that the Pozen stockholders vote "FOR" the proposal to adjourn the Pozen special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

 INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendation of the Pozen board of directors with respect to the merger, Pozen stockholders should be aware that Pozen's executive officers and directors have certain interests in the merger that may be different from, or in addition to, the interests of Pozen stockholders generally. The Pozen board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making its recommendations to Pozen stockholders. These interests are described below.

        As described in more detail below, these interests include certain payments and benefits that may be provided to Pozen's executive officers in connection with the merger, including acceleration of certain equity awards (for legacy Pozen executives) and excise tax equalization payments with respect to Section 4985 taxes. Additionally, for the non-employee directors, these interests include (i) excise tax equalization payments with respect to such taxes for stock options for which the exercise price is above the stock price on the date of the merger and (ii) those RSUs that will be assumed and converted as described below. Other than the interests described below, the merger should not have a material impact on the compensation and benefits payable to Pozen's executives and directors.

Treatment of Pozen Equity Awards

        Pozen's executive officers and directors participate in the Pozen Inc. 2010 Omnibus Equity Incentive Plan (the "2010 Plan"), and hold equity awards of any combination of Pozen stock options, RSUs and performance share awards granted in accordance with the terms of the 2010 Plan (collectively, the "Equity Awards"). In connection with the merger, and in accordance with the merger agreement and the terms of the 2010 Plan, the equity awards will be treated as follows:

        Stock Options:    Except for the performance-based option to be granted on August 28, 2015 to Dr. Plachetka, each unvested option to purchase Pozen common stock outstanding immediately prior to the merger effective time will become vested immediately prior to the merger effective time. At the merger effective time, each outstanding Pozen option (whether vested or unvested) shall be assumed by Parent. Each Pozen option so assumed by Parent will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the merger effective time (including, without limitation, any repurchase rights) except for any adjustments related to the merger.

        RSU Awards:    Except for RSUs granted after March 31, 2015, including grants made to Mr. Adams, Mr. Koven, and the directors, and those units subject to Section 409A of the Code, each RSU award that is outstanding immediately prior to the merger effective time, will be vested and converted to a share of Pozen stock immediately prior to the merger effective time. These shares will be then treated the same as all other Pozen stock in connection with the merger. All other RSU awards will be assumed and converted to comparable units of Parent Shares and shall be subject to the same terms and conditions of such units immediately prior to the merger effective time except for any adjustments related to the merger.

Excise Tax Equalization

        Section 4985 of the Code imposes a 15% excise tax on the value of certain equity compensation held during the period commencing six months before and ending six months after the closing of the merger by individuals who are and/or were directors and executive officers of Pozen and are or were subject to the reporting requirements of Section 16(a) of the Exchange Act during the same period. This excise tax applies to all compensation (or rights to compensation) granted to such persons by Pozen if the value of such compensation or right is based on (or determined by reference to) the value of stock in Pozen or its affiliates (but excluding statutory incentive stock options and holdings in tax-qualified plans). This includes: (i) unexercised vested or unvested time-based and performance-based nonqualified stock options; (ii) unvested restricted stock; (iii) unvested RSUs; and (iv) other stock-based compensation held by such persons during this 12-month period. The excise tax, however, will not apply to any stock option that is exercised on or prior to the closing date of the merger or any other stock compensation that is distributed, cashed-out, or otherwise paid in a manner resulting in income inclusion (for U.S. purposes) prior to the closing of the transaction.

        As of July 15, 2015, the directors and executive officers held approximately 4.6 million options and RSUs that, absent action by Pozen, will be subject to the excise tax at the closing of the merger.

        The Pozen board of directors carefully considered the potential impact of the excise tax on Pozen's executive officers and directors at the time it approved the merger and reviewed the approach taken by other issuers in similar transactions, including in transactions where executive officers and directors were reimbursed for excise tax applicable as a result of the transaction. The financial analysis considered by the Pozen board of directors at the time the merger was approved included an estimate of a potential excise tax equalization payments.

        The Pozen compensation committee held several meetings to consider the excise tax matter. Under the current understanding of Section 4985 of the Code, the Pozen compensation committee determined that there were four viable alternatives with respect to the treatment of the excise tax payable by the executive officers and directors:

  •
  Provide an equalization payment to the Pozen executive officers and directors for the amount of the excise tax and for any additional taxes attributable to equalization.  We refer to these payments as tax equalization payments. Providing the Pozen executives and directors with a tax equalization payment would have the highest cost to Pozen but would ensure that all of the incentive and retention aspects of the equity awards remain in place.

  •
  Accelerate the vesting for some or all of the outstanding awards.  Accelerating the vesting of some or all of the Pozen stock options and RSUs would reduce the value of the equity compensation subject to the excise tax. Pozen could then reimburse the excise tax and additional taxes attributable to equalization for only awards that are not accelerated. This alternative would reduce the tax equalization payments and lower the cost to Pozen, but would also reduce the incentive and retention value of the awards.

  •
  Convert outstanding awards into cash-based awards not tied to the performance of Pozen stock.  This alternative would eliminate those new awards from the applicability of the excise tax, but only if the merger closed more than six months after the conversion of the awards and Pozen would still be required to make significant cash payments at the time of vesting.

  •
  Take no action at all.  While there would be no cash cost to Pozen, this alternative would result in the Pozen executive officers and directors being subject to the 15% excise tax, and not receiving the intended benefits of the awards, and indeed being unfairly penalized financially, as a result of the imposition of an excise tax that was not contemplated when the awards were issued.

        Based upon the advice of its independent advisers, as well as reports from management of Pozen, including an examination on the potential impact of the excise tax on Pozen's executive officers and directors, the Pozen compensation committee determined to take the following actions: (i) accelerate the vesting of the outstanding equity awards for the legacy Pozen employees, (ii) provide a tax equalization payment for the new management team officers, (iii) provide a tax equalization payment to executive officers and directors for any stock options that are "underwater" at the merger (i.e., the strike price is above the stock price on the day of the merger), and (iv) a tax equalization payment to the directors for outstanding unvested RSUs that are being assumed and converted. The Pozen compensation committee determined this would be appropriate for the following reasons:

  •
  There should be no financial penalty to the executive officers and directors.  Since the merger is being pursued for the benefit of all of Pozen's stockholders, the Pozen compensation committee determined that the executive officers should not be financially penalized, relative to Pozen's stockholders in general, for either their efforts to complete the proposed merger or their mere status as individuals covered by Section 4985 of the Code. The Pozen executive officers and directors are responsible for consummating the merger, which will benefit Pozen's stockholders, and should not be penalized for creating these benefits. The tax equalization payment will put the Pozen executive officers and directors in the same net after tax position they would have been in if no such excise tax had been applied. All Pozen executive officers and directors will still be subject to applicable income and capital gains taxes on these equity awards when due.

  •
  The awards held by the recently hired executive officers were meant to retain their services.  Acceleration of these awards could avoid any potential excise tax, but would not serve to retain these executives. It is vital for Pozen and Parent to retain the services of these highly skilled executives in order to realize the strategic benefits of the merger. If these executives are forced to pay the excise tax on their recently granted equity awards, Pozen and Parent would need to offer additional incentives to make up for the loss of compensation, or else risk losing these talented executives during a key time for the company.

  •
  Converting the awards into cash-based awards was not appropriate.  This would require a large outlay of cash by Pozen at the time of the ultimate payment of the awards and would not provide the intended benefit if the merger closed prior to the end of 2015 as currently anticipated (in which event the excise tax still would be payable, notwithstanding the conversion of the awards).

  •
  Acceleration for legacy officers would reduce the potential tax equalization payments.  This split approach, acceleration of some awards and tax equalization payments for other awards, provides a good balance between reducing the cash costs payable by Pozen and maintaining a significant portion of the outstanding equity awards for both long-term incentive and retention purposes. The acceleration of the awards held by legacy officers would reduce the aggregate tax equalization payments by approximately $1.3 million.

        For all new executive officers and directors, the Pozen compensation committee and board of directors approved the payment by Pozen of a tax equalization payment in the amount of the excise tax payable with respect to the equity compensation that remained unvested as of the closing of the merger and any additional taxes payable by the current executive officers as a result of equalization. The Pozen compensation committee and board of directors also approved the payment of tax equalization payments to the legacy executive officers and directors for the excise tax and the attendant related taxes for any stock options that were underwater at the time of the merger.

Total Tax Equalization and Accelerated Vesting

        The estimated tax equalization payments and shares subject to accelerated vesting approved by the Pozen compensation committee and board of directors are summarized below. The estimates below are based on information and assumptions currently available. As a result, the amounts to be received may differ in material respects from the amounts set forth below.

Executive Officers	Estimated Tax Equalization Payment(1)	RSUs Subject to Accelerated Awards	Stock Options Subject to Accelerated Awards	Value of Accelerated Awards for Purposes of Proposal 4(2)
New Executive Officers:
Adrian Adams	$7,009,746	—	—	—
Andrew I. Koven	$5,935,213	—	—	—
Jennifer Armstrong	$78,762	—	—	—
Mark Glickman	$105,015	—	—	—
Eric L. Trachtenberg	$90,105	—	—	—
Legacy Executive Officers:
William L. Hodges, CPA	$23,858	71,973	20,358	$808,041
John G. Fort, MD, MBA	$12,487	71,973	18,831	$800,472
Dennis McNamara	$6,069	49,675	4,479	$476,811
Gilda M. Thomas, JD	$22,420	71,973	20,358	$808,041
John E. Barnhardt, CPA	$12,218	37,150	11,197	$698,735

(1)
The tax equalization payment is based on: (a) Pozen's average closing stock price for the five business days after the merger announcement which was $8.83 per share; (b) the individuals' relevant stock-based compensation held as of July 15, 2015; (c) a 15% excise tax rate; (d) a maximum federal rate of 39.60%; (e) the average state tax rate of the individuals' home state and Medicare and Medicare surtax of 2.35%; and (f) the assumption that the merger will be consummated on or before December 31, 2015.

(2)
For these purposes, the accelerated awards are valued at $8.83, the average closing price for the five business days after the merger announcement.

Directors	Estimated Tax Equalization Payment(1)	RSUs Subject to Accelerated Awards	Stock Options Subject to Accelerated Awards	Value of Accelerated Awards for Purposes of Proposal 4
Kenneth Lee	$37,829	—	—	—
Arthur Kirsch	$42,756	—	—	—
Seth Rudnick	$33,392	—	—	—
Neal Fowler	$33,392	—	—	—

(1)
The tax equalization payment is based on: (a) Pozen's average closing stock price for the five business days after the merger announcement which was $8.83 per share; (b) the individuals' relevant stock-based compensation held as of July 15, 2015; (c) a 15% excise tax rate; (d) a maximum federal rate of 39.60%; (e) the average state tax rate of the individuals' home state and Medicare and Medicare surtax of 2.35%; and (f) the assumption that the merger will be consummated on or before December 31, 2015.

Indemnification and Insurance

        Pursuant to the terms of the merger agreement, Pozen's present and former executive officers and directors will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies from Pozen and Parent. See the section entitled "The Merger Agreement—Indemnification" beginning on page 126 of this proxy statement/prospectus.

Other Compensation Matters

        The consummation of the merger will not constitute a change of control under any of Pozen's benefit plans or the employment agreements Pozen has entered into with its executive officers.

        On June 19, 2015, the Pozen board of directors approved a retention program designed to retain current legacy employees so they can complete critical activities and transition their duties to new Parent employees after the completion of the pending merger. All legacy employees, including Pozen's legacy executive officers, will be eligible to participate in the retention program. Each employee will receive a cash retention payment upon execution of a retention agreement acceptable to Pozen (a "Retention Agreement"). Pursuant to such Retention Agreement, each employee will also be eligible to receive a performance bonus ("Performance Bonus") on a payout date to be determined by Pozen for each employee if Pozen, in its sole discretion, determines that the performance conditions specified in the employee's bonus agreement have been met.

Existing Employment Agreements

        Pozen is currently a party to employment agreements with each of its executive officers. The employment agreements for certain of the executive officers (except those described below) provide for the following severance payments upon a termination by Pozen without "cause" and by the executive for "good reason" :

  •
  12 months base salary

  •
  COBRA continuation for 12 months

  •
  Average annual cash incentive awarded over the previous two years

        Under Pozen's recently adopted severance plan, any Pozen executives who were employed at March 31, 2015, however, are entitled to enhanced severance benefits equal to 12 months base salary, COBRA continuation for 18 months and a lump sum payment equal to their target annual cash incentive to be awarded in the year of termination in the event that the executive is terminated without cause by Pozen. These severance benefits will only be paid if the executive officer complies with the confidentiality, development, assignment, and one-year non-solicitation, non-competition and non-disparagement covenants set forth in the executive officer's employment agreement, and signs a release and waiver of claims in favor of Pozen and its affiliates. Mr. Hodges, Mr. Barnhardt and Ms. Thomas are entitled to a gross-up of excess parachute payments within the meaning of Section 280G of the Code if there is a change of control and the severance benefits exceed the 280G limit. The merger is not considered a "change of control" for purposes of Section 280G of Code, so this provision is not applicable.

        Under the terms of Mr. Adams' employment agreement effective May 31, 2015, he is entitled to, among other things, an annual equity award under the Equity Compensation Plan with a target value of not less than 225% of his base salary and a one time sign-on equity award in the form of 1,944,888 RSUs. He will also receive a tax equalization payment for any excise taxes payable under Sections 4999 and 4985 of the Code. In addition, Mr. Adams' employment agreement provides for benefits if his employment is terminated under certain circumstances. In the event Pozen terminates Mr. Adams' employment without cause, if he voluntarily terminates his employment for good reason, in the event of his death, or if he or Pozen terminate his employment due to disability, Mr. Adams will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum equal to 24 months of base salary; (iii) a lump sum equal to 2 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus paid the year preceding the year in which his termination of employment occurs; (iv) continued medical and life insurance benefits at the same cost as Mr. Adams would be required to pay as an active employee for a period of 24 months following the termination date; and (v) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the next 24 month period. In the event that, within twelve (12) months of a change in control of Pozen, Mr. Adams terminates his employment for good reason or Pozen terminates Mr. Adams' employment without cause, Mr. Adams will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum equal to 36 months of base salary; (iii) a lump sum equal to 3 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus paid the year preceding the year in which his termination of employment occurs; (iv) continued medical and life insurance benefits at the same cost as Mr. Adams would be required to pay as an active employee for a period of 36 months following the termination date, and (v) immediate and full vesting of all outstanding unvested equity awards.

        Under the terms of Mr. Koven's employment agreement effective May 31, 2015, he is entitled to an annual equity award under the Equity Compensation Plan with a target value of not less than 175% of Mr. Koven's base salary, and a one time sign-on equity award in the form of 1,476,674 RSUs. He will also receive a tax equalization payment for any excise taxes payable under Sections 4999 and 4985 of the Code. In addition, Mr. Koven's employment agreement provides for benefits if his employment is terminated under certain circumstances. In the event Pozen terminates Mr. Koven's employment without cause, if he voluntarily terminates his employment for good reason, in the event of his death, or if he or Pozen terminate his employment due to disability, Mr. Koven will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum equal to 24 months of base salary; (iii) a lump sum equal to 2 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus paid the year preceding the year in which his termination of employment occurs; (iv) continued medical and life insurance benefits at the same cost as Mr. Koven would be required to pay as an active employee for a period of 24 months following the termination date; and (v) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the next 24 month period. In the event that, within 12 months of a change in control of Pozen, Mr. Koven terminates his employment for good reason or Pozen terminates Mr. Koven's employment without cause, Mr. Koven will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum equal to 36 months of base salary; (iii) a lump sum equal to 3 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus paid the year preceding the year in which his termination of employment occurs; (iv) continued medical and life insurance benefits at the same cost as Mr. Koven would be required to pay as an active employee for a period of 36 months following the termination date, and (v) immediate and full vesting of all outstanding unvested equity awards.

Pozen—Golden Parachute Compensation

        The Dodd Frank Act and Rule 14a-21(c) under the Exchange Act, require that Pozen provides its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that might be received by named executive officers of a company in connection with certain mergers and other corporate transactions, which the Dodd-Frank Act and Rule 14a-21 refer to as "golden parachute" compensation. The applicable rules and regulations interpreting these provisions are very broad, and may contemplate an advisory vote on any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to, among other things, a merger. None of Pozen's named executive officers are entering into any new severance arrangements or other traditional golden parachute arrangements in connection with the merger.

        The following table and the related footnotes present information about the compensation payable to the named executive officers of Pozen in connection with the merger. The compensation shown in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the merger. Such compensation is subject to a nonbinding advisory vote of the stockholders of Pozen at the Pozen special meeting, as described in this proxy statement/prospectus under Proposal 4 "Advisory Vote on Compensation".

        Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur (including assumptions described in this proxy statement/prospectus) or may occur at times different than the time assumed. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION

Name(1)	Equity(2)	Estimated Tax Equalization Payment(3)	Total
Adrian Adams	$—	$7,009,746	$7,009,746
William L. Hodges, CPA	$808,041	$23,858	$831,899
Gilda M. Thomas, JD	$808,041	$22,420	$830,461
John G. Fort, MD, MBA	$800,472	$12,487	$812,959
Dennis McNamara	$476,811	$6,069	$482,880

(1)
John Plachetka was a named executive officer included in Pozen's most recent filing under the Exchange Act that required disclosure pursuant to Item 402(c) of Regulation S-K; however, he is not included in this Golden Parachute Compensation table because as of May 31, 2015, he is no longer the Chief Executive Officer. Adrian Adams was appointed the Chief Executive Officer of Pozen effective May 31, 2015.

(2)
These amounts represent the estimated aggregate dollar value of the Pozen stock options and RSUs that accelerate and vest in connection with the merger. For these purposes, the accelerated awards are valued at $8.83, the average closing price for the five business days after the merger announcement.

(3)
The amounts in this column represent the estimated cost to Pozen of the excise tax equalization payment, which will be payable on behalf of Pozen's executive officers who become subject to the excise tax under Section 4985 of the Code as a result of the consummation of the merger. The actual amount of the payment will be calculated based on the price of Pozen stock on the date of closing of the merger and the individual's outstanding equity awards on that date. For purposes of this table, the payment is based on (a) Pozen's average closing stock price for the five business days after the merger announcement, which was $8.83 per share; (b) the individuals' relevant stock-based compensation held as of July 15, 2015; (c) a 15% excise tax rate; (d) a maximum federal rate of 39.60%; (e) the average state tax rate of the individuals' home state and Medicare and Medicare surtax of 2.35%; and (f) the assumption that the merger will be consummated on or before December 31, 2015. The tax equalization payment is a single-trigger arrangement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF POZEN COMMON STOCK

        The following table sets forth information known to Pozen concerning the beneficial ownership of Pozen common stock as of               , 2015, the record date for the Pozen special meeting, for:

  •
  each person known by Pozen to beneficially own 5% or more of the outstanding shares of Pozen common stock;

  •
  each of Pozen's directors;

  •
  each of Pozen's named executive officers; and

  •
  all of Pozen's directors and current executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares of Pozen common stock beneficially owned by a person and the percentage ownership of that person, shares of Pozen common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or that will be exercisable within              days of June 30, 2015 are considered outstanding. These shares, however, are not considered outstanding as of June 30, 2015 when computing the percentage ownership of each other person.

        Except as indicated in the footnotes to this table and pursuant to state community property laws, each Pozen stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 32,708,898 shares of Pozen common stock outstanding on June 30, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned
John R. Plachetka, Pharm.D. POZEN Inc. 1414 Raleigh Road, Suite 400 Chapel Hill, NC 27517	3,796,475	(1)	11.3%
PAR Investment Partners, L.P. One International Place, Suite 2401 Boston, MA 02110	3,863,699	(2)	11.80%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,601,301	(3)	8.0%

(1)
This amount reflects ownership by Silver Hill Investments, LLC, John R. Plachetka and Clare A. Plachetka and certain affiliated entities, and consists of (i) 1,157,808 shares owned by Silver Hill Investments, LLC, which is 50% owned by the Family Trust under the John R. Plachetka Irrevocable Trust (the "JRP Family Trust"), 40% owned by John R. Plachetka through his assignee, the Revocable Declaration of Trust, John R. Plachetka, Trustee (the "JRP Revocable Trust"), and 10% owned by his wife, Clare A. Plachetka, through her assignee, the Clare A. Plachetka Revocable Declaration of Trust, Clare A. Plachetka, Trustee (the "CAP Revocable Trust"); (ii) 1,554,102 shares owned by the JRP Revocable Trust; (iii) 221,910 shares owned by the CAP Revocable Trust; (iv) 22,631 shares owned by the JRP Family Trust; and (v) 37,580 shares held by John R. Plachetka (vi) 802,444 shares of common stock issuable pursuant to options granted to John R. Plachetka exercisable within 60 days. This number does not include 773,013 shares of common stock issuable pursuant to RSUs granted to John R. Plachetka. John R.

  Plachetka and Clare A. Plachetka claim shared voting and dispositive power as to the shares set forth in (i), (iii) and (iv) above.

(2)
Based on information disclosed on a report on Schedule 13G/A filed with the SEC on December 11, 2014 with respect to ownership as of December 1, 2014 by PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, Inc., each of PAR Group, L.P. and PAR Capital Management, Inc. are general partners of PAR Investment Partners, L.P.

(3)
Based on information disclosed on a report on Schedule 13G/A filed with the SEC on January 23, 2015 with respect to ownership as of December 31, 2014 by BlackRock, Inc. as parent company of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage Beneficially Owned
Adrian Adams	—	(2)	*
Jennifer Armstrong	—	(3)	*
John G. Fort, M.D.	131,104	(4)	*
Neal F. Fowler	71,095	(5)	*
Mark Glickman	—	(6)	*
William L. Hodges	289,238	(7)	*
Arthur S. Kirsch	107,470	(8)	*
Andrew I. Koven	—	(9)	*
Kenneth B. Lee, Jr.	79,073	(10)	*
Dennis L. McNamara	195,306	(11)	*
Seth A. Rudnick, M.D.	47,501	(12)	*
Gilda M. Thomas	157,624	(13)	*
Eric L. Trachtenberg	—	(14)	*
All current directors, director nominees and executive officers as a group (13 persons)	1,078,411	(15)	3.2%

*
Less than 1%

(1)
Unless otherwise set forth herein, the street address of the named beneficial owners is c/o POZEN Inc., Suite 400, 1414 Raleigh Road, Chapel Hill, North Carolina 27517.

(2)
Does not include 1,944,888 shares issuable pursuant to RSUs previously granted.

(3)
Does not include 21,853 shares issuable pursuant to RSUs previously granted.

(4)
Includes 82,756 shares of common stock issuable pursuant to options exercisable within 60 days.

(5)
Includes 45,804 shares of common stock issuable pursuant to options exercisable within 60 days, but does not include 9,390 shares issuable pursuant to RSUs previously granted.

(6)
Does not include 29,137 shares issuable pursuant to RSUs previously granted.

(7)
Includes 159,885 shares of common stock issuable pursuant to options exercisable within 60 days.

(8)
Includes 67,179 shares of common stock issuable pursuant to options exercisable within 60 days, but does not include 9,390 shares issuable pursuant to RSUs previously granted.

(9)
Does not include 1,476,674 shares issuable pursuant to RSUs previously granted.

(10)
Includes 6,107 shares of common stock issuable pursuant to options exercisable within 60 days, but does not include 9,390 shares issuable pursuant to RSUs previously granted.

(11)
Includes 101,993 shares of common stock issuable pursuant to options exercisable within 60 days.

(12)
Does not include 9,390 shares issuable pursuant to RSUs previously granted.

(13)
Includes 94,953 shares of common stock issuable pursuant to options exercisable within 60 days.

(14)
Does not include 25,000 shares issuable pursuant to RSUs previously granted.

(15)
Includes 558,677 shares of common stock issuable pursuant to options exercisable within 60 days. This number does not include 1,944,888 shares of common stock issuable pursuant to RSUs held by Mr. Adams; 1,476,674 shares of common stock issuable pursuant to RSUs held by Mr. Koven; an aggregate of 75,990 shares of common stock issuable pursuant to RSUs held by Ms. Armstrong, Mr. Glickman and Mr. Trachtenberg, nor does it include an aggregate of 37,560 shares of common stock issuable pursuant to RSUs previously granted and held by other directors, each of which hold 9,390 shares individually.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of (i) the Agreement and Plan of Merger and Arrangement (the 'merger agreement') and (ii) the acquisition of Medical Futures Inc. ("MFI") by Tribute, which closed on June 16, 2015 (the "MFI Acquisition"), along with the related financing to complete the MFI Acquisition.

        On June 8, 2015, concurrent with the merger agreement, Pozen executed a Debt Facility Agreement with a consortium of lenders that would allow Parent to borrow up to an aggregate principal amount of $275 million (the "Facility Agreement"). The proceeds under the Facility Agreement will be used to fund working capital needs, future acquisitions and general corporate needs. Additionally, a Share Subscription Agreement was also executed on June 8, 2015, allowing investors to purchase $75 million of Parent Shares in a private placement at a purchase price of $7.20 per share. The Facility Agreement and the Share Subscription have not been reflected in these unaudited pro forma condensed combined financial statements.

        The following unaudited pro forma condensed combined financial statements give effect to the merger agreement under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 805, Business Combinations, which we refer to as ASC 805, with Pozen treated as the accounting acquirer; and give effect to the MFI Acquisition under the acquisition method of accounting in accordance with ASC 805, with Tribute treated as the accounting acquirer. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transactions and MFI Acquisition, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of operations. Although Pozen and Tribute have entered into a merger agreement, there is no guarantee that the transactions will be completed.

        The unaudited pro forma condensed combined balance sheet is based on the individual historical balance sheet of Pozen and the individual historical consoidated balance sheets of Tribute and MFI, as of March 31, 2015, and has been prepared to reflect the effects of the merger agreement and MFI Acquisition as if it occurred on March 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and the three months ended March 31, 2015 combines the historical results of operations of Pozen, Tribute and MFI, giving effect to the merger agreement and MFI Acquisition as if it occurred on January 1, 2014.

        The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the completion of the merger agreement, including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges Pozen expects to incur in connection with the merger agreement, including, but not limited to, costs in connection with integrating the operations of Tribute.

        These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the merger agreement and MFI Acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future.

        To produce the pro forma financial information, Pozen adjusted Tribute's assets and liabilities, including those acquired in connection with the MFI Acquisition, to their estimated fair values. As of the date of this proxy statement/prospectus, Pozen has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Tribute assets to be acquired and the liabilities to be assumed and the related accounting for the business combination, nor has Pozen identified all adjustments necessary to conform Tribute's accounting policies to Pozen accounting policies. A final determination of the fair value of Tribute's assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Tribute that exist as of the date of completion of the transactions and, therefore, cannot be made prior to that date. Additionally, the value of consideration to be paid Parent Shares will be determined based on the trading price of Pozen's common stock at the time of the completion of the merger agreement. Accordingly, the accompanying unaudited pro forma accounting for the business combination is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma accounting for the business combination has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements. The preliminary accounting for the transactions was based on reviews of publicly disclosed information for other acquisitions in the industry, data that was available through the public domain and Pozen's due diligence review of Tribute's business. Until the transactions are complete, both companies are limited in their ability to share information with each other. In addition, as of the date of this proxy statement/prospectus, Tribute has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the MFI net assets acquired and the related accounting for the MFI Acquisition. Upon completion of the transactions, valuation work will be performed and any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of operations until the accounting for the transactions are finalized.

        There can be no assurance that such finalization will not result in material changes from the preliminary accounting for the transactions included in the accompanying unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

  •
  The accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  Pozen's audited financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2014 and Pozen's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015; and

  •
  Tribute's audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2014 and Pozen's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015; and

  •
  MFI's audited consolidated financial statements and related notes thereto furnished on Form 8-K/A by Tribute on July 20, 2015.

 Aralez Pharmaceuticals plc
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2015

		Tribute
	Historical Pozen ($USD)	Historical Tribute ($CAD)	Historical MFI ($CAD)	MFI Acquisition and Financing Adjustments ($CAD) (Note 5)		Pro Forma Tribute ($CAD)	Pro Forma Tribute ($USD)	Accounting Policies and Reclassifications ($USD) (Note 3)	Pro Forma Adjustments ($USD) (Note 7)		Pro Forma Parent Combined ($USD)
Assets
Current assets:
Cash and cash equivalents	$43,904,945	$5,550,766	$61,574	$917,348	5a	$6,529,688	$5,164,069	$—	$(39,230,032)	7a	$9,838,983
Accounts receivable	4,405,319	3,124,207	1,065,973	—		4,190,180	3,313,846	—	—		7,719,165
Inventories	—	1,193,968	1,747,916	—		2,941,884	2,326,618	—	1,186,290	7b	3,512,908
Prepaid expenses and other assets	511,650	545,756	462,228	78,481	5b	1,086,465	859,241	—	1,430,870	7c	2,801,761

Total current assets	48,821,914	10,414,697	3,337,691	995,829		14,748,217	11,663,775	—	(36,612,872)		23,872,817
Property and equipment, net	24,963	978,956	190,808	—		1,169,764	925,120	—	—		950,083
Intangible assets, net	—	40,464,367	1,413,574	(1,413,574)	5c	40,464,367	32,001,649	—	98,015,735	7e	130,017,384
Goodwill	—	3,599,077	—	24,694,731	5c	28,293,808	22,376,441	—	124,102,545	7d	146,478,986
Debt issuance costs, net	—	366,404	—	838,945	5d	1,205,349	953,262	—	(953,262)	7f	—

Total assets	$48,846,877	$55,823,501	$4,942,073	$25,115,931		$85,881,505	$67,920,247	$—	$184,552,146		$301,319,270

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities
Accounts payable	$202,164	$4,287,067	$1,545,526	$—		$5,832,593	$4,612,764	$(3,469,895)	$—		$1,345,033
Warrant liability	—	5,359,374	—	—		5,359,374	4,238,515	—	11,503,172	7g	15,741,686
Current portion of long term debt	—	1,525,656	1,954,685	10,545,315	5e	14,025,656	11,092,330	—	(11,092,330)	7i	—
Accrued compensation	510,761	—	—	—		—	—	348,033	—		858,794
Accrued expenses	829,921	—	—	—		—	—	3,121,862	18,385,746	7h	22,337,530
Contingent consideration	—	—	—	5,695,500	5f	5,695,000	4,503,948	—	1,977,150	7j	6,481,098
Promissory note	—	—	—	5,000,000	5g	5,000,000	3,954,300	—	—		3,954,300

Total current liabilities	1,542,846	11,172,097	3,500,211	21,240,315		35,912,623	28,401,857	—	20,773,738		50,718,441
Long-term debt	—	15,260,858	535,151	—		15,796,009	12,492,432	—	(12,069,202)	7i	423,230
Deferred tax liabilities	—	—	—	—		—	—	—	12,251,967	7k	12,251,967

Total liabilities	1,542,846	26,432,955	4,035,362	21,240,315		51,708,632	40,894,289	—	20,956,503		63,393,637

Commitments and contingencies
Stockholders' Equity:
Common stock	32,322	45,022,189	350,001	(346,278)	5h	45,025,912	35,609,193	—	(35,591,001)	7l	50,514
Additional paid-in capital	144,203,500	3,061,924	—	4,996,277	5i	8,058,201	6,372,909	—	209,259,357	7m	359,835,766
Retained earnings/(Accumulated deficit)	(96,931,791)	(25,084,316)	556,710	(774,383)	5j	(25,301,989)	(20,010,331)	—	(12,025,769)	7n	(128,967,891)
Warrants	—	6,347,349	—	—		6,347,349	5,019,864	—	1,987,379	7o	7,007,243
Accumulated other comprehensive (loss) income	—	43,400	—	—		43,400	34,323	—	(34,323)	7p	—

Total stockholders' equity	47,304,031	29,390,546	906,711	3,875,616		34,172,873	27,025,958	—	163,595,643		237,925,632

Total liabilities and stockholders' equity	$48,846,877	$55,823,501	$4,942,073	$25,115,931		$85,881,505	$67,920,247	$—	$184,552,146		$301,319,270

See accompanying notes to unaudited Pro Forma Condensed Combined Financial Statements

 Aralez Pharmaceuticals plc
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2014

		Tribute
								Accounting Policies and Reclassifications ($USD) (Note 3)
	Historical Pozen ($USD)	Historical Tribute ($CAD)	Historical MFI ($CAD)	MFI Acquisition and Financing Adjustments ($CAD) (Note 5)		Pro Forma Tribute ($CAD)	Pro Forma Tribute ($USD)		Pro Forma Adjustments ($USD) (Note 7)		Pro Forma Parent Combined ($USD)
Revenues
Royalty and licensing revenue	$32,394,232	18,414	$—	$—		$18,414	$16,678	$—	$—		$32,410,910
Licensed domestic product net sales	—	9,106,038	—	—		9,106,038	8,247,339	—	—		8,247,339
Other domestic product sales	—	6,127,968	9,879,885	—		16,007,853	14,498,312	—	—		14,498,312
International product sales	—	1,619,372	—	—		1,619,372	1,466,665	—	—		1,466,665

Total Revenues	32,394,232	16,871,792	9,879,885	—		26,751,677	24,228,994	—	—		56,623,226
Cost of Sales
Licensor sales and distribution fees	—	5,902,034	—	—		5,902,034	5,345,472	—	—		5,345,472
Cost of products sold	—	1,787,584	4,836,729	—		6,624,313	5,999,640	—	—		5,999,640
Write down of inventories	—	53,099	—	—		53,099	48,092	—	—		48,092

Total cost of sales	—	7,742,717	4,836,729	—		12,579,446	11,393,204	—	—		11,393,204

Gross Profit	32,394,232	9,129,075	5,043,156	—		14,172,231	12,835,790	—	—		45,230,022

Operating expenses
Sales, general, and administrative	10,078,771	10,149,854	4,950,203	—		15,100,057	13,676,122	—	—		23,754,893
Research and development	5,739,848	—	—	—		—	—	—	—		5,739,848
Amortization	—	1,511,021	207,365	(188,971)	5k	1,529,415	1,385,191	(107,610)	8,157,283	7r	9,434,864

Total operating expenses	15,818,619	11,660,875	5,157,568	(188,971)		16,629,472	15,061,313	(107,610)	8,157,283		38,929,605
Non-operating income (expense)
Change in warrant liability	—	283,305	—	—		283.305	256,589	—	—		256,589
Interest expense	—	(1,441,729)	(49,948)	(350,052)	5l	(1,841,729)	(1,668,054)	(107,610)	1,413,384	7s	(362,280)
Interest income	43,100	59,586	—	—		59,586	53,967	—	—		97,067
Other non-operating income	3,056,019	(1,976,304)	(79,144)	—		(2,055,448)	(1,861,619)	—	151,755	7s	1,346,154

Total other income (expense)	3,099,119	(3,075,142)	(129,092)	(350,052)		(3,554,286)	(3,219,117)	(107,610)	1,565,138		1,337,531

Income before taxes	19,674,732	(5,606,942)	(243,504)	(161,081)		(6,011,527)	(5,444,640)	—	(6,592,145)		7,637,947
Income tax expense (benefit)	—	—	107	(42,686)	5m	(42,579)	(38,564)		(824,018)	7t	(862,582)

Net Income (loss) attributable to common stockholders	19,674,732	(5,606,942)	(243,611)	(118,395)		(5,968,948)	(5,406,076)	—	(5,768,127)		8,500,530

Basic net income (loss) per share	$0.63									7u	$0.17

Shares used in computing basic net income (loss) per share	31,359,867									7u	51,139,659

Diluted net income (loss) per share	$0.60									7u	$0.17

Shares used in computing diluted net income (loss) per share	32,810,587									7u	52,571,262

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

 Aralez Pharmaceuticals plc
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2015

		Tribute
								Accounting Policies and Reclassification ($USD) (Note 3)
	Historical Pozen ($USD)	Historical Tribute ($CAD)	Historical MFI ($CAD)	MFI Acquisition and Financing Adjustments ($CAD) (Note 5)		Pro Forma Tribute ($CAD)	Pro Forma Tribute ($USD)		Pro Forma Adjustments ($USD) (Note 7)		Pro Forma Parent Combined ($USD)
Revenues
Royalty and licensing revenue	$4,404,463	$—	$—	$—		$—	$—	$—	$—		$4,404,463
Licensed domestic product net sales	—	2,521,080	—	—		2,521,080	2,036,276	—	—		2,036,276
Other domestic product sales	—	2,601,622	2,185,874	—		4,787,496	3,866,861	—	—		3,866,861
International product sales	—	469,595	—	—		469,595	379,292	—	—		379,292

Total Revenues	4,404,463	5,592,297	2,185,874	—		7,778,171	6,282,429	—	—		10,686,892
Cost of Sales
Licensor sales and distribution fees	—	1,452,064	—	—		1,452,064	1,172,832	—	—		1,172,832
Cost of products sold	—	575,246	988,542	—		1,563,788	1,263,072	—	—		1,263,072

Total cost of sales	—	2,027,310	988,542	—		3,015,852	2,435,904	—	—		2,435,904

Gross Profit	4,404,463	3,564,987	1,197,332	—		4,762,319	3,846,525	—	—		8,250,988

Operating expenses
Sales, general, and administrative	3,262,320	3,325,922	1,613,668	—		4,939,590	3,989,707	—	(197,800)	7q	7,054,227
Research and development	983,511	—	—	—		—	—	—	—		983,511
Amortization	—	621,623	50,891	(47,276)	5k	625,238	505,005	(21,360)	1,872,712	7s	2,356,357

Total operating expenses	4,245,831	3,947,545	1,664,559	(47,276)		5,564,828	4,494,712	(21,360)	1,674,912		10,394,094
Non-operating income (expense)
Charge in warrant liability	—	(2,695,600)	—	—		(2,695,600)	(2,177,236)	—	—		(2,177,236)
Interest expense	—	(595,975)	(13,033)	13,033	5l	(595,975)	(481,369)	(21,360)	502,729	7s	—
Interest income	—	125	—	—		125	101	—	—		101
Other non-operating income (expense)	(185,990)	(1,507,455)	6,638	—		(1,500,817)	(1,212,210)	—	59,769	7s	(1,338,431)

Total other income (expense)	(185,990)	(4,798,905)	(6,395)	13,033		(4,792,267)	(3,870,714)	(21,360)	562,498		(3,515,566)

Income before taxes	(27,358)	(5,181,463)	(473,622)	60,309		(5,594,776)	(4,518,901)	—	(1,112,414)		(5,658,672)
Income tax expense (benefit)	—	—	(98,569)	15,982	5m	(82,587)	(66,706)		(139,052)	7t	(205,757)

Net Income (loss) attributable to common stockholders	(27,358)	(5,181,463)	(375,053)	44,327		(5,512,189)	(4,452,195)	—	(973,362)		(5,452,915)

Basic net income (loss) per share	$—									7u	$(0.10)

Shares used in computing basic net income (loss) per share	32,259,570									7u	52,039,362

Diluted net income (loss) per share	$—									7u	$(0.10)

Shares used in computing diluted net income (loss) per share	32,259,570									7u	52,039,362

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTIONS

        The Merger and Arrangement:    On June 8, 2015, POZEN Inc. ("Pozen") and Tribute Pharmaceuticals Canada Inc. ("Tribute") agreed to a business combination under the terms of the Agreement and Plan of Merger and Arrangement, among Tribute, Aguono Limited (which was renamed Aralez Pharmaceuticals Limited and which, prior to the merger effective time, as defined in the merger agreement, will re-register as a public limited company incorporated in Ireland and be renamed as Aralez Pharmaceuticals plc) ("Parent"), Trafwell Limited (which was renamed Aralez Pharmaceutical Holdings Limited) ("Ltd2"), ARLZ US Acquisition Corp. ("US Merger Sub"), ARLZ CA Acquisition Corp. ("Can Merger Sub") and Pozen, dated as of June 8, 2015 (the "merger agreement"). In order to effect the transactions contemplated by the merger agreement, US Merger Sub, an indirect subsidiary of Parent, will be merged with and into Pozen (the "merger"). Pozen will be the surviving corporation and, through the merger, will become an indirect wholly-owned subsidiary of Parent. The merger of Pozen into US Merger Sub will be effected under Delaware law so that Pozen will be reorganized into a holding company structure. In accordance with the merger agreement, Can Merger Sub will offer to acquire, and will acquire, all of the outstanding Tribute common shares pursuant to a court approved plan of arrangement in Canada in the manner provided for by the merger agreement (the "arrangement"). Upon completion of the arrangement, Tribute will also become an indirect wholly-owned subsidiary of Parent. Upon completion, this transaction does not constitute a change of control of Pozen. The merger and the arrangement are collectively referred to as the "transactions."

        As a result of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one ordinary share of Parent, $0.001 nominal value per share (the "Parent Shares") (the "merger consideration") for each share of Pozen common stock that they own as of the record date. Pursuant to the arrangement, each outstanding Tribute common share will be converted into the right to receive from Parent 0.1455 Parent Shares.

        The transactions value the entire issued and to be issued share capital of Tribute at approximately $198.1 million at a closing share price of $10.89 on July 14, 2015 (the most recent practicable date used for preparation of the pro forma condensed combined financial information) and an exchange ratio of 0.1455. The value of the consideration that Tribute shareholders will receive when the transactions are completed will ultimately be based on the closing date share price of Parent's stock on the closing date and could materially change.

        At the closing time, each outstanding Tribute warrant will entitle its respective holders the right to purchase 0.1455 fully paid and non-assessable Parent Shares for no additional consideration beyond that set out in the respective Tribute warrant. Each Tribute compensation option, which, prior to the transactions, entitled the holder to purchase one Tribute common share and one-half of one Tribute warrant, will entitle its respective holders to purchase 0.1455 fully paid and non-assessable Parent shares, as well as 0.1455 one-half warrants for Parent shares, for no additional consideration beyond that set out in the respective compensation option certificate. For the purposes of these pro forma statements, it has been assumed that Tribute stock options will be cancelled and converted into Tribute common shares and converted into the right to receive .1455 Parent Shares for each Tribute common share. The warrants, employee stock options, and compensation options will be outstanding, fully vested and exercisable at any time.

        Pozen will include as consideration $18.8 million for the fair value of the awards including (i) $7.0 million related to equity-classified warrants; (ii) $1.3 million related to compensation options; (iii) $3.3 million related to employee stock options that were vested prior to the transactions; and

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF TRANSACTIONS (Continued)

(iv) $7.2 million related to employee stock options for which vesting was accelerated as a result of automatic change in control provisions within the respective employee's employment agreements, which related to pre-combination services. Pozen will also recognize an $11.5 million increase to the fair value of the Tribute warrant liability acquired in the transactions, which related to warrants denominated in a currency other than Pozen's functional currency, which is the U.S. dollar. This conversion is not expected to result in incremental value to the share/option holders; however if it is determined that the exchange results in incremental value at the acquisition date, Pozen would recognize post-combination expense.

        Pozen estimates that it will recognize post-combination compensation expense of $2.1 million as a one-time charge for the portion of the Tribute employee stock options for which vesting was accelerated based upon discretionary change in control provisions in the Tribute stock option plan, and as a result of the merger agreement, which related to services not provided as of the date of this proxy statement/prospectus. This post-combination compensation expense has been excluded from the unaudited pro forma condensed combined statement of operations as they reflect charges directly attributable to the acquisition that will not have a continuing impact on Pozen's operations; however, it has been reflected in retained earnings, net of tax of $0.3 million on the unaudited pro forma balance sheet.

        In addition, certain executive officers of Tribute will be automatically entitled to receive severance compensation per their executive employment agreements upon a change of control, regardless of whether the executive's employment is terminated. Pozen will recognize an assumed liability of $1.8 million for such arrangements as part of the accounting for the transactions.

        Pursuant to the merger agreement, except for awards held by certain new employees, each outstanding Pozen non-qualified or incentive stock option will become vested and converted into an option for one Parent Share. Each outstanding restricted stock unit will become vested and convert into one Parent Share. The converted awards will relate to a number of Parent Shares equal to the number of Pozen shares subject to the corresponding pre-conversion award and will continue to have, subject to applicable law, the same terms and conditions that were applicable to the corresponding pre-conversion Pozen award (including repurchase rights, as applicable). The $3.6 million of compensation cost associated with the accelerated vesting of Pozen awards has been excluded from the unaudited pro forma condensed combined statement of operations as they reflect charges directly attributable to the transactions that will not have a continuing impact on Parent's operations; however, it has been reflected in retained earnings, net of tax of $0.5 million on the unaudited pro forma balance sheet. Pozen estimates that all current outstanding non-qualified options will be exercised into Parent Shares, while the incentive stock options will remain outstanding and exercisable into Parent Shares following the transactions. However, for the purposes of the pro forma financial statements, such exercise of non-qualified options has not been reflected because an amount is not factually supportable at the time of the filing of this proxy statement/prospectus.

        Upon completion of the transactions, Pozen stockholders will own approximately 66% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 34% of the outstanding Parent Shares before giving effect to (i) any exercise of outstanding options and warrants or the vesting and delivery of shares underlying restricted stock units of either company and (ii) the Parent Shares to be issued to new investors pursuant to the Subscription Agreement (defined below)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF TRANSACTIONS (Continued)

and the Parent Shares issuable upon conversion of the Convertible Notes to be issued pursuant to the Facility Agreement (defined below).

        MFI Acquisition:    On June 16, 2015, Tribute acquired Medical Futures Inc. ("MFI") in a transaction valued at $26.1 million (CAD). Financial terms of the deal include the payment of: $8.5 million (CAD) in cash on closing; $5 million (CAD) through the issuance of 3,723,008 Tribute common shares; and, $5 million (CAD) in the form of a one year unsecured promissory note bearing interest at 8% annually convertible at the holder's option at any time during the term into 2,813,778 Tribute common shares (which will be converted into the right to receive 409,405 of Parent Shares); and future contingent cash milestone payments totaling $5.7 million (CAD) based on attainment of certain conditions expected shortly after the close of this transaction. In addition, on the receipt of each regulatory approval for MFI's two pipeline products (or upon the occurrence of a change of control of Tribute), MFI will receive a payment of $1.25 million (CAD) per product. Tribute also entered in to a debenture agreement ("Tribute debenture') of $12.5 million (CAD) which was necessary to complete its acquisition of MFI.

        Facility Agreement:    On June 8, 2015, Pozen executed the Facility Agreement among the Parent (or a wholly-owned subsidiary of the Parent, depending on whether certain conditions of the Facility Agreement occur) (the "Borrower"), Tribute, Deerfield Private Design Fund III, L.P. ("Deerfield Private Design"), Deerfield International Master Fund, L.P. ("Deerfield International"), and Deerfield Partners, L.P. ("Deerfield Partners"), and the other lender parties thereto (together with Deerfield Private Design, Deerfield International, and Deerfield Partners, the "Lenders").

        Pursuant to the Facility Agreement, the Borrower may borrow from the Lenders up to an aggregate principle amount of $275 million, of which (i) $75 million will be in the form of a 2.5% senior secured convertible promissory note due six years from issuance and convertible into Parent Shares at a conversion price of $9.54 per share (the "Convertible Notes"), issued and sold by Borrower to Deerfield Private Design or its registered assigns, upon the terms and conditions of the Facility Agreement, and (ii) up to an aggregate principal amount of $200 million, which will be made available for permitted acquisitions, will be in the form of secured promissory notes issued and sold by the Borrower to the Lenders (the "Acquisition Notes"), evidencing the Acquisition Loans, upon the terms and conditions and subject to the limitations set forth in the Acquisition Notes, all subject to the terms and conditions of the Facility Agreement.

        The proceeds from the Facility Agreement will be used for working capital needs, general corporate purposes and for future acquisitions. This Facility Agreement is not directly attributable to the transactions or the MFI Acquisition; as such no pro forma adjustments have been made in relation to this Facility Agreement in these unaudited pro forma condensed combined financial statements.

        Share Subscription Agreement:    On June 8, 2015, Pozen executed a Share Subscription Agreement (the "Subscription Agreement") among QLT Inc., a corporation existing under the laws of the Province of British Columbia, Canada ("Purchaser"), Tribute, Parent, and the following investors thereto: Deerfield Private Design; Deerfield International; Deerfield Partners; EcoR1 Capital Fund, L.P.; EcoR1 Capital Fund Qualified, L.P.; Broadfin Healthcare Master Fund, Ltd; JW Partners, LP; and JW Opportunities Fund, LLC (each, an "Investor" and together, the "Investors"). Pursuant to the Subscription Agreement, Parent will sell to Purchaser and the Investors up to $75 million of the Parent Shares in a private placement at a purchase price of $7.20 per Parent Share. The Subscription

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF TRANSACTIONS (Continued)

Agreement provides that Pozen shall prepare and cause to be filed with the SEC two registration statements on Form S-3 or such form as may be required to effect a registration of the Parent Shares issued under the Subscription Agreement within 60 days of the date of the signing of the Subscription Agreement and for certain other registration rights for each of Purchaser and the Investors under the Securities Act and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws.

        The issuance of Parent Shares in connection with this Subscription Agreement is not directly attributable to the transactions or the MFI Acquisition; as such no pro forma adjustments have been made in relation to this Subscription Agreement in these unaudited pro forma condensed combined financial statements.

2. BASIS OF PRESENTATION

        The unaudited pro forma condensed combined financial statements were prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the consolidated companies based upon the historical information after giving effect to the transactions and MFI Acquisition and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the transactions and MFI Acquisition had occurred on March 31, 2015; and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and the three month period ended March 31, 2015 is presented as if the transactions and MFI Acquisition had occurred on January 1, 2014.

        The historical results of Pozen, Tribute and MFI for the year ended December 31, 2014 have been derived from their respective audited financial statements. The historical results of Pozen, Tribute and MFI as of and for the three months ended March 31, 2015 have been derived from unaudited financial information.

        In addition, each of Tribute and MFI have historically reported its financial statements in its local currency, the Canadian dollar ("CAD"); in order to present the unaudited pro forma condensed combined financial statements in U.S. dollars, the pro forma financial information for Tribute, which reflects the MFI Acquisition has been translated to U.S. dollars using the spot rate of $0.79 as of March 31, 2015 for the balance sheet and average rates of $0.91 and $0.81 for the statements of operations for the twelve months ended December 31, 2014 and three months ended March 31, 2015, respectively.

        Adjustments have also been recorded to the historical financial statements to reclassify financial statement line items as necessary. See Note 3, "Accounting Policies and Reclassifications."

        The transactions have been reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combination, with Pozen treated as the accounting acquirer; and the MFI Acquisition has been reflected in the unaudited pro forma condensed combined financial statements in accordance with ASC 805 with Tribute treated as the accounting acquirer. Under the acquisition method, the total estimated purchase price is calculated as described in Note 4 and Note 6 for the MFI Acquisition and transactions, respectively. In accordance with ASC 805, the assets acquired and the liabilities assumed

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. BASIS OF PRESENTATION (Continued)

have been measured at fair value based on various preliminary estimates. These estimates are based on key assumptions related to the transactions and MFI Acquisition, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience, data that was available through the public domain and Pozen's due diligence review of Tribute's business. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the transactions and MFI Acquisition may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. In addition, the final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on the fair market value of actual net tangible and intangible assets and liabilities of Tribute at the closing date.

        For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, Pozen has applied the guidance in ASC 820, Fair Value Measurements and Disclosures, which we refer to as ASC 820, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. For the periods presented, neither Pozen nor Tribute incurred material transaction costs related to the transactions.

        The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that Parent expects to achieve as a result of the transactions or the costs necessary to achieve these costs savings or synergies.

3. ACCOUNTING POLICIES AND RECLASSIFICATIONS

        Pozen performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Pozen and Tribute, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Pozen involved a review of Tribute's publicly disclosed summary of significant accounting policies, including those disclosed in Tribute's Annual Report for the year ended December 31, 2014 and preliminary discussion with Tribute's management regarding Tribute's significant accounting policies to identify material adjustments. Pozen expects to engage in additional discussion with Tribute's management to continue to evaluate the impact of Tribute's accounting policies on its historical results after completion of the transactions. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

        In addition, the historical consolidated financial statements of Tribute presented herein have been adjusted by condensing certain line items related to "prepaid expenses and other assets"; by reclassifying certain line items in order to conform to Pozen's financial statement presentation; these reclassifications are reflected in the column "Accounting Policies and Reclassifications."

        The reclassification adjustments on the unaudited pro forma balance sheet pertain to the reclassification of certain balances of Tribute and MFI from "Accounts payable and other accrued expenses" into "Accounts Payable," "Accrued Compensation" and "Accrued Expenses."

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. ACCOUNTING POLICIES AND RECLASSIFICATIONS (Continued)

        The reclassification adjustments on the unaudited pro forma statements of operations pertain to the reclassification of amortization of deferred financing fees from the "Amortization" line item into "Interest Expense."

4. MFI ACQUISITION—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED

        The MFI Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the MFI Acquisition be measured at the closing date of the MFI Acquisition at the then-current market price.

        The following is a summary of the consideration transferred by Tribute for the acquisition of MFI (in $CAD):

Cash consideration	$8,492,868
Issuance of 3,723,008 shares of Tribute common stock	5,000,000
Issuance of Promissory Note	5,000,000
Preliminary estimate of fair value of contingent consideration	5,695,000
Repayment of MFI indebtedness	1,954,685

Total consideration transferred	$26,142,553

        The fair value of consideration transferred of $26.1 million (CAD) consisted of $8.5 million (CAD) in cash, $5 million (CAD) through the issuance of 3,723,008 Tribute common shares; and, $5 million (CAD) in the form of a one year unsecured promissory note bearing interest at 8% annually convertible at the holder's option at any time during the term into 2,813,778 Tribute common shares. In addition, the consideration also included future contingent cash milestone payments totaling $5.7 million (CAD) based on attainment of certain conditions expected shortly after the close of this transaction and $2.0 million (CAD) associated with the payoff of MFI's bank indebtedness. At the close of the MFI Acquisition, the fair value of the contingent consideration related to regulatory approval of two of MFI's pipeline products was deemed to be immaterial.

        The following is a summary of the preliminary estimated fair values of the net assets acquired ($CAD):

Total estimated consideration transferred	$26,142,553
Working capital(i)	1,792,165
Property, plant, and equipment	190,808
Other noncurrent liabilities	(535,151)

Net assets acquired	1,447,822

Goodwill(ii)	$24,694,731

(i)
Working capital consists of current assets less current liabilities.

(ii)
Includes other intangible assets that have not been allocated a portion of the consideration transferred at the date of this proxy statement/prospectus.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

4. MFI ACQUISITION—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED (Continued)

        Tribute has made preliminary allocation estimates of the fair value of net assets acquired in the MFI Acquisition. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed. The amounts allocated to assets acquired and liabilities assumed in the MFI Acquisition could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the MFI Acquisition from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the MFI Acquisition. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

5. MFI ACQUISITION—PRELIMINARY PRO FORMA ADJUSTMENTS

        The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the MFI Acquisition are as follows:

(a)
Cash and cash equivalents—Adjustment reflects the preliminary net adjustment to cash in connection with the MFI Acquisition (in $CAD):

Cash portion of MFI Acquisition consideration	$(8,492,868)
Repayment of MFI indebtedness	(1,954,685)
Payment of transaction related expenses	(296,154)
Proceeds from Tribute debenture, net of issuance costs	11,661,055

Pro forma adjustment to cash and cash equivalents	$917,348

(b)
Prepaid expenses and other assets—Represents tax receivable due to the tax benefit obtained as a result of the of transaction expenses incurred by Tribute for the MFI Acquisition.

(c)
Intangible assets—Elimination of historical intangible assets of MFI. For purposes of these unaudited condensed combined pro forma financial statements, the identifiable intangible assets acquired by Tribute in the MFI Acquisition have been reflected as goodwill, as management of Tribute has not completed its valuation of such identifiable intangible assets. In conjunction with the transactions, Pozen has reflected a preliminary estimate of acquired identifiable intangible assets related to the combined business of Tribute and MFI.

(d)
Debt issuance costs, net—Adjustment relates to the capitalization of $0.8 million (CAD) of debt issuance costs recognized in connection with the $12.5 million (CAD) Tribute debenture, which will be capitalized on the unaudited pro forma balance sheet and amortized over the life of the underlying debt instrument.

(e)
Current portion of long term debt—Adjustment reflects the $12.5 million (CAD) Tribute debenture issued to complete the MFI Acquisition, partially offset by the payoff of the MFI bank loan of $2.0 million (CAD).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

5. MFI ACQUISITION—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

(f)
Contingent consideration—Adjustment relates to the estimated fair value of the contingent consideration that Tribute management expects to pay the selling shareholders of MFI for future milestone.

(g)
Promissory note—Reflects the promissory note that was issued by Tribute as part of its consideration transferred for MFI Acquisition.

(h)
Common shares—Reflects the elimination of MFI's historical common share balance of $0.4 million (CAD), partially offset by the par value of shares issued in connection with the MFI Acquisition of $4.0 thousand (CAD).

(i)
APIC—Reflects total value of common shares issued in connection with the MFI Acquisition of $5.0 million (CAD), less the par value of common shares of $4.0 thousand (CAD).

(j)
Accumulated deficit—Adjustment reflects the transaction costs incurred by Tribute to complete the MFI Acquisition of $0.3 million (CAD), net of tax of $0.1 million (CAD) and the elimination of MFI's historical retained earnings of $0.6 million (CAD).

(k)
Amortization—Adjustment reflects the elimination of amortization expenses related to the historical intangible assets of MFI.

(l)
Interest expense—Adjustment reflects the interest recognized in connection with the promissory note issued of $0.4 million (CAD), partially offset by the elimination of the interest expense associated with the bank loan that was repaid in connection with the MFI Acquisition of $50.0 thousand (CAD) for the year ended December 31, 2014. For the three months ended March 31, 2015, the adjustment relates to the elimination of the interest expense associated with the bank loan that was repaid in connection with the MFI Acquisition of $13.0 thousand (CAD); no additional interest expense was recognized for the promissory note as the note had a term of one year. In addition, no interest expense was recorded related to the debenture that was issued as part of the MFI acquisition as the debenture was repaid in connection with the Tribute acquisition.

(m)
Income tax benefit—Adjustment reflects the income tax impacts of the pro forma adjustments made to the pro forma statement of operations, using the Canadian statutory tax rate of 26.5%.

6. MERGER AND ARRANGEMENT—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED

        The transactions have been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the transactions be measured at the closing date of the transactions at the then-current market price.

        Based on (1) the closing price of Pozen's common stock of $10.89 per share on July 14, 2015, (2) the number of Tribute common shares outstanding as of June 30, 2015, (3) the number of stock options, compensation options and warrants outstanding as at June 30, 2015, and (4) Tribute's outstanding indebtedness to be repaid upon a change of control, the total estimated consideration to be transferred would approximate $238.4 million (using the most recent practicable dates prior to the filing of this proxy statement/prospectus). Changes in the share price of Pozen's common stock, or

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

6. MERGER AND ARRANGEMENT—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED (Continued)

changes in the number of outstanding Tribute common shares, stock options, compensation options and warrants of Tribute could result in material differences in the consideration and, thus, the result of the related transactions. At the effective time, each outstanding Tribute common share will be exchanged for 0.1455 Parent Shares.

The following is a preliminary estimate of the consideration to be transferred by Pozen (in U.S. dollars)

Preliminary estimate of fair value of Parent Shares issued(i)	$198,110,326
Preliminary estimate of fair value of equity instruments(ii)	18,817,997
Repayment of Tribute indebtedness(iii)	24,663,259

Total consideration transferred	$241,591,582

(i)
Represents the conversion of each of Tribute's common shares outstanding at June 30, 2015 (125,030,578) at a conversion rate of 0.1455 with a value of $10.89 at July 14, 2015.

(ii)
The table below summarizes the Tribute equity instruments included within purchase consideration:

Type of award	Number of Tribute equity instruments outstanding	Parent shares issuable upon exercise	Fair value of equity instruments
Equity classified warrants	6,857,962	997,833	7,007,243
Compensation options	1,307,706	190,271	1,332,447
Employee stock options vested prior to the close of the transactions	2,074,600	301,854	3,287,193
Employee stock options for which vesting was accelerated pursuant to automatic change in control provisions	4,538,426	660,341	7,191,114

Total	14,778,694	2,150,300	18,817,997

(iii)
Represents repayment of Tribute indebtedness associated with SWK loan in amount of $14.4 million and payoff of Tribute debenture for $10.3 million including accrued interest and other costs.

        The estimated value of the consideration does not purport to represent the actual value of the total consideration that will be received by Tribute's shareholders when the transactions are complete. In accordance with US GAAP, the fair value of the equity securities issued as part of the consideration will be measured at the closing date at the then-current market price. This requirement will likely result in a per share value component different from the $10.89 per share on July 14, 2015 assumed in the calculation, and that difference may be material. For example, an increase and decrease of 10% in the price of Pozen's common stock on the closing date of the transactions from the price of Pozen stock assumed in these unaudited pro forma condensed combined financial statements would change the value of the consideration by approximately $22.1 million and $21.0 million, respectively, which would be reflected as an equivalent increase or decrease to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

6. MERGER AND ARRANGEMENT—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED (Continued)

        The following is a summary of the preliminary estimated fair values of the net assets (in US dollars):

Total estimated consideration transferred	$241,591,582
Working capital(i)	3,022,373
Property, plant, and equipment	925,120
Intangible assets	130,017,384
Other liabilities	(38,852,281)

Net assets acquired	95,112,596

Goodwill	$146,478,986

(i)
Working capital consists of current assets less Accounts payable, accrued compensation, and accrued expenses.

        Pozen has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the transactions. The final determination of the accounting for the business combination is anticipated to be completed as soon as practicable after completion of the transactions. Pozen anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to inventory, property, plant, and equipment, developed products, and in-process research and development. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

        The final consideration, and amounts allocated to assets acquired and liabilities assumed in the transactions could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the transactions from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the transactions. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS

        The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the transactions are as follows:

(a)
Cash and cash equivalents—Adjustment reflects the preliminary net adjustment to cash in connection with the transactions (in US dollars):

Repayment of Tribute SWK Loan, including fees(i)	$(14,382,079)
Repayment of Tribute debenture, including redemption fee(ii)	(10,281,180)
Transaction expenses to be incurred by Pozen(iii)	(11,125,859)
Transaction expenses to be incurred by Tribute(iii)	(3,440,913)

Pro forma adjustment to cash and cash equivalents	(39,230,032)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

  Components of the adjustment (i) a decrease in cash related to the repayment of Tribute's SWK loan, including an early payment premium of $0.8 million; (ii) repayment of Tribute's debenture incurred in connection with the MFI Acquisition of $10.3 million, including an early payment premium of $0.4 million and (iii) estimated transaction related expenses of $14.6 million, consisting of $11.1 million and $3.4 million to be incurred by Pozen and Tribute, respectively.

(b)
Inventories—Adjustment reflects the preliminary estimated fair value adjustment of $1.2 million to total inventory acquired in the transactions. As the raw materials inventory was assumed to be at market value, the preliminary adjustment is related to finished goods inventory. The preliminary fair value of finished goods inventory to be acquired in the transactions was determined based on an analysis of estimated future selling prices, costs of disposal, and gross profit on disposal costs. The unaudited pro forma combined statements of operations do not reflect the impact of this preliminary inventory increase in cost of sales as such amounts are directly attributable to the transactions and will not have a continuing impact on the combined results.

(c)
Prepaid expenses and other assets—Adjustment reflects the preliminary estimate of deferred tax asset of $0.1 million and a $1.4 million current tax receivable recognized based on the various pro forma adjustments (refer to Note 7(k) for further details), partially offset by the $0.1 million write off of the short term portion of Tribute's deferred financing costs related to the loan with SWK.

(d)
Goodwill—Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the transactions. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 6. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, Pozen will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of Tribute. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows (in US dollars):

Consideration transferred	$241,591,582
Less: Fair value of net assets to be acquired	95,112,596

Total estimated goodwill	146,478,986

Less: Tribute pro forma goodwill amounts	22,376,441

Pro forma adjustment to goodwill	$124,102,545

(e)
Intangible assets—Adjustment reflects the preliminary fair market value related to the change in fair value of identifiable intangible assets acquired in the transactions. The preliminary fair market

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

  value was determined using a market approach. The preliminary amounts assigned to the identifiable intangible assets are as follows (in US dollars):

Intangible Asset	Preliminary fair value
Tribute developed products	$73,549,980
IPR&D products	32,425,260
MF developed products	20,087,844
MF IPR&D products	3,954,300

Total	130,017,384

Less: Tribute pro forma intangible assets amounts	(32,001,649)

Pro forma adjustment to intangible assets	$98,015,735

(f)
Debt issuance costs, net—Adjustment reflects the write off of the long term potion of deferred financing costs related to the SWK Loan.

(g)
Warrant liability—Adjustment reflects an increase to the fair value of the Tribute warrant liability assumed in the transactions, which related to warrants denominated in a currency other than Pozen's functional currency, which is US dollars.

(h)
Other accrued liabilities—Adjustment reflects the $16.9 million related to the make-whole payment of excise tax for each director and executive officer of Pozen that is expected to be paid out and $1.8 million of severance payments that will be paid out to certain executive officers of Tribute upon a change in control. This is offset by a $0.3 million reduction for the payoff of accrued interest in association with the SWK loan which was repaid.

(i)
Current and long-term debt—The current portion of the long term debt relates to the repayment of the Tribute debenture that was issued in connection with the MFI Acquisition of $9.9 million and the repayment of the current portion of the SWK Loan of $1.2 million. The adjustment related to the long term debt relates to the repayment of the long term portion of the SWK Loan of $12.1 million.

(j)
Contingent consideration—Adjustment to reflect the estimated fair value of contingent consideration from the MFI Acquisition related to the attainment of regulatory approval of two of MFI's pipeline products, which becomes due upon a change in control of Tribute.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

(k)
Deferred income taxes—Adjustment reflects the deferred income tax effects of the preliminary pro forma adjustments made to the pro forma balance sheet, using the Irish statutory tax rate of 12.5%, primarily as indicated in the table below (in US dollars):

	Adjustment to Asset Acquired (Liability Assumed)	Current Deferred Tax Liability (Asset)	Non-Current Deferred Tax Liability
Estimated fair value adjustment of identifiable intangible assets acquired	98,015,735	—	12,251,967
Estimated fair value adjustment of inventory acquired	1,186,290	148,286	—
Estimated tax impact of Pozen transactions costs	N/A	(973,513)	—
Estimated tax impact of post-combination expense related to the payment of unvested equity awards in connection with the transactions	N/A	(262,814)	—
Estimated tax impact of accelerated vesting of Pozen equity instruments		(453,358)	—

Total adjustments to deferred tax liabilities (assets)		(1,541,399)	12,251,967

(l)
Common shares—Adjustment relates to the elimination of the Tribute pro forma historical common shares of $35.6 million offset by the par value of common shares issued in the transactions of $18.2 thousand.

(m)
APIC—The preliminary unaudited pro forma adjustment to capital in excess of par is calculated as follows:

Fair value of Tribute stock options exchanged for Parent Shares using the exchange ratio	$12,580,821
Accelerated vesting of Pozen RSU's, Non-qualified options, and Incentive stock options	3,626,864
Fair value of Tribute warrants and compensation options exercisable for Parent Shares, using the exchange ratio	1,332,447
Capital in excess of par from the Tribute acquisition (125,030,578 Parent Shares issued at $10.89, less par value)	198,092,134
Less: Tribute pro forma historical equity	(6,372,909)

Pro forma adjustment to additional paid-in-capital	$209,259,357

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

(n)
Retained earnings/(accumulated deficit)—The preliminary unaudited pro forma adjustment is calculated as follows:

Estimated fees and expenses expected to be incurred by Pozen related to the transactions of $28.0 million, and net of tax of $1.0 million	$(27,022,894)
Post combination expense of $2.1 million related to unvested equity awards upon completion of the transactions, net of tax of $0.3 million	(1,839,700)
Compensation expense of $3.6 million related to unvested Pozen equity awards for which vesting will accelerate upon completion of the transactions, net of tax of $0.5 million	(3,173,506)
Less: Tribute pro forma historical equity	20,010,331

Pro forma adjustment to retained earnings/(accumulated deficit)	$(12,025,769)

  The estimated fees and expenses and post-combination compensation expense associated with the payment of accelerated equity awards have been excluded from the unaudited pro forma condensed combined statements of operations as they reflect charges directly attributable to the transactions that will not have a continuing impact on Parent's operations.

(o)
Warrants—Reflects the elimination for the historical warrant balance offset by the fair value of Parent warrants issued in exchange for Tribute warrants denominated in $USD as a result of the transactions.

(p)
Accumulated other comprehensive loss—The preliminary unaudited pro forma adjustment to accumulated other comprehensive loss eliminates Tribute's pro forma historical accumulated other comprehensive loss of $34.3 thousand.

(q)
Sales, general, and administrative expenses—Adjustment reflects the removal of transaction expenses incurred related to the transactions. These expenses are one-time and non-recurring and have therefore been thus removed for the purposes of the pro forma statements of operations.

(r)
Amortization of intangibles assets—Adjustment reflects the preliminary adjustment to the amortization expense associated with the fair value of the identifiable intangible assets acquired in the transactions of $8.2 million and $1.9 million for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

  The preliminary amortization expense for the intangible assets acquired in the transactions is as follows:

Intangible Asset	Estimated Useful Life (years)	Preliminary fair value	Amortization Expense for the year ended December 31, 2014	Amortization Expense for the three months ended March 31, 2015
Tribute developed products	10	$73,549,980	$7,354,998	$1,838,750
IPR&D products		32,425,260	N/A	N/A
MF developed products	10	20,087,844	2,008,784	502,196
MF IPR&D products		3,954,300	N/A	N/A

Total		130,017,384	9,363,782	2,340,946

Less: Tribute pro forma amounts		(32,001,649)	(1,206,499)	(468,233)

Pro forma adjustment		$98,015,735	$8,157,283	$1,872,712

  The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives. The amortizable lives reflect the periods over which the assets are expected to provide material economic benefit. With other assumptions held constant, a 10% increase in the fair value adjustment for amortizable intangible assets would increase annual pro forma amortization by approximately $0.9 million. In addition, with other assumptions held constant, a one year change in the estimated useful lives developed products would change annual amortization expense by approximately $0.7 million.

(s)
Interest expense—Adjustment reflects the removal of the interest expense, amortization expense of deferred financing fees, and accretion expense associated with the repayment of the SWK Loan.

(t)
Income tax expense (benefit)—Adjustment reflects the income tax impacts of the pro forma adjustments made to the pro forma statement of operations using the Irish statutory tax rate of 12.5%.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

(u)
Basic and diluted net income per common share—The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share is calculated as follows (in shares):

	Year ended December 31, 2014	Three months ended March 31, 2015
Basic EPS
Historical Pozen weighted average Pozen shares outstanding	31,359,867	32,259,570
Parent Shares to be issued to Tribute shareholders(i)	18,191,949	18,191,949
Tribute options converted to Parent shares(ii)	962,195	962,195
Pozen accelerated vesting of RSU's(iii)	625,648	625,648

Total weighted average shares outstanding	51,139,659	52,039,362

Pro forma net income available to common shareholders	8,500,530	(5,452,915)

Basic earnings per share	$0.17	$(0.10)

Year ended December 31, 2014
Diluted EPS(iv)
Weighted average shares outstanding for basic EPS	51,139,659
Parent Shares to be issued to Tribute shareholders based on assumed exercise of Tribute warrants and compensation options(v)	574,608
Conversion of MFI promissory note(vi)	409,405
Pozen stock options(vii)	447,591

Total weighted average shares outstanding	52,571,262

Pro forma net income available to common shareholders(viii)	8,794,530

Diluted earnings per share	$0.17

(i)
Represents a total of 125,030,578 Tribute common shares converted at the ratio of 0.1455. This share amount is inclusive of the 3,723,008 shares issued by Tribute for the MFI Acquisition.

(ii)
Represents Tribute stock options exchangeable for Tribute common shares and converted into Parent shares at an exchange ratio of 0.1455 at the closing.

(iii)
As a result of the transactions, RSU's held by Pozen employees will accelerate and be converted into shares of Parent.

(iv)
Since Pozen is in a net loss position for the three months ended March 31, 2015, it has excluded the effect of the 1) assumed exercise of Tribute equity instruments 2) conversion

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

  of the MFI promissory note and 3) the exercise of Pozen stock options in the diluted net loss per share calculations as their effects would have been anti-dilutive.

(v)
Represents the total dilutive effect of the assumed exercise of Tribute warrants and compensation options using the treasury stock method. This includes an amount of 3,949,194 shares issuable on the exercise of warrants and compensation options (converted at a 0.1455 ratio)

(vi)
As stated in Note 4, the conversion of the MFI promissory note would result in the issuance of 409,405 Parent Shares.

(vii)
Represents Pozen stock options which will vest upon the close of the transactions and be outstanding Parent options.

(viii)
This was calculated based on pro forma net income available to shareholders of $8.5 million plus an add back on interest expense related to the MFI promissory note of $0.4 million, net of tax of $0.1 million, that would be deemed to have converted into common shares at January 1, 2014.

COMPARISON OF THE RIGHTS OF PARENT SHAREHOLDERS AND POZEN STOCKHOLDERS

        The rights of Parent shareholders and the relative powers of Parent's board of directors are governed by applicable Irish law, including the Companies Act, and by Parent's memorandum and articles of association. The rights of Pozen stockholders and the relative powers of the Pozen board of directors are governed by the laws of the State of Delaware, including the DGCL, and the Pozen charter and the Pozen bylaws. As a result of the merger, Pozen stockholders who receive Parent Shares will become Parent shareholders. Thus, following the merger, the rights of Pozen stockholders who become Parent shareholders in the merger will be governed by applicable Irish laws, and will also then be governed by Parent's memorandum of association and articles of association.

        The following is a summary comparison of the material differences between the rights of Pozen stockholders under the DGCL and the Pozen charter and Pozen bylaws and the rights Pozen stockholders will have as shareholders of Parent under the Companies Act and Parent's memorandum and articles of association following the merger. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NASDAQ listing requirements, many of which are similar to, or have an effect on, matters described herein under Delaware or Irish law. Such rights or obligations generally apply equally to Pozen common stock and Parent Shares.

        The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the DGCL, the Companies Act, the Pozen charter and Pozen bylaws and Parent's memorandum and articles of association. See the section entitled "Where You Can Find More Information" beginning on page 246 of this proxy statement/prospectus for information on how to obtain a copy of Parent's memorandum and articles of association and the Pozen charter and Pozen bylaws.

Parent	Pozen
Authorized Capital Stock	The authorized share capital of Parent is €25,000 and $1,035,000 divided into 25,000 euro deferred shares of €1.00 each, 1,000,000,000 ordinary shares of $0.001 each and 35,000,000 preferred shares of $0.001 each.
Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution (approval by a simple majority of the votes cast at a general meeting of Parent	The authorized capital stock of Pozen consists of (i) 90,000,000 shares of common stock, $0.001 par value and (ii) 10,000,000 shares of preferred stock, $0.001 par value of which 90,000 shares are designated as series A junior participating preferred stock, $0.001 par value.
Under Delaware law, the board of directors without stockholder approval may approve the issuance of authorized but unissued shares of common stock that are not otherwise committed for issuance.
Under the Pozen charter, the Pozen board of directors has the authority to issue one or more series of preferred stock with designations, voting powers, preferences and rights, and any qualifications, restrictions or

	Parent	Pozen
shareholders). Parent's memorandum and articles of association authorizes Parent's board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of the articles of association.	limitations thereof including, without limitation, dividend rights, voting rights and liquidation preferences, as the Pozen board of directors may determine.
The Pozen charter authorizes preferred stock, which stock is entitled to quarterly dividends, voting rights superior to the common stock and a liquidation preference. No series of preferred stock have been designated and no shares of preferred stock are outstanding.
Reduction of Capital

Under Irish law, Parent may, by ordinary resolution, reduce its authorized share capital in any way. Parent also may, by special resolution (approval by not less than 75% of the votes cast at a general meeting of Parent shareholders) and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way permitted by the Companies Act.

Under the Pozen charter, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of DGCL section 242(b)(2). The number of authorized shares of preferred stock may be increased but not decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote, voting together as a single class, without a separate vote of the holders of preferred stock, unless a vote of such holders is required pursuant to any certificate of designation for such series, irrespective of the provisions of DGCL section 242(b)(2).
Pre-emption Rights	Under Irish law, certain statutory pre-emption rights apply by default in favor of	Under Delaware law, stockholders of a corporation do not have preemptive rights to

	Parent	Pozen
	shareholders where shares are to be issued for cash. However, Parent has opted out of these pre-emption rights in its memorandum and articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by special resolution, this opt-out must be so renewed in accordance with Irish statutory requirements if it is to remain effective. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Parent on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders.	subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. Because the Pozen charter does not include any provision in this regard, holders of shares of Pozen common stock do not have preemptive rights.

Statutory pre-emption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.
Consideration for Shares

Under Irish law, Parent is prohibited from allotting shares without consideration. Parent cannot allot a share except as paid up at least as to one-quarter of the nominal value of the share and the whole of any premium paid on it.

Under Delaware law, capital stock issued by Pozen may be paid in such form and manner as the Pozen board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the corporation.
	This restriction does not apply to shares allotted in pursuance of an employees' share scheme where at least the nominal value of the shares issued underlying any restricted share award,	The Pozen bylaws provide that, unless otherwise voted by the stockholders and subject to the provisions of the Pozen charter, the whole or any part of any unissued balance of the

	Parent	Pozen
	restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Act.	authorized capital stock of Pozen or the whole or any part of any shares of the authorized capital stock of Pozen held in Pozen's treasury may be issued, sold, transferred to or otherwise disposed of by vote of the Pozen board of directors in such manner, for such lawful consideration and on such terms as the Pozen board of directors may determine.
Dividends, Distributions, Repurchases and Redemptions	Dividends and Distributions by Parent	Dividends and Distributions by Pozen

Under Irish law, dividends and distributions may only be made from profits available for distribution. Profits available for distribution generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Parent are equal to, or in excess of, the aggregate of Parent's called up share capital plus undistributable reserves and the distribution does not reduce Parent's net assets below such aggregate. Undistributable reserves include Parent's undenominated capital and the amount by which Parent's accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Parent's accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital and any other reserve which Parent is prohibited from distributing.

The determination as to whether or not Parent has sufficient profits available for distribution to fund a dividend must be

Delaware law generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under the Pozen charter, dividends may be declared and paid on the common stock from funds lawfully available therefor as and when determined by the Pozen board of directors and subject to any preferential dividend rights of any then outstanding preferred stock.

Share Repurchases and Redemptions by Pozen

Under applicable Delaware law, Pozen may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase. If Pozen were to

Parent	Pozen
made by reference to the relevant "financial statements" of Parent. The financial statements will be either the last set of unconsolidated annual audited relevant financial statements or other financial statements properly prepared in accordance with the Companies Act (not in accordance with GAAP), which give a "true and fair view" of Parent's unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office.

Parent's memorandum and articles of association authorize the directors to declare dividends without shareholder approval to the extent they appear justified by profits. Parent's board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors.

designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Shares that have been repurchased but have not been retired may be resold by a corporation.

Purchases by Subsidiaries of Pozen

Under Delaware law, shares of Pozen capital stock may be acquired by subsidiaries of Pozen without stockholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

Parent's board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Parent in relation to the shares of Parent.

Share Repurchases and Redemptions by Parent

Parent's memorandum and

Parent	Pozen
articles of association provide that any Parent Share that Parent has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for purposes of Irish law, the repurchase of Parent Shares by Parent may technically be effected as a redemption.

Under Irish law, Parent may issue redeemable shares and redeem them out of profits available for distribution or the proceeds of a new issue of shares for that purpose. Parent may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Parent. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption.

Parent may also be given authority to purchase its own shares with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Parent's subsidiaries. Parent may also issue preferred shares, which may be redeemed at the option of either Parent or the shareholder, depending on the terms of such preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Parent at any time must not exceed 10% of the nominal value of the issued share capital of Parent.

Parent	Pozen
Parent may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Parent or re-issued subject to certain conditions.

Purchases by Subsidiaries of Parent

Under Irish law, Parent's subsidiaries may purchase Parent Shares either "on market" on a recognized stock exchange such as NASDAQ, or "off market". NASDAQ, on which the Parent Shares are listed, is specified as a recognized stock exchange for this purpose by Irish company law. TSX is not specified as a recognized stock exchange for the purpose of Irish company law.

For a subsidiary of Parent to make on market purchases of Parent Shares, the shareholders of Parent must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of Parent Shares is required. For a purchase by a subsidiary of Parent Shares off market, the proposed purchase contract must be authorized by special resolution of Parent shareholders before the contract is entered into. The person whose Parent Shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be

	Parent	Pozen
available for inspection by Parent shareholders at the registered office of Parent.

The number of shares held by the subsidiaries of Parent at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Parent. While a subsidiary holds shares of Parent, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of Parent Shares by a subsidiary must be funded out of profits available for distribution of the subsidiary.

Under Parent's memorandum and articles of association, upon recommendation of Parent's board of directors, the shareholders by ordinary resolution may authorize Parent's board of directors to capitalize any amount for the time being standing to the credit of any of Parent's reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Bonus Shares

Under Parent's memorandum and articles of association, upon recommendation of Parent's board of directors, Parent shareholders by ordinary resolution may authorize Parent's board of directors to capitalize any amount for the time being standing to the credit

	Parent	Pozen
	of any of Parent's reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.	Not applicable.
Lien on Shares and Calls on Shares

Parent's memorandum and articles of association provide that Parent will have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share.
Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These articles are standard provisions in the memorandum and articles of association of an Irish public limited company such as Parent and will only be applicable to shares of Parent that have not been fully paid up.
Any transfer of Parent Shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Parent's articles of association allow Parent, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Parent is (on behalf of itself or its affiliates) entitled to (i) seek

Under Delaware law, a corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.

	Parent	Pozen
reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the Parent Shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Parent Shares has been paid unless one or both of such parties is otherwise notified by Parent.
Forfeiture of Shares

	Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. The article is a standard provision in the memorandum and articles of association of an Irish public limited company such as Parent and will only be applicable to shares of Parent that have not been fully paid up.	Not applicable.
Election of Directors

The Companies Act provides for a minimum of two directors on the board of an Irish public limited company.
Parent's board of directors currently consists of three members and will consist of nine members following the completion of the transactions.
Parent's memorandum and articles of association provide that the exact number of directors shall be fixed from time to time by resolution of Parent's board of directors or by resolution adopted by the vote of a majority of the shareholders provided that in the event of a

Delaware law provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws.
The Pozen board of directors currently has five members.
The Pozen charter provides that the number of directors shall be not less than three nor more than fifteen, and shall be fixed in the manner set forth in the Pozen bylaws. The Pozen bylaws provide that the number of directors on the Pozen board of directors shall be fixed by one or more resolutions adopted by

Parent	Pozen
conflict between the resolution of Parent's board of directors or the resolution of Parent shareholders, the shareholders' resolution shall govern. Parent's memorandum and articles of association further provides that the number of directors shall (subject to automatic increases to accommodate the exercise of the rights of holders of any class or series of shares then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series) not be less than five nor more than eleven.

The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist of as near as possible of one-third of the total number of directors constituting the entire board and no one class shall have more than one director more than any other class.
The term of the initial Class I directors shall terminate on the date of the [2016] annual general meeting; the term of the initial Class II directors shall terminate on the date of the [2017] annual general meeting; and the term of the initial Class III directors shall terminate on the date of the [2018] annual general meeting. At each annual general meeting of members beginning in [2016], successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to	the majority of the Pozen board of directors, but in no event shall be less than three nor more than 15.
Directors need not be Pozen stockholders.
The Pozen charter and Pozen bylaws divide the Pozen board of directors into three different classes.
The Pozen bylaws provide that each director will be elected at each annual meeting of stockholders for a term of three years; provided that the term of each director will continue until the election and qualification of a successor and be subject to such director's earlier death, resignation or removal.
Delaware law provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.
The Pozen bylaws provide that, when a quorum is present at any meeting, each director will be elected by the vote of the plurality of votes cast by stockholders entitled to vote on the election.

Parent	Pozen
maintain the number of directors in each class as nearly equal as possible.

Each director shall hold office until the annual general meeting for the year in which his or her term expires and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. Accordingly, Parent's memorandum and articles of association provide that if, at any general meeting of shareholders, the number of directors is reduced below the minimum prescribed by the memorandum and articles of association, which minimum is determined by Parent's board of directors in its discretion, due to the failure of any person nominated to be a director to be elected, then, in such circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each director elected in this manner will remain a director (subject to the provisions of the Companies Act and the memorandum and articles of association) only until the conclusion of the next annual general meeting of

	Parent	Pozen
Parent unless he or she is re-elected.
Removal of Directors; Vacancies

Under the Companies Act and notwithstanding anything contained in Parent's memorandum and articles of association or in any agreement between Parent and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days' notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Parent in respect of his or her removal. Parent's memorandum and articles of association provide that Parent's board of directors may fill any vacancy occurring on Parent's board of directors. If Parent's board of directors fills a vacancy, the director's term expires at the next annual general meeting. A vacancy on Parent's board of directors created by the removal of a director may be filled by the shareholders at the meeting at which such director is removed.

Under the Pozen charter and Pozen bylaws, Pozen stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of all eligible votes present in person or by proxy at a meeting of stockholders at which a quorum is present. If a director is elected by a separate voting group, only the members of that voting group may participate in the vote to remove such director.
Under Delaware law, a majority of the directors in office can fill any vacancy or newly created directorship. The Pozen charter and Pozen bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies occurring on the Pozen board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director. Each director so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires, or in the case of newly created directorships, will hold office until such time as determined by the directors electing such new director.
Quorum of the Board	Parent's memorandum and articles of association provide	The Pozen charter and Pozen bylaws provides that the a

	Parent	Pozen
	that the quorum necessary for transaction of business by Parent's board of directors may be fixed by the board and unless so fixed shall be a majority of the entire Parent board of directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.	majority of the total number of the whole Pozen board of directors shall constitute a quorum. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
Duties of Directors

The directors of Parent have certain fiduciary duties. All of the directors have equal and overall responsibility for the management of Parent (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors' duties include the statutory duties of good faith, acting honestly and responsibly, acting in accordance with the company's constitution, not agreeing to restrict his or her power to exercise independent judgment, avoiding conflicts of interest, exercising due care, skill and diligence and having regard to the interests of

Under Delaware law, a corporation's directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting

Parent	Pozen
the company's shareholders.
Directors will also be required to ensure the maintenance of adequate accounting records, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. A directors' compliance statement must be included in Parent's Irish statutory accounts, which should contain two elements:

1) Directors acknowledge their responsibility for securing Parent's compliance with its "Relevant Obligations" which are tax law and specified material company law obligations; and	the applicability of the presumptions afforded to directors by the "business judgment rule". If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors' conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

2) If Parent does not do any of the following items, it must give reasons why it does not:
(a) draw up a compliance policy statement;
(b) have appropriate arrangements or structures in place that are designed to secure material compliance with the company's Relevant Obligations; and
(c) ensure the Directors have reviewed, annually, Parent's arrangements or structures.

Directors must also include a statement in their Directors' Report "that so far as each director is aware, there is no relevant audit information of which the statutory auditors are unaware, and the director has taken all the steps that he ought to have taken as a director to make himself aware of relevant

	Parent	Pozen
audit information and to establish that the company's auditors are aware of that information".
Directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.
Conflicts of Interest of Directors

As a matter of Irish law, a director is under a duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with Parent are required to declare the nature of their interest at a meeting of Parent's board of directors. Parent is required to maintain a register of declared interests, which must be available for shareholder inspection.

Parent's memorandum and articles of association provide that a director must declare any interest he or she may have in a contract with Parent at a meeting of Parent's board of directors or otherwise provide notice to Parent's board of directors. No director shall be prevented by his or her office from contracting with Parent, provided that he or she has declared the nature of his or her interest in the contracts and the contract or transaction has been approved by a majority of the disinterested directors.
Under Parent's memorandum and articles of association, a director of Parent may be a director of, other officer of, or otherwise interested in, any company promoted by Parent or

Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director's relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director's relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

	Parent	Pozen
in which Parent is interested, and such director will not be accountable to Parent for any remuneration received from such employment or other interest provided that he or she has declared the nature of his or her position with, or interest in, such company to Parent's board of directors.

The memorandum and articles of association further provide that (i) no director will be prevented from contracting with Parent because of his or her position as a director, (ii) any contract entered into between a director and Parent will not be subject to avoidance, and (iii) no director will be liable to account to Parent for any profits realized by virtue of any contract between such director and Parent because the director holds such office or the fiduciary relationship established thereby, provided that director has declared the nature of his or her interest in such contract or transaction to Parent's board of directors and the contract or transaction is approved by a majority of the disinterested directors.

A director of Parent will be at liberty to vote in respect of any transaction in which he or she is interested, provided that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.
Indemnification of Officers and Directors	Pursuant to Parent's memorandum and articles of association, its directors and secretary are indemnified to the extent permitted by the Companies Act. Parent may	Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any

Parent	Pozen
indemnify the directors or secretary only if the indemnified party receives a favorable judgment in respect of the liability, or where an Irish court determines that the director or the secretary acted honestly and reasonably and ought fairly to be excused, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on the part of the director or secretary, or in which the director or secretary is acquitted. This restriction in the Companies Act does not apply to executives who are not directors or the secretary of Parent. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a memorandum and articles of association or any contract between the director and the Irish company.

Parent's memorandum and articles of association also contain indemnification and expense advancement provisions for current or former executives who are not directors or the secretary of Parent, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of her or her duty to the company.
The directors of Parent may, on a case-by-case basis, decide at their discretion that it is in the best interests of Parent to indemnify an individual director from any liability arising from his or her position as a director of Parent. However, this	person who is made a party to any third-party action, suit or proceeding (other than an action by or in the right of the corporation) on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in the best interests of the corporation (or in some circumstances, at least not opposed to its best interests), and (ii) in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware law also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no

	Parent	Pozen
discretion must be exercised bona fide in the best interests of Parent as a whole.
	Parent indemnifies its directors and certain officers, as well as individuals serving as directors or officers of its subsidiaries, pursuant to indemnification agreements.	indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation, unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.
Limitation on Director Liability

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director's or officer's duties to the company.

The Pozen charter provides that no director of Pozen will be personally liable to Pozen or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Pozen. However, personal liability of a director will not be eliminated or limited (i) for any breach of a director's duty of loyalty to Pozen or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividend or unlawful stock purchases or redemptions or (iv) for any transactions from which such director derived an improper personal benefit.

	Parent	Pozen
Annual Meetings
Parent is required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting. Each general meeting shall be held at such time and place as designated by Parent's board of directors and as specified in the notice of meeting. Subject to the requirements of the Companies Act, all general meetings may be held outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are:
(i) the consideration of the company's statutory financial statements and the report of the directors and the report of the statutory auditors on those statements and that report;
(ii) the review by the members of the company's affairs;
(iii) save where the company's constitution provides otherwise:
—the declaration of a dividend (if any) of an amount not exceeding the amount recommended by the directors; and
—the authorization of the directors to approve the remuneration of the statutory auditors (if any);
(iv) where the company's constitution so provides, the election and re-election of directors;
Under Delaware law, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. Under the Pozen bylaws, an annual meeting of stockholders shall be held at a place and time designated by the Pozen board of directors or the President (which date may not be a legal holiday in the place where the meeting is held). If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting will have the same effect as if it had been taken at the annual meeting.

At any annual meeting of the stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Pozen board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the Pozen board of directors or (iii) properly brought before an annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of Pozen, in compliance with the procedures set forth in the Pozen bylaws and (ii) if such business relates to any other matter, the stockholder must

Parent	Pozen
(v) subject to the requirements of the Companies Act, the appointment or re-appointment of statutory auditors; and
(vi) where the company's constitution so provides, the remuneration of the directors.
If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.	(A) have given timely notice thereof in writing to the secretary of Pozen in accordance with the procedures set forth in the Pozen bylaws and (B) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting.

The provisions of the memorandum and articles of association of Parent relating to general meetings apply to every such general meeting of the holders of any class of shares except that the necessary quorum is one person holding or representing by proxy at least one-half of the issued shares of such class.

Parent's memorandum and articles of association provide that a resolution may only be put to vote at a general meeting of Parent or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of a court of competent jurisdiction; (iii) it is proposed at the direction of the Irish High Court; (iv) it is proposed on the requisition in writing of the holder of the share as is prescribed by, and is made in accordance with, Section 178 of the Companies Act; or (v) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

Parent	Pozen
Special/Extraordinary General Meetings	Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business will be conducted as is set forth in the notice thereof.
The Companies Act provides that Parents' shareholders holding not less than 10% of the total voting rights may requisition an extraordinary general meeting.
In the case of an extraordinary general meeting requisitioned by Parent's shareholders, the purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, Parent's board of directors has 21 days to convene a meeting of Parent shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If Parent's board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Parent's receipt of the requisition notice.	Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or bylaws.
The Pozen bylaws provide that special meetings of stockholders may be called at any time only by the chairman of the board, chief executive officer (or, if there is no chief executive officer, the president), or the board of directors.
Business transacted at any special meeting of stockholders will be limited to matters relating to the purpose or purposes stated in the notice of meeting.
If Parent's board of directors becomes aware that the net assets of Parent are not greater than half of the amount of Parent's called-up share capital,

	Parent	Pozen
it must convene an extraordinary general meeting of Parent shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.
Record Date; Notice Provisions

Parent's memorandum and articles of association provide that Parent's board of directors may fix in advance a record date (i) to determine the shareholders entitled to notice of or to vote at a meeting of the shareholders that is no more than 60 days and no less than 10 days before the date of the meeting, and (ii) for the purpose of determining the shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose that is no more than 60 days prior to the date of payment of the dividend or the date of any other action to which the determination of shareholders is relevant. The record date may not precede the date upon which the resolution fixing the record date is adopted by the directors.

If the register of Parent shareholders is closed in connection with a meeting, it must be closed for at least five days preceding the meeting and the record date for determination of the shareholders entitled to receive notice of, and to vote at, that meeting will be the date of the closing of the register of Parent shareholders.
Notice of an annual or extraordinary general meeting must be given to all Parent

The Pozen board of directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date may not be more than 60 nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose will be at the close of business on the day on which the Pozen board of directors adopts the resolution relating to such purpose.
Under Delaware law, written notice of general and special meetings of Pozen stockholders

	Parent	Pozen
shareholders and to the auditors of Parent. Parent's memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and Parent's memorandum and articles of association, the minimum notice periods are 21 days' notice in writing for an extraordinary general meeting to approve a special resolution and 14 days' notice in writing for any other extraordinary general meeting.	must be given not less than 10 nor more than 60 days before the date of the meeting.
The Pozen bylaws provide that, except as otherwise provided by law, written notice of every meeting of stockholders must be given to each stockholder of record not less than 10 nor more than 60 days before the date of the meeting.
The notices of all meetings must state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting must also state the purpose or purposes for which the meeting is called.
Advance Notice of Director Nominations and Other Proposals

The Companies Act provides that Parents' shareholders holding not less than 10% of the total voting rights may requisition an extraordinary general meeting for the purpose of considering certain proposals, including director nominations.
Parent's memorandum and articles of association provide that shareholder nominations of persons to be elected to Parent's board of directors at an annual general meeting must be made following written notice to the secretary of Parent executed by a shareholder accompanied by certain background and other information specified in the memorandum and articles of association.

The Pozen bylaws generally permit stockholders to nominate director candidates at annual and special meetings of stockholders if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form. To be timely, the Pozen bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate at an annual meeting be received by the corporate secretary of Pozen, not less than 90 days prior to such meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on

Parent	Pozen
Such written notice and information must be received by the secretary of Parent not less than 90 days prior to such meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given to shareholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

To be in proper form, Parent's memorandum and articles of association require that the notice include, among other things, certain disclosures about (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of Parent which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to such nominees in proxy solicitations pursuant to Regulation 14A under the Securities Act (including such person's written consent to be named as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on Parent's books, of such shareholder and (ii) the class and number of the shares of Parent which are beneficially owned by such shareholder.	which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.
To be in proper form, the Pozen bylaws require that the notice include, among other things, certain disclosures about (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the corporation which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to such nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person's written consent to be named as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the corporation's books, of such stockholder and (ii) the class and number of the shares of the corporation which are beneficially owned by such stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation..

The Pozen bylaws allow for business to be properly brought before an annual meeting of stockholders, if the stockholder intending to propose the

	Parent	Pozen
	Parent may require any proposed nominee to furnish such other information as may reasonably be required by Parent to determine the eligibility of such proposed nominee to serve as a director of Parent.	business gives timely notice in writing in proper form to the corporate secretary of Pozen. To be timely, a stockholder's notice must be received by the corporate secretary, subject to certain limited exceptions, not less than 60 days nor more than 90 days in advance of the scheduled date of the annual meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.
Quorum at Shareholder Meetings

Parent's memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more Parent shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of Parent entitled to vote at the meeting in question constitute a quorum.

The Pozen bylaws provide that the holders of the majority of the shares of the capital stock of Pozen issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum.
Voting Rights

Each Parent shareholder is entitled to one vote for each Parent Share that he or she holds as of the record date for the meeting.
	Irish law requires approval of certain matters by "special resolution" of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the	Each holder of Pozen common stock is entitled to one vote per share of Pozen common stock on all matters to be voted on by stockholders. There is no cumulative voting.

	Parent	Pozen
votes of Parent shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require a simple majority of the votes of Parent cast at a general meeting at which a quorum is present.
Action by Written Consent

The Companies Act provides that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company's memorandum and articles of association permit written resolutions of shareholders.
Parent's memorandum and articles of association provides that no action required to be taken at a meeting of the shareholders of Parent may be taken without a meeting, and the power of the Parent shareholders to consent in writing to the taking of any action by written consent without a meeting is not permitted.

Delaware law provides that, except as otherwise stated in the certificate of incorporation, stockholders may act by written consent without a meeting. The Pozen charter and Pozen bylaws provide that no action required to be taken or that may be taken at any annual or special meeting of the stockholders of Pozen may be taken without a meeting, and the power of the Pozen stockholders to consent in writing to the taking of any action by written consent without a meeting is specifically denied.
Derivative or Other Suits	In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Parent if a wrong committed against Parent would otherwise go unredressed.
The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

•

where an ultra vires or illegal act is perpetrated;

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the

	Parent	Pozen

•

where more than a bare majority is required to ratify the "wrong" complained of;

•

where the shareholders' personal rights are infringed;

•

where a fraud has been perpetrated upon a minority by those in control; or

•

where the justice of the case requires a minority to be permitted to institute proceedings.

derivative plaintiff, unless such demand would be futile.
An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Irish law also permits shareholders of Parent to bring proceedings against Parent where the affairs of Parent are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. The court can grant any relief it sees fit and the usual remedy is the purchase or transfer of the shares of any shareholder.
Inspection of Books and Records

Under Irish law, Parent shareholders have the right to: (i) receive a copy of Parent's memorandum and articles of association and any act of the Irish government that alters Parent's memorandum and articles of association; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Parent; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors' interests and other statutory registers maintained by Parent; (iv) receive copies of balance sheets and directors' and auditors' reports that have previously been sent to shareholders prior to an annual

Under Delaware law, any stockholder may inspect Pozen's stock ledger, a list of its stockholders, and its other books and records for a proper purpose during usual business hours. Moreover, under Delaware law and the Pozen bylaws, Pozen must make available, before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of registered shares in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours, for a period of at least 10 days prior to the

	Parent	Pozen
	general meeting; and (v) receive balance sheets of any subsidiary of Parent that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.	meeting at a place within the city where the meeting is to be held. The list must also be produced at the time and place of the meeting during the whole time thereof.
Disclosure of Interests in Shares

	Under the Companies Act, each Parent shareholder must notify Parent if, as a result of a transaction, the shareholder will become interested in 3% or more of the relevant share capital of Parent (i.e., voting shares), or if as a result of a transaction a shareholder who was interested in more than 3% of the relevant share capital of Parent ceases to be so interested. Where a shareholder is interested in more than 3% of the relevant share capital of Parent, the shareholder must notify Parent of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction.	Neither Delaware law nor the Pozen charter or Pozen bylaws impose any obligation with respect to disclosure by stockholders of their interests in Pozen common stock.

The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Parent (or any such class of share capital in issue). Where the percentage level of the shareholder's interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. Parent must be notified within five business days of the transaction or alteration of the shareholder's interests that gave rise to the notification requirement. If a shareholder

Parent	Pozen
fails to comply with these notification requirements, the shareholder's rights in respect of any Parent Shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to a court to have the rights attaching to such shares reinstated. In addition, Parent, under the Companies Act, may, by notice in writing, require a person whom Parent knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Parent's relevant share capital: (i) to indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of Parent, to provide additional information, including the person's own past or present interests in shares of Parent.
Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

If the recipient of the notice fails to respond within the reasonable time period specified in the notice, Parent may apply to court for an order directing that the affected shares be subject to certain restrictions, including on transfer, voting and right to receive payments. The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

Parent	Pozen
Business Combinations	Shareholder approval in connection with a business combination involving Parent would be required under the following circumstances:

•

in connection with a takeover by scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme;

•

in connection with a general takeover offer, for all of the shares of Parent, the holders of 80% or more of Parent's shares would have to accept the offer for their shares in order for the remaining shareholders to be statutorily required to transfer their shares; and

•

in connection with an acquisition of Parent by way of a merger with an EEA company under the European Union Cross-Border Mergers Directive 2005/56/EC by a special resolution of the shareholders.

•

by way of merger with another company under Chapter 16 of Part 17 of the Companies Act.
Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company's property and assets.

Under Delaware law, the approval of the board of directors and the holders of a majority of the shares entitled to vote is required for a merger, consolidation or sale of all of substantially all of a corporation's assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•

the merger agreement does not amend the constituent corporation's certificate of incorporation;

•

each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

	Parent	Pozen
Appraisal Rights
Generally, under Irish law, shareholders of an Irish company do not have dissenters' or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as Parent and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Under Chapter 16 of Part 17 of the Companies Act , a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% or more, but not all of the shares are held by the other party to the merger, has the right, not later than 15 days after the relevant date, being the date on which the latest general meeting of that company to consider the terms of the merger, to request in writing that the successor company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.
Under Delaware law, holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation have the right, in certain circumstances, to dissent from such merger or consolidation by demanding payment in cash for their shares equal to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, as determined by a court in an action timely brought by the surviving or resulting corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock, regardless of the number of shares being issued. No appraisal rights are available for shares of any class or series of stock that are listed on a national securities exchange or held of record by more than 2,000 holders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than: shares of stock of the surviving corporation; shares of stock of another corporation, which shares of stock are either listed on a national securities exchange or held of record by more than 2,000 holders; cash in lieu of fractional shares of the stock described in the first two points above; or some combination of the above.

In addition, appraisal rights are not available for shareholders of a surviving corporation in a

	Parent	Pozen
merger if the merger did not require the vote of the shareholders of the surviving corporation.
Anti-Takeover Measures

Any transaction in which a third party seeks to acquire 30% or more of the voting rights of Parent and other acquisitions of Parent securities will be governed by the Irish Takeover Panel Act 1997 (the "Takeover Panel Act") and the Irish Takeover Rules 2007, as amended ("Irish Takeover Rules"). which will be regulated by the Irish Takeover Panel (the "Panel"). The "General Principles" of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:
(a)   in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;
(b) the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an "interested stockholder" for three years following the time that person becomes an interested stockholder, unless, among other exceptions, prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Pozen is governed by Section 203 of the DGCL. In addition, under the Pozen charter and Pozen bylaws and the Pozen certificate of designations, certain provisions may make it difficult for a third party to acquire Pozen, or for a change in the composition of the Pozen board of directors or management to occur, including the authorization of "blank check" preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; the absence of cumulative voting rights, which allows the holders of a majority of the shares of common stock to elect all of the directors standing for election;

Parent	Pozen
implementation of the offer on employment, conditions of employment and the locations of the target company's places of business;
(c) the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;	and the establishment of advance notice requirements for nominations for election to the Pozen board of directors or for proposing matters that can be acted upon at stockholder meetings.

(d) false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e) a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;
(f) a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g) a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Parent	Pozen
Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in Parent may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Parent at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Parent, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Parent would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Parent	Pozen
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding Parent Shares, the offer price must be no less than the highest price paid for Parent Shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the "look back" period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired Parent Shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total Parent Shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Parent share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total Parent Shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so. An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Parent	Pozen
Substantial Acquisition Rules

Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Parent is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Parent and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
Frustrating Action

Under the Irish Takeover Rules, Parent's board of directors is not permitted to take any action which might frustrate an offer for the shares of Parent once Parent's board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions.

Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:
• the action is approved by Parent shareholders at a general meeting; or

Parent	Pozen
• the Panel has given its consent, where:
• it is satisfied the action would not constitute frustrating action;
• Parent shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;
• the action is taken in accordance with a contract entered into prior to the announcement of the offer; or
• the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or Parent's memorandum and articles of association may be considered to have anti-takeover effects, including those described in the following sections of this proxy statement/prospectus: "Comparison of the Rights of Parent Shareholders and Pozen Stockholders—Removal of Directors; Vacancies," "Comparison of the Rights of Parent Shareholders and Pozen Stockholders—Amendments of Governing Documents," "Comparison of the Rights of Parent Shareholders and Pozen Stockholders—Calling Special Meetings of Shareholders" and "Comparison of the Rights of Parent Shareholders and Pozen Stockholders—Notice Provisions".

	Parent	Pozen
Rights Agreement
Parent's memorandum and articles of association expressly authorize the adoption of a shareholders' rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure.
However, there is no directly relevant case law on the validity of such plans under Irish law and their interaction with the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules.
Subject to the Irish Takeover Rules described in "—Anti-takeover Measures," Parent's board of directors also has power to issue any authorized and unissued shares of Parent on such terms and conditions as it may determine and any such action should be taken in the best interests of Parent. The terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.
Pozen entered into a Rights Agreement, dated January 12, 2005, between Pozen and Stocktrans, Inc., as rights agent, pursuant to which each share of Pozen common stock outstanding as of January 28, 2005 includes an attached preferred stock purchase right to purchase one one-thousandth of a share of Pozen's Series A Junior Participating Preferred Stock. The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group who becomes a beneficial owner of 15% or more of the outstanding common stock of Pozen without Pozen's approval. The rights generally should not interfere with any merger or other business combination approved by the Pozen board of directors.

Neither the execution of the merger agreement nor the consummation of the merger or the other transactions contemplated by the merger will trigger the exercise of the rights.
Variation of Rights Attaching to a Class or Series of Shares

Any variation of class rights attaching to the issued shares of Parent must be approved by a special resolution of Parent's shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares. Any issuance of preferred shares would require

Under the Pozen charter, the Pozen board of directors may designate a new series of preferred stock, which may have terms different than outstanding shares, without shareholder approval. Such designation would specify the number of shares of any class or series and determine the voting rights,

	Parent	Pozen
	the approval of Parent shareholders in general meeting.	preferences, limitations and special rights, if any, of the shares of any class or series.
Amendments of Constituent Documents	Irish companies may only alter their memorandum and articles of association by the passing of a special resolution of shareholders.

Delaware law generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Under the Pozen charter, amendments to the Pozen charter generally may be made in accordance with the default positions of Delaware law. However, the Pozen charter requires the vote of 75% of the voting power of the shares entitled to vote in order to amend, modify or repeal certain designated provisions (including, without limitation, provisions relating to the ability of stockholders to call a special meeting or act by written consent in lieu of a meeting, notice of stockholder proposals and nominations of director candidates by stockholders, the number, election or term of Pozen directors, filling vacancies, and indemnifying directors).

Under Delaware law, stockholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation.
Dissolution	The rights of Parent shareholders to a return of Parent's assets on dissolution or	Under Delaware law, unless the board of directors approves a proposal to dissolve, a

	Parent	Pozen
winding up, following the settlement of all claims of creditors, may be prescribed in Parent's memorandum and articles of association or the terms of any preferred shares that may be issued by Parent from time to time. The holders of Parent preferred shares may have the right to priority in a dissolution or winding up of Parent. If Parent's memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to Parent shareholders in proportion to the paid-up nominal value of the shares held. Parent's memorandum and articles of association provide that the Parent shareholders are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.	dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation's stockholders.
Upon the dissolution or liquidation of Pozen, whether voluntary or involuntary, holders of Pozen common stock will be entitled to receive all assets of Pozen available for distribution to its stockholders, subject to any preferential rights of any then outstanding preferred stock.

Parent may be dissolved and wound up at any time by way of a shareholders' voluntary winding up or a creditors' winding up. In the case of a shareholders' voluntary winding up, a special resolution of shareholders is required. Parent may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Parent has failed to file certain returns.
Enforcement of Judgment Rendered by U.S. Court	A judgment for the payment of money rendered by a court in	A judgment for the payment of money rendered by a court in

Parent	Pozen
the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments.	the U.S. based on civil liability generally would be enforceable elsewhere in the U.S.
The following requirements must be met before the foreign judgment may be deemed to be enforceable by an Irish Court in Ireland:

•

the judgment must be for a definite sum;

•

the judgment must be final and conclusive; and

•

the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

LEGAL MATTERS

        A&L Goodbody, Irish counsel for Parent, will provide an opinion regarding the validity of the Parent Shares to be issued in the merger.

EXPERTS

        The financial statements of POZEN Inc. appearing in POZEN Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of POZEN Inc.'s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Tribute appearing in Tribute's Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by McGovern, Hurley, Cunningham, LLP, an independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

        CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT MAY BE NON-RESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF PARENT ARE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR PARENT, OR TO ENFORCE AGAINST SUCH PERSONS OR PARENT IN UNITED STATES COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. PARENT HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN THE UNITED KINGDOM AGAINST PARENT AND/OR ITS EXECUTIVE OFFICERS AND DIRECTORS WHO ARE NON-RESIDENTS OF THE UNITED STATES, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF UNITED STATES COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES.

FUTURE POZEN STOCKHOLDER PROPOSALS

        In the event that the merger is not completed, proposals of stockholders intended to be presented at the 2016 annual meeting of stockholders of Pozen pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by Pozen no later than the close of business on December 29, 2015, in order that they may be included in the proxy statement and form of proxy relating to that meeting. If we do not receive notice of any non-Rule 14a-8 matter that a stockholder wishes to raise at the Annual Meeting in 2016 by March 11, 2016, the proxy holders will retain discretionary authority to vote proxies on any such matter if it is raised at the 2016 Annual Meeting.

        In order for a stockholder to nominate a person for election to the Pozen board of directors or bring other business before the 2016 annual meeting of stockholders, the stockholder must comply with the advance notice provisions of our bylaws, which require that the stockholder deliver written notice to the Secretary of Pozen and comply with the other requirements set forth in the bylaws. In the case of stockholder nominations, Pozen must receive this notice not less than 90 days prior to the meeting date as originally scheduled. In the case of any other business, Pozen must receive the notice not less than 60 or more than 90 days prior to the meeting date as originally scheduled. If Pozen provides its stockholders less than 70 days' notice or prior public disclosure of the date of the annual meeting, the stockholder must deliver Pozen's Secretary notice that must be received or mailed or delivered not later than the close of business on the 10th day following the date on which Pozen gave notice or made public disclosure of the date of the annual meeting to either make a nomination or bring other business before the meeting. Copies of the Pozen bylaws can be obtained without charge from the Secretary of Pozen.

        Proposals and notices mailed should be addressed to Gilda Thomas, Secretary, POZEN Inc., 1414 Raleigh Rd, Suite 400, Chapel Hill, North Carolina 27517.

DELISTING AND DEREGISTRATION OF POZEN COMMON STOCK

        Upon completion of the merger, the Pozen common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will be subsequently deregistered under the Exchange Act, and Pozen will no longer file periodic reports with the SEC.

HOUSEHOLDING OF PROXY MATERIALS

        Some banks, brokerage firms or other nominees may be participating in the practice of "householding" proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple Pozen stockholders sharing the same address. Pozen will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to POZEN Inc., Attention: Investor Relations, at 1414 Raleigh Rd, Suite 400, Chapel Hill, North Carolina 27517, or by telephone to Pozen's Investor Relations department at (919) 913-1030. If you want to receive separate copies of a Pozen proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Pozen at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

        Pozen files annual, quarterly and current reports, proxy statements and other information with the SEC. Tribute files annual, quarterly and current reports and other information with the SEC. You may read and copy any document that Parent, Pozen and Tribute file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Pozen, Tribute and Parent following the completion of the transactions. The SEC's Internet site can be found at http://www.sec.gov.

        Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Parent, Pozen and Tribute to "incorporate by reference" into this proxy statement/prospectus documents Parent, Pozen and Tribute file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by Parent to register the Parent Shares that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that Parent, Pozen and Tribute can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus. Pozen incorporates by reference the documents listed below:

  •
  Pozen's Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 11, 2015;

  •
  Pozen's proxy statement for our annual meeting of stockholders, filed on April 27, 2015;

  •
  Pozen's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed May 8, 2014;

  •
  Pozen's current reports on Form 8-K, filed on January 5, 2015, filed on February 6, 2015 (both reports), filed on May 22, 2015, filed on June 3, 2015, filed on June 11, 2015 (information responsive to Items 1.01 and 5.02 only), filed on June 15, 2015, and filed on June 25, 2015; and

  •
  the description of Pozen's common stock contained in the registration statement on Form 8-A, filed on October 6, 2000, (File No. 000-31719), as amended in our registration statement on Form 8-A, filed on January 12, 2005 (File No. 000-31719).

        Tribute incorporates by reference the documents listed below:

  •
  Tribute's Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 3, 2015;

  •
  Tribute's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed May 12, 2014;

  •
  Tribute's current reports on Form 8-K, filed on February 2, 2015, filed on March 4, 2015, filed on May 21, 2015, filed on May 28, 2015 (information responsive to Items 1.01, 2.01 and 3.02 only), filed on June 8, 2015 (information responsive to Item 8.01 only), filed on June 12, 2015 and filed on June 22, 2015(information responsive to Items 1.01, 2.01, 2.03 and 3.02 only); and

  •
  the description of Tribute's common shares contained in the registration statement on Form F-3 filed with the SEC on August 1, 2014 (File No. 333-197817).

        Any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by Parent or Pozen pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Pozen special meeting, shall also be deemed incorporated by reference. Information in such future filings updates and supplements the information provided in this proxy statement/prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by Parent or Pozen that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        Parent will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to: Aralez Pharmaceuticals Limited, Attn: Investor Relations,              , telephone: +353 1 905-3581.

        Pozen will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to: Gilda Thomas, Secretary, POZEN Inc., 1414 Raleigh Rd, Suite 400, Chapel Hill, North Carolina 27517, telephone: (919) 913-1030.

        Tribute will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Tribute's Canadian headquarters at Tribute Pharmaceuticals Canada Inc., Attention: Investor Relations, 151 Steeles Avenue East, Milton, Ontario, Canada L9T 1Y1, telephone: (905) 876-3166.

Annex A

Execution Copy

        AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT

AMONG

TRIBUTE PHARMACEUTICALS CANADA INC.,

AGUONO LIMITED,

TRAFWELL LIMITED,

ARLZ US ACQUISITION CORP.,

ARLZ CA ACQUISITION CORP.,

AND

POZEN INC.

June 8, 2015

A-i

A-ii

AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT

        THIS AGREEMENT is made as of June 8, 2015 among Tribute Pharmaceuticals Canada Inc., a corporation incorporated under the laws of the Province of Ontario ("Tribute"), Aguono Limited, a private limited company incorporated in Ireland with registered number 561617 having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland ("Parent"), Trafwell Limited, a private limited company incorporated in Ireland with registered number 561618 having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland ("Ltd2"), ARLZ US Acquisition Corp., a corporation incorporated under the laws of the State of Delaware and a wholly-owned indirect subsidiary of Parent ("US Merger Sub"), ARLZ CA Acquisition Corp., a corporation incorporated under the laws of the Province of Ontario and a wholly-owned indirect subsidiary of Parent ("Can Merger Sub") and POZEN Inc., a corporation incorporated under the laws of the State of Delaware ("Pozen").

        WHEREAS, Parent proposes, upon the terms and subject to the conditions set forth in this Agreement (as defined below), to cause Can Merger Sub to offer to and to acquire all of the outstanding shares of Tribute in the manner provided for by this Agreement and the Plan of Arrangement.

        WHEREAS, Parent proposes, upon the terms and subject to the conditions set forth in this Agreement to cause US Merger Sub to offer to and to acquire all of the outstanding shares of Pozen pursuant to and in the manner provided for by this Agreement and to cause US Merger Sub to merge with and into Pozen, with Pozen being the surviving corporation in the manner provided for by this Agreement (the "Merger").

        WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, US Merger Sub hereby offers to acquire all of the outstanding shares of Pozen.

        WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Can Merger Sub hereby offers to acquire all of the outstanding shares of Tribute pursuant to and in the manner provided for by the Arrangement.

        WHEREAS, Tribute's board of directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Tribute and the Tribute Shareholders and (iii) resolved to recommend that Tribute Shareholders approve the Arrangement.

        WHEREAS, Pozen's board of directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Pozen and the Pozen Stockholders and (iii) resolved to recommend that Pozen Stockholders adopt this Agreement and approve the Merger.

        WHEREAS, a Pozen Stockholder (the "Specified Pozen Stockholder") has entered into a voting agreement providing that, among other things, the Specified Pozen Stockholder will support the Merger and the other transactions contemplated by this Agreement, including by voting in favor of the Merger (each, a "US Voting Agreement").

        WHEREAS, Tribute, Can Merger Sub and certain Tribute Shareholders (the "Specified Tribute Shareholders") intend to enter into voting agreements concurrently with the execution of this Agreement, providing that, among other things, the Specified Tribute Shareholders will support the Arrangement and the other transactions contemplated by this Agreement, including by voting in favor of the Arrangement (each, a "Canadian Voting Agreement") (the US Voting Agreement and the Canadian Voting Agreements are collectively, the "Voting Agreements").

        WHEREAS, prior to the Merger Effective Time, as defined in Section 1.1, Parent shall re-register as a public limited company incorporated in Ireland and be renamed as Aralez Pharmaceuticals plc.

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1   Definitions

        In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

        "1933 Securities Act" means the United States Securities Act of 1933, as amended.

        "1934 Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Affiliate" shall have the meaning ascribed to it in Rule 405 promulgated under the 1933 Securities Act.

        "Agreement" means this Agreement and Plan of Merger and Arrangement (including the Schedules attached hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

        "Arrangement" means an arrangement of Tribute under section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and the terms of this Agreement or the Plan of Arrangement or made at the direction of the Canadian Court in the Final Order with the consent of Pozen and Tribute.

        "Arrangement Consideration" means, in respect of each Tribute Common Share subject to the Arrangement, 0.1455 Parent Shares to be issued to the applicable Tribute Shareholders in accordance with the Plan of Arrangement.

        "Arrangement Effective Date" means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 have been satisfied or waived (subject to applicable Laws) in accordance with the provisions of this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the OBCA and the Final Order.

        "Arrangement Effective Time" shall have the meaning ascribed to it in Section 1.1 of the Plan of Arrangement.

        "Arrangement Exchange Agent" means the bank or trust company, reasonably acceptable to Tribute, appointed by Pozen, prior to the Effective Time, to act as exchange agent for the payment and delivery of the Arrangement Consideration.

        "Arrangement Resolution" means the special resolution of Tribute Shareholders to be considered and, if thought fit, passed by the Tribute Shareholders at the Tribute Meeting held to approve the Arrangement, to be substantially in the form and content of Schedule B hereto.

        "Articles of Arrangement" means the articles of arrangement of Tribute in respect of the Arrangement to be filed with the Director after the Final Order is made, which shall be in form and substance satisfactory to Pozen and Tribute, each acting reasonably.

        "Assumed Employees" shall have the meaning ascribed to it in Section 5.10(b).

        "Business Day" means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in any of Toronto, Ontario, Dublin, Ireland or New York, New York are closed for business.

        "Can Merger Sub" shall have the meaning ascribed to it in the Recitals.

        "Canadian Court" means the Ontario Superior Court of Justice (Commercial List).

        "Canadian Securities Act" means the Securities Act (Ontario) and the rules, regulations and published policies thereunder.

        "Canadian Securities Laws" means the Canadian Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules, regulations and published policies made thereunder as now in effect and as they may be promulgated from time to time.

        "Certificate of Merger" means the certificate of merger relating to the Merger.

        "CFDA" shall have the meaning ascribed to it in Section 3.1(s)(i).

        "Chancery Court" shall have the meaning ascribed to it in Section 9.6(a).

        "Closing" shall have the meaning ascribed to it in Section 2.3.

        "Closing Date" shall have the meaning ascribed to it in Section 2.3.

        "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        "Compliant" means, with respect to the Required Information that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such Required Information, in the light of the circumstances under which they were made, not misleading.

        "Competition Act" means the Competition Act (Canada), as amended.

        "Contract" means, with respect to any Person, any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which such Person or any of its Subsidiaries is a party or by which such Person or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "EDGAR" shall have the meaning ascribed to it under "Pozen Public Disclosure Record" in this Section 1.1.

        "Director" means the Director appointed pursuant to section 278 of the OBCA.

        "Environment" means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms and any other environmental-related medium or resource, natural or otherwise).

        "Environmental Claims" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties) arising out of, based on, resulting from or relating to the presence, or Release or threatened Release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by Pozen, Tribute or any of their respective Subsidiaries, as applicable, now or in the past.

        "Environmental Laws" means any Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (a) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (b) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (c) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (d) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, (e) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (f) emissions or control of greenhouse gases.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        "ERISA Affiliate" means, with respect to any Person, all trades or businesses (whether or not incorporated) that would be treated together with such Person as a "single employer" within the meaning of Section 414(b), (c), (m), (o) or (t) of the Code.

        "FDA" means the United States Food and Drug Administration or any successor entity.

        "FDCA" shall have the meaning ascribed to it in Section 3.1(s)(i).

        "Final Order" means the order of the Canadian Court in a form acceptable to Tribute and Pozen, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Canadian Court (with the consent of both Tribute and Pozen, each acting reasonably) at any time prior to the Arrangement Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both Tribute and Pozen, each acting reasonably) on appeal.

        "Form S-4" shall have the meaning ascribed to it in Section 2.4(a).

        "Form S-8" shall have the meaning ascribed to it in Section 2.4(i).

        "Governmental Authority" means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSXV, the TSX, the NASDAQ or any other applicable stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

        "Hazardous Substances" means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Law relating to pollution, waste, human health or the

Environment, or may impair the Environment, the health of any Person, property or plant or animal life.

        "Health Canada" shall mean the Department of Health Canada dealing with drugs and medical devices.

        "HIPAA" shall have the meaning ascribed to it in Section 3.1(s)(i).

        "Holdco" means Impetro Unlimited, an unlimited liability company incorporated under the laws of Jersey with company number 118471.

        "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Party" and "Indemnified Parties" have the meanings ascribed thereto in Section 5.6(a).

        "Intellectual Property" means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States, Canadian and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof ("Patents"), (b) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (c) copyrights and copyrightable subject matter ("Copyrights"), (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing ("Software"), (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (f) rights of publicity, privacy, and rights to personal information, (g) moral rights and rights of attribution and integrity, (h) all rights in the foregoing and in other similar intangible assets and (i) all applications and registrations for the foregoing.

        "Interim Order" means the interim order of the Canadian Court in a form acceptable to Tribute and Pozen, each acting reasonably, to be issued following the application therefor contemplated by Section 2.2(c)(i) providing for, among other things, the calling and holding of the Tribute Meeting, as such order may be amended, modified, supplemented or varied by the Canadian Court with the consent of both Tribute and Pozen, each acting reasonably.

        "Irish High Court Application" shall have the meaning ascribed to it in Section 5.12(c)(i).

        "IRS" means U.S. Internal Revenue Service.

        "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which Tribute, Parent, Pozen or any of their respective Subsidiaries holds voting shares, equity interests or other rights of participation, but which is not a Subsidiary of Tribute, Parent or Pozen, and any Subsidiary or downstream Affiliate of any such entity.

        "Laws" means any and all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, by-laws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

        "Liens" means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

        "Material Adverse Effect," when used in connection with Pozen, Tribute or Parent, means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of Pozen, Tribute, Parent or any such Party's Subsidiaries to perform their covenants or obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, subject to the immediately succeeding proviso, any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

          (a)   changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions or political, economic or financial or capital market conditions in any jurisdiction in which such Party or any of its Subsidiaries operates or carries on business;

          (b)   changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

          (c)   any natural disaster;

          (d)   changes or developments in or relating to currency exchange or interest rates;

          (e)   changes or developments affecting the pharmaceutical industry in general;

          (f)    any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other change after the date of this Agreement in applicable United States or foreign, federal, state or local Law (other than Orders against a Party or a Subsidiary thereof) or U.S. GAAP or interpretations thereof, including (x) the rules, regulations and administrative policies of the FDA or interpretations thereof and (y) any health reform statutes, rules or regulations or interpretations thereof;

          (g)   except for purposes of Sections 3.1(c), 3.1(d), 3.2(c), 3.2(d), 3.3(c) and 3.3(d) changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated by this Agreement;

          (h)   any actions taken (or omitted to be taken) by a Parent Party, Tribute or Pozen upon the express written request of the other;

          (i)    (A) any changes in the share price or trading volume of Pozen Common Shares or Tribute Common Shares, as applicable, or in any analyst's recommendation with respect to Pozen or Tribute, as applicable, or (B) any failure of Pozen or Tribute, as applicable, to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur);

          (j)    any litigation arising from or relating to the Merger or the other transactions contemplated by this Agreement;

          (k)   with respect to Pozen, to the extent described in the Pozen Disclosure Letter; or

          (l)    with respect to Tribute, to the extent described in the Tribute Disclosure Letter;

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as such Party and its Subsidiaries.

        "Merger" shall have the meaning ascribed to it in the Recitals.

        "Merger Consideration" shall have the meaning ascribed to it in Section 2.1(h).

        "Merger Effective Time" means the time at which the Merger becomes effective in accordance with Section 2.1(c) and the DGCL.

        "Merger Exchange Agent" shall have the meaning ascribed to it in Section 2.1(j)(i).

        "NASDAQ" means the NASDAQ Stock Market LLC.

        "New Pozen Employees" means Adrian Adams, Andrew Koven and any other Pozen employee to whom Pozen Options or Pozen restricted stock units are granted subsequent to the date hereof.

        "Non-Disclosure Agreement" means the non-disclosure agreement dated as of February 11, 2015 between Tribute and Pozen, as it may be amended, restated, supplemented or otherwise modified from time to time.

        "OBCA" means the Business Corporations Act (Ontario) and all regulations made thereunder.

        "Order" means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

        "ordinary course of business," or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person.

        "Other Pozen Stock-Based Awards" shall have the meaning ascribed to it in Section 2.1(n)(iii).

        "Outside Date" means January 31, 2016 or such later date as may be agreed to in writing by the Parties.

        "Parent" shall have the meaning ascribed to it in the Recitals.

        "Parent Board of Directors" means the board of directors of Parent.

        "Parent Financing" shall mean, collectively, (i) the senior secured credit facility of up to $200,000,000 secured by the assets of Parent and each of its Subsidiaries; (ii) the convertible debentures of Parent of up to $75,000,000 secured by the assets of Parent and each of its Subsidiaries and; (iii) the $75,000,000 equity financing of Parent as contemplated by the Share Subscription Agreement between Parent, Pozen, Tribute and certain investors dated even date herewith.

        "Parent Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Parent to Pozen and Tribute concurrently with the execution of this Agreement.

        "Parent Distributable Reserves Proposals" shall have the meaning ascribed to it in Section 5.12(a).

        "Parent Material Subsidiary" means each Parent Subsidiary set forth in Section 1.1 of the Parent Disclosure Letter, including without limitation US Merger Sub and Can Merger Sub.

        "Parent Parties" means, collectively, Parent, US Merger Sub and Can Merger Sub and "Parent Party" means any one of them.

        "Parent Options" means options to purchase Parent Shares.

        "Parent Senior Management" means the individuals set forth in Section 1.4 of the Parent Disclosure Letter.

        "Parent Shares" means the ordinary shares of $0.001 nominal value per share of Parent.

        "Parent Subscriber Share" means the one Parent Share in issue at the date of this Agreement.

        "Parent Subsidiary" means a Subsidiary of Parent.

        "Parent Warrants" means the ordinary share purchase warrants of Parent.

        "Parties" means the parties to this Agreement and "Party" means any one of them.

        "Performance-Based Option" means the performance-based option issued to John R. Plachetka pursuant to his separation agreement dated May 29, 2015.

        "Permit" means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority.

        "Permitted Liens" means, for any Person or any of its Subsidiaries, as the context requires: (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens; (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (e) statutory landlords' Liens and Liens granted to landlords under any lease, (f) licenses of non-material Intellectual Property in the ordinary course of business; (g) any purchase money security interests, equipment leases or similar financing arrangements; (h) any Liens which are disclosed on the most recent consolidated balance sheet of such Person or the notes thereto; (i) any Liens incurred in the ordinary course of business that shall have been released as of the Merger Effective Time and the Arrangement Effective Time and any Liens permitted pursuant to Tribute's existing credit facilities; and (j) any Liens incurred in the ordinary course of business (and not in connection with the incurrence with indebtedness) that are not material to such Person, its Subsidiaries and their businesses, taken as a whole.

        "Person" includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status.

        "PHIPA" shall have the meaning ascribed to it in Section 3.1(s)(i).

        "PIPEDA" shall have the meaning ascribed to it in Section 3.1(s)(i).

        "Plan of Arrangement" means the plan of arrangement substantially in the form and content set out in Schedule II hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 5 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of Tribute and Pozen, each acting reasonably.

        "PMPRB" shall have the meaning ascribed to it in Section 3.1(s)(i).

        "Pozen" shall have the meaning ascribed to it in the Recitals.

        "Pozen Acquisition Agreement" means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking, in all cases constituting or related to, or that would reasonably be expected to lead to, a Pozen Acquisition Proposal; provided that a confidentiality agreement entered into in accordance with the terms of Section 6.1(e)(ii)(A) shall not be deemed a Pozen Acquisition Agreement hereunder.

        "Pozen Acquisition Proposal" means, at any time, whether or not in writing, any proposal or offer with respect to:

          (a)   the direct or indirect acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Pozen Common Shares or other voting securities of Pozen or any of its Subsidiaries, representing twenty percent (20%) or more of the outstanding voting securities of Pozen or such Subsidiary;

          (b)   the direct or indirect acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of Pozen and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of Pozen), which assets individually or in the aggregate contribute twenty percent (20%) or more of the consolidated revenue or represent twenty percent (20%) or more of the total asset value of Pozen and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Pozen most recently filed prior to such time as part of the Pozen Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

          (c)   a merger, consolidation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Pozen or any of its Subsidiaries,

for each of (a) through (c) above, whether in a single transaction or a series of related transactions, in each case excluding the Merger and Arrangement and the other transactions contemplated by this Agreement and excluding any transaction between only Pozen and/or one or more of its Subsidiaries.

        "Pozen Annual Financial Statements" means the annual audited financial statements of Pozen as of and for the years ended December 31, 2014, 2013 and 2012, together with the notes thereto.

        "Pozen Board of Directors" means the board of directors of Pozen.

        "Pozen Certificate" shall have the meaning ascribed to it in Section 2.1(h).

        "Pozen Change of Recommendation" means any of the following:

          (a)   the Pozen Board of Directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Tribute the Pozen Recommendation;

          (b)   the Pozen Board of Directors approves or recommends any Pozen Acquisition Proposal;

          (c)   Pozen enters into a Pozen Acquisition Agreement; or

          (d)   Pozen or the Pozen Board of Directors publicly proposes or announces its intention to do any of the foregoing.

        "Pozen Change of Recommendation Notice" means a written notice provided by Pozen to Tribute delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Pozen Board of Directors that (a) a Pozen Intervening Event has occurred, advising Tribute that the Pozen Board of Directors has determined that a Pozen Intervening Event has occurred and, as a result thereof, the Pozen Board of Directors intends to effect a Pozen Change of Recommendation, which written notice shall set forth in the reasonable detail the facts and circumstances related to such Pozen Intervening Event, or (b) a Pozen Superior Proposal exists, advising Tribute that Pozen has received a Pozen Superior Proposal and including written notice of the determination of the Pozen Board of Directors that such Pozen Acquisition Proposal constitutes a Pozen Superior Proposal.

        "Pozen Common Share" means a share of common stock, par value $0.001 per share, of Pozen.

        "Pozen Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Pozen to Tribute prior to the execution of this Agreement.

        "Pozen Distributable Reserves Resolution" shall have the meaning ascribed to it in Section 5.12(a)(i).

        "Pozen Employment Agreement" shall have the meaning ascribed to it in Section 3.1(p)(i).

        "Pozen Fairness Opinions" means the opinions of each of the Pozen Financial Advisors to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, taking into account the Merger, the Exchange Ratio was fair, from a financial point of view, to the Pozen Stockholders (excluding Parent, Tribute and their respective Affiliates).

        "Pozen Financial Advisors" means collectively, Guggenheim Securities, LLC and Deutsche Bank Securities Inc.

        "Pozen Financial Statements" means the Pozen Annual Financial Statements and the Pozen Interim Financial Statements.

        "Pozen Intellectual Property" shall have the meaning ascribed to it in Section 3.1(r)(i).

        "Pozen Interim Financial Statements" means the unaudited financial statements of Pozen as of and for the three (3) months ended March 31, 2015, together with the notes thereto.

        "Pozen Intervening Event" means a material change, effect, development, circumstance, condition, state of facts, event or occurrence occurring or arising after the date of this Agreement (a) that was not known to the Pozen Board of Directors or the individuals listed in Section 1.1 of the Pozen Disclosure Letter, or the material consequences of which (based on facts known to the Pozen Board of Directors or the individuals listed in Section 1.1 of the Pozen Disclosure Letter, as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to or involve any Pozen Acquisition Proposal.

        "Pozen Letter of Transmittal" shall have the meaning ascribed to it in Section 2.1(j)(ii).

        "Pozen Material Contract" has the meaning ascribed to it in Section 3.1(n)(i).

        "Pozen Meeting" means the special meeting of Pozen Stockholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement for the purpose of obtaining the Pozen Stockholder Approval.

        "Pozen Option" means an option issued by Pozen to purchase Pozen Common Shares.

        "Pozen Owned Real Property" shall have the meaning ascribed to it in Section 3.1(m).

        "Pozen Plan" means each employee benefit and compensation plan, agreement, program or arrangement, whether written or unwritten, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment, change in control or severance compensation plan or fringe benefit, cafeteria, health and welfare plan, or Pozen Employment Agreement, or other benefit plan, policy, agreement or amendment with respect to which Pozen or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which Pozen or any of its Subsidiaries has or may have any liability (contingent or otherwise), including as a result of any ERISA Affiliate.

        "Pozen Product" shall have the meaning ascribed to it in Section 3.1(s)(ix).

        "Pozen Proxy Statement" shall have the meaning ascribed to it in Section 2.4(a).

        "Pozen Public Disclosure Record" means all documents filed by or on behalf of Pozen on the EDGAR system in the period from December 31, 2012 to the date hereof.

        "Pozen Real Property Leases" shall have the meaning ascribed to it in Section 3.1(m).

        "Pozen Recommendation" means the unanimous recommendation of the Pozen Board of Directors that Pozen Stockholders approve this Agreement.

        "Pozen Senior Management" means the individuals set forth in Section 1.4 of the Pozen Disclosure Letter.

        "Pozen Severance Plan" shall have the meaning ascribed to it in Section 5.10(b).

        "Pozen Share Awards" shall have the meaning ascribed to it in Section 2.1(n)(iii).

        "Pozen Share Plan" means the 2010 Equity Compensation Plan of Pozen, as amended and restated, and any predecessor plans.

        "Pozen Stockholder" means a holder of one or more Pozen Common Shares.

        "Pozen Stockholder Approval" means adoption of this Agreement by affirmative vote or consent of Pozen Stockholders holding a majority of the Pozen Common Shares outstanding and entitled to vote.

        "Pozen Subsidiary" means a Subsidiary of Pozen.

        "Pozen Superior Proposal" means an unsolicited bona fide written Pozen Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to "twenty percent (20%)" in the definition of "Pozen Acquisition Proposal" as it relates to securities of Pozen shall be changed to "fifty percent (50%)" and references to "twenty percent (20%)," as regards the assets of Pozen, shall be changed to "fifty percent (50%)") made by a Person or Persons acting jointly or in concert (other than Parent, Tribute, Pozen and any of their respective Affiliates) and which, or in respect of which:

          (a)   the Pozen Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

              (i)  would, if consummated, taking into account all of the terms and conditions of such Pozen Acquisition Proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Pozen Stockholders from a financial point of view than the Merger and Arrangement;

             (ii)  is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Pozen Acquisition Proposal and the Person or Persons making such Pozen Acquisition Proposal; and

            (iii)  that funds, securities or other consideration necessary for the Pozen Acquisition Proposal are or are reasonably likely to be available; and

          (b)   in the case of a Pozen Acquisition Proposal involving Pozen Common Shares, is made available to all of the Pozen Stockholders on the same terms and conditions.

        "Pozen Termination Fee" shall have the meaning ascribed to it in Section 7.2(a).

        "Pozen Termination Fee Event" shall have the meaning ascribed to that term in Section 7.2(b).

        "Proceeding" means a court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority or any action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding.

        "Reduced Pozen Termination Fee" shall have the meaning ascribed to it in Section 7.3(a).

        "Reduced Pozen Termination Fee Event" shall have the meaning ascribed to it in Section 7.3(b).

        "Regulatory Authority" means the FDA, Health Canada and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including, but not limited to, human drugs, biologics and drug combination products.

        "Regulatory Authorization" means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including new drug applications, new drug submissions, investigational new drug applications, clinical trial applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent, including but not limited to Canadian notices of compliance, drug identification numbers, new drug submissions, abbreviated new drug submissions, supplemental new drug submissions, drug establishment license applications and licenses, medical device establishment, site license and investigational testing applications and resulting licenses) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of Pozen, Tribute and their respective Subsidiaries.

        "Regulatory Guidelines" means applicable rules, guidance, manuals, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case, of any Regulatory Authority, to the extent that the foregoing do not have the force of law.

        "Release" means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment.

        "Relevant Competition Laws" shall have the meaning ascribed to it in Section 5.2(b).

        "Representatives" means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including legal counsel, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person.

        "Required Information" means for each of Pozen and Tribute (a) audited annual consolidated financial statements for the three (3) fiscal years most recently ended at least sixty (60) days prior to the Closing Date, (b) quarterly interim unaudited consolidated financial statements for each fiscal quarter (subsequent to the audited annual consolidated financial statements for the most recently ended fiscal year) ended at least forty (40) days prior to the Closing Date, in the case of clauses (a) and (b), with comparative financial information for the equivalent period of the prior year, (c) the pro forma financial statements to be included in the definitive Pozen Proxy Statement and Registration Statement on Form S-4 that is mailed to Pozen Stockholders and the Tribute Circular to be mailed to Tribute Shareholders, provided that if any financial statements are required to be delivered pursuant to clauses (a) or (b) for periods subsequent to the financial statements included in such Pozen Proxy Statement and Registration Statement on Form S-4, the Required Information shall include information regarding Pozen, Tribute and their respective Subsidiaries required for Parent to prepare pro forma financial statements for such subsequent periods and the twelve-month period ending on the last day of the most recent such period and (d) information regarding Pozen and Tribute that is both (i) customarily included regarding an acquired company in information memoranda and other syndication materials for senior secured term loan facilities, and (ii) required to have been provided in Pozen's or Tribute's annual, quarterly or current reports filed pursuant to the terms of the 1934 Exchange Act or Canadian Securities Laws.

        "Required Regulatory Approvals" means those certificates, no-action letters, notices, sanctions, rulings, consents, orders, exemptions, permits, licenses, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule I hereto.

        "Restraint" shall have the meaning ascribed to it in Section 5.2(e).

        "Restricted Pozen Share" shall have the meaning ascribed to it in Section 2.1(n)(ii).

        "SEC" means the United States Securities and Exchange Commission or any successor entity.

        "Section 409A RSUs" shall have the meaning ascribed to it in Section 2.1(n)(iii).

        "SEDAR" means the System for Electronic Document Analysis Retrieval.

        "Subsidiary" means, with respect to a specified entity, any:

          (a)   corporation of which issued and outstanding voting securities of such corporation to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

          (b)   partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than fifty percent (50%) of the equity interests and the power to direct the policies, management and affairs thereof; and

          (c)   Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity.

        "US Surviving Company" shall have the meaning ascribed to it in Section 2.1(b).

        "Tax" or "Taxes" means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (a) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant Person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, license taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker's compensation premiums and pension (including Canada Pension Plan) payments, surtaxes, harmonized sales tax, abandoned or unclaimed property liabilities (escheat)

and other taxes, fees, imposts, assessments or charges of any kind whatsoever; (b) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; and (c) any liability for any of the foregoing of a transferee, successor, guarantor, or by contract, or by operation of law, and in each of clauses (a)-(c), together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof.

        "Tax Act (Canada)" means the Income Tax Act (Canada), as the same may be amended, including the regulations promulgated thereunder.

        "Tax Returns" means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any sales, excise, income or franchise Taxes.

        "Termination Fee" means the Pozen Termination Fee or the Tribute Termination Fee, as applicable.

        "Tribute" shall have the meaning ascribed to it in the Recitals.

        "Tribute Acquisition Agreement" means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking, in all cases constituting or related to, or that would reasonably be expected to lead to, a Tribute Acquisition Proposal; provided that a confidentiality agreement entered into in accordance with the terms of Section 6.3(e)(ii) shall not be deemed a Tribute Acquisition Agreement hereunder.

        "Tribute Acquisition Proposal" means, at any time, whether or not in writing, any proposal or offer with respect to:

          (a)   the direct or indirect acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Tribute Common Shares or other voting securities of Tribute or any of its Subsidiaries, representing twenty percent (20%) or more of the outstanding voting securities of Tribute or such Subsidiary;

          (b)   the direct or indirect acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of Tribute and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of Tribute), which assets individually or in the aggregate contribute twenty percent (20%) or more of the consolidated revenue or represent twenty percent (20%) or more of the total asset value of Tribute and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Tribute most recently filed prior to such time as part of the Tribute Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

          (c)   a merger, consolidation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Tribute or any of its Subsidiaries,

for each of (a) through (c) above, whether in a single transaction or a series of related transactions, in each case excluding the Merger and Arrangement and the other transactions contemplated by this Agreement and excluding any transaction between only Tribute and/or one or more of its Subsidiaries.

        "Tribute Annual Financial Statements" means the audited annual consolidated financial statements of Tribute as of and for the years ended December 31, 2014, 2013 and 2012, together with the notes thereto.

        "Tribute Board of Directors" means the board of directors of Tribute.

        "Tribute Broker Warrants" means the Tribute Common Share purchase warrants issued in certificated form expiring on May 21, 2017.

        "Tribute Change of Recommendation" means any of the following:

          (a)   the Tribute Board of Directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Pozen the Tribute Recommendation;

          (b)   the Tribute Board of Directors approves or recommends any Tribute Acquisition Proposal;

          (c)   Tribute enters into a Tribute Acquisition Agreement; or

          (d)   Tribute or the Tribute Board of Directors publicly proposes or announces its intention to do any of the foregoing.

        "Tribute Change of Recommendation Notice" means a written notice provided by Tribute to Pozen delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Tribute Board of Directors that (a) a Tribute Intervening Event has occurred, advising Pozen that the Tribute Board of Directors has determined that a Tribute Intervening Event has occurred and, as a result thereof, the Tribute Board of Directors intends to effect a Tribute Change of Recommendation, which written notice shall set forth in the reasonable detail the facts and circumstances related to such Tribute Intervening Event, or (b) a Tribute Superior Proposal exists, advising Pozen that Tribute has received a Tribute Superior Proposal and including written notice of the determination of the Tribute Board of Directors that such Tribute Acquisition Proposal constitutes a Tribute Superior Proposal.

        "Tribute Circular" means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to the Tribute Shareholders in connection with the Tribute Meeting, including any amendments or supplements thereto.

        "Tribute Common Shares" means the common shares without par value in the capital of Tribute.

        "Tribute Compensation Options" means the compensation options of Tribute which expire on July 16, 2016, each of which is exercisable into one (1) Tribute Common Share and one-half (1/2) of one (1) Tribute Indenture Warrant.

        "Tribute Compensation Optionholders" means the holders from time to time of the Tribute Compensation Options.

        "Tribute Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Tribute to Pozen prior to the execution of this Agreement.

        "Tribute Dissent Rights" shall have the meaning ascribed thereto in Section 2.2(b).

        "Tribute Dissenting Shareholders" shall have the meaning ascribed thereto in the Plan of Arrangement.

        "Tribute Distributable Reserves Resolution" shall have the meaning ascribed thereto in Section 5.12(a)(ii).

        "Tribute Employment Agreement" shall have the meaning ascribed to it in Section 3.2(p)(i).

        "Tribute Indenture Warrants" means, collectively, the Tribute Common Share purchase warrants expiring on July 15, 2016 issued or, in the case of the Tribute Indenture Warrants to be issued on exercise of the Tribute Compensation Options, issuable, pursuant to the Tribute Warrant Indenture.

        "Tribute Intellectual Property" shall have the meaning ascribed to it in Section 3.2(r)(i).

        "Tribute Fairness Opinion" means the opinion of Bloom Burton & Co. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the consideration to be received by the Tribute Shareholders under the Arrangement is fair, from a financial point of view, to such Tribute Shareholders.

        "Tribute Financial Advisors" means, collectively, Bloom Burton & Co. and KES 7 Capital Inc.

        "Tribute Financial Statements" means collectively, the Tribute Annual Financial Statements and the Tribute Interim Financial Statements.

        "Tribute Interim Financial Statements" means the unaudited interim financial statements of Tribute for the three (3) month period ended March 31, 2015, together with the notes thereto.

        "Tribute Intervening Event" means a material change, effect, development, circumstance, condition, state of facts, event or occurrence occurring or arising after the date of this Agreement (a) that was not known to the Tribute Board of Directors or the individuals listed in Section 1.1 of the Tribute Disclosure Letter, or the material consequences of which (based on facts known to the Tribute Board of Directors or the individuals listed in Section 1.1 of the Tribute Disclosure Letter, as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to or involve any Tribute Acquisition Proposal.

        "Tribute Material Contract" has the meaning ascribed to it in Section 3.2(n)(i).

        "Tribute Meeting" means the special meeting of the Tribute Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution.

        "Tribute Option Consideration" shall have the meaning ascribed to it in the Plan of Arrangement.

        "Tribute Optionholder" means a holder of one or more Tribute Options.

        "Tribute Options" means, at any time, rights to acquire Tribute Common Shares granted pursuant to the Tribute Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested.

        "Tribute Owned Real Property" shall have the meaning ascribed to it in Section 3.2(m).

        "Tribute Plan" means each employee benefit and compensation plan, agreement, program or arrangement, whether written or unwritten, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment, change in control or severance compensation plan or fringe benefit, cafeteria, health and welfare plan, or Tribute Employment Agreement, or other benefit plan, policy, agreement or amendment with respect to which Tribute or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which Tribute or any of its Subsidiaries has or may have any liability (contingent or otherwise), including as a result of any ERISA Affiliate.

        "Tribute Public Disclosure Record" means all documents filed by or on behalf of Tribute on SEDAR or EDGAR in the period from December 31, 2012 to the date hereof.

        "Tribute Product" shall have the meaning ascribed to it in Section 3.2(s)(ix).

        "Tribute Real Property Leases" shall have the meaning ascribed to it in Section 3.2(m).

        "Tribute Recommendation" means the unanimous recommendation of the Tribute Board of Directors that Tribute Shareholders vote in favour of the Arrangement Resolution.

        "Tribute Senior Management" means the individuals set forth in Section 1.4 of the Tribute Disclosure Letter.

        "Tribute Series B Warrants" means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on February 27, 2018, March 5, 2018 and March 11, 2018, as applicable.

        "Tribute Series K Warrants" means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on September 20, 2018.

        "Tribute Series M Warrants" means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on May 11, 2017.

        "Tribute Series S Warrants" means collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on August 8, 2018, February 4, 2021 and October 1, 2021, as applicable.

        "Tribute Severance Plan" shall have the meaning ascribed to it in Section 5.10(b).

        "Tribute Shareholder" means a holder of one or more Tribute Common Shares.

        "Tribute Shareholder Approval" means the affirmative vote of at least 66 2/3% of the votes cast on the Arrangement Resolution by Tribute Shareholders present in person or represented by proxy at the Tribute Meeting.

        "Tribute Stock Option Plan" means the stock option plan approved and ratified by the Tribute Shareholders on June 20, 2014, as amended from time to time.

        "Tribute Superior Proposal" means an unsolicited bona fide written Tribute Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to "twenty percent (20%)" in the definition of "Tribute Acquisition Proposal" as it relates to securities of Tribute shall be changed to "fifty percent (50%)" and references to "twenty percent (20%)," as regards the assets of Tribute, shall be changed to "fifty percent (50%)") made by a Person or Persons acting jointly or in concert (other than Parent, Tribute, Pozen and any of their respective Affiliates) and which, or in respect of which:

          (a)   the Tribute Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

              (i)  would, if consummated, taking into account all of the terms and conditions of such Tribute Acquisition Proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Tribute Shareholders from a financial point of view than the Merger and the Arrangement;

             (ii)  is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Tribute Acquisition Proposal and the Person or Persons making such Tribute Acquisition Proposal; and

            (iii)  that funds, securities or other consideration necessary for the Tribute Acquisition Proposal are or are reasonably likely to be available; and

          (b)   in the case of a Tribute Acquisition Proposal involving Tribute Common Shares, is made available to all of the Tribute Shareholders on the same terms and conditions.

        "Tribute Termination Fee" shall have the meaning ascribed to that term in Section 7.2(a).

        "Tribute Termination Fee Event" shall have the meaning ascribed to that term in Section 7.2(c).

        "Tribute Warrantholder" means a holder of one or more Tribute Warrants.

        "Tribute Warrant Indenture" means the warrant indenture dated July 15, 2014 between Tribute and Equity Financial Trust Company providing for the issuance of Tribute Indenture Warrants.

        "Tribute Warrants" means collectively, (i) the Tribute Indenture Warrants outstanding as of the Arrangement Effective Time and those issuable pursuant to the Tribute Compensation Options; (ii) the Tribute Series B Warrants outstanding as of the Arrangement Effective Time; (iii) the Tribute Series K Warrants outstanding as of the Arrangement Effective Time; (iv) the Tribute Series M Warrants outstanding as of the Arrangement Effective Time; (v) the Tribute Series S Warrants outstanding as of the Tribute Effective Time; and (vi) the Tribute Broker Warrants outstanding as of the Arrangement Effective Time.

        "TSX" means the Toronto Stock Exchange.

        "TSXV" means the TSX Venture Exchange.

        "U.S. GAAP" means accounting principles generally accepted in the United States, consistently applied.

        "U.S. Securities Laws" means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder.

        "US Merger Sub" shall have the meaning ascribed to it in the Recitals.

        "Voting Agreements" shall have the meaning ascribed to it in the Recitals.

1.2   Currency

        Except where otherwise specified, all references to currency herein are to lawful money of the United States of America and "$" refers to U.S. dollars.

1.3   Interpretation Not Affected by Headings

        The division of this Agreement into Articles and sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "this Agreement," "hereof," "herein," "hereunder" and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section or schedule by number or letter or both are to that Article, section or schedule in this Agreement.

1.4   Knowledge and Disclosure

        Any reference in this Agreement to the "knowledge" or the "awareness" of Tribute means the actual knowledge, information and belief of the Tribute Senior Management, in their capacities as officers or directors of Tribute and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual. Any reference in this Agreement to the "knowledge" or the "awareness" of Parent means the actual knowledge, information and belief of the Parent Senior Management, in their capacities as officers or directors of Parent and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual. Any reference in this Agreement to the "knowledge" or the "awareness" of Pozen means the actual knowledge, information and belief of Pozen Senior Management, in their capacities as officers or directors of Pozen and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual.

1.5   Extended Meanings, Etc.

        Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms "including" or "includes" and similar terms of inclusion, unless expressly modified by the words "only" or "solely," mean "including without limiting the generality of the foregoing" and "includes without limiting the generality of the foregoing." Unless something in the subject matter or context is clearly inconsistent therewith, any Contract, instrument, Law or Order defined or referred to herein means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6   Date of Any Action

        If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7   Schedules

        The following are the Schedules to this Agreement and are hereby incorporated by reference into this Agreement and form an integral part hereof:

  Schedule I—Required Regulatory Approvals
  Schedule II—Plan of Arrangement
  Schedule III—Form of Arrangement Resolutions
  Schedule IV—Form of Voting Agreement

ARTICLE 2

THE MERGER AND ARRANGEMENT

2.1   The Merger

        (a)   Parent, Ltd2, US Merger Sub, Pozen, Can Merger Sub, and Tribute agree that the Merger shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement.

        (b)   On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, US Merger Sub shall be merged with and into Pozen. At the Merger Effective Time, the separate corporate existence of US Merger Sub shall cease and Pozen shall continue as the surviving company in the Merger (the "US Surviving Company").

        (c)   Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties to the Merger shall file with the Secretary of State of the State of Delaware the Certificate of Merger, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Pozen, US Merger Sub and Tribute shall agree and specify in the Certificate of Merger. At and immediately after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

        (d)   At the Merger Effective Time, the certificate of incorporation and by-laws of US Merger Sub in effect immediately prior to the Merger Effective Time shall constitute those of the US Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

        (e)   The directors of the US Surviving Company upon completion of the Merger shall, until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be, consist of the directors of US Merger Sub prior to the Merger Effective Time. The officers of US Merger Sub immediately prior to the Merger Effective Time shall be the officers of the US Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

        (f)    At the Merger Effective Time, the effect of the Merger shall be as provided in § 259 of the DGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of Pozen and US Merger Sub shall vest in the US Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of Pozen and US Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the US Surviving Company.

        (g)   At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, all shares of common stock, par value $0.001 per share, of US Merger Sub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and US Surviving Company shall issue an equivalent number of fully paid shares of common stock, par value $0.001 per share, all of which shares shall be held by Holdco, and which shall constitute the only outstanding shares of capital stock of US Surviving Company.

        (h)   At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each Pozen Common Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive from Parent or US Merger Sub one (1) fully paid and non-assessable Parent Share (the "Merger Consideration"). All such Pozen Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Merger Effective Time represented any such Pozen Common Shares (each, a "Pozen Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, including the right to receive, pursuant to Section 2.1(l), cash in lieu of fractional Parent Shares, if any. Notwithstanding the foregoing, if, between the date of this Agreement and the Merger Effective Time, the outstanding Pozen Common Shares or Parent Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend (including any dividend or distribution of securities convertible into Parent Shares), subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Pozen Common Shares or Parent Shares, as the case may be, will be appropriately adjusted to provide to Pozen and the holders of Pozen Common Shares the same economic effect as contemplated by this Agreement prior to such event.

        (i)    Each Parent Share, as issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger, except for the Parent Subscriber Share which shall be acquired by Parent immediately following the Effective Time for nil consideration and cancelled.

        (j)    The exchange of Pozen Certificates shall be effected as follows:

            (i)  Prior to the Merger Effective Time, Pozen shall appoint a bank or trust company reasonably acceptable to Tribute to act as exchange agent (the "Merger Exchange Agent") for the delivery of the Merger Consideration. At or prior to the Merger Effective Time, Parent shall issue, fully paid, the Parent Shares to be delivered as Merger Consideration and deposit with the Merger Exchange Agent, for the benefit of the holders of Pozen Certificates, for exchange in accordance with this ARTICLE 2 through the Merger Exchange Agent, the aggregate cash consideration for fractional shares and certificates representing the Parent Shares to be delivered as Merger Consideration (or, if uncertificated Parent Shares will be delivered, Parent shall make appropriate alternative arrangements).

           (ii)  As promptly as reasonably practicable after the Merger Effective Time (and in any event within four (4) Business Days after the Merger Effective Time), Parent shall cause the Merger Exchange Agent to mail to each holder of record of Pozen Common Shares, a form of letter of transmittal (the "Pozen Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Pozen Certificates shall pass, only upon delivery of the Pozen Certificates to the Merger Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Pozen may specify acting reasonably, and shall be prepared prior to the Closing, together with instructions thereto.

          (iii)  Upon (A) in the case of Pozen Common Shares represented by a Pozen Certificate, the surrender of such Pozen Certificate for cancellation to the Merger Exchange Agent or (B) in the case of Pozen Common Shares held in book-entry form, the receipt of an "agent's message" by the Merger Exchange Agent, in each case together with the Pozen Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Merger Exchange Agent, the holder of such Pozen Common Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Pozen Common Shares have been converted pursuant to Section 2.1(h) (after taking into account all Pozen Common Shares then held by such holder). In the event of a transfer of ownership of Pozen Common Shares that is not registered in the transfer records of Pozen, the applicable Merger Consideration may be delivered to a transferee, if the Pozen Certificate representing such Pozen Common Share (or, if such Pozen Common Share is held in book-entry form, proper evidence of such transfer) is presented to the Merger Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(j), each Pozen Common Share or, and any Pozen Certificate with respect thereto, shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holders of Pozen Common Shares are entitled to receive in respect of such shares pursuant to Section 2.1(h) (after taking into account all Pozen Common Shares then held by such holder).

          (iv)  The Merger Consideration delivered and credited as fully paid in accordance with the terms of this ARTICLE 2, upon conversion of any Pozen Common Shares, shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Pozen Common Shares, as applicable. From and after the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the US Surviving Company of Pozen Common Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Pozen Certificates formerly representing Pozen Common Shares (or Pozen Common Shares held in book-entry form) are presented to the US Surviving Company or the Merger Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE 2.

           (v)  Any portion of the Merger Consideration that remains undistributed to the holders of Pozen Common Shares for one (1) year after the Merger Effective Time shall be delivered to Parent or its designee, and any holder of Pozen Common Shares who has not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent for its claim for the Merger Consideration deliverable in respect thereof.

          (vi)  None of Parent, US Merger Sub, Pozen or the Merger Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (k)   Each of Parent and the Merger Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Pozen Common Shares pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Laws. Amounts so withheld and paid over to the appropriate taxing authority shall be treated as having been paid to the holder of Pozen Common Shares in respect of which such deduction or withholding was made.

        (l)    Notwithstanding any other provision of this Agreement, no fractional Parent Shares will be issued and any entitlement to Parent Shares for which fractional Parent Share would be issuable but for this Section 2.1(l) shall be rounded down to the nearest whole Parent Share.

        (m)  If any Pozen Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Pozen Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Pozen Certificate, the Merger Exchange Agent shall, in exchange for such lost, stolen or destroyed Pozen Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

        (n)   As soon as practicable following the date of this Agreement and, in any event, prior to the Closing Date, the Pozen Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions, if any, as may be required to effect and/or procure the following treatment:

            (i)  Except for the Pozen Options held by New Pozen Employees and the Performance-Based Option, each Pozen Option that is unvested and outstanding as of immediately prior to the Merger Effective Time, shall, as of immediately prior to the Merger Effective Time, become vested and exercisable. At the Merger Effective Time, each outstanding Pozen Option shall be assumed by Parent. Each Pozen Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Merger Effective Time (including, without limitation, any repurchase rights) except that (i) each Pozen Option will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Shares equal to the number of Pozen Shares that were issuable upon exercise of such Pozen Option immediately prior to the Merger Effective Time, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of such assumed Pozen Option will be equal to the exercise price per Pozen Share at which such Pozen Option was exercisable immediately prior to the Merger Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Shares for delivery upon exercise of all Pozen Options pursuant to the terms set forth in this Section 2.1(n)(i). Prior to the Merger Effective Time, Pozen shall take all actions necessary to effect the transactions contemplated by this Section 2.1(n)(i).

           (ii)  Except for Pozen Common Shares subject to vesting or other lapse restrictions pursuant to the Pozen Share Plan (a "Restricted Pozen Share") held by New Pozen Employees, each Restricted Pozen Share issued and outstanding immediately prior to the Merger Effective Time shall, as of immediately prior to the Merger Effective Time, be cancelled, and each holder of a Restricted Pozen Share so cancelled pursuant to this Section 2.1(n)(ii) shall become entitled to receive one (1) Parent Share for each such Pozen Share that was issuable upon vesting of such Restricted Pozen Shares immediately prior to the Merger Effective Time, less applicable withholding taxes.

          (iii)  Except for the Pozen restricted stock unit awards held by New Pozen Employees, each stock-based award (including any restricted stock unit and deferred stock unit awards), other than a Pozen Option or Restricted Pozen Share ("Other Pozen Stock-Based Awards" and together with Restricted Pozen Shares, the "Pozen Share Awards"), that is outstanding immediately prior to the Merger Effective Time, shall, whether vested or unvested, as of immediately prior to the Merger Effective Time, become vested and shall entitle each holder of an Other Pozen Share-Based Award to receive one (1) Pozen Common Share, less applicable withholding Taxes, if any, immediately prior to the Merger Effective Time, which shall converted into Merger Consideration pursuant to Section 2.1(h) except with respect to Other Pozen Stock-Based Awards subject to and not exempt from Section 409A of the Code (the "Section 409A RSUs"). Each New Pozen Employee and any individual holding Section 409A RSUs shall receive comparable Parent restricted stock unit awards of equal value and vesting on the basis of one Parent restricted stock unit for each Pozen restricted stock unit held immediately prior to the Merger Effective Time.

          (iv)  The amounts payable pursuant to this Section 2.1(n) to any current or former employee of Pozen or any of its Affiliates shall be paid through Pozen's (or its applicable Subsidiary's) payroll on the next regularly scheduled payment date that occurs not less than three (3) Business Days following the Closing Date. Parent, Pozen and each of their applicable Subsidiaries shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Pozen Options or Pozen Share Awards, such amounts as Pozen and any applicable Subsidiary are required to deduct and withhold with respect to such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereunder as having been paid to the holder of the Pozen Options or Pozen Share Awards in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash component of the consideration otherwise payable to the holder, Pozen and its applicable Subsidiary are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder as is necessary to provide sufficient funds to Pozen and its applicable Subsidiary to enable it to comply with such deduction or withholding requirement, and Pozen or the applicable Subsidiary shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder any unapplied balance of the proceeds of such sale. The amounts payable pursuant to this Section 2.1(n) to any person, other than a current or former employee of Pozen or any of its Affiliates, shall be paid by Parent or any affiliate of Parent (including Pozen and its Subsidiaries) within ten (10) Business Days following the Closing Date.

        (o)   It is the intent of the Parties hereto that the treatment of Pozen Share Awards and Pozen Options contemplated herein be in a manner that is consistent with the requirements of Sections 422, 424 and 409A of the Code, including all guidance and regulations issued thereunder.

        (p)   Parent shall procure that no stamp duty shall be payable by the Pozen Stockholders in connection with the issue to the Pozen Stockholders of the Parent Shares as part of the Merger Consideration.

2.2   The Arrangement

        (a)   Parent, Ltd2, Can Merger Sub, Tribute, US Merger Sub and Pozen agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

        (b)   Registered Holders of Tribute Common Shares will be granted rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by the Plan of Arrangement (the "Tribute Dissent Rights"). Beneficial Holders of Tribute Common Shares and Holders of Tribute Options, Tribute Warrants and Tribute Compensation Options will not have rights of dissent with respect to such securities in connection with the Arrangement. Tribute shall give Pozen (i) prompt notice of any written demands with respect to Tribute Dissent Rights, withdrawals of such demands, and any other instruments served pursuant to the OBCA and received by Tribute, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of Pozen, except as required by applicable law, Tribute shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

        (c)   Tribute covenants in favor of Pozen that upon the terms and subject to the conditions of this Agreement, Tribute shall:

            (i)  Subject to Parent and Pozen complying with Section 2.4 in respect of those matters which may be completed prior to the application for the Interim Order, as soon as reasonably practicable after the execution of this Agreement, apply to the Canadian Court for the Interim Order in a manner and form acceptable to Pozen, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

           (ii)  subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Tribute Meeting and, in any event, not later than two (2) Business Days thereafter, apply to the Canadian Court pursuant to section 182(5) of the OBCA for the Final Order in a manner and form reasonably acceptable to Pozen and thereafter proceed with such application and diligently pursue obtaining the Final Order; and

          (iii)  subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in ARTICLE 8 (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including NASDAQ, the TSXV and the TSX (if applicable)) necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

        (d)   Subject to the terms of this Agreement, Pozen, the Parent and any applicable Subsidiary of each will cooperate with, assist and consent to Tribute seeking the Interim Order and the Final Order and, subject to Tribute obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in ARTICLE 8 (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including NASDAQ, the TSXV and the TSX (If applicable)) necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

        (e)   The application referred to in Section 2.2(c)(i) shall, unless Tribute and Pozen otherwise agree, include a request that the Interim Order provide, among other things:

            (i)  for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Tribute Meeting and for the manner in which such notice is to be provided;

           (ii)  for the record date for the purposes of determining the Tribute Shareholders entitled to receive notice of and to vote at the Tribute Meeting;

          (iii)  that the Tribute Meeting may be adjourned or postponed from time to time by Tribute in accordance with this Agreement without the need for any additional approval by the Court;

          (iv)  that the record date for the Tribute Shareholders entitled to receive notice of and to vote at the Tribute Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Tribute Meeting;

           (v)  that the requisite and sole approval of the Arrangement Resolution will be the Tribute Shareholder Approval;

          (vi)  for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

         (vii)  that proxies in respect of the Arrangement Resolution must be delivered to Tribute no later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays) prior to the date of the Tribute Meeting;

        (viii)  that, in all other respects, the terms, restrictions and conditions of the governing documents of Tribute, including quorum requirements and all other matters, shall apply in respect of the Tribute Meeting; and

          (ix)  subject to the consent of Tribute (such consent not to be unreasonably withheld or delayed), Tribute shall also include a request that the Interim Order provide for such other matters as Pozen may reasonably require.

        (f)    Tribute shall advise the Canadian Court that the Parties intend to rely on the exemption from the registration requirements of the 1933 Securities Act provided by Section 3(a)(10) thereof to issue Parent Shares to Tribute Shareholders in exchange for their Tribute Common Shares and to exchange Tribute Options for Parent Options, as applicable, all pursuant to the Arrangement, based on the Canadian Court's approval of the Arrangement.

        (g)   Tribute will provide legal counsel to Pozen with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Canadian Court in connection with the Arrangement prior to the service and filing of such materials and will give reasonable consideration to such comments reasonably and promptly proposed by Pozen or its legal counsel. Tribute will ensure that all materials filed with the Canadian Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to applicable Laws, Tribute will not file any material with the Canadian Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section, as required by applicable Law or stock exchange rule or with Pozen's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require Pozen or the Parent or any of their respective Subsidiaries to agree or consent to any increase in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the obligations of Pozen and its Subsidiaries set forth in any such filed or served materials or under this Agreement, the Merger or the Arrangement. In addition, Tribute will not object to legal counsel to Pozen making such submissions on the hearing of the application for the Interim

Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided that Tribute or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Tribute will also provide legal counsel to Pozen on a timely basis with copies of any notice of appearance and evidence or other documents served on Tribute or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by Tribute or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Tribute will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement.

        (h)   The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. On the Effective Date, the Articles of Arrangement shall be filed with the Director. The Articles of Arrangement shall be in form satisfactory to Pozen and Tribute, each acting reasonably.

        (i)    Upon the reasonable request from time to time of Pozen, Tribute will provide Pozen with lists (in both written and electronic form) of the registered Tribute Shareholders, together with their addresses and respective holdings of Tribute Common Shares, lists of the names and addresses and holdings of all Persons having rights issued or granted by Tribute to acquire or otherwise related to Tribute Common Shares (including Tribute Optionholders , Tribute Warrantholders and Tribute Compensation Optionholders) and lists of non-objecting beneficial owners of Tribute Common Shares and participants in book-based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Tribute Common Shares. Tribute will from time to time require that its registrar and transfer agent furnish Pozen with such additional information, including updated or additional lists of Tribute Shareholders, information regarding beneficial ownership of Tribute Common Shares and lists of holdings and other assistance as Pozen may reasonably request.

        (j)    The Tribute Options, the Tribute Warrants, the Tribute Compensation Options and the Tribute Stock Option Plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.

        (k)   The Arrangement shall be structured and executed such that the issuance of the Parent Shares to Tribute Shareholders in exchange for their Tribute Common Shares and the issuance of Parent Options to Tribute Optionholders in exchange for their Tribute Options, all pursuant to the Arrangement, will not require registration under the 1933 Securities Act in reliance upon Section 3(a)(10) thereof. Each of the Parties agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.2.

        (l)    Tribute and Pozen agree to cooperate in the preparation of presentations, if any, to Tribute Shareholders or other securityholders regarding the Arrangement, and Tribute agrees to consult with Pozen in connection with any communication or meeting with Tribute Shareholders or other securityholders that it may have, provided, however, that the foregoing shall be subject to Tribute's overriding obligations to make any disclosure or filing required by applicable Laws or stock exchange rules and, if Tribute is required to make any such disclosure, it shall use its commercially reasonable efforts to give Pozen a reasonable opportunity to review and comment thereon prior to its dissemination.

        (m)  Each of Tribute, Pozen, Parent, Can Merger Sub and the Arrangement Exchange Agent (without duplication) shall be entitled to deduct and withhold from any consideration payable to any holder of Tribute Common Shares, Tribute Options, Tribute Warrants or Tribute Compensation Optionholder, such amounts as Tribute, Pozen, Parent, Can Merger Sub or the Arrangement Exchange Agent are required to deduct and withhold with respect to such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereunder as having been paid to the holder of Tribute Common Shares, Tribute Options, Tribute Warrants or Tribute Compensation Options in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash component of the consideration payable to the holder, Tribute, Pozen, Parent, Can Merger Sub and the Arrangement Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration payable to the holder as is necessary to provide sufficient funds to Tribute, Pozen, Parent, Can Merger Sub or the Arrangement Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Tribute, Pozen, Parent, Can Merger Sub or the Arrangement Exchange Agent shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder any unapplied balance of the proceeds of such sale.

2.3   The Closing

        The closing (the "Closing") of the Merger and the Arrangement shall take place at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020-1104, at 11:00 a.m., New York City time, on the date (the "Closing Date") which shall be (a) the earlier of: (i) the date that is three (3) Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in ARTICLE 8 (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); and (ii) the date that is the day prior to the Outside Date; provided that the conditions set forth in ARTICLE 8 have been satisfied or waived as of such date (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); or (b) such date as mutually agreed in writing by Pozen and Tribute. Subject to the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in ARTICLE 8, the Merger and the Arrangement shall, from and after the Merger Effective Time and the Arrangement Effective Time (as applicable), have all of the effects provided under applicable Laws.

2.4   Preparation of Tribute Circular, Pozen Proxy Statement and Registration Statements

        (a)   As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC, the Director under the OBCA and the TSXV, as applicable (and, if applicable, any other Governmental Authority) (i) mutually acceptable proxy materials which shall constitute (A) the Tribute Circular (and any amendments or supplements thereto), which shall include the proxy statement relating to the matters to be submitted to the Tribute Shareholders at the Tribute Meeting, together with any other documents required by the OBCA or applicable Laws in connection with the Tribute Meeting and (B) the proxy statement relating to the matters to be submitted to Pozen Stockholders at the Pozen Meeting (such proxy statement, and any amendments or supplements thereto, the "Pozen Proxy Statement") and (ii) a Registration Statement on Form S-4 (the "Form S-4") (and, if applicable, any other required disclosure document), with respect to the issuance of Parent Shares in respect of the Merger and the Arrangement.

        (b)   Each Party will provide legal counsel to the other Party with a reasonable opportunity to review and comment on drafts of the Tribute Circular, Pozen Proxy Statement, Form S-4 and other documents related to the Tribute Meeting, the Pozen Meeting, the issuance of the Parent Shares in respect of the Merger or the Arrangement, prior to filing such documents with applicable Governmental Authorities and mailing such documents to the Tribute Shareholders or the Pozen Stockholders, as applicable. Each Party will include in the Tribute Circular, Pozen Proxy Statement,

Form S-4 or such other documents all comments reasonably and promptly proposed by the other Party or its legal counsel; provided, however, that all information relating to a Party included in the Tribute Circular, Pozen Proxy Statement and the Form S-4 shall be in form and content satisfactory to such Party, acting reasonably.

        (c)   Each Party shall use its commercially reasonable efforts to have the Pozen Proxy Statement cleared by the SEC (and, if applicable, any other Governmental Authority), to have the Form S-4 declared effective by the SEC (and, if applicable, any other Governmental Authority) as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the Arrangement. As promptly as practicable after such clearance, Parent and Pozen shall, unless otherwise agreed to by the Parties, cause the Pozen Proxy Statement and other documentation required in connection with the Pozen Meeting or the issuance of the Parent Shares in respect of the Merger and the Arrangement to be published and/or sent to each applicable stockholder or shareholder, as required by applicable Laws. Each Party shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Pozen Proxy Statement or the Form S-4 received from the SEC (or, if applicable, any other Governmental Authority).

        (d)   Each Party shall use its commercially reasonable efforts to ensure that the Tribute Circular, the Pozen Proxy Statement and the Form S-4 comply in all material respects with applicable Laws. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Tribute Circular, the Pozen Proxy Statement or the Form S-4 prior to filing such documents with the SEC (or, if applicable, any other Governmental Authority).

        (e)   Subject to Section 5.2(e) and Section 6.2, each Party shall use its commercially reasonable efforts to take any action required to be taken by it under any applicable Laws as may be necessary or desirable in order to complete the Merger and the Arrangement, and each Party shall furnish all information concerning it and the holders of its capital stock and other securities as may be reasonably requested in connection with any such action. Parent shall advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger or the Arrangement for offering or sale in any jurisdiction, any request by the SEC (or, if applicable, any other Governmental Authority) for amendment of the Tribute Circular, the Pozen Proxy Statement or the Form S-4.

        (f)    If, at any time prior to the Closing, any information relating to any of the Parties (including, but not limited to, a discovery of a misstatement or omission of information), or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Tribute Circular, the Pozen Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent and Pozen with the SEC and by Tribute with any applicable Canadian securities regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to applicable securityholders as required by Law.

        (g)   The Tribute Circular and the Pozen Proxy Statement shall each include, unless Pozen shall have effected a Pozen Change of Recommendation in accordance with the terms of this Agreement, the Pozen Recommendation, the Pozen Fairness Opinions, the rationale for the Pozen Recommendation and a statement that, to the knowledge of Pozen, each director and executive officer of Pozen intends to vote all Pozen Common Shares held by him or her in favor of the Pozen Stockholder Approval at the Pozen Meeting.

        (h)   The Tribute Circular and the Pozen Proxy Statement shall each include, unless Tribute shall have effected a Tribute Change of Recommendation in accordance with the terms of this Agreement, the Tribute Recommendation, the Tribute Fairness Opinion, the rationale for the Tribute Recommendation and a statement that, to the knowledge of Tribute, each director and executive officer of Tribute intends to vote all Tribute Common Shares held by him or her in favor of the Tribute Shareholder Approval at the Tribute Meeting.

        (i)    Parent covenants and agrees that, promptly following Closing, it shall file with the SEC a Registration Statement on Form S-8 (the "Form S-8") registering Parent Shares issuable pursuant to the 2015 Aralez Pharmaceuticals Omnibus Equity Plan.

2.5   Pozen Stockholder Meeting

        (a)   Pozen shall duly take all lawful action to call, give notice of, convene and hold the Pozen Meeting in accordance with the constituent documents of Pozen and applicable Law as promptly as practicable following the date upon which the Form S-4 becomes effective and the Pozen Proxy Statement has been cleared by the SEC for the purpose of obtaining Pozen Stockholder Approval as required by the DGCL and this Agreement.

        (b)   Subject to the terms of this Agreement, unless Pozen shall have effected a Pozen Change of Recommendation in accordance with the terms of this Agreement, Pozen shall use its commercially reasonable efforts to solicit from Pozen Stockholders proxies in favor of the Pozen Stockholder Approval and take all other actions that are reasonably necessary or desirable to obtain the approval of the Merger and the adoption of this Agreement by Pozen Stockholders, including using the services of proxy solicitation agents, and take all other actions reasonably requested by Tribute that are reasonably necessary to obtain Pozen Stockholder Approval and permit Tribute to assist, and consult with Tribute and keep Tribute apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with ARTICLE 7, subject to Section 2.5(a), this Agreement shall be submitted to Pozen Stockholders at the Pozen Meeting for the purpose of obtaining Pozen Stockholder Approval, and nothing contained herein shall be deemed to relieve Pozen of such obligation.

        (c)   Unless there has been a Pozen Change of Recommendation in accordance with Section 6.2, neither the Pozen Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Tribute), or propose publicly to withdraw (or modify in any manner adverse to Tribute), the Pozen Recommendation.

        (d)   Pozen shall, prior to the Pozen Meeting, keep Tribute reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Pozen Meeting, and in any event shall provide such number promptly upon the request of Tribute or its Representatives.

        (e)   Pozen shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Pozen Meeting without Tribute's prior written consent, in each case; provided that (i) Pozen shall be permitted to adjourn, delay or postpone convening the Pozen Meeting if in the good faith judgment of the Pozen Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Pozen Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Pozen Board of Directors under applicable Laws or not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Pozen Proxy Statement or Form S-4, or (ii) if Pozen shall have provided a written notice as contemplated by Section 7.1(c)(iii) and the thirty (30) day period referenced therein shall not have expired at least three (3) Business Days prior to the scheduled date of the Pozen Meeting, Pozen shall be permitted to adjourn, delay or postpone convening the Pozen Meeting until the third (3rd) Business Day following the expiration of such thirty (30) day period.

        (f)    Pozen will provide notice to Tribute of the Pozen Meeting, and shall allow Representatives of Tribute and its counsel to attend the meeting and any adjournments thereof.

2.6   Tribute Shareholder Meeting

        (a)   Tribute shall duly take all lawful action to call, give notice of, convene and hold the Tribute Meeting in accordance with the constituent documents of Tribute, the Interim Order and applicable Law as soon as reasonably practicable after the Interim Order is issued.

        (b)   Subject to the terms of this Agreement, unless Tribute shall have effected a Tribute Change of Recommendation in accordance with the terms of this Agreement, Tribute shall use its commercially reasonable efforts to solicit from Tribute Shareholders proxies in favor of the Tribute Shareholder Approval and take all other actions that are reasonably necessary or desirable to obtain the approval of the Arrangement by Tribute Shareholders, including using the services of proxy solicitation agents, and take all other actions reasonably requested by Pozen that are reasonably necessary to obtain the Tribute Shareholder Approval and permit Pozen to assist, and consult with Pozen and keep Pozen apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with ARTICLE 7, subject to Section 2.6(a), the Arrangement Resolution shall be submitted to the Tribute Shareholders at the Tribute Meeting for the purpose of obtaining the Tribute Shareholder Approval, and nothing contained herein shall be deemed to relieve Tribute of such obligation.

        (c)   Unless there has been a Tribute Change of Recommendation in accordance with Section 6.4, neither the Tribute Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Pozen), or propose publicly to withdraw (or modify in any manner adverse to Tribute), the Tribute Recommendation.

        (d)   Tribute shall, prior to the Tribute Meeting, keep Pozen reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Tribute Meeting, and in any event shall provide such number promptly upon the request of Pozen or its Representatives.

        (e)   Tribute shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Tribute Meeting without Pozen's prior written consent, in each case; provided that (i) Tribute shall be permitted to adjourn, delay or postpone convening the Tribute Meeting if in the good faith judgment of the Tribute board of directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Tribute Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Tribute board of directors under applicable Laws or not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Tribute Circular, Pozen Proxy Statement or Form S-4, or (ii) if Tribute shall have made a written request as contemplated by Section 7.1(d)(iii) and the thirty (30) day period referenced therein shall not have expired at least three (3) Business Days prior to the scheduled date of the Tribute Meeting, Tribute shall be permitted to adjourn, delay or postpone convening the Tribute Meeting until the third (3rd) Business Day following the expiration of such thirty (30) day period.

        (f)    Tribute will provide notice to Pozen of the Tribute Meeting, and shall allow Representatives of Pozen and its counsel to attend the meeting and any adjournments thereof.

 ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of Pozen

        Except as disclosed in the applicable section or subsection of the Pozen Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Pozen Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Pozen Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the Pozen Public Disclosure Record (other than any disclosure contained under the captions "Risk Factors" or "Forward Looking Statements" or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Pozen represents and warrants to and in favor of Tribute and Parent as follows and acknowledges that Tribute and Parent are relying upon such representations and warranties in entering into this Agreement:

          (a)    Organization and Qualification.    Pozen has been duly incorporated, validly exists and is in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Pozen Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Pozen and each of the Pozen Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Pozen and the Pozen Subsidiaries, taken as a whole. Pozen has provided to Parent and Tribute true, complete and correct copies of the constituent documents of each of Pozen and Pozen's Subsidiaries, in each case as amended.

          (b)    Authority Relative to this Agreement.    Pozen has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Pozen Stockholder Approval and the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by Pozen of the transactions contemplated by this Agreement have been duly authorized by the Pozen Board of Directors and no other corporate proceedings on the part of Pozen are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Pozen Stockholder Approval as contemplated in this Agreement, the completion by Pozen of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Pozen and constitutes a legal, valid and binding obligation of Pozen enforceable against Pozen in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors' rights generally and general principles of equity.

          (c)    Required Approvals.    No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Pozen of this Agreement, the performance by Pozen of its obligations hereunder and the completion by Pozen of the Merger or the Arrangement, other than:

              (i)  such filings and other actions required under applicable U.S. Securities Laws and the rules and policies of NASDAQ, in each case, as are contemplated by this Agreement;

             (ii)  the Required Regulatory Approvals relating to Pozen; and

            (iii)  any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Pozen, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement.

          (d)    No Violation.    Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable Laws and Orders, the execution and delivery by Pozen of this Agreement, the performance by Pozen of its obligations hereunder and the completion of the Merger and the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):

              (i)  result in a contravention, breach, violation or default under any Law or Order applicable to Pozen or any of the Pozen Subsidiaries or any of its or their respective properties or assets;

             (ii)  result in a contravention, conflict, violation, breach or default under the constituent documents of Pozen or any of the Pozen Subsidiaries;

            (iii)  result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any material benefit under, any Pozen Material Contract or material Permit to which it or any of the Pozen Subsidiaries is a party or by which it or any of the Pozen Subsidiaries is bound or to which any of its or any of the Pozen Subsidiaries' properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Pozen Material Contract or material Permit; or

            (iv)  result in the suspension or alteration in the terms of any material Permit held by Pozen or any of the Pozen Subsidiaries or in the creation of any Lien upon any of their properties or assets;

  except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Pozen or that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger or the Arrangement.

          (e)    Capitalization of Pozen.    The authorized capital of Pozen consists of 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding, and 90,000,000 Pozen Common Shares. As of the close of business on June 5, 2015, there were (i) 32,420,612 Pozen Common Shares issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable, (ii) up to 2,474,430 shares of common stock available for grant under equity compensation plans, and (iii) up to 3,595,849 shares of common stock issuable pursuant to options and restricted stock units granted under equity compensation plans. There is no outstanding contractual obligation of Pozen or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Pozen Common Shares. Except for the Pozen Options and the Pozen Share Awards, as of the date of this Agreement, Pozen has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Pozen Common Shares or other securities of Pozen, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Pozen Common Shares or other security of Pozen. Except for the Pozen Options and Pozen Share Awards, neither Pozen nor any of Pozen's Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Pozen Share price, income or any other attribute of or related to Pozen or any of its Subsidiaries. The Pozen Common Shares are listed on NASDAQ and, except for such listing, no other securities of Pozen or any of Pozen's Subsidiaries are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of Pozen or any of Pozen's Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Pozen Common Shares on any matter. Section 3.1(e) of the Pozen Disclosure Letter sets out a true, complete and correct list of all Pozen Options and Pozen Share Awards, the names of the holders of such awards, the type of such award, whether each such holder is a current director of Pozen or current employee of Pozen or any of its Subsidiaries and the grant date and the exercise price (as applicable). A true, correct and complete copy of the Pozen Share Plan has been provided or otherwise made available to Parent and Tribute.

          (f)    Pozen Subsidiaries.    Section 3.1(f) of the Pozen Disclosure Letter sets forth a true, complete and correct list of each of the Pozen Subsidiaries, its jurisdiction and form of organization. Pozen or a Pozen Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Pozen Subsidiaries free and clear of any Liens (other than Permitted Liens), all such shares are validly issued, fully paid and non-assessable, and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Pozen Subsidiaries and no Pozen Subsidiary has any outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Pozen nor any of the Pozen Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Pozen Subsidiary, which interest or investment is material to Pozen and the Pozen Subsidiaries, taken as a whole.

          (g)    Securities Laws Matters.

              (i)  The Pozen Common Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and listed on NASDAQ. Neither the SEC nor any state regulatory authority has issued any order preventing or suspending trading of any securities of Pozen, and Pozen is in compliance in all material respects with applicable U.S. Securities Laws.

             (ii)  Pozen is in compliance in all material respects with the requirements of the U.S. Securities Laws and NASDAQ for continued listing of the Pozen Common Shares thereon. Except for the transactions contemplated by this Agreement, Pozen has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Pozen Common Shares under the 1934 Exchange Act or the listing of such shares on NASDAQ.

            (iii)  Trading in Pozen Common Shares on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Pozen is pending or, to the knowledge of Pozen, threatened. To the knowledge of Pozen, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Pozen by the SEC or similar regulatory authority under applicable U.S. Securities Laws or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

            (iv)  Except as set forth above in this Section 3.1(g), neither Pozen nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

             (v)  Since December 31, 2012, Pozen has timely filed all forms, reports, statements and documents, including financial statements and management's discussion and analysis required to be filed by Pozen under applicable U.S. Securities Laws and the rules and policies of NASDAQ. The documents in the Pozen Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable U.S. Securities Laws and, where applicable, the rules and policies of NASDAQ.

            (vi)  None of the documents in the Pozen Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h)    Financial Statements.

              (i)  The Pozen Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except as otherwise stated in the notes to such statements or in the auditor's report thereon and subject, in the case of the Pozen Interim Financial Statements, to normal year-end audit adjustments, which are not material to Pozen and the Pozen Subsidiaries, taken as a whole, individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The Pozen Financial Statements present fairly, in all material respects, the balance sheets and statements of operations, statements of stockholders' equity and statements of cash flows of Pozen and the Pozen Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by Pozen or any of the Pozen Subsidiaries to any director or officer of Pozen. All of such documents in the Pozen Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Pozen Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

             (ii)  Pozen has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Pozen is made known to its Chief Executive Officer and Chief Financial Officer by others within Pozen and the Pozen Subsidiaries.

            (iii)  Pozen has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Pozen, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of Pozen, since December 31, 2012: (A) except as set forth on Section 3.1(h)(iii) of the Pozen Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Pozen that are reasonably likely to adversely affect Pozen's ability to record, process, summarize and report financial information, and (B) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Pozen. To the knowledge of Pozen, since December 31, 2012, Pozen has received no (x) written complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Pozen regarding questionable accounting or auditing matters.

          (i)    No Undisclosed Liabilities.    Except as set forth in Section 3.1(i) of the Pozen Disclosure Letter, Pozen and the Pozen Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Pozen Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Pozen Public Disclosure Record) that would not reasonably be expected to be material to Pozen and its Subsidiaries, taken as a whole (other than those disclosed in the Pozen Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting anything set forth herein, the Pozen Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Pozen and the Pozen Subsidiaries.

          (j)    Absence of Certain Changes.    From the date of the most recent Pozen Annual Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pozen and (ii) Pozen and each of the Pozen Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

          (k)    Compliance with Laws.    Since December 31, 2012, the business of Pozen and of each of the Pozen Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and policies and neither Pozen nor any Pozen Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither Pozen nor any of the Pozen Subsidiaries has taken or committed to take any action which would cause Pozen or any of the Pozen Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act or any applicable Laws of similar effect, and, to the knowledge of Pozen, no such action has been taken by any Person acting on behalf of Pozen or any of the Pozen Subsidiaries.

          (l)    Litigation.    Section 3.1(l) of the Pozen Disclosure Letter sets forth a list of all Proceedings to which Pozen is a party. Except as set forth on Section 3.1(l) of the Pozen Disclosure Letter, there is no Proceeding against or involving Pozen or any of the Pozen Subsidiaries (whether in progress, pending or, to the knowledge of Pozen, threatened) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Pozen or would prevent or significantly impede or materially delay the completion of the Merger or the Arrangement and, to the knowledge of Pozen, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Pozen nor any of the Pozen Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger or the Arrangement or have a Material Adverse Effect on Pozen.

          (m)    Real Property.    Section 3.1(m) of the Pozen Disclosure Letter contains (a) a list of all leases and subleases pursuant to which Pozen or any Pozen Subsidiary currently leases real property as tenant (the "Pozen Real Property Leases") and (b) a list of all real property owned by Pozen or any Pozen Subsidiary ("Pozen Owned Real Property"). Each Pozen Real Property Lease is a valid leasehold, sublease interest or comparable right, and Pozen or one of the Pozen Subsidiaries holds good, valid and marketable beneficial and legal title to the Pozen Owned Real

  Property. There is no pending or, to the knowledge of Pozen, threatened condemnation or expropriation proceedings with respect to any Pozen Owned Real Property. There are no outstanding options or rights of first refusal to purchase any Pozen Owned Real Property (or any portion thereof or interest therein). Except for Permitted Liens, there are no Liens registered against any Pozen Owned Real Property.

          (n)    Contracts.

              (i)  Except as set forth in Section 3.1(n) of the Pozen Disclosure Letter, as of the date of this Agreement, none of Pozen or any of the Pozen Subsidiaries is a party to or bound by any of the following types of Contract (other than a Pozen Employment Agreement or Pozen Plan) (each of the following types of Contracts, an "Pozen Material Contract"):

              (A)  any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2015 or any subsequent year of an amount in excess of $500,000, and (ii) not terminable by Pozen or any of the Pozen Subsidiaries on three (3) months' notice or less;

              (B)  any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Pozen or any Pozen Subsidiary in an amount in excess of $500,000;

              (C)  any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Pozen or any Pozen Subsidiary valued at an amount in excess of $500,000;

              (D)  any real property lease, rental or occupancy agreement under which Pozen or any Pozen Subsidiary continues to have obligations or rights;

              (E)  any Contract pursuant to which Pozen or any Pozen Subsidiary (i) is granted or obtains or agrees to obtain any right or license to use any material Intellectual Property (excluding commercially available software where the failure to obtain or hold such license would not have a Material Adverse Effect on Pozen), (ii) is restricted in its right to use or register any material Intellectual Property owned by Pozen or any of the Pozen Subsidiaries, or (iii) grants, or agrees to grant, to any other Person any right or license to use, obtain, enforce or register any material Intellectual Property owned by Pozen or any of the Pozen Subsidiaries, including any license agreements, option agreements and covenants not to sue;

              (F)  except for any non-solicit obligations, any Contract that obligates Pozen or any Pozen Subsidiary or its Affiliates not to compete with another Person, requires Pozen or any Pozen Subsidiary to acquire or sell any product, asset or service exclusively from or to any other Person, or otherwise contractually restricts Pozen or any Pozen Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

              (G)  any Contract entered into since December 31, 2012: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Pozen or any Pozen Subsidiary, (ii) relating to a material acquisition or disposition by Pozen or any Pozen Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of Pozen or any Pozen Subsidiary, or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

              (H)  except for Contracts entered into in the ordinary course of business with any employee, director or officer of Pozen or any Pozen Subsidiary, any Contract with any stockholder of Pozen or any Pozen Subsidiary entered into since December 31, 2012.

             (ii)  True, correct and complete copies of each Pozen Material Contract in effect on the date hereof that has not been part of the Pozen Public Disclosure Record have been provided or otherwise made available to Parent and Tribute.

            (iii)  Except as would not reasonably be expected to have a Material Adverse Effect on Pozen, none of Pozen, the Pozen Subsidiaries or, to the knowledge of Pozen, any of the other parties thereto is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under (in each case, with or without notice or lapse of time or both), any Pozen Material Contract in any material respect, and none of Pozen or any of the Pozen Subsidiaries has received or given any notice of default under any Pozen Material Contract which remains uncured. To the knowledge of Pozen, there exists no state of facts which, after notice or lapse of time or both, would constitute a default under or breach or violation of any Pozen Material Contract or the inability of a party to any Pozen Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Pozen or that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement. To the knowledge of Pozen, no Person has challenged in writing the validity or enforceability of any Pozen Material Contract.

            (iv)  There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments, to which Pozen or any of the Pozen Subsidiaries is a party or, to the knowledge of Pozen, with respect to any shares or other equity interests of Pozen or any of the Pozen Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Pozen or any of the Pozen Subsidiaries.

             (v)  As of the date of this Agreement, neither Pozen nor any of the Pozen Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform, any Pozen Material Contract.

          (o)    Taxes.

              (i)  Pozen and each of its Subsidiaries has duly and timely made or prepared all material Tax Returns required to be made or prepared by it, has duly and timely filed all material Tax Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. Pozen has provided Parent and Tribute copies of its U.S. federal income Tax Return and each other material income Tax Return for taxable years ending 2013, 2012 and 2011. The U.S. federal income Tax Return and each other material income Tax Return filed by Pozen and each of its Subsidiaries for the taxable year ending 2014 shall be made available to Tribute upon filing of such Tax Return with the appropriate Governmental Authority. All material Tax Returns provided or otherwise made available to Parent and Tribute are true, complete and correct copies of such Tax Returns.

             (ii)  Pozen and each of the Pozen Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Pozen Interim Financial Statements; (B) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of employment, sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

            (iii)  No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of Pozen, threatened with respect to Taxes or Tax Returns of Pozen or any of its Subsidiaries, and neither Pozen nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of Pozen, threatened against Pozen or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against Pozen or any of its Subsidiaries or relating to Tax Returns or any other matters which could result in claims for Taxes or additional Taxes. Neither Pozen nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

            (iv)  There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Tax Return, or the payment of any Taxes by Pozen or any of its Subsidiaries.

             (v)  Neither Pozen nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

            (vi)  To the knowledge of Pozen (including management employees knowledgeable about Tax matters), there are no Liens for Taxes on the property or assets of Pozen or any of its Subsidiaries, except for Permitted Liens.

           (vii)  All transactions between Pozen and any of its Subsidiaries, on the one hand, and Pozen or another such Subsidiary, on the other hand, have been effected at the values and on the terms that would have been agreed by unrelated parties acting at arm's length.

          (viii)  Section 3.1(o) of the Pozen Disclosure Letter contains a list of all jurisdictions in which Pozen or any of its Subsidiaries has filed, or is required to file, a Tax Return.

            (ix)  Neither Pozen nor any of its Subsidiaries (1) is subject to liability for Taxes of any other Person or (2) has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such Person where the sole purpose of such agreements or undertakings is the assumption of such liability.

             (x)  Except as set forth on Section 3.1(o) of the Pozen Disclosure Letter, no private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to Pozen or any of the Pozen Subsidiaries.

            (xi)  The charges, accruals, and reserves for Taxes reflected on the Pozen Interim Financial Statements (whether or not due and whether or not shown on any Tax Return, but excluding any provision for deferred income taxes) are adequate under U.S. GAAP to cover Taxes with respect to Pozen and each of its Subsidiaries accruing through the date hereof.

           (xii)  None of Pozen or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in any distribution intended to be governed by Section 355(a)(1) of the Code.

          (xiii)  Neither Pozen nor any of its Subsidiaries is or has been a party to any "listed transaction," as defined in Section 6707A(c)(2) of the Code and Reg. §1.6011-4(b)(2).

          (xiv)  The transactions contemplated under this Agreement will not accelerate the recognition of taxable income by Pozen or any of its Subsidiaries.

          (p)    Employment Agreements and Collective Agreements.    Except as set forth on Section 3.1(p) of the Pozen Disclosure Letter, none of Pozen or any of the Pozen Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

              (i)  any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or, to the extent any liability remains outstanding, former director, officer or employee of Pozen or any of the Pozen Subsidiaries (each, an "Pozen Employment Agreement") in excess of $250,000;

             (ii)  any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Pozen, threatened application for certification, recognition or bargaining rights in respect of Pozen or any of the Pozen Subsidiaries, or any Proceeding seeking to compel Pozen or any of the Pozen Subsidiaries to bargain with any labor organization as to wages or conditions of employment;

            (iii)  any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Pozen or any of the Pozen Subsidiaries; or

            (iv)  any actual or, to the knowledge of Pozen, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Pozen or any of the Pozen Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on Pozen.

          True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(p) have been provided or otherwise made available to Pozen. Except as would not be expected to have a Material Adverse Effect on Pozen, each of Pozen and the Pozen Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, Contracts and Pozen material policies relating to employment, employment practices, wages, hours and terms and conditions of employment.

          (q)    Pension and Employee Benefits.

              (i)  Section 3.1(q)(i) of the Pozen Disclosure Letter sets forth a true, complete and correct list of each Pozen Plan.

             (ii)  With respect to each Pozen Plan, Pozen has provided or otherwise made available to Parent and Tribute (A) a true and complete copy of each Pozen Plan, including any amendments thereto and all material supporting documents; (B) latest annual report, if any; (C) copies of all material communications received in the last three (3) years with applicable Governmental Authorities; (D) each trust or other funding arrangement; (E) each summary plan description (if applicable); and (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

            (iii)  The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer, independent contractor or other service provider of Pozen or any Pozen Subsidiary to termination or severance pay (or a material increase thereof), (B) accelerate the time of funding (through a grantor trust or otherwise), payment or vesting, or increase the amount of compensation or benefit due any such employee, director, officer, independent contractor or other service provider of Pozen or any Pozen Subsidiary, or (C) cause amounts payable under the Pozen Plans or Pozen Employment Agreements to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. No employee or individual consultant or independent contractor has a contractual entitlement to a gross-up or additional payment by reason of the tax, penalties or interest required by Section 409A or 4999 of the Code being imposed upon such person.

            (iv)  Each Pozen Plan has been established, registered, qualified, funded, invested, maintained, operated and administered in all material respects in accordance with its terms and applicable Law (including Section 409A of the Code). There are no pending or, to the knowledge of Pozen, threatened actions, suits, disputes or claims by or on behalf of any Pozen Plan, by any employee or beneficiary covered under any such Pozen Plan, as applicable, or otherwise involving any such Pozen Plan (other than routine claims for benefits).

             (v)  No Pozen Plan provides welfare or post-retirement benefits, including, without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law or at the expense of the participant or the participant's beneficiary.

            (vi)  Neither Pozen, any Pozen Subsidiary or any of their ERISA Affiliates, contributes to or has any liability under, or in the past six (6) years sponsored, contributed to or had liability under (A) a plan subject to Section 412 of the Code or Title IV or Section 302 of ERISA, (B) any "multiemployer plan" as defined in Sections 3(37)(A) or 4001(a)(3) of ERISA, (C) any plan that is subject to Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (D) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

           (vii)  Each Pozen Plan that is intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of Pozen, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect materially and adversely the qualified status of any such Pozen Plan.

          (viii)  All contributions, premiums or Taxes required to be made or paid by Pozen or any of its Subsidiaries, as the case may be, under or in connection with the Pozen Plans have been made in a timely fashion in accordance with Laws and the terms of the applicable Pozen Plan.

            (ix)  Pozen and each Pozen Subsidiary has, for purposes of each Pozen Plan, correctly classified all individuals performing services for either or both of them as common law employees, independent contractors or agents, as applicable.

             (x)  None of Pozen, any of its Subsidiaries or any other persons with respect to whom Pozen or any Pozen Subsidiary would have an obligation to indemnify has engaged in a prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in a material liability to Pozen or any Pozen Subsidiary.

          (r)    Intellectual Property.

              (i)  Section 3.1(r)(i) of the Pozen Disclosure Letter sets forth a correct and complete list of all (A) Patents, and (B) Trademark registrations and applications and material unregistered Trademarks (C) Copyright registrations and applications, and (D) material Software, in each case which is owned by, or exclusively licensed to, Pozen or any of the Pozen Subsidiaries in any jurisdiction in the world (collectively, the "Pozen Intellectual Property"), indicating, for each item of Pozen Intellectual Property, the owner, registration or application number (as applicable) and the applicable filing jurisdiction. Pozen or one of the Pozen Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of the Pozen Intellectual Property set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pozen, to the knowledge of Pozen, all such Intellectual Property is subsisting, valid, and enforceable.

             (ii)  To the knowledge of Pozen and except as set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, Pozen or one of the Pozen Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property (A) that covers the products or product candidates presently sold or under development in the conduct of the business of Pozen or one of the Pozen Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of Pozen and the Pozen Subsidiaries as presently conducted.

            (iii)  Except as set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, there are no Orders, writs, injunctions or decrees to which Pozen or any of the Pozen Subsidiaries is subject with respect to any Intellectual Property material to the conduct of the business of Pozen and the Pozen Subsidiaries as presently conducted that is owned by Pozen or any of the Pozen Subsidiaries, nor, to the knowledge of Pozen, any such Orders, writs, injunctions or decrees with respect to such Intellectual Property used or held for use by Pozen or any of the Pozen Subsidiaries.

            (iv)  To the knowledge of Pozen, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against Pozen or any of the Pozen Subsidiaries in respect of the conduct of their businesses as currently conducted.

             (v)  Except as set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, to the knowledge of Pozen, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by Pozen or any of the Pozen Subsidiaries in the conduct of the business of Pozen and the Pozen Subsidiaries as presently conducted, and no such claims have been asserted or threatened against any Person by Pozen or the Pozen Subsidiaries or, to the knowledge of Pozen, any other Person, in the past six (6) years.

            (vi)  Except as set forth in Section 3.1(r)(i) of the Pozen Disclosure Letter, to the knowledge of Pozen, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material Pozen Intellectual Property applications or registrations (including Patents) owned by or licensed to Pozen or any of the Pozen Subsidiaries.

          (s)    Regulatory Matters.

              (i)  Since December 31, 2012, the businesses of each of Pozen and the Pozen Subsidiaries, and to the knowledge of Pozen, its third party suppliers and contractors, have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including without limitation, to the extent applicable, (A) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq. (the "FDCA"); (B) the Public Health Service Act of 1944; (C) Canada's Food and Drugs Act R.S.C. , 1985, c. F-27 as am. (the "CFDA"); the Canadian Food and Drug Regulations (C.R.C. c. 870 as am.); the Canadian Medical Device Regulations (SOR/98-282 as am.); (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable state, provincial or local Laws ("HIPAA"); (F) the Canadian Patent Act (R.S.C. 1985 c. P-4 as am.) and Patented Medicine (Notice of Compliance) Regulations (SOR/93-133 as am.), the Patented Medicine Regulations, 1994 (SOR/94-688) and the guidelines of the Patent Medicines Pricing Review Board (the "PMPRB"); (G) the Orphan Drug Act of 1983, 96 Stat. 2049; (H) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; (I) state or provincial licensing, disclosure, billing, labeling, storage, testing, distribution, sales, marketing and reporting requirements for pharmaceutical products and medical devices; (J) any applicable privacy laws including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) ("PIPEDA") and the Personal Health Information Protection Act (Ontario) ("PHIPA"); (K) all Laws similar to the foregoing in all other jurisdictions; and (L) all binding rules and regulations issued under such Laws.

             (ii)  Each of Pozen and the Pozen Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operation of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products, including without limitation notices of compliance, drug establishment licenses, medical device establishment licenses and medical device licenses. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2012, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pozen. Pozen and each of the Pozen Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Pozen, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

            (iii)  All pre-clinical and clinical investigations conducted or sponsored by Pozen or any of the Pozen Subsidiaries have been, since December 31, 2012, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis, reporting of serious adverse reactions, and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal

    Regulations, (C) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, Part 3 of the Medical Device Regulations (SOR/98-282as am.) and (D) the federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, including without limitation PHIPA and PIPEDA. Neither Pozen nor any of the Pozen Subsidiaries has received any written notice, correspondence or other communication from any Regulatory Authority, including the FDA, Health Canada, any Institutional Review Board, Research Ethics Board or any other Regulatory Authority since December 31, 2012, initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any pre-clinical or clinical trial conducted or sponsored by Pozen or the Pozen Subsidiaries.

            (iv)  All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by Pozen and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither Pozen nor any Pozen Subsidiary, nor, to the knowledge of Pozen, any officer, employee, agent or distributor of Pozen or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of Pozen, committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Regulatory Authority to invoke any similar policy. Neither Pozen nor any of its Subsidiaries is the subject of any pending or threatened investigation by the FDA, Health Canada, or any other Regulatory Authority pursuant to such policies.

             (v)  Neither Pozen nor any of the Pozen Subsidiaries has received any written information from the FDA, Health Canada or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Regulatory Authority.

            (vi)  Neither Pozen nor any of Pozen Subsidiaries has received any warning letters from the FDA, Health Canada, or any other Regulatory Authority regarding inappropriate advertising or marketing of any of its products or any written notice of any actual or potential violation of Laws with respect to the advertising or marketing of any of its products. Each product of Pozen or its Subsidiaries is labeled, packaged, advertised and marketed as necessary to enable its sale to be lawful in the United States including compliance with FDA and Federal Drug Regulations.

           (vii)  Pozen and the Pozen Subsidiaries (A) are not a party to and do not have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2012, have not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in any case that would, individually or in the aggregate, be expected to have a Material Adverse Effect on Pozen.

          (viii)  Neither Pozen nor any of the Pozen Subsidiaries, nor, to the knowledge of Pozen, any officer, employee, agent or distributor of Pozen or any of the Pozen Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law, nor has any such person been so disbarred. Neither Pozen nor any of its Subsidiaries, nor, to the knowledge of Pozen, any officer, employee, agent or distributor of Pozen or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program or has been excluded from participation in such programs. Neither Pozen nor any of its Subsidiaries nor, to its knowledge, any officer, employee, agent or distributor of Pozen or any of the Pozen Subsidiaries is subject to an investigation or proceeding by any Regulatory Authority that could result in suspension, exclusion, or debarment, and there are no facts that could give rise to such suspension, exclusion or debarment.

            (ix)  Each product or product candidate currently under development or being sold by Pozen or any of the Pozen Subsidiaries and which is subject to the CFDA, FDCA or any Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Pozen or any of the Pozen Subsidiaries (each a "Pozen Product") is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted or exported in material compliance with all applicable requirements under the CFDA, FDCA or any other applicable state, provincial and similar Laws, Regulations and Regulatory Guidelines, including those relating to investigational use, special access, pre-market clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, protection of human subjects, humane care and use of laboratory animals, Law or Regulatory Guidelines governing the practice of pharmacy, data integrity and security, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pozen. To Pozen's knowledge, no employee of Pozen or a Pozen Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion or export of the Pozen Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

             (x)  (A) Neither Pozen, nor any of the Pozen Subsidiaries nor, to Pozen's knowledge to the extent it relates to any Pozen Products, any subcontractors, contract manufacturers or other parties has, except as disclosed in the Pozen Disclosure Letter, since December 31, 2012, received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, data integrity review or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Regulatory Authority, and (B) there is no action or proceeding pending or, to the knowledge of Pozen, threatened, in the case of either (A) or (B): (I) contesting the pre-market clearance or approval of, the uses of, the reimbursement of or the labeling or promotion of any Pozen Product (II) contesting the compliance with Law or Regulatory Guidelines of any facility where a Pozen Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Pozen Product or manufacturing process of any Law or Regulatory Guidelines by Pozen or Pozen's Subsidiaries.

            (xi)  Since December 31, 2012, Pozen and Pozen's Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, "dear doctor" letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Pozen Product. Pozen and Pozen's Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither Pozen nor any of the Pozen Subsidiaries has received any written notice that the FDA, Health Canada or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Pozen Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any Pozen Product, or (C) a termination, suspension or injunction of the manufacture, marketing, storage or distribution of any Pozen Products. Pozen and the Pozen Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective actions and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

           (xii)  Pozen and its Subsidiaries have made available to Tribute complete and accurate copies of all: (a) serious adverse event reports, periodic adverse event reports and other pharmacovigilance reports and data, (b) material communications with Regulatory Authorities, and (c) material documents and other information submitted to or received by or on behalf of Pozen or any of Pozen's Subsidiaries with or from any Regulatory Authority, including inspection reports, warning letters and similar documents which are in Pozen's possession or to which Pozen has contractual access rights.

          (t)    Books and Records.    The corporate records and minute books of Pozen and the Pozen Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to, the fact that the minute books contain the minutes of all meetings of the boards of directors, committees of the board and stockholders and all resolutions passed by the boards of directors, committees of the boards and the stockholders, except that minutes of certain recent meetings of the Pozen Board of Directors or committees thereof have not been finalized as of the date hereof. All such corporate records and minute books of Pozen and the Pozen Subsidiaries have been provided or otherwise made available to Tribute.

          (u)    Fairness Opinions.    The Pozen Board of Directors has received the Pozen Fairness Opinions to the effect that, subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of each such opinion, the Merger Consideration is fair, from a financial point of view, to the Pozen Stockholders (excluding Parent and Tribute and each of their respective Affiliates). The true, correct and complete copies of the Pozen Fairness Opinions will be provided by Pozen to Parent and Tribute solely for informational purposes not later than two (2) Business Days after the date hereof.

          (v)    Board of Directors Approval.    The Pozen Board of Directors has unanimously determined that this Agreement and the Merger are fair to Pozen Stockholders and are in the best interests of Pozen, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.2, has unanimously resolved to recommend that Pozen Stockholders vote in favor of the adoption of this Agreement. As of the date of this Agreement, each director and executive officer of Pozen intends, to the knowledge of Pozen, to vote all of the Pozen Common Shares held by him or her in favor of the adoption of this Agreement and has agreed that, unless there has been a Pozen Change of Recommendation, references to such intention may be made in the Tribute Circular and other documents relating to the Arrangement.

          (w)    Environmental Matters.    Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Pozen and the Pozen Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Pozen, threatened against Pozen, any of its Subsidiaries or, to the knowledge of Pozen, against any Person whose liability for such Environmental Claims Pozen or any of its Subsidiaries has retained or assumed either contractually or by operation of law, and, to the knowledge of Pozen, there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by Pozen and the Pozen Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or clean-up activities by Pozen or any of the Pozen Subsidiaries or by any Person whose liability for such Environmental Claims Pozen or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither Pozen nor any Pozen Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liabilities or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; (v) each of Pozen and the Pozen Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing; and (vi) Pozen has delivered or otherwise made available copies of any Phase I or II environmental site assessments (or similar reports), or material documents relating to any alleged or actual non-compliance with applicable Environmental Laws by Pozen and the Pozen Subsidiaries, in each case received or commissioned by Pozen since December 31, 2008.

          (x)    Insurance.    Section 3.1(x) of the Pozen Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen's compensation and other forms of insurance owned by Pozen or any Pozen Subsidiary. All current insurance policies and contracts of Pozen and the Pozen Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of Pozen nor any of the Pozen Subsidiaries has received written notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Pozen, have any claims been denied under any current insurance policies, and, to the knowledge of Pozen, no threat has been made to cancel any insurance policy or contract of Pozen or any Pozen Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

          (y)    Stockholder Approval.    The only vote of the stockholders of Pozen required to adopt this Agreement and approve the Merger is the Pozen Stockholder Approval. No other vote of the stockholders of Pozen is required by Law, the constituent documents of Pozen or otherwise to adopt this Agreement and approve the Merger.

          (z)    Brokers and Finders.    Neither Pozen nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, except that Pozen has engaged the Pozen Financial Advisors as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Pozen or any of its Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Pozen or any of its Subsidiaries in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with each of Pozen's Financial Advisors in connection with the transactions contemplated hereby has been provided or otherwise made available to Parent and Tribute and has not been subsequently amended, waived or supplemented.

          (aa)    United States Investment Company Act of 1940.    Neither Pozen nor any of its Subsidiaries is, or will be as of the closing date of the Merger, an "investment company," as such term is defined under the United States Investment Company Act of 1940, as amended, registered or required to be registered under such Act.

          (bb)    Relevant Competition Laws.    Pozen is a "WTO investor" as defined in the Investment Canada Act (Canada).

          (cc)    No Other Representations and Warranties.    Except for the representations and warranties made by Pozen in this Section 3.1, neither Pozen nor any other Person makes any express or implied representation or warranty with respect to Pozen or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Pozen hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Pozen in this Section 3.1, neither Pozen nor any other Person makes or has made any representation or warranty to Parent, Tribute or any of their respective Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Pozen, any of the Pozen Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Parent, Tribute or any of their respective Representatives in the course of their due diligence investigation of Pozen, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Pozen nor any other Person will have any liability to Parent, Tribute or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Pozen acknowledges and agrees that none of Parent, Tribute or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Tribute and Parent in Sections 3.2 and 3.3, respectively, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Tribute furnished or made available to Pozen, or any of its Representatives.

3.2   Representations and Warranties of Tribute

        Except as disclosed in the applicable section or subsection of the Tribute Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Tribute Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Tribute Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the Tribute Public Disclosure Record (other than any disclosure contained under the captions "Risk Factors" or "Forward Looking Statements" or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Tribute represents and warrants to and in favor of Parent and Pozen as follows and acknowledges that Parent and Pozen are relying upon such representations and warranties in entering into this Agreement:

          (a)    Organization and Qualification.    Tribute has been duly amalgamated, validly exists and is in good standing under the Laws of its jurisdiction of organization and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Tribute Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Tribute and each of the Tribute Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Tribute. Tribute has provided to Parent and Pozen true, complete and correct copies of the constituent documents of each of Tribute and Tribute's Subsidiaries, in each case as amended.

          (b)    Authority Relative to this Agreement.    Tribute has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Tribute Shareholder Approval and the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by Tribute of the transactions contemplated by this Agreement have been duly authorized by the Tribute Board of Directors and no other corporate proceedings on the part of Tribute are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Tribute Shareholder Approval as contemplated in this Agreement, the completion by Tribute of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Tribute and constitutes a legal, valid and binding obligation of Tribute enforceable against Tribute in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors' rights generally and general principles of equity.

          (c)    Required Approvals.    No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Tribute of this Agreement, the performance by Tribute of its obligations hereunder and the completion by Tribute of the Merger or the Arrangement, other than:

              (i)  the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

             (ii)  the Final Order, and any filings required in order to obtain the Final Order;

            (iii)  such filings and other actions required under applicable U.S. Securities Laws and Canadian Securities Laws and the rules and policies of NASDAQ, the TSXV and the TSX (if applicable), in each case, as are contemplated by this Agreement;

            (iv)  the Required Regulatory Approvals relating to Tribute; and

             (v)  any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Tribute, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement.

          (d)    No Violation.    Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c) and the consents referred to in Section 3.2(d) of the Tribute Disclosure Letter and complying with applicable Laws and Orders, the execution and delivery by Tribute of this Agreement, the performance by Tribute of its obligations hereunder and the completion of the Merger and the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):

              (i)  result in a contravention, breach, violation or default under any Law or Order applicable to Tribute or any of the Tribute Subsidiaries or any of its or their respective properties or assets;

             (ii)  result in a contravention, conflict, violation, breach or default under the constituent documents of Tribute or any of the Tribute Subsidiaries;

            (iii)  result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any material benefit under, any Tribute Material Contract or material Permit to which it or any of the Tribute Subsidiaries is a party or by which it or any of the Tribute Subsidiaries is bound or to which any of its or any of the Tribute Subsidiaries' properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Tribute Material Contract or material Permit; or

            (iv)  result in the suspension or alteration in the terms of any material Permit held by Tribute or any of the Tribute Subsidiaries or in the creation of any Lien upon any of their properties or assets;

  except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Tribute or that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement.

          (e)    Capitalization of Tribute.    The authorized capital of Tribute consists of an unlimited number of Tribute Common Shares and unlimited number of preferred shares. As at the close of business on June 5, 2015, there are (i) 116,145,575 Tribute Common Shares issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable and no preferred shares outstanding, and (ii) 8,470,956 Tribute Options outstanding under the Tribute Stock Option Plan providing for the issuance of 8,470,956 Tribute Common Shares upon the exercise thereof and (iii) 32,273,441 Tribute Common Shares reserved for issuance pursuant to the Tribute Warrants and Tribute Compensation Options. None of such Tribute Common Shares, Tribute Options, Tribute Warrants or Tribute Compensation Options is owned by Tribute or any Subsidiary of Tribute. There is no outstanding contractual obligation of Tribute or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Tribute Common Shares. Except for the Tribute Options, the Tribute Warrants and the Tribute Compensation Options, Tribute has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Tribute Common Shares or other securities of Tribute, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Tribute Common Shares or other security of Tribute. Except for the Tribute Options, the Tribute Warrants and the Tribute Compensation Options, neither Tribute nor any of Tribute's Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Tribute Common Share price, income or any other attribute of or related to Tribute or any of its Subsidiaries. The Tribute Common Shares are listed on the TSXV and the OTCQX International and, except for such listings, no securities of Tribute or any of Tribute's Subsidiaries are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of Tribute or any of Tribute's Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Tribute Common Shares on any matter. Section 3.2(e) of the Tribute Disclosure Letter sets out a true, complete and correct list of all Tribute Options, Tribute Warrants and Tribute Compensation Options, the names of the holders of Tribute Options, Tribute Warrants and Tribute Compensation Options, whether each such holder is a current director of Tribute or current employee of Tribute or any of its Subsidiaries and the grant date and the exercise price for such Tribute Options, Tribute Warrants and Tribute Compensation Options. A true, correct and complete copy of the Tribute Stock Option Plan has been provided or otherwise made available to Pozen.

          (f)    Tribute Subsidiaries.    Section 3.2(f) of the Tribute Disclosure Letter sets forth a true, complete and correct list of each of the Tribute Subsidiaries, its jurisdiction and form of organization. Tribute or a Tribute Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Tribute Subsidiaries free and clear of any Liens (other than Permitted Liens), all such shares are validly issued, fully paid and non-assessable, and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Tribute Subsidiaries and no Tribute Subsidiary has any outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Tribute nor any of the Tribute Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Tribute Subsidiary, which interest or investment is material to Tribute and the Tribute Subsidiaries, taken as a whole.

          (g)    Securities Laws Matters.

              (i)  Tribute is a "reporting issuer" within the meaning of applicable Canadian Securities Laws in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and not on the list of reporting issuers in default under applicable Canadian Securities Laws in any such jurisdiction. No securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Tribute.

             (ii)  Tribute is in compliance in all material respects with applicable Canadian Securities Laws, U.S. Securities Law and the requirements of TSXV and the OTCQX International for continued listing of the Tribute Common Shares thereon. Except for the transactions contemplated by this Agreement, Tribute has not taken any action designed to terminate, or likely to have the effect of causing Tribute to cease to be a reporting issuer or which could lead to the de-listing of such shares from the facilities of the TSXV or the OTCQX International.

            (iii)  Trading in the Tribute Common Shares on the TSXV is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Tribute is pending or, to the knowledge of Tribute, threatened. To the knowledge of Tribute, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Tribute by any securities commission, the TSXV or any similar regulatory authority under applicable Canadian Securities Laws, U.S. Securities Laws or the policies of the TSXV is in effect or ongoing or expected to be implemented or undertaken.

            (iv)  Except as set forth above in this Section 3.2(g), neither Tribute nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

             (v)  Since December 31, 2012, Tribute has timely filed all forms, reports, statements and documents, including financial statements and management's discussion and analysis required to be filed by Tribute under applicable Canadian Securities Laws, U.S. Securities Law and the rules and policies of TSXV and the OTCQX International. The documents in the Tribute Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable Canadian Securities Laws, U.S. Securities Law and, where applicable, the rules and policies of TSXV and the OTCQX International.

            (vi)  None of the documents in the Tribute Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Tribute has not filed any confidential material change reports which remain confidential as at the date hereof.

          (h)    Financial Statements.

              (i)  The Tribute Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except as otherwise stated in the notes to such statements or in the auditor's report thereon and subject, in the case of the Tribute Interim Financial Statements, to normal year-end audit adjustments, which are not material to Tribute and the Tribute Subsidiaries, taken as a whole, individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The Tribute Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows of Tribute and the Tribute Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by Tribute or any of the Tribute Subsidiaries to any director or officer of Tribute. All of such documents in the Tribute Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Tribute Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the Canadian Securities Laws and U.S. Securities Laws, as applicable.

             (ii)  Tribute has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Tribute is made known to its Chief Executive Officer and Chief Financial Officer by others within Tribute and the Tribute Subsidiaries.

            (iii)  Tribute has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Tribute, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and applicable Canadian Securities Laws. To the knowledge of Tribute, since December 31, 2012: (A) except as set forth on Section 3.2(h)(iii) of the Tribute Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Tribute that are reasonably likely to adversely affect Tribute's ability to record, process, summarize and report financial information, and (B) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Tribute. To the knowledge of Tribute, since December 31, 2012, Tribute has received no (x) written complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Tribute regarding questionable accounting or auditing matters.

          (i)    No Undisclosed Liabilities.    Tribute and the Tribute Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Tribute Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Tribute Public Disclosure Record) that would not reasonably be expected to be material to Tribute and its Subsidiaries, taken as a whole (other than those disclosed in the Tribute Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting anything set forth herein, the Tribute Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Tribute and the Tribute Subsidiaries.

          (j)    Absence of Certain Changes.    From the date of the most recent Tribute Annual Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tribute and (ii) Tribute and each of the Tribute Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

          (k)    Compliance with Laws.    Since December 31, 2012, the business of Tribute and of each of the Tribute Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders, Regulatory Guidelines and policies and neither Tribute nor any Tribute Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither Tribute nor any of the Tribute Subsidiaries has taken or committed to take any action which would cause Tribute or any of the Tribute Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Laws of similar effect, and, to the knowledge of Tribute, no such action has been taken by any Person acting on behalf of Tribute or any of the Tribute Subsidiaries.

          (l)    Litigation.    Section 3.2(l) of the Tribute Disclosure Letter sets forth a list of all Proceedings to which Tribute is a party. Except as set forth on Section 3.2(l) of the Tribute Disclosure Letter, there is no Proceeding against or involving Tribute or any of the Tribute Subsidiaries (whether in progress, pending or, to the knowledge of Tribute, threatened) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Tribute or would prevent or significantly impede or materially delay the completion of the Merger and Arrangement and, to the knowledge of Tribute, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Tribute nor any of the Tribute Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement or have a Material Adverse Effect on Tribute.

          (m)    Real Property.    Section 3.2(m) of the Tribute Disclosure Letter contains (a) a list of all leases and subleases pursuant to which Tribute or any Tribute Subsidiary currently leases real property as tenant (the "Tribute Real Property Leases") and (b) a list of all real property owned by Tribute or any Tribute Subsidiary ("Tribute Owned Real Property"). Each Tribute Real Property Lease is a valid leasehold, sublease interest or comparable right, and Tribute or one of the Tribute Subsidiaries holds good, valid and marketable beneficial and legal title to the Tribute Owned Real Property. There is no pending or, to the knowledge of Tribute, threatened condemnation or expropriation proceedings with respect to any Tribute Owned Real Property. There are no outstanding options or rights of first refusal to purchase any Tribute Owned Real Property (or any portion thereof or interest therein). Except for Permitted Liens, there are no Liens registered against any Tribute Owned Real Property.

          (n)    Contracts.

              (i)  Except as set forth in Section 3.2(n) of the Tribute Disclosure Letter, as of the date of this Agreement, none of Tribute or any of the Tribute Subsidiaries is a party to or bound by any of the following types of Contract (other than a Tribute Employment Agreement or a Tribute Plan) (each of the following types of Contracts, a "Tribute Material Contract"):

              (A)  any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2015 or any subsequent year of an amount in excess of $500,000, and (ii) not terminable by Tribute or any of the Tribute Subsidiaries on three (3) months' notice or less;

              (B)  any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Tribute or any Tribute Subsidiary in an amount in excess of $500,000;

              (C)  any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Tribute or any Tribute Subsidiary valued at an amount in excess of $500,000;

              (D)  any real property lease, rental or occupancy agreement under which Tribute or any Tribute Subsidiary continues to have obligations or rights;

              (E)  any Contract pursuant to which Tribute or any Tribute Subsidiary (i) is granted or obtains or agrees to obtain any right or license to use any material Intellectual Property (excluding commercially available software where the failure to obtain or hold such license would not have a Material Adverse Effect on Tribute), (ii) is restricted in its right to use or register any material Intellectual Property owned by Tribute or any of the Tribute Subsidiaries, or (iii) grants, or agrees to grant, to any other Person any right or license to use, obtain, enforce or register any material Intellectual Property owned by Tribute or any of the Tribute Subsidiaries, including any license agreements, option agreements and covenants not to sue;

              (F)  except for any non-solicit obligations, any Contract that obligates Tribute or any Tribute Subsidiary or its Affiliates not to compete with another Person, requires Tribute or any Tribute Subsidiary to acquire or sell any product, asset or service exclusively from or to any other Person, or otherwise contractually restricts Tribute or any Tribute Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

              (G)  any Contract entered into since December 31, 2012: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Tribute or any Tribute Subsidiary, (ii) relating to a material acquisition or disposition by Tribute or any Tribute Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities (other than employment agreements and the Tribute Stock Option Plan) of Tribute or any Tribute Subsidiary, or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

              (H)  except for any Contracts entered into in the ordinary course of business with any employee, director or officer of Tribute or any Tribute Subsidiary or any Contract with any stockholder of Tribute or any Tribute Subsidiary entered into since December 31, 2012.

             (ii)  True, correct and complete copies of each Tribute Material Contract in effect on the date hereof that has not been part of the Tribute Public Disclosure Record have been provided or otherwise made available to Parent and Pozen.

            (iii)  Except as would not reasonably be expected to have a Material Adverse Effect on Tribute, none of Tribute, the Tribute Subsidiaries or, to the knowledge of Tribute, any of the other parties thereto is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under (in each case, with or without notice or lapse of time or both), any Tribute Material Contract in any material respect, and none of Tribute or any of the Tribute Subsidiaries has received or given any notice of default under any Tribute Material Contract which remains uncured. To the knowledge of Tribute, there exists no state of facts which, after notice or lapse of time or both, would constitute a default under or breach or violation of any Tribute Material Contract or the inability of a party to any Tribute Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Tribute or that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger and the Arrangement. To the knowledge of Tribute, no Person has challenged in writing the validity or enforceability of any Tribute Material Contract.

            (iv)  There are no shareholders or stockholders agreements, registration rights agreements (other than the Form F-3 Resale Registration Statement filed with the SEC via EDGAR on August 1, 2014), voting trusts, proxies or similar agreements, arrangements or commitments, to which Tribute or any of the Tribute Subsidiaries is a party or, to the knowledge of Tribute, with respect to any shares or other equity interests of Tribute or any of the Tribute Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Tribute or any of the Tribute Subsidiaries.

             (v)  As of the date of this Agreement, neither Tribute nor any of the Tribute Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform, any Tribute Material Contract.

          (o)    Taxes.

              (i)  Tribute and each of its Subsidiaries has duly and timely made or prepared all material Tax Returns required to be made or prepared by it, has duly and timely filed all material Tax Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. Tribute has provided Parent and Pozen copies of its Canadian federal income Tax Return and each other material income Tax Return for taxable years ending 2013, 2012 and 2011. The Canadian federal income Tax Return and each other material income Tax Return filed by Tribute and each of its Subsidiaries for the taxable year ending 2014 shall be made available to Parent and Pozen upon filing of such Tax Return with the appropriate Governmental Authority. All material Tax Returns provided or otherwise made available to Parent and Pozen are true, complete and correct copies of such Tax Returns.

             (ii)  Tribute and each of the Tribute Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Tribute Interim Financial Statements; (B) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of employment, sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

            (iii)  No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of Tribute, threatened with respect to Taxes or Tax Returns of Tribute or any of its Subsidiaries, and neither Tribute nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of Tribute, threatened against Tribute or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against Tribute or any of its Subsidiaries or relating to Tax Returns or any other matters which could result in claims for Taxes or additional Taxes. Neither Tribute nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

            (iv)  There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Tax Return, or the payment of any Taxes by Tribute or any of its Subsidiaries.

             (v)  Neither Tribute nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

            (vi)  To the knowledge of Tribute (including management employees knowledgeable about Tribute Tax matters), there are no Liens for Taxes on the property or assets of Tribute or any of its Subsidiaries, except for Permitted Liens.

           (vii)  All transactions between Tribute and any of its Subsidiaries, on the one hand, and Tribute or another such Subsidiary, on the other hand, have been effected at the values and on the terms that would have been agreed by unrelated parties acting at arm's length.

          (viii)  Section 3.2(o) of the Tribute Disclosure Letter contains a list of all jurisdictions in which Tribute or any of its Subsidiaries has filed, or is required to file, a Tax Return.

            (ix)  Except as set forth on Section 3.2(o) of the Tribute Disclosure Letter, neither Tribute nor any of its Subsidiaries (1) is subject to liability for Taxes of any other Person or (2) has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such Person where the sole purpose of such agreements or undertakings is the assumption of such liability.

             (x)  No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to Tribute or any of the Tribute Subsidiaries pertaining to Taxes.

            (xi)  The charges, accruals, and reserves for Taxes reflected on the Tribute Interim Financial Statements (whether or not due and whether or not shown on any Tax Return, but excluding any provision for deferred income Taxes) are adequate under U.S. GAAP to cover Taxes with respect to Tribute and each of its Subsidiaries accruing through the date hereof.

           (xii)  The transactions contemplated under this Agreement will not accelerate the recognition of taxable income by Tribute or any of its Subsidiaries.

          (p)    Employment Agreements and Collective Agreements.    Except as set forth on Section 3.2(p) of the Tribute Disclosure Letter, none of Tribute or any of the Tribute Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

              (i)  any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or, to the extent any liability remains outstanding, former director, officer or employee of Tribute or any of the Tribute Subsidiaries (each, a "Tribute Employment Agreement") in excess of $250,000;

             (ii)  any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Tribute, threatened application for certification, recognition or bargaining rights in respect of Tribute or any of the Tribute Subsidiaries, or any Proceeding seeking to compel Tribute or any of the Tribute Subsidiaries to bargain with any labor organization as to wages or conditions of employment;

            (iii)  any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Tribute or any of the Tribute Subsidiaries; or

            (iv)  any actual or, to the knowledge of Tribute, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Tribute or any of the Tribute Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on Tribute.

          True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.2(p) have been provided or otherwise made available to Pozen. Except as would not be expected to have a Material Adverse Effect on Tribute, each of Tribute and the Tribute Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, Contracts and Tribute material policies relating to employment, employment practices, wages, hours and terms and conditions of employment.

          (q)    Pension and Employee Benefits.

              (i)  Section 3.2(q)(i) of the Tribute Disclosure Letter sets forth a true, complete and correct list of each Tribute Plan.

             (ii)  With respect to each Tribute Plan, Tribute has provided or otherwise made available to Parent and Pozen (A) a true and complete copy of each Tribute Plan, including any amendments thereto and all material supporting documents; (B) latest annual report, if any; (C) copies of all material communications received in the last three (3) years with applicable Governmental Authorities; (D) each trust or other funding arrangement; (E) each summary plan description (if applicable); and (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

            (iii)  Except as set forth in Section 3.2(q)(iii) of the Disclosure Letter or as contemplated herein, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer, independent contractor or other service provider of Tribute or any Tribute Subsidiary to termination or severance pay (or a material increase thereof), or (B) accelerate the time of funding (through a grantor trust or otherwise), payment or vesting, or increase the amount of compensation or benefit due any such employee, director, officer, independent contractor or other service provider of Tribute or any Tribute Subsidiary.

            (iv)  There are no pending or, to the knowledge of Tribute, threatened actions, suits, disputes or claims by or on behalf of any Tribute Plan, by any employee or beneficiary covered under any such Tribute Plan, as applicable, or otherwise involving any such Tribute Plan (other than routine claims for benefits).

             (v)  No Tribute Plan provides welfare or post-retirement benefits, including, without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law or at the expense of the participant or the participant's beneficiary.

            (vi)  None of Tribute, any Tribute Subsidiary or any of their ERISA Affiliates sponsors, contributes to or has any liability under, or in the past six (6) years sponsored, contributed to or had liability under (A) a plan subject to Title IV or Section 302 of ERISA, (B) any "multiemployer plan" as defined in Sections 3(37)(A) or 4001(a)(3) of ERISA, (C) any plan that is subject to Sections 4063, 4064 or 4066 of ERISA or (D) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

           (vii)  All contributions, premiums or Taxes required to be made or paid by Tribute or any of its Subsidiaries, as the case may be, under or in connection with the Tribute Plans have been made in a timely fashion in accordance with Laws and the terms of the applicable Tribute Plan.

          (viii)  Tribute and each Tribute Subsidiary has, for purposes of each Tribute Plan, correctly classified all individuals performing services for either or both of them as common law employees, independent contractors or agents, as applicable.

            (ix)  None of Tribute, any of its Subsidiaries or to the knowledge of Tribute, any other persons with respect to whom Tribute or any Tribute Subsidiary would have an obligation to indemnify has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA) that could result in a material liability to Tribute or any Tribute Subsidiary.

          (r)    Intellectual Property.

              (i)  Section 3.2(r)(i) of the Tribute Disclosure Letter sets forth a correct and complete list of all (A) Patents, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned by, or exclusively licensed to, Tribute or any of the Tribute Subsidiaries in any jurisdiction in the world (collectively, the "Tribute Intellectual Property"), indicating, for each item of Tribute Intellectual Property, the owner, registration or application number (as applicable) and the applicable filing jurisdiction. Tribute or one of the Tribute Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of the Tribute Intellectual Property set forth in Section 3.2(r)(i) of the Tribute Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tribute, to the knowledge of Tribute, all such Intellectual Property is subsisting, valid, and enforceable.

             (ii)  To the knowledge of Tribute and except as set forth in Section 3.2(r)(ii) of the Tribute Disclosure Letter, Tribute or one of the Tribute Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property (A) related to the products or product candidates presently sold or under development in the conduct of the business of Tribute or one of the Tribute Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of Tribute and the Tribute Subsidiaries as presently conducted.

            (iii)  Except as set forth in Section 3.2(r)(iii) of the Tribute Disclosure Letter, there are no Orders, writs, injunctions or decrees to which Tribute or any of the Tribute Subsidiaries is subject with respect to any Intellectual Property material to the conduct of the business of Tribute and the Tribute Subsidiaries as presently conducted that is owned by Tribute or any of the Tribute Subsidiaries, nor, to the knowledge of Tribute, any such Orders, writs, injunctions or decrees with respect to such Intellectual Property used or held for use by Tribute or any of the Tribute Subsidiaries.

            (iv)  To the knowledge of Tribute, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against Tribute or any of the Tribute Subsidiaries in respect of the conduct of their businesses as currently conducted.

             (v)  Except as set forth in Section 3.2(r)(v) of the Tribute Disclosure Letter, to the knowledge of Tribute, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by Tribute or any of the Tribute Subsidiaries in the conduct of the business of Tribute and the Tribute Subsidiaries as presently conducted, and no such claims have been asserted or threatened against any Person by Tribute or the Tribute Subsidiaries or, to the knowledge of Tribute, any other Person, in the past six (6) years.

            (vi)  Except as set forth in Section 3.2(r)(vi) of the Tribute Disclosure Letter, to the knowledge of Tribute, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material Tribute Intellectual Property applications or registrations (including Patents) owned by or licensed to Tribute or any of the Tribute Subsidiaries.

          (s)    Regulatory Matters.

              (i)  Since December 31, 2012, the businesses of each of Tribute and the Tribute Subsidiaries and to the knowledge of Tribute, its third party suppliers and contractors, have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including without limitation, to the extent applicable, (A) the FDCA; (B) the Public Health Service Act of 1944; (C) the CFDA; the Canadian Food and Drug Regulations (C.R.C. c. 870 as am.); the Canadian Medical Device Regulations (SOR/98-282 as am.); (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, HIPAA; (F) the Canadian Patent Act (R.S.C. 1985 c. P-4 as am.) and Patented Medicine (Notice of Compliance) Regulations (SOR/93-133 as am.), the Patented Medicine Regulations, 1994 (SOR/94-688) and the guidelines of the PMPRB; (G) the Orphan Drug Act of 1983, 96 Stat. 2049; (H) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; (I) state or provincial licensing, disclosure, billing, labeling, storage, testing, distribution, sales, marketing and reporting requirements for pharmaceutical products and medical devices; (J) any applicable privacy laws including, without limitation, PIPEDA and PHIPA; (K) all Laws similar to the foregoing in all other jurisdictions; and (L) all binding rules and regulations issued under such Laws.

             (ii)  Except where Tribute is currently distributing a Tribute Product through a valid transition service agreement as disclosed in Section 3.2(s)(ii) of the Tribute Disclosure Letter, each of Tribute and the Tribute Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operation of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products, including without limitation notices of compliance, drug establishment licenses, medical device establishment licenses and medical device licenses. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2012, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tribute. Tribute and each of the Tribute Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Tribute, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

            (iii)  All pre-clinical and clinical investigations conducted or sponsored by Tribute or any of the Tribute Subsidiaries have been, since December 31, 2012, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis, reporting of serious adverse reactions, and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (C) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, Part 3 of the Medical Device Regulations (SOR/98-282 as am.), and (D) the federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, including without limitation PHIPA and PIPEDA. Neither Tribute nor any of the Tribute Subsidiaries has received any written notice, correspondence or other communication from any Regulatory Authority, including the FDA, Health Canada, any Institutional Review Board, Research Ethics Board or any other Regulatory Authority since December 31, 2012, initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any pre-clinical or clinical trial conducted or sponsored by Tribute or the Tribute Subsidiaries.

            (iv)  All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by Tribute and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither Tribute nor any Tribute Subsidiary, nor, to the knowledge of Tribute, any officer, employee, agent or distributor of Tribute or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of Tribute, committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Regulatory Authority to invoke any similar policy. Neither Tribute nor any of its Subsidiaries is to the knowledge of Tribute the subject of any pending or threatened investigation by the FDA, Health Canada, or any other Regulatory Authority pursuant to such policies.

             (v)  Neither Tribute nor any of the Tribute Subsidiaries has received any written information from the FDA, Health Canada or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Regulatory Authority.

            (vi)  Neither Tribute nor any of Tribute Subsidiaries has received any warning letters from the FDA, Health Canada, or any other Regulatory Authority regarding inappropriate advertising or marketing of any of its products or any written notice of any actual or potential violation of Laws with respect to the advertising or marketing of any of its products. Each product of Tribute or its Subsidiaries is labeled, packaged, advertised and marketed as necessary to enable its sale to be lawful in Canada including compliance with FDA and Federal Drug Regulations.

           (vii)  Tribute and the Tribute Subsidiaries (A) are not a party to and do not have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2012, have not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in any case that would, individually or in the aggregate, be expected to have a Material Adverse Effect on Tribute.

          (viii)  Neither Tribute nor any of the Tribute Subsidiaries, nor, to the knowledge of Tribute, any officer, employee, agent or distributor of Tribute or any of the Tribute Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law, nor has any such person been so disbarred. Neither Tribute nor any of its Subsidiaries, nor, to the knowledge of Tribute, any officer, employee, agent or distributor of Tribute or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program or has been excluded from participation in such programs. Neither Tribute nor any of its Subsidiaries nor, to its knowledge, any officer, employee, agent or distributor of Tribute or any of the Tribute Subsidiaries is subject to an investigation or proceeding by any Regulatory Authority that could result in suspension, exclusion, or debarment, and there are no facts that could give rise to such suspension, exclusion or debarment.

            (ix)  Each product or product candidate currently under development or being sold by Tribute or any of the Tribute Subsidiaries and which is subject to the CFDA, FDCA or any Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Tribute or any of the Tribute Subsidiaries (each a "Tribute Product") is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted or exported in material compliance with all applicable requirements under the CFDA, FDCA or any other applicable state, provincial and similar Laws, Regulations and Regulatory Guidelines, including those relating to investigational use, special access, pre-market clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, protection of human subjects, humane care and use of laboratory animals, Law or Regulatory Guidelines governing the practice of pharmacy, data integrity and security, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tribute. To Tribute's knowledge, no employee of Tribute or a Tribute Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion or export of the Tribute Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

             (x)  (A) Neither Tribute, nor any of the Tribute Subsidiaries nor, to Tribute's knowledge to the extent it relates to any Tribute Products, any subcontractors, contract manufacturers or other parties has, since December 31, 2012, received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, data integrity review or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Regulatory Authority, and (B) there is no action or proceeding pending or, to the knowledge of Tribute, threatened, in the case of either (A) or (B): (I) contesting the pre-market clearance or approval of, the uses of, the reimbursement of or the labeling or promotion of any Tribute Product (II) contesting the compliance with Law or Regulatory Guidelines of any facility where a Tribute Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Tribute Product or manufacturing process of any Law or Regulatory Guidelines by Tribute or Tribute's Subsidiaries.

            (xi)  Since December 31, 2012, Tribute and Tribute's Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, "dear doctor" letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Tribute Product. Tribute and Tribute's Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither Tribute nor any of the Tribute Subsidiaries has received any written notice that the FDA, Health Canada or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Tribute Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any Tribute Product, or (C) a termination, suspension or injunction of the manufacture, marketing, storage or distribution of any Tribute Products. Tribute and the Tribute Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective actions and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

           (xii)  Tribute and its Subsidiaries have made available to Pozen complete and accurate copies of all: (a) serious adverse event reports, periodic adverse event reports and other pharmacovigilance reports and data, (b) material communications with Regulatory Authorities, and (c) material documents and other information submitted to or received by or on behalf of Tribute or any of Tribute's Subsidiaries with or from any Regulatory Authority, including inspection reports, warning letters and similar documents which are in Tribute's possession or to which Tribute has contractual access rights.

          (t)    Books and Records.    The corporate records and minute books of Tribute and the Tribute Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to, the fact that the minute books contain the minutes of all meetings of the boards of directors, committees of the board and stockholders and all resolutions passed by the boards of directors, committees of the boards and the stockholders, except that minutes of certain recent meetings of the Tribute Board of Directors or committees thereof have not been finalized as of the date hereof. All such corporate records and minute books of Tribute and the Tribute Subsidiaries have been provided or otherwise made available to Pozen.

          (u)    Fairness Opinion.    The Tribute Board of Directors has received the Tribute Fairness Opinion to the effect that, subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Arrangement Consideration is fair, from a financial point of view, to the Tribute Shareholders (excluding Parent, Pozen and their respective

  Affiliates). A true, correct and complete copy of the Tribute Fairness Opinion will be provided by Tribute to Parent and Pozen solely for informational purposes not later than two (2) Business Days after the date hereof.

          (v)    Board of Directors Approval.    The Tribute Board of Directors has unanimously determined that this Agreement and the Arrangement are fair to Tribute Shareholders and are in the best interests of Tribute, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.4, has unanimously resolved to recommend that Tribute Shareholders vote in favor of the Tribute Shareholder Resolution. As of the date of this Agreement, each director and executive officer of Tribute intends, to the knowledge of Tribute, to vote all of the Tribute Common Shares held by him or her in favor of the Tribute Shareholder Resolution and has agreed that, unless there has been a Tribute Change of Recommendation, references to such intention may be made in the Pozen Proxy Statement and other documents relating to the Merger.

          (w)    Environmental Matters.    Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Tribute and the Tribute Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Tribute, threatened against Tribute, any of its Subsidiaries or, to the knowledge of Tribute, against any Person whose liability for such Environmental Claims Tribute or any of its Subsidiaries has retained or assumed either contractually or by operation of law, and, to the knowledge of Tribute, there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) to the knowledge of Tribute, no property currently or formerly owned, leased or operated by Tribute and the Tribute Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or clean-up activities by Tribute or any of the Tribute Subsidiaries or by any Person whose liability for such Environmental Claims Tribute or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither Tribute nor any Tribute Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liabilities or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; (v) each of Tribute and the Tribute Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing; and (vi) Tribute has delivered or otherwise made available copies of any Phase I or II environmental site assessments (or similar reports), or material documents relating to any alleged or actual non-compliance with applicable Environmental Laws by Tribute and the Tribute Subsidiaries, in each case received or commissioned by Tribute since December 31, 2008.

          (x)    Insurance.    Section 3.2(x) of the Tribute Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen's compensation and other forms of insurance owned by Tribute or any Tribute Subsidiary. All current insurance policies and contracts of Tribute and the Tribute Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of Tribute nor any of the Tribute Subsidiaries has received written notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Tribute, have any claims been denied under any current insurance policies, and, to the knowledge of Tribute, no threat has been made to cancel any insurance policy or contract of Tribute or any

  Tribute Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

          (y)    Tribute Shareholder Approval.    The only vote of the Tribute Shareholders required to approve the Arrangement is the Tribute Shareholder Resolution. No other vote of the Tribute Shareholders is required by Law, the constituent documents of Tribute or otherwise to adopt this Agreement and approve the Arrangement.

          (z)    Brokers and Finders.    Neither Tribute nor any of the Tribute Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, except that Tribute has engaged the Tribute Financial Advisors as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Tribute or any of the Tribute Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Tribute or any of the Tribute Subsidiaries in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with the Tribute Financial Advisors in connection with the transactions contemplated hereby has been provided or otherwise made available to Parent and Pozen and has not been subsequently amended, waived or supplemented.

          (aa)    United States Investment Company Act of 1940.    Neither Tribute nor any of its Subsidiaries is, or will be as of the closing date of the Arrangement, an "investment company," as such term is defined under the United States Investment Company Act of 1940, as amended, registered or required to be registered under such Act.

          (bb)    No Other Representations and Warranties.    Except for the representations and warranties made by Tribute in this Section 3.2, neither Tribute nor any other Person makes any express or implied representation or warranty with respect to Tribute or any of the Tribute Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Tribute hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Tribute in this Section 3.2, neither Tribute nor any other Person makes or has made any representation or warranty to Parent, Pozen or any of their respective Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Tribute, any of the Tribute Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Parent, Pozen or any of their respective Representatives in the course of their due diligence investigation of Tribute, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Tribute nor any other Person will have any liability to Parent, Pozen or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Tribute acknowledges and agrees that none of Parent, Pozen or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Pozen and Parent in Sections 3.1 and 3.3, respectively, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Pozen furnished or made available to Tribute, or any of its Representatives.

3.3   Representations and Warranties of Parent

        Except as disclosed in the applicable section or subsection of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face), Parent represents and warrants to and in favor of Pozen and Tribute as follows and acknowledges that Pozen and Tribute are relying upon such representations and warranties in entering into this Agreement:

          (a)    Organization and Qualification.    Parent has been duly incorporated and validly exists under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Parent Material Subsidiaries is a corporation or other entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Parent and each of the Parent Material Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Material Subsidiaries, taken as a whole. Parent has provided or otherwise made available to Pozen and Tribute true, complete and correct copies of the memorandum and articles of association or other constituent documents of each of Parent, Can Merger Sub and US Merger Sub, in each case, as amended.

          (b)    Authority Relative to this Agreement.    Each Parent Party has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by each Parent Party of the transactions contemplated by this Agreement have been duly authorized by its respective board of directors and no other corporate proceedings on the part of any Parent Party are necessary to authorize the execution and delivery by it of this Agreement or the completion by any Parent Party of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Parent Party and constitutes a legal, valid and binding obligation of each Parent Party enforceable against such Parent Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors' rights generally and general principles of equity.

          (c)    Required Approvals.    No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by the Parent Parties of this Agreement, the performance by any Parent Party of its obligations hereunder and the completion by the Parent Parties of the Merger and the Arrangement, other than:

              (i)  the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

             (ii)  the Final Order, and any filings required in order to obtain the Final Order;

            (iii)  such filings and other actions required under applicable Canadian Securities Laws, U.S. Securities Laws or other applicable Laws, and the rules and policies of the TSXV, the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

            (iv)  the Required Regulatory Approvals relating to the Parent Parties; and

             (v)  any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Parent, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger or the Arrangement.

          (d)    No Violation.    Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.3(c) and complying with applicable Laws and Orders, the execution and delivery by each Parent Party of this Agreement, the performance by such Parent Party of its obligations hereunder and the completion of the Merger and the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):

              (i)  result in a contravention, breach, violation or default under any Law or Order applicable to Parent or any of the Parent Material Subsidiaries or any of its or their respective properties or assets;

             (ii)  result in a contravention, conflict, violation, breach or default under the memorandum and articles of association or other constituent documents of Parent or any of the Parent Material Subsidiaries;

            (iii)  result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any material Contract or material Permit to which it or any of the Parent Material Subsidiaries is a party or by which it or any of the Parent Subsidiaries is bound or to which any of its or any of the Parent Subsidiaries' properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such material Contract or material Permit; or

            (iv)  result in the suspension or alteration in the terms of any material Permit held by Parent or any of the Parent Material Subsidiaries or in the creation of any Lien upon any of their properties or assets;

  except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Parent.

          (e)    Capitalization of Parent.    As of the date of this Agreement, the authorized capital of Parent consists of 1,000,000,000 Parent Shares. All of the issued and outstanding ordinary shares of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Except as contemplated by the Merger, the Arrangement and this Agreement, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Parent granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Parent to issue or sell any ordinary shares or other securities of Parent, including any security or obligation of any kind convertible into or exchangeable or exercisable for any ordinary shares or other security of Parent.

          (f)    Capitalization of US Merger Sub.    As of the date of this Agreement, the authorized capital of US Merger Sub consists of one hundred (100) shares of common stock, $0.001 par value per share. All of the issued and outstanding ordinary shares of US Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable. Except contemplated by the Merger, the Arrangement and this Agreement, as of the date of this Agreement there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has US Merger Sub granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating US Merger Sub to issue or sell any ordinary shares or other securities of US Merger Sub, including any security or obligation of any kind convertible into or exchangeable or exercisable for any ordinary shares or other security of US Merger Sub.

          (g)    Capitalization of Can Merger Sub.    As of the date of this Agreement, the authorized capital of Can Merger Sub consists of an unlimited of common shares and an unlimited number of preferred shares issuable in series. All of the issued and outstanding common shares of Can Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, other than as contemplated by this Agreement there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Can Merger Sub granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Can Merger Sub to issue or sell any ordinary shares or other securities of Can Merger Sub, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares or other security of Can Merger Sub.

          (h)    Parent Material Subsidiaries.    Parent or a wholly owned Parent Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Parent Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Parent Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Parent nor any of the Parent Material Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Parent Material Subsidiary, which interest or investment is material to Parent and its Subsidiaries, taken as a whole.

          (i)    No Undisclosed Liabilities.    Parent and the Parent Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Parent Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Parent Public Disclosure Record) that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole (other than those disclosed in the Parent Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement.

          (j)    Absence of Certain Changes.    From the date of formation to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (ii) Parent and each of the Parent Material Subsidiaries has conducted its business in all material respects in the ordinary course of business.

          (k)    Compliance with Laws.    Since inception, the business of Parent and of each of the Parent Material Subsidiaries and, to the knowledge of Parent, each other Parent Subsidiary, has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither Parent nor any Parent Material Subsidiary nor, to the knowledge of Parent, any other Parent Subsidiary, has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines, except where any failure of compliance would not reasonably be expected to have a Material Adverse Effect on Parent.

          (l)    Litigation.    There is no Proceeding against or involving Parent or any of the Parent Material Subsidiaries (whether in progress, pending or, to the knowledge of Parent, threatened) that, if adversely determined, would have a Material Adverse Effect on Parent or would prevent or significantly impede or materially delay the completion of the Merger or the Arrangement and, to the knowledge of Parent, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Parent nor any of the Parent Material Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to (i) prevent or significantly impede or materially delay the completion of the Merger or the Arrangement or (ii) have a Material Adverse Effect on Parent.

          (m)    Board of Directors Approval.    The Parent, US Merger Sub and Can Merger Sub Boards of Directors have unanimously determined that the Merger and the Arrangement are in the best interests of Parent, US Merger Sub and Can Merger Sub, respectively, and have unanimously approved the execution and delivery of this Agreement and the entering into of the transactions contemplated by this Agreement.

          (n)    Required Vote.    The only vote of Parent, US Merger Sub and Can Merger Sub required to adopt this Agreement and approve the Merger and the Arrangement is the approval of the Boards of Directors of Parent, US Merger Sub and Can Merger Sub, respectively. No other vote of the stockholders of Parent is required by Law, the constituent documents of Parent or otherwise to adopt this Agreement and approve the Merger or the Arrangement.

          (o)    Brokers and Finders.    Neither Parent nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Parent or any of its Subsidiaries in connection with the transactions contemplated hereby.

          (p)    Parent Shares Fully Paid and Non-assessable.    Upon their due issuance in accordance with the terms of this Agreement and the Merger or Arrangement, as applicable, the Parent Shares issued as Merger Consideration and Arrangement Consideration shall be fully paid and non-assessable ordinary shares in the capital of Parent.

          (q)    Relevant Competition Laws.    Parent is a "WTO investor" as defined in the Investment Canada Act (Canada).

          (r)    No Other Representations and Warranties.    Except for the representations and warranties made by Parent in this Section 3.3, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or any Parent Material Subsidiary or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Section 3.3, neither Parent nor any other Person makes or has made any representation or warranty to Pozen, Tribute or any of their respective Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any Parent Material Subsidiary or their respective businesses or operations or (ii) any oral or written information furnished or made available to Pozen, Tribute or any of their respective Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Parent nor any other Person will have any liability to Pozen, Tribute or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Pozen,

  Tribute or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Pozen and Tribute in Sections 3.1 and 3.2, respectively, including any implied representation or warranty as to the accuracy or completeness of any information regarding Pozen and Tribute furnished or made available to Parent or US Merger Sub, or any of their respective Representatives.

3.4   Survival of Representations and Warranties

        The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Merger or the Arrangement and will expire and be terminated on the earlier of (i) the time that both the Merger Effective Time and the Arrangement Effective Time have occurred and, (ii) subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.4 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1   Covenants of Pozen

        Except as disclosed in Section 4.1 of the Pozen Disclosure Letter, Pozen covenants to and agrees with Tribute that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Tribute otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed (except in the case of clauses (c)(i) and (xix) below, for which Tribute's consent may be withheld, conditioned or delayed in its sole discretion), or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is required by applicable Law or Order:

          (a)   the respective businesses of Pozen and the Pozen Subsidiaries will be conducted, their respective facilities will be maintained and Pozen and the Pozen Subsidiaries will continue to operate their respective businesses only in the ordinary course of business in an effort to preserve the value thereof;

          (b)   Pozen will use its commercially reasonable efforts to maintain and preserve intact its and the Pozen Subsidiaries' respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and the Pozen Subsidiaries' respective officers and employees as a group;

          (c)   Pozen will not, and will cause the Pozen Subsidiaries not to, directly or indirectly:

              (i)  alter or amend its charter, by-laws or other constituent documents;

             (ii)  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Pozen Common Shares (whether in cash or property);

            (iii)  split, divide, consolidate, combine or reclassify the Pozen Common Shares or any other securities of Pozen;

            (iv)  issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Pozen Common Shares or other securities of Pozen or the Pozen Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans) which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Pozen Common Shares, other than the issuance or sale of Pozen Common Shares pursuant to (A) the exercise of Pozen Options outstanding on the date hereof, or (B) the terms of employee or director equity awards, including any awards issued under the Pozen Share Plan and outstanding on the date hereof;

             (v)  except as contemplated by this Agreement or as required by applicable Law or the terms of any Pozen Plan in effect as of the date hereof (A) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants, except for increases in the compensation of employees in the ordinary course of business whose annual base salary is less than $250,000; or (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) promote any employee who is an officer to a position more senior than such employee's position as of the date of this Agreement, or promote a non-officer employee to an officer position, (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation (including bonuses) or benefits under any Pozen Plan or Pozen Employment Agreement; (E) enter into, terminate or materially amend any Pozen Plan, any plan, program, agreement, or arrangement that would constitute a Pozen Plan if in effect on the date hereof); (F) hire any person to be employed by or a consultant of Pozen or any of the Pozen Subsidiaries other than the hiring of employees or consultants in the ordinary course of business, where such employee or consultant has total annual compensation (base salary and target cash incentive opportunity) not in excess of $250,000; (G) terminate any person in connection with any mass reduction, reduction in force or corporate restructuring and (H) loan or advance any money to any employee, director or individual independent contractor of Pozen or any of the Pozen Subsidiaries (other than advances in the ordinary course of business) or forgive any loans to any such employee, director or individual independent contractor;

            (vi)  redeem, purchase or otherwise acquire any outstanding Pozen Common Shares or other securities convertible into or exchangeable or exercisable for Pozen Common Shares, other than (A) in transactions between two or more wholly-owned Pozen Subsidiaries or between Pozen and a wholly-owned Pozen Subsidiary, or (B) pursuant to the terms of employee or director equity awards, including any awards issued under the Pozen Share Plan;

           (vii)  amend the terms of any securities of Pozen or the Pozen Subsidiaries;

          (viii)  adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Pozen or any of the Pozen Subsidiaries;

            (ix)  subject to the terms of Section 6.1 and Section 6.2, reorganize, consolidate or merge with any other Person;

             (x)  make any changes to any of its material accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or U.S. GAAP;

            (xi)  except for sales, leases or licenses entered into in the ordinary course of business or as contemplated hereby or in connection with any transactions contemplated hereby, and except for Permitted Liens, sell, lease or license, voluntarily pledge or otherwise dispose of any assets or properties of Pozen (including the shares or other equity securities of any Pozen Subsidiary) or of any of the Pozen Subsidiaries having a value greater than $500,000 in the aggregate;

           (xii)  abandon, allow to lapse or fail to maintain any Intellectual Property that is owned by or exclusively licensed to Pozen or any Pozen Subsidiary and that is material to Pozen and the Pozen Subsidiaries taken as a whole;

          (xiii)  (A) acquire (by merger, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset constituting a business (but excluding properties or assets acquired in the ordinary course of business), or (B) make any investment in any Person that is not Pozen or a Pozen Subsidiary, by the purchase of securities or contribution of capital or otherwise, that has a value (in the case of clauses (A) and (B)) greater than $500,000 in the aggregate;

          (xiv)  incur any indebtedness for borrowed money in excess of $500,000 in the aggregate;

           (xv)  enter into any hedging, derivative or swap transaction or Contract in respect thereof, except for any such transaction or Contract entered into in the ordinary course of business and not for speculative purposes;

          (xvi)  assume, guarantee or otherwise as an accommodation become responsible for the indebtedness for borrowed money of any other Person (other than Pozen or any Pozen Subsidiary);

         (xvii)  make any loans or advances to any other Person (other than Pozen or any Pozen Subsidiary), except for extensions of credit in the ordinary course of business;

        (xviii)  voluntarily waive, release, assign, settle or compromise any material claim or Proceeding where such waivers, releases, assignments, settlements or compromises exceed $500,000 individually or in any case would entail the imposition of any material non-monetary damages against Pozen or any Pozen Subsidiary;

          (xix)  negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

           (xx)  settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Merger or the other transactions contemplated by this Agreement;

          (xxi)  enter into any material new line of business, enterprise or other activity, which excludes, for the avoidance of doubt, the development or acquisition (subject to the terms hereof) of pharmaceutical or similar products or product candidates (including the expansion of the usage or potential usage of any existing pharmaceutical or similar products or product candidates);

         (xxii)  expend or commit to expend any amounts that would constitute capital expenditures pursuant to U.S. GAAP as applied by Pozen, where such expenditures or commitments exceed $500,000 in the aggregate;

        (xxiii)  other than in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Pozen Material Contract, or (B) materially modify, materially amend or terminate any Pozen Material Contract or waive, release or assign any material rights or claims thereunder;

        (xxiv)  except as required by applicable Law or U.S. GAAP, make, change, revoke or rescind any material election relating to Taxes; make or change any material method of Tax accounting; make any material amendment with respect to any Tax Return; or settle or otherwise finally resolve any controversy relating to a material amount of Taxes; and

          (xxv)  agree to do any of the foregoing.

          (d)   Pozen will promptly notify Tribute in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Pozen.

          (e)   Pozen will cooperate with Tribute and Parent to facilitate the preparation and filing of the Tribute Circular in accordance with Canadian Securities Laws on a timely basis.

Nothing in this Section 4.1 shall give Parent, Tribute or any of their respective Subsidiaries the right to control, directly or indirectly, the operations or the business of Pozen or any of its Subsidiaries at any time prior to the Closing.

4.2   Covenants of Tribute

        Except as disclosed in Section 4.2 of the Tribute Disclosure Letter, Tribute covenants to and agrees with Pozen that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Pozen otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed (except in the case of clauses (c)(i) and (xix) below, for which Pozen's consent may be withheld, conditioned or delayed in its sole discretion), or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

          (a)   the respective businesses of Tribute and the Tribute Subsidiaries will be conducted, their respective facilities will be maintained and Tribute and its Subsidiaries will continue to operate their respective businesses only in the ordinary course of business in an effort to preserve the value thereof;

          (b)   Tribute will use its commercially reasonable efforts to maintain and preserve intact its and the Tribute Subsidiaries' respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and the Tribute Subsidiaries' respective officers and employees as a group;

          (c)   Tribute will not, and will cause the Tribute Subsidiaries not to, directly or indirectly:

              (i)  alter or amend its charter, by-laws or other constituent documents;

             (ii)  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Tribute Common Shares (whether in cash or property);

            (iii)  split, divide, consolidate, combine or reclassify the Tribute Common Shares or any other securities of Tribute;

            (iv)  except as set forth in Section 4.2(c)(iv) of the Tribute Disclosure Letter, issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Tribute Common Shares or other securities of Tribute or the Tribute Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans) which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Tribute Common Shares, other than the issuance or sale of Tribute Common Shares pursuant to (A) the exercise of Tribute Options, Tribute Warrants or Tribute Compensation Options outstanding on the date hereof, or issuable pursuant to such securities outstanding on the date hereof, or (B) the terms of employee or director equity awards, including any awards issued under the Tribute Stock Option Plan and outstanding on the date hereof;

             (v)  except as contemplated by this Agreement or as required by applicable Law or the terms of any Tribute Plan in effect as of the date hereof (A) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants, except for increases in the compensation of employees in the ordinary course of business whose annual base salary is less than $250,000; or (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) promote any employee who is an officer to a position more senior than such employee's position as of the date of this Agreement, or promote a non-officer employee to an officer position, (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation (including bonuses) or benefits under any Tribute Plan or Tribute Employment Agreement; (E) enter into, terminate or materially amend any Tribute Plan, any plan, program, agreement, or arrangement that would constitute a Tribute Plan if in effect on the date hereof); (F) hire any person to be employed by or a consultant of Tribute or any of the Tribute Subsidiaries other than the hiring of employees or consultants in the ordinary course of business, where such employee or consultant has total annual compensation (base salary and target cash incentive opportunity) not in excess of $250,000; (G) terminate any person in connection with any mass reduction, reduction in force or corporate restructuring and (H) loan or advance any money to any employee, director or individual independent contractor of Tribute or any of the Tribute Subsidiaries (other than advances in the ordinary course of business) or forgive any loans to any such employee, director or individual independent contractor;

            (vi)  redeem, purchase or otherwise acquire any outstanding Tribute Common Shares or other securities convertible into or exchangeable or exercisable for Tribute Common Shares, other than (A) in transactions between two or more wholly-owned Tribute Subsidiaries or between Tribute and a wholly-owned Tribute Subsidiary, or (B) pursuant to the terms of employee or director equity awards, including any awards issued under the Tribute Stock Option Plan;

           (vii)  amend the terms of any securities of Tribute or the Tribute Subsidiaries;

          (viii)  adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Tribute or any of the Tribute Subsidiaries;

            (ix)  except as set forth in Section 4.2(c)(ix) of the Tribute Disclosure Letter, reorganize, amalgamate, consolidate or merge with any other Person;

             (x)  make any changes to any of its material accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or U.S. GAAP;

            (xi)  except for sales, leases or licenses entered into in the ordinary course of business or as contemplated hereby or in connection with any transactions contemplated hereby, and except for Permitted Liens, sell, lease or license, voluntarily pledge or otherwise dispose of any assets or properties of Tribute (including the shares or other equity securities of any Tribute Subsidiary) or of any of the Tribute Subsidiaries having a value greater than $500,000 in the aggregate;

           (xii)  abandon, allow to lapse or fail to maintain any Intellectual Property that is owned by or exclusively licensed to Tribute or any Tribute Subsidiary and that is material to Tribute and the Tribute Subsidiaries taken as a whole;

          (xiii)  except as set forth in Section 4.2(c)(xiii) of the Tribute Disclosure Letter, (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset constituting a business (but excluding properties or assets acquired in the ordinary course of business), or (B) make any investment in any Person that is not Tribute or a Tribute Subsidiary, by the purchase of securities or contribution of capital or otherwise, that has a value (in the case of clauses (A) and (B)) greater than $500,000 in the aggregate;

          (xiv)  incur any indebtedness for borrowed money in excess of $500,000 in the aggregate;

           (xv)  enter into any hedging, derivative or swap transaction or Contract in respect thereof, except for any such transaction or Contract entered into in the ordinary course of business and not for speculative purposes;

          (xvi)  assume, guarantee or otherwise as an accommodation become responsible for the indebtedness for borrowed money of any other Person (other than Tribute or any Tribute Subsidiary);

         (xvii)  make any loans or advances to any other Person (other than Tribute or any Tribute Subsidiary), except for extensions of credit in the ordinary course of business;

        (xviii)  voluntarily waive, release, assign, settle or compromise any material claim or Proceeding where such waivers, releases, assignments, settlements or compromises exceed $500,000 individually or in any case would entail the imposition of any material non-monetary damages against Tribute or any Tribute Subsidiary;

          (xix)  negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

           (xx)  settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Arrangement or the other transactions contemplated by this Agreement other than in respect of Tribute Dissenting Shareholders;

          (xxi)  enter into any material new line of business, enterprise or other activity, which excludes, for the avoidance of doubt, the development or acquisition (subject to the terms hereof) of pharmaceutical or similar products or product candidates (including the expansion of the usage or potential usage of any existing pharmaceutical or similar products or product candidates);

         (xxii)  expend or commit to expend any amounts that would constitute capital expenditures pursuant to U.S. GAAP as applied by Tribute, where such expenditures or commitments exceed $500,000 in the aggregate;

        (xxiii)  other than in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Tribute Material Contract, or (B) materially modify, materially amend or terminate any Tribute Material Contract or waive, release or assign any material rights or claims thereunder;

        (xxiv)  except as required by applicable Law or U.S. GAAP, make, change, revoke or rescind any material election relating to Taxes; make or change any material method of Tax accounting; make any material amendment with respect to any Tax Return; or settle or otherwise finally resolve any controversy relating to a material amount of Taxes;

          (xxv)  other than in the ordinary course of business, submit any material information to or enter into any material discussions with or respond to any enquiry from any Regulatory Authority with respect to any product offered by Tribute or its Subsidiaries; and

        (xxvi)  agree to do any of the foregoing.

          (d)   Tribute will promptly notify Pozen in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Tribute.

          (e)   Tribute will cooperate with Parent and Pozen to facilitate the preparation and filing of the Form S-4 with the SEC and the Pozen Proxy Statement on a timely basis.

          (f)    Tribute shall use its reasonable commercial efforts to obtain an Optionholder Election Form (as defined in the Plan of Arrangement) from each holder of Tribute Options prior to the application by Tribute for the Final Order.

        Nothing in this Section 4.2 shall give Parent, Pozen or any of their respective Subsidiaries the right to control, directly or indirectly, the operations or the business of Tribute or any of its Subsidiaries at any time prior to the Closing.

4.3   Covenants of Parent

        Parent covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Pozen and Tribute otherwise consent in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.3 of the Parent Disclosure Letter, or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law or Order:

          (a)   the respective businesses of Parent and the Parent Material Subsidiaries will be conducted, their respective facilities will be maintained and Parent and the Parent Material Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

          (b)   Parent will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries' respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its Subsidiaries' respective officers and material employees as a group;

          (c)   Parent will not and will not permit the Parent Material Subsidiaries to, directly or indirectly:

              (i)  alter or amend its memorandum and articles of association or other constituent documents in a manner adverse to the Pozen Stockholders or Tribute Shareholders or inconsistent with this Agreement;

             (ii)  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities, except, in the case of wholly-owned Parent Subsidiaries, for dividends payable to Parent or among wholly-owned Subsidiaries of Parent;

            (iii)  split, divide, consolidate, combine or reclassify the Parent Shares;

            (iv)  amend the material terms of any equity securities of Parent;

             (v)  adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Parent; or

            (vi)  agree to do any of the foregoing.

          (d)   Parent will promptly notify Pozen and Tribute in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Parent or Parent Material Subsidiaries.

          (e)   Parent will register the Parent Shares pursuant to Section 12(b) of the 1934 Exchange Act.

          (f)    Parent will cooperate with Pozen to prepare and file the Form S-4 with the SEC and with Tribute to prepare and file the Tribute Circular.

        Nothing in this Section 4.3 shall give Pozen, Tribute or any of their respective Subsidiaries the right to control, directly or indirectly, the operations or the business of Parent or any of its Subsidiaries at any time prior to the Closing.

ARTICLE 5

ADDITIONAL COVENANTS

5.1   Access to Information; Cooperation

        (a)   Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly-owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to the other parties' virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party's and its Subsidiaries' personnel, subject, however, to such access not unreasonably interfering with the ordinary conduct of its businesses. Notwithstanding the foregoing, if the terms of any Law, Order or Contract shall limit a Party's right to access the information pursuant to this Section 5.1, the other Party shall use its commercially reasonable efforts to (i) obtain any consents from a third party to provide such access or information or (ii) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Notwithstanding anything herein to the contrary, the foregoing shall not require any disclosure that would reasonably be expected, as a result of such disclosure, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges). Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

        (b)   Prior to Closing, each Party shall provide reasonable cooperation and shall cause its respective wholly-owned Subsidiaries and its and their representatives, including management, officers, employees, directors, legal, non-legal and accounting advisors and auditors to provide reasonable cooperation to Parent in consummating the Parent Financing, including:

            (i)  promptly furnishing Parent and the financing sources with the Required Information, which shall be Compliant, and with such other information and documentation required under applicable "know your customer" and anti-money laundering rules and regulations;

           (ii)  promptly furnishing Parent with financial and other pertinent information regarding each Party and each of their respective Subsidiaries as may be reasonably requested in writing by Parent and that is reasonably available to each Party, as applicable, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the 1933 Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the 1933 Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion to consummate the Parent Financing at Closing, including all information and data necessary to satisfy any conditions set forth in any commitment letter in respect of the Parent Financing;

          (iii)  using reasonable best efforts to obtain accountants' comfort letters and legal opinions at the expense of and as reasonably requested by Parent;

          (iv)  reasonably cooperating with Parent's legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Parent Financing; and

           (v)  taking all corporate or other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Parent Financing and to permit the proceeds thereof to be made available to Parent, including assisting in the preparation of and executing one or more credit agreements (or amendments thereto), pledge and security documents (or amendments thereto), guarantees, indentures, purchase agreements, currency or interest hedging agreements and other definitive documentation, certificates, representation letters, authorization letters and related deliverables relating to the Parent Financing, arranging for payoff letters and lien and guarantee releases with respect to existing indebtedness and reasonably facilitating the provision of guarantees, the grant (and perfection) of a security interest in collateral and the provision of related lender protections.

5.2   Consents and Approvals

        (a)   Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly-owned Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things required or reasonably necessary to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including:

            (i)  as promptly as practicable, obtain from any Governmental Authority all waivers, consents, clearances and approvals, including the Required Regulatory Approvals, required or reasonably necessary to consummate the transactions contemplated by this Agreement;

           (ii)  as promptly as practicable, make all filings and submissions that are required or reasonably necessary to consummate the transactions contemplated by this Agreement and thereafter make any other required or appropriate submissions including, without limiting the foregoing, all filings and submissions required in connection with the Required Regulatory Approvals; and

          (iii)  as promptly as practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals, required or reasonably necessary to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall Tribute and Pozen or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the transactions contemplated by this Agreement. In no event shall the receipt of any such third party waiver, consent or approval (other than the Required Regulatory Approvals) be a condition to any Party's obligations hereunder.

        (b)   Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals as are required or reasonably necessary to consummate the transactions contemplated by this Agreement under the HSR Act, the Competition Act and any other federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, "Relevant Competition Laws"), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Competition Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Relevant Competition Law. Pozen, Parent and Tribute shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Competition Law prior to their submission.

        (c)   Each of Parent, Pozen and Tribute shall, other than in respect of routine correspondence and dealings with NASDAQ and the TSXV regarding the transactions contemplated by this Agreement: (i) promptly advise each other of any written or oral substantive communication (including substantive communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or reasonably necessary to consummate the transactions contemplated by this Agreement; (ii) not participate in any meeting or substantive discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all substantive correspondence, filings and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information or confidentiality concerns.

        (d)   Each Party will provide as promptly as practicable such information and documentary material as may reasonably be requested by a Governmental Authority following any such filing or notification.

        (e)   In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of Tribute and Pozen agrees to take, or cause to be taken (including by its respective Subsidiaries), any and all steps and to make, or cause to be made (including by its respective Subsidiaries), any and all undertakings necessary to resolve any objections that a Governmental Authority may assert under any Relevant Competition Law with respect to the Arrangement or the Merger, and to avoid or eliminate each and every impediment under any Relevant Competition Law that may be asserted by any Governmental Authority with respect to the Arrangement and the Merger, in each case, so as to enable the Arrangement Effective Time and the Merger Effective Time to occur as promptly as practicable and in any event no later than the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Tribute or Pozen (or any of their respective Subsidiaries) or any equity interest in any Joint Venture held by Tribute or Pozen (or any of their respective Subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Tribute or Pozen or their respective Subsidiaries and (iii) otherwise taking or committing to take any action that would limit Pozen's or Tribute's freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Tribute or Pozen (including any of their respective Subsidiaries), in each case as may be required in order to obtain all waivers, consents, clearances or approvals required directly or indirectly under any Relevant Competition Law or to avoid the commencement of any action by a Governmental Authority to prohibit the Arrangement or the Merger under any Relevant Competition Law, or to avoid the entry of, or to effect the dissolution of, any Order in any Proceeding seeking to prohibit the Arrangement or the Merger or delay the Arrangement Effective Time or the Merger Effective Time beyond the Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Tribute or Pozen (or any of their Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Tribute or Pozen, as applicable, (any such action that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a "Restraint").

5.3   Covenants of Pozen Regarding the Arrangement and the Merger

        Subject to the terms and conditions of this Agreement (including Section 5.2), Pozen shall and shall cause each of the Pozen Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with Parent and Tribute in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the transactions contemplated by this Agreement including:

          (a)   subject to Section 9.5 and Section 6.2, publicly announcing the entering into of this Agreement, the support of the Pozen Board of Directors of the Merger and the Arrangement and the Pozen Recommendation;

          (b)   using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to Pozen or the Pozen Subsidiaries challenging or affecting this Agreement or the completion of the Arrangement and the Merger; and

          (c)   subject to Section 6.2, taking all necessary actions to give effect to the Arrangement and the Merger.

5.4   Covenants of Tribute Regarding the Arrangement and the Merger

        Subject to the terms and conditions of this Agreement (including Section 5.2), Tribute shall and shall cause each of the Tribute Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with Parent and Pozen in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the transactions contemplated by this Agreement including:

          (a)   subject to Section 9.5 and the terms of Section 6.4, publicly announcing the entering into of this Agreement, the support of the Tribute Board of Directors of the Arrangement and the Merger and the Tribute Recommendation;

          (b)   using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to Tribute or its Subsidiaries challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

          (c)   subject to Section 6.4, forthwith carrying out the terms of the Interim Order and Final Order, taking all necessary actions to give effect to the transactions contemplated by this Agreement, the Arrangement and the Merger.

5.5   Covenants of Parent Regarding the Arrangement and the Merger

        Subject to the terms and conditions of this Agreement (including Section 5.2), Parent shall, and shall cause each of the Parent Subsidiaries to, perform all obligations required to be performed by Parent under this Agreement, cooperate with Pozen and Tribute in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement, the Merger and the other transactions contemplated by this Agreement including:

          (a)   subject to Section 9.5, publicly announcing the entering into of this Agreement and the support of the Parent Board of Directors of the Arrangement and the Merger;

          (b)   using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against Parent or its Subsidiaries challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

          (c)   taking all necessary actions and causing its Subsidiaries to take all necessary actions to give effect to the Arrangement and the Merger, including providing the Merger Exchange Agent and the Arrangement Exchange Agent with sufficient consideration to complete the Arrangement and the Merger as provided herein, including without limitation procuring that the Parent Shares issued pursuant to the Merger and Arrangement are fully paid and non-assessable.

5.6   Indemnification and Insurance

        (a)   Each of Tribute, Pozen and their respective Subsidiaries agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of Tribute, Pozen and their respective Subsidiaries (each such present or former director or officer of Tribute, Pozen or their respective Subsidiaries being referred to as an "Indemnified Party" and such Persons collectively being referred to as the "Indemnified Parties") as provided in the constituent documents of Tribute, Pozen or any of their respective Subsidiaries or any Contract by which Tribute, Pozen or any of their respective Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Merger and the Arrangement and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing.

        (b)   Without limiting the foregoing, from and after the Merger Effective Time for not less than six (6) years from the Closing Date, each of Parent, US Surviving Company and Tribute shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against any costs or expenses (including advancing reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law, subject to the indemnifying or advancing party's receipt of an unsecured undertaking by or on behalf of the Indemnified Party to repay such funds if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred on or prior to the Closing Date, whether asserted or claimed before or after the Merger Effective Time, in connection with or as a result of such Indemnified Party serving as an officer or director of Tribute, Pozen or any of their respective Subsidiaries.

        (c)   Parent shall, or shall cause its Subsidiaries to, maintain in effect, without any reduction in scope or coverage for six (6) years from the Closing Date, customary policies of directors' and officers' liability insurance providing protection no less favorable to the protection provided by the policies maintained by Tribute, Pozen or any of their respective Subsidiaries that are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date; provided, however, that Parent may, prior to the Closing Date, purchase pre-paid non-cancellable run-off directors' and officers' liability insurance on terms substantially similar to the directors' and officers' liability policies currently maintained by Tribute, Pozen or any of their respective Subsidiaries, but providing coverage for a period of six (6) years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date; provided, further, however, that in no event shall Parent be required to spend premiums for any of the insurance referenced in this Section 5.6(c) to the extent it would exceed three hundred percent (300%) of Tribute, Pozen or any of their respective Subsidiaries' current annual premium for directors' and officers' liability insurance, in which case Parent shall purchase the maximum amount of insurance available up to the foregoing premium limit.

        (d)   If Tribute, Pozen or any of their respective Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Parent shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.6.

        (e)   The obligations of Parent and its Subsidiaries under this Section 5.6 shall survive the consummation of the Arrangement and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.6 applies, without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.6 applies and their respective heirs, executors, administrators and other legal representatives shall be third party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6). Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 5.6; provided that such Indemnified Party prevails in such enforcement action.

        (f)    The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Tribute, Pozen or any of their respective Subsidiaries by law, charter, statute, by-law or agreement.

5.7   Rule 16b-3 Actions

        Prior to the Closing, Tribute, Parent and Pozen shall take all such steps as may be required to cause (a) any dispositions of Pozen Common Shares (including derivative securities with respect to Pozen Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Pozen immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.8   Stock Exchange Listings

        (a)   Parent, Pozen and Tribute shall use all commercially reasonable efforts to cause the Parent Shares issued as Merger Consideration or Arrangement Consideration to be (i) approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX, prior to the Arrangement Effective Time and the Merger Effective Time.

        (b)   Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Pozen Common Shares from the NASDAQ and the Tribute Common Shares from the TSXV and OTCQX International and to cause Tribute to cease to be a reporting issuer in each jurisdiction in Canada in which it is a reporting issuer and terminate the registration of the Pozen Common Shares under the 1934 Exchange Act; provided, that such delisting and termination shall not be effective until after the Merger Effective Time.

5.9   Takeover Statutes

        If any anti-takeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the Parties and its respective Affiliates shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger, the Arrangement and the other transactions contemplated by this Agreement.

5.10 Employee Matters

        (a)   At or prior to Closing, Parent shall approve an omnibus equity incentive plan for officers, directors, employees and consultants of Parent.

        (b)   Parent shall, or shall cause the US Surviving Company and Tribute to, maintain for the twelve (12) months after the closing the Pozen Severance Plan ("Pozen Severance Plan") and maintain the current severance practice of Tribute ("Tribute Severance Plan") for the benefit of all affected individuals who are employees of Pozen, Tribute or each of their respective Subsidiaries at the Merger Effective Time (the "Assumed Employees"). In the event that an Assumed Employee's employment is terminated after and within twelve (12) months of the Merger Effective Time, the Assumed Employee shall be entitled to the severance benefits under the Pozen Severance Plan or the Tribute Severance Plan, as applicable.

5.11 Insurance

        From the date hereof until the Closing Date, Pozen and Tribute shall each use commercially reasonable efforts to procure that any renewal of the current insurance policies and contracts of Pozen, Tribute and their respective Subsidiaries in effect on the date hereof shall permit cancellation thereof at any time without penalty, including by requesting its insurers to include such a provision in any such renewed policies and contracts. At Tribute's request, Pozen shall reasonably cooperate with Tribute in good faith and take such actions as Tribute may reasonably request to purchase, at Tribute's cost and expense and effective as of the Closing, "tail" insurance coverage to the product liabilities insurance of Pozen and its Subsidiaries, for the period specified by Tribute and on such other terms and conditions as Tribute may direct. At Pozen's request, Tribute shall reasonably cooperate with Pozen in good faith and take such actions as Pozen may reasonably request to purchase, at Pozen's cost and expense and effective as of the Closing, "tail" insurance coverage to the product liabilities insurance of Tribute and its Subsidiaries, for the period specified by Pozen and on such other terms and conditions as Pozen may direct. Notwithstanding anything contained herein to the contrary, the binding or otherwise obtaining of any such "tail" insurance coverage shall not be a condition to Closing.

5.12 Creation of Distributable Reserves

        (a)   Unless Pozen and Tribute otherwise agree,

            (i)  Pozen shall use all reasonable efforts to submit to the vote of the Pozen Stockholders at the Pozen Meeting a resolution (the "Pozen Distributable Reserves Resolution") to approve the creation of distributable reserves of Parent by (A) the reduction of the share premium of Parent to allow the creation of distributable reserves of Parent resulting from the transactions contemplated by this Agreement; and (B) by any other means; and

           (ii)  Tribute shall use all reasonable efforts to submit to the vote of the Tribute Shareholders at the Tribute Meeting a resolution (the "Tribute Distributable Reserves Resolution") to approve the creation of distributable reserves of Parent by (A) the reduction of share premium of Parent to allow the creation of distributable reserves of Parent resulting from the transactions contemplated by this Agreement; and (B) by any other means;

(the creation of distributable reserves in Parent by any of the means described in this Section 5.12(a) is referred to as the "Parent Distributable Reserves Proposals").

        (b)   The Parties agree that none of the approval of the Pozen Distributable Reserves Resolution, the approval of the Tribute Distributable Reserves Resolution or the implementation of the Parent Distributable Reserves Proposals shall be a condition to the Parties' obligation to effect the Arrangement or the Merger.

        (c)   Subject to approval of the Pozen Distributable Reserves Resolution by the Pozen Shareholders and the Tribute Distributable Reserves Resolution by the Tribute Shareholders:

            (i)  Pozen and Parent shall, prior to Closing, pursuant to Section 84 of the Irish Companies Act 2014, procure the passing of a resolution of the then shareholders of Parent providing for the reduction of share capital of Parent in order to allow an application to be made under Section 85 of the Irish Companies Act 2014 to the Irish High Court to allow for the Parent Distributable Reserves Proposal (the "Irish High Court Application"); and

           (ii)  Pozen and Parent shall as promptly as reasonably practicable following the Closing, prepare and file an application to the Irish High Court for an order pursuant to the Irish Companies Act 2014, as applicable, approving the Parent Distributable Reserves Proposals.

5.13 Certain Parent Shareholder Resolutions

        Prior to Closing, Pozen and Parent shall procure the passing of resolutions of the shareholders of Parent providing for:

          (a)   the re-registration of Parent as a public limited company under Irish law;

          (b)   the adoption of revised memorandum and articles of association of Parent, which shall as far as is practicable be consistent with Pozen's existing organizational documents;

          (c)   to the extent necessary or possible, the acquisition of the ordinary shares of Parent denominated in euro;

          (d)   to the extent required, the ability to purchase its own shares and reissue of treasury shares; and

          (e)   the approval of any other matters as are deemed necessary or expedient in connection with giving effect to the transactions contemplated by, or ancillary to, this Agreement.

5.14 Parent Board of Directors

        The Parties hereby intend that the Board of Directors of Parent at the Closing and at the closing of the Parent Financing shall be comprised of nine (9) members, consisting of the Chief Executive Officer of Parent, five (5) directors appointed by Pozen, two (2) directors appointed by Tribute (one of which must be qualify as an independent director under applicable SEC and stock exchange rules and regulations) and one (1) director appointed in accordance with the terms of the Parent Financing.

 ARTICLE 6

ACQUISITION PROPOSALS

6.1   Pozen Non-Solicitation

        (a)   Subject to Section 6.2, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Pozen shall not, and Pozen shall cause its Subsidiaries and direct each of its and their respective Representatives not to, directly or indirectly through any other Person:

            (i)  initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that would be reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a Pozen Acquisition Proposal or potential Pozen Acquisition Proposal;

           (ii)  participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other Person (other than Tribute and its Affiliates) to make or complete a Pozen Acquisition Proposal;

          (iii)  effect any Pozen Change of Recommendation;

          (iv)  approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to any Pozen Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a Pozen Acquisition Proposal until the fifth (5th) Business Day after such Pozen Acquisition Proposal has been publicly announced shall not constitute a violation of this Section 6.1(a)); or

           (v)  accept or enter into, or publicly propose to accept or enter into, any Pozen Acquisition Agreement.

        (b)   Pozen shall, and shall cause the Pozen Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Tribute and its Affiliates) conducted heretofore by Pozen or the Pozen Subsidiaries, or any of its or their respective Representatives, with respect to any Pozen Acquisition Proposal or which could reasonably be expected to lead to a Pozen Acquisition Proposal and, in connection therewith, Pozen will immediately discontinue access by any Person (other than Tribute and its Affiliates) to any data room (virtual or otherwise) established by Pozen or its Representatives for such purpose. Except to the extent that the Pozen Board of Directors determines, after consultation with its outside legal counsel, that the failure to release the relevant third party would be reasonably likely to be inconsistent with the fiduciary duties of the Pozen Board of Directors under applicable Law, Pozen agrees not to release any third party (other than Tribute and its Affiliates) from any "standstill" agreement to which it is a party (it being acknowledged and agreed that the automatic termination of any "standstill" or similar provision of any agreement as the result of the entering into or an announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.1(b)). Within ten (10) Business Days from the date hereof, Pozen shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Pozen since December 31, 2013 relating to any potential Pozen Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

        (c)   Pozen shall promptly (and in any event within twenty-four (24) hours of receipt) notify Tribute, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Pozen Acquisition Proposal, or which could reasonably be expected to lead to a Pozen

Acquisition Proposal, in each case, received on or after the date hereof, of which Pozen, any of the Pozen Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Pozen or any of the Pozen Subsidiaries or any of their respective Representatives for non-public information relating to Pozen or any of the Pozen Subsidiaries in connection with a potential or actual Pozen Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Pozen or any of the Pozen Subsidiaries in connection with a potential or actual Pozen Acquisition Proposal. Such notice shall include the identity of the Person making such Pozen Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Pozen Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written materials submitted to Pozen, any of the Pozen Subsidiaries or their Representatives. Following the initial notification by Pozen to Tribute in respect of any Pozen Acquisition Proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Pozen will keep Tribute promptly and fully informed of the status, including any change to the material terms and conditions, of any such Pozen Acquisition Proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Pozen Acquisition Proposal, proposal, inquiry, offer or request).

        (d)   Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, following receipt by Pozen of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Pozen Acquisition Proposal but which Pozen reasonably believes could lead to a Pozen Acquisition Proposal, Pozen may respond to the proponent to advise it that Pozen can only enter into discussions or negotiations with a party in accordance with this Agreement.

        (e)   Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the receipt of the Pozen Stockholder Approval, Pozen or any of the Pozen Subsidiaries, or any of its or their respective Representatives, receives a written Pozen Acquisition Proposal (including, an amendment, change or modification to a Pozen Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of this Section 6.1, Pozen and its Representatives may:

            (i)  contact the Person making such Pozen Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Pozen Acquisition Proposal and the likelihood of its consummation, so as to determine whether such Pozen Acquisition Proposal is, or could reasonably be expected to lead to, a Pozen Superior Proposal; and

           (ii)  if the Pozen Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Pozen Acquisition Proposal is, or could reasonably be expected to lead to, a Pozen Superior Proposal and that the failure to take relevant action would conflict with its fiduciary duties:

            (A)  furnish information with respect to Pozen and the Pozen Subsidiaries to the Person making such Pozen Acquisition Proposal and its Representatives; provided that (I) Pozen first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any "standstill" and similar provisions) to Pozen than the Non-Disclosure Agreement, and sends a copy of such agreement to Tribute promptly following its execution, and (II) Pozen contemporaneously provides to Tribute any non-public information concerning Pozen and its Subsidiaries that is provided to such Person which was not previously provided to Tribute or its Representatives; and

            (B)  engage in discussions and negotiations with respect to a Pozen Acquisition Proposal with the Person making such Pozen Acquisition Proposal and its Representatives.

6.2   Pozen Change of Recommendation

        (a)   Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, the Pozen Board of Directors may, at any time after the date of this Agreement and prior to the receipt of the Pozen Stockholder Approval, (1) effect a Pozen Change of Recommendation due to the occurrence of a Pozen Intervening Event, or (2) following receipt of a bona fide, unsolicited, written Pozen Acquisition Proposal that the Pozen Board of Directors determines in good faith, after consultation with Pozen's outside legal and financial advisors, is a Pozen Superior Proposal, (A) effect a Pozen Change of Recommendation, and/or (B) accept, approve or enter into any Pozen Acquisition Agreement, in each case with respect to clauses (1) and (2), if and only if:

            (i)  with respect to Section 6.2(a)(2) above, such Pozen Acquisition Proposal did not result from a breach of Section 6.1 and Pozen has complied with the other terms of this Section 6.2;

           (ii)  the Pozen Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take the action specified in Section 6.2(a)(1) or Section 6.2(a)(2), as applicable, would be reasonably likely to be inconsistent with its fiduciary duties to the Pozen Stockholders under applicable Laws;

          (iii)  Pozen has (A) delivered a Pozen Change of Recommendation Notice to Tribute and (B) in the case of Section 6.2(a)(2) and provided Tribute with a copy of the document(s) containing such Pozen Acquisition Proposal; and

          (iv)  solely in the case of the taking of the actions referred to in Section 6.2(a), Pozen has previously or concurrently will have terminated this Agreement pursuant to and in accordance with Section 7.1(c)(i).

        (b)   The Pozen Board of Directors shall reaffirm the Pozen Recommendation by news release as soon as reasonably practicable after (i) the Pozen Board of Directors determines that a Pozen Acquisition Proposal which has been publicly announced or made is not a Pozen Superior Proposal; or (ii) the Pozen Board of Directors determines that a Pozen Acquisition Proposal which previously constituted a Pozen Superior Proposal would cease to be a Pozen Superior Proposal when assessed against this Agreement and the Merger and the Arrangement. Tribute shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Pozen Board of Directors has determined that the applicable Pozen Acquisition Proposal is not a Pozen Superior Proposal.

        (c)   Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit Pozen or the Pozen Board of Directors from:

            (i)  (A) disclosing to the Pozen Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (B) making any disclosure to the Pozen Stockholders, if the Pozen Board of Directors has reasonably determined in good faith, after consultation with Pozen's outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Pozen Stockholders under applicable Law; provided that this Section 6.2(c)(i) shall not permit the Pozen Board of Directors to make a Pozen Change of Recommendation, except to the extent permitted by this Section 6.2 (other than this Section 6.2(c)(i)); or

           (ii)  calling and/or holding a meeting of the Pozen Stockholders requisitioned by the Pozen Stockholders in accordance with the DGCL or taking any other action with respect to a Pozen Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws; provided that, subject to the other terms set forth in this Section 6.2, any proxy statement or other document required in connection with such meeting recommends that the Pozen Stockholders vote against any proposed resolution in favor of or necessary to complete such Pozen Acquisition Proposal.

        (d)   Pozen shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and Pozen shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

6.3   Tribute Non-Solicitation

        (a)   Subject to Section 6.4, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Tribute shall not, and Tribute shall cause its Subsidiaries and direct each of its and their respective Representatives not to, directly or indirectly through any other Person:

            (i)  initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that would be reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a Tribute Acquisition Proposal or potential Tribute Acquisition Proposal;

           (ii)  participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other Person (other than Pozen and its Affiliates) to make or complete a Tribute Acquisition Proposal;

          (iii)  effect any Tribute Change of Recommendation;

          (iv)  approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to any Tribute Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a Tribute Acquisition Proposal until the fifth (5th) Business Day after such Tribute Acquisition Proposal has been publicly announced shall not constitute a violation of this Section 6.3(a)); or

           (v)  accept or enter into, or publicly propose to accept or enter into, any Tribute Acquisition Agreement.

        (b)   Tribute shall, and shall cause the Tribute Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Pozen and its Affiliates) conducted heretofore by Tribute or the Tribute Subsidiaries, or any of its or their respective Representatives, with respect to any Tribute Acquisition Proposal or which could reasonably be expected to lead to a Tribute Acquisition Proposal and, in connection therewith, Tribute will immediately discontinue access by any Person (other than Pozen and its Affiliates) to any data room (virtual or otherwise) established by Tribute or its Representatives for such purpose. Except to the extent that the Tribute Board of Directors determines, after consultation with its outside legal counsel, that the failure to release the relevant third party would be reasonably likely to be inconsistent with the fiduciary duties of the Tribute Board of Directors under applicable Law, Tribute agrees not to release any third party (other than Pozen and its Affiliates) from any "standstill" agreement to which it is a party (it being acknowledged and agreed that the automatic termination of any "standstill" or similar provision of any agreement as the result of the entering into or an announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.3(b)). Within ten (10) Business Days from the date hereof, Tribute shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Tribute since December 31, 2013 relating to any potential Tribute Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

        (c)   Tribute shall promptly (and in any event within twenty-four (24) hours of receipt) notify Pozen, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Tribute Acquisition Proposal, or which could reasonably be expected to lead to a Tribute Acquisition Proposal, in each case, received on or after the date hereof, of which Tribute, any of the Tribute Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Tribute or any of the Tribute Subsidiaries or any of their respective Representatives for non-public information relating to Tribute or any of its Subsidiaries in connection with a potential or actual Tribute Acquisition Proposal or for access to the properties, books and records or a list of security holders of Tribute or any of the Tribute Subsidiaries in connection with a potential or actual Tribute Acquisition Proposal. Such notice shall include the identity of the Person making such Tribute Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Tribute Acquisition Proposal or proposal, inquiry, offer or request including a copy of any written materials submitted to Tribute, any of the Tribute Subsidiaries or their Representatives. Following the initial notification by Tribute to Pozen in respect of any Tribute Acquisition Proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Tribute will keep Pozen promptly and fully informed of the status, including any change to the material terms and conditions, of any such Tribute Acquisition Proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Tribute Acquisition Proposal, proposal, inquiry, offer or request).

        (d)   Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, following receipt by Tribute of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Tribute Acquisition Proposal but which Tribute reasonably believes could lead to a Tribute Acquisition Proposal, Tribute may respond to the proponent to advise it that Tribute can only enter into discussions or negotiations with a party in accordance with this Agreement.

        (e)   Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the receipt of the Tribute Shareholder Approval, Tribute or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Tribute Acquisition Proposal (including, an amendment, change or modification to a Tribute Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of this Section 6.3, Tribute and its Representatives may:

            (i)  contact the Person making such Tribute Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Tribute Acquisition Proposal and the likelihood of its consummation, so as to determine whether such Tribute Acquisition Proposal is, or could reasonably be expected to lead to, a Tribute Superior Proposal; and

           (ii)  if the Tribute Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Tribute Acquisition Proposal is, or could reasonably be expected to lead to, a Tribute Superior Proposal and that the failure to take relevant action would conflict with its fiduciary duties:

            (A)  furnish information with respect to Tribute and the Tribute Subsidiaries to the Person making such Tribute Acquisition Proposal and its Representatives; provided that (I) Tribute first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any "standstill" and similar provisions) to Tribute than the Non-Disclosure Agreement, and sends a copy of such agreement to Pozen promptly following its execution, and (II) Tribute contemporaneously provides to Pozen any non-public information concerning Tribute and the Tribute Subsidiaries that is provided to such Person which was not previously provided to Pozen or its Representatives; and

            (B)  engage in discussions and negotiations with respect to a Tribute Acquisition Proposal with the Person making such Tribute Acquisition Proposal and its Representatives.

6.4   Tribute Change of Recommendation

        (a)   Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, the Tribute Board of Directors may, at any time after the date of this Agreement and prior to the receipt of the Tribute Shareholder Approval, (1) effect a Tribute Change of Recommendation due to the occurrence of a Tribute Intervening Event, or (2) following receipt of a bona fide, unsolicited, written Tribute Acquisition Proposal that the Tribute Board of Directors determines in good faith, after consultation with Tribute's outside legal and financial advisors, is a Tribute Superior Proposal, (A) effect a Tribute Change of Recommendation, and/or (B) accept, approve or enter into any Tribute Acquisition Agreement, in each case with respect to clauses (1) and (2), if and only if:

            (i)  with respect to Section 6.4(a)(2) above, such Tribute Acquisition Proposal did not result from a breach of Section 6.3 and Tribute has complied with the other terms of this Section 6.4;

           (ii)  the Tribute Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take the action specified in Section 6.4(a)(1) or Section 6.4(a)(2), as applicable, would be reasonably likely to be inconsistent with its fiduciary duties to Tribute under applicable Laws;

          (iii)  Tribute has (A) delivered a Tribute Change of Recommendation Notice to Pozen and (B) in the case of Section 6.4(a)(2) provided Pozen with a copy of the document(s) containing such Tribute Acquisition Proposal; and

          (iv)  solely in the case of the taking of the actions referred to in Section 6.4(a), Tribute has previously or concurrently will have terminated this Agreement pursuant to and in accordance with Section 7.1(d)(i).

        (b)   The Tribute Board of Directors shall reaffirm the Tribute Recommendation by news release as soon as reasonably practicable after (i) the Tribute Board of Directors determines that a Tribute Acquisition Proposal which has been publicly announced or made is not a Tribute Superior Proposal; or (ii) the Tribute Board of Directors determines that a Tribute Acquisition Proposal which previously constituted a Tribute Superior Proposal would cease to be a Tribute Superior Proposal when assessed against this Agreement and the Merger and the Arrangement. Pozen shall be given a reasonable opportunity to review and comment on the form and content of such news release. Such news release shall state that the Tribute Board of Directors has determined that the applicable Tribute Acquisition Proposal is not a Tribute Superior Proposal.

        (c)   Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit Tribute or the Tribute Board of Directors from:

            (i)  (A) disclosing to the Tribute Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (B) making any disclosure to the Tribute Shareholders, if the Tribute Board of Directors has reasonably determined in good faith, after consultation with Tribute's outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Tribute Shareholders under applicable Law; provided that this Section 6.4(c)(i) shall not permit the Tribute Board of Directors to make a Tribute Change of Recommendation, except to the extent permitted by this Section 6.4 (other than this Section 6.4(c)(i)); or

           (ii)  calling and/or holding a meeting of the Tribute Shareholders requisitioned by the Tribute Shareholders in accordance with applicable law or taking any other action with respect to a Tribute Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws; provided that, subject to the other terms set forth in this Section 6.4, any proxy statement or other document required in connection with such meeting recommends that the Tribute Shareholders vote against any proposed resolution in favor of or necessary to complete such Tribute Acquisition Proposal.

        (d)   Tribute shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.3 and this Section 6.4 and Tribute shall be responsible for any breach of Section 6.1 or this Section 6.4 by such Persons.

ARTICLE 7

TERMINATION

7.1   Termination

        (a)   This Agreement may be terminated at any time prior to the Closing by mutual written consent of Pozen and Tribute.

        (b)   This Agreement may be terminated by either Tribute or Pozen at any time prior to the Closing:

            (i)  if the Closing does not occur on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or its Affiliate to fulfill any of its obligations or breach of any of its agreements or covenants under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

           (ii)  if the Pozen Stockholder Approval is not obtained at the Pozen Meeting or any adjournment or postponement thereof;

          (iii)  if the Arrangement Resolution is not approved by the Tribute Shareholders in accordance with applicable Laws and the Interim Order at the Tribute Meeting or any adjournment or postponement thereof;

          (iv)  if the Parent Financing has not been consummated prior to Closing; or

           (v)  if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action enjoining or otherwise prohibiting the Merger or Arrangement, and such Order or other action is or shall have become final and non-appealable.

        (c)   This Agreement may be terminated by Pozen at any time prior to the Closing if any of the following have occurred:

            (i)  Tribute shall have effected a Tribute Change of Recommendation;

           (ii)  subject to Pozen complying with the terms of Sections 6.1 and 6.2 and paying the Pozen Termination Fee to Tribute in accordance with Section 7.2, to concurrently enter into a Pozen Acquisition Agreement that constitutes a Pozen Superior Proposal;

          (iii)  Tribute breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured on or prior to (or by its nature or timing cannot be cured by) the earlier of (A) thirty (30) days following the delivery of written notice to Tribute from Pozen of such breach and (B) three (3) Business Days prior to the Outside Date; provided, however, that, if Tribute does not effect the Closing when required pursuant to the terms set forth in Section 2.2, the cure period referred to in the immediately preceding clause (A) shall be three (3) Business Days and not thirty (30) days as referred to therein;

          (iv)  subject to Pozen paying the Reduced Pozen Termination Fee to Tribute in accordance with Section 7.3, there shall have occurred, after the date of this Agreement but on or before the Closing Date, a change in applicable U.S. federal Tax Law (whether or not such change in Law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by this Agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a Material Adverse Effect on Pozen pursuant to clause (i) of the definition of "Material Adverse Effect" (without regard to the exclusion in clause (f) of the definition of "Material Adverse Effect"); or

           (v)  a Material Adverse Effect on Tribute shall have occurred since the date of this Agreement.

        (d)   This Agreement may be terminated by Tribute at any time prior to the Closing if any of the following shall have occurred:

            (i)  Pozen shall have effected a Pozen Change of Recommendation;

           (ii)  subject to Tribute complying with the terms of Sections 6.3 and 6.4 and paying the Tribute Termination Fee to Pozen in accordance with Section 7.2, to concurrently enter into a Tribute Acquisition Agreement that constitutes a Tribute Superior Proposal;

          (iii)  Pozen breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured on or prior to (or by its nature or timing cannot be cured by) the earlier of (A) thirty (30) days following the delivery of written notice to Pozen from Tribute of such breach and (B) three (3) Business Days prior to the Outside Date; provided, however, that, if Pozen does not effect the Closing when required pursuant to the terms set forth in Section 2.2, the cure period referred to in the immediately preceding clause (A) shall be three (3) Business Days and not thirty (30) days as referred to therein;

          (iv)  there shall have occurred, after the date of this Agreement but on or before the Closing Date, a change in applicable U.S. federal Tax Law (whether or not such change in Law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by this Agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a Material Adverse Effect on Pozen pursuant to clause (i) of the definition of "Material Adverse Effect" (without regard to the exclusion in clause (f) of the definition of "Material Adverse Effect");

           (v)  DLA Piper LLP (US), special tax advisor to Pozen, is unable to deliver the opinion contemplated in Section 8.1(l); solely for reasons other than (i) a change in applicable U.S. federal Tax Law (whether or not such change in Law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by this Agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a Material Adverse Effect on Pozen pursuant to clause (i) of the definition of "Material Adverse Effect" (without regard to the exclusion in clause (f) of the definition of "Material Adverse Effect"); or (ii) a misrepresentation contained in or breach of any representation or warranty of Tribute or a breach of any covenant of Tribute which affects the determination of compliance with Section 7874 of the Code (or any other U.S. Tax law), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance, such that following the Closing Date the Parent shall not be treated as a domestic corporation for U.S. federal income tax purposes; or

          (vi)  a Material Adverse Effect on Pozen shall have occurred since the date of this Agreement.

7.2   Termination Fee

        (a)   If a Pozen Termination Fee Event occurs, Pozen shall pay to Tribute a termination fee of $3,500,000 (the "Pozen Termination Fee") by wire transfer in immediately available funds to an account specified by Tribute. If a Tribute Termination Fee Event occurs, Tribute shall pay to Pozen a termination fee of $3,500,000 (the "Tribute Termination Fee") by wire transfer in immediately available funds to an account specified by Pozen. The Pozen Termination Fee shall be payable at the time specified in Section 7.2(b). The Tribute Termination Fee shall be payable at the time specified in Section 7.2(c).

        (b)   "Pozen Termination Fee Event" means:

            (i)  the termination of this Agreement by Pozen pursuant to Section 7.1(c)(ii), in which case the Pozen Termination Fee shall be paid by Pozen concurrent with the Pozen Termination Fee Event;

           (ii)  the termination of this Agreement by Tribute pursuant to Section 7.1(d)(i) or 7.1(d)(v), in which case the Pozen Termination Fee shall be paid by Pozen within two (2) Business Days of the Pozen Termination Fee Event; or

          (iii)  the termination of this Agreement by either Tribute or Pozen pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) or by Tribute pursuant to Section 7.1(d)(iii) (solely as it relates to Section 6.1), if, in any of the foregoing cases, (x) prior to such termination, a Pozen Acquisition Proposal shall have been made public or proposed publicly to Pozen or Pozen Stockholders and has not been publicly withdrawn prior to the Pozen Meeting and (y) within twelve (12) months following such termination, Pozen or one or more of Pozen's Subsidiaries shall have executed a Pozen Acquisition Agreement and the transactions thereby are at any time subsequently consummated in respect of such Pozen Acquisition Proposal, in which cases the Pozen Termination Fee shall be paid by Pozen on the date of consummation of such transaction; provided that, for purposes of this Section 7.2(b)(iii), the term "Pozen Acquisition Proposal" shall have the meaning assigned to such term in Section 1.1, except that all references to "twenty percent (20%)" therein shall be deemed to be references to "fifty percent (50%)."

        (c)   "Tribute Termination Fee Event" means:

            (i)  the termination of this Agreement by Tribute pursuant to Section 7.1(d)(ii), in which case the Tribute Termination Fee shall be paid by Tribute concurrent with the Tribute Termination Fee Event;

           (ii)  the termination of this Agreement by Pozen pursuant to Section 7.1(c)(i), in which case the Tribute Termination Fee shall be paid by Tribute within two (2) Business Days of the Tribute Termination Fee Event; or

          (iii)  the termination of this Agreement by either Tribute or Pozen pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Pozen pursuant to Section 7.1(c)(iii) (solely as it relates to Section 6.3), if, in any of the foregoing cases, (x) prior to such termination, a Tribute Acquisition Proposal shall have been made public or proposed publicly to Tribute or Tribute Shareholders and has not been publicly withdrawn prior to the Tribute Meeting and (y) within twelve (12) months following such termination, Tribute or one or more of Tribute's Subsidiaries shall have executed a Tribute Acquisition Agreement and the transactions thereby are at any time subsequently consummated in respect of such Tribute Acquisition Proposal, in which cases the Tribute Termination Fee shall be paid by Tribute on the date of consummation of such transaction; provided that, for purposes of this Section 7.2(c)(iii), the term "Tribute Acquisition Proposal" shall have the meaning assigned to such term in Section 1.1, except that all references to "twenty percent (20%)" therein shall be deemed to be references to "fifty percent (50%)."

        (d)   Each Party acknowledges that the payment of the Termination Fee pursuant to this Section 7.2 represents a payment of liquidated damages which are a genuine pre-estimate of the damages which Tribute or Pozen, as applicable, will suffer or incur as a result of the event giving rise to such payment and are not penalties. Pozen and Tribute irrevocably waive any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. The Parties agree that the payment of the Termination Fee pursuant to this Section 7.2 in the manner provided herein is the sole and exclusive remedy of Tribute or Pozen, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of the Termination Fee, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

        (e)   Notwithstanding any other provision in this Agreement, in no event shall either Party be required to pay the Termination Fee more than once.

7.3   Reduced Termination Fee

        (a)   If a Reduced Pozen Termination Fee Event occurs, Pozen shall pay to Tribute a termination fee of $1,750,000 (the "Reduced Pozen Termination Fee") by wire transfer in immediately available funds to an account specified by Tribute. The Reduced Pozen Termination Fee shall be payable at the time specified in Section 7.3(b).

        (b)   "Reduced Pozen Termination Fee Event" means the termination of this Agreement by Pozen pursuant to Section 7.1(c)(iv), in which case the Reduced Pozen Termination Fee shall be paid by Pozen to Tribute within two (2) Business Days of the Pozen Termination Fee Event.

        (c)   Notwithstanding any other provision in this Agreement, in no event shall either Party be required to pay the Reduced Termination Fee more than once.

7.4   Effect of Termination

        The Party desiring to terminate this Agreement pursuant to this Article 7 (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to each other Party. If this Agreement is terminated pursuant to and in accordance with this Article 7 (including payment of the Termination Fee, if applicable), it will become void and of no further force and effect, with no liability on the part of any Party to any other Party, except that (a) nothing shall relieve any Party of any liability or obligations arising from any intentional or willful breach by any Party of any of its covenants and agreements contained in this Agreement, and (b) the terms set forth in last paragraph of Section 7.2, Section 7.3, this Section 7.3 and Article 9 (and any related definitions contained in any such Sections or Article), as well as the Non-Disclosure Agreement, shall survive any termination of this Agreement.

 ARTICLE 8

CONDITIONS PRECEDENT

8.1   Mutual Conditions Precedent

        The respective obligations of the Parties to complete the Arrangement and the Merger are subject to the satisfaction, or mutual waiver by Pozen and Tribute, on or before the Closing Date, of each of the following conditions, each of which is for the mutual benefit of the Parties and which may be waived, in whole or in part, by Pozen and Tribute at any time:

          (a)   the Arrangement Resolution shall have been approved by the Tribute Shareholders at the Tribute Meeting in accordance with the Interim Order and applicable Laws, including, if applicable, on a "majority of the minority" basis;

          (b)   the Pozen Stockholder Approval shall have been obtained at the Pozen Meeting in accordance with applicable Laws;

          (c)   each of the Interim Order and Final Order shall have been obtained on terms consistent with this Agreement and in form and substance satisfactory to each of Tribute and Pozen, each acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either Tribute or Pozen, each acting reasonably, on appeal or otherwise;

          (d)   the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect;

          (e)   the Parent Shares to be issued as Merger Consideration and the Arrangement Consideration shall have been approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX;

          (f)    the conditions to closing shall have been met or waived with respect to the Parent Financing;

          (g)   the only condition precedent to the respective obligations of the Parties to consummate the Merger which remains unsatisfied pursuant to the terms of this Agreement, shall be the filing of the Certificate of Merger. The only condition precedent to the respective obligations of the Parties to consummate the Arrangement which remains unsatisfied pursuant to the terms of the this Agreement, shall be the filing of the Articles of Arrangement;

          (h)   the Required Regulatory Approvals shall have been obtained or concluded and shall be in full force and effect and any waiting or suspensory periods related to the Required Regulatory Approvals shall have expired or been terminated, in each case, without the imposition of any Restraint;

          (i)    (i) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger and the Arrangement or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted any Proceeding (which remains outstanding at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement;

          (j)    there has been no change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. tax law), or official interpretation thereof as set forth in published guidance by the IRS (other than IRS News

  Releases) (whether or not such change in official interpretation is yet effective), and no bill that would implement such a change has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for approval or veto by the President of the United States) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Parent to be treated as a United States domestic corporation for United States federal income tax purposes;

          (k)   following the Merger and the Arrangement, Parent should not be taxed as a U.S. resident corporation;

          (l)    Pozen shall have received from DLA Piper LLP (US), special tax advisor to Pozen, an opinion addressed to Pozen and Parent dated as of the Closing Date to the effect that Section 7874 of the Code (or any other U.S. Tax law), existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance should not apply so as to cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes from and after the Closing Date, provided that such opinion shall only take into account the Law in effect as of the Closing Date and, there shall have been no change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. Tax Law), or official interpretation thereof as set forth in published guidance by the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), and there shall have been no bills that would implement such a change passed by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Parent to be treated as a United States domestic corporation for U.S. federal income tax purposes. In rendering such opinion, DLA Piper LLP (US) will be entitled to receive and rely upon certificates containing representations, warranties, and covenants of officers of Pozen, Tribute, and Parent, reasonably satisfactory in form and substance to such counsel and reasonably necessary to the giving of such opinion; and

          (m)  the issuance of the Parent Shares to Tribute Shareholders in exchange for their Tribute Common Shares and the issuance of Parent Options to Tribute Optionholders in exchange for their Tribute Options, all pursuant to the Arrangement, shall be exempt from the registration requirements of the 1933 Securities Act pursuant to Section 3(a)(10) thereof and shall be exempt or qualified under all applicable U.S. state securities laws, and such securities will not be subject to restrictions on transfer under the 1933 Securities Act and applicable state securities laws except such as may be imposed by Rule 144 under the 1933 Securities Act with respect to certain "affiliates" (as such term is defined in Rule 405 under the 1933 Securities Act) of Can Merger Sub.

8.2   Additional Conditions Precedent to the Obligations of Pozen

        The obligation of Pozen to complete the Merger shall be subject to the satisfaction, or waiver by Pozen, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Pozen and which may be waived by Pozen at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Pozen may have:

          (a)   Tribute shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

          (b)   (i) the representations and warranties of Tribute in the first and third sentences of Section 3.2(e) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Tribute set forth in Sections 3.2(a), 3.2(b), the first sentence of 3.2(v), 3.2(y), 3.2(z) and 3.2(bb) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (iii) the representations and warranties of Tribute set forth in Section 3.2 (other than those referenced in clause (i) or (ii) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Tribute;

          (c)   since the date of this Agreement, no Material Adverse Effect with respect to Tribute shall have occurred and be continuing;

          (d)   Pozen shall have received a certificate of Tribute signed by a senior officer of Tribute for and on behalf of Tribute and dated the Closing Date certifying that the conditions set out in Section 8.1 and Section 8.3 have been satisfied;

          (e)   Tribute shall not have received duly exercised rights of dissent (which notices have not been withdrawn prior to the Closing Time) from Tribute Shareholders holding greater than one percent (1%) of the Tribute Common Shares; and

          (f)    Pozen shall have received the Pozen Fairness Opinions.

8.3   Additional Conditions Precedent to the Obligations of Tribute

        The obligation of Tribute to complete the Arrangement shall be subject to the satisfaction, or waiver by Tribute, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Tribute and which may be waived by Tribute at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Tribute may have:

          (a)   Pozen shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

          (b)   (i) the representations and warranties of Pozen in the first, second, fourth, fifth, sixth and seventh sentences of Section 3.1(e) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Pozen in Sections 3.1(a), 3.1(b), the first sentence of 3.1(v), 3.1(y), 3.1(z) and 3.1(bb) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (iii) the representations and warranties of Pozen set forth in Section 3.1 (other than those referenced in clause (i) or (ii) above) shall be true and correct (disregarding for this purpose all materiality or

  Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Pozen;

          (c)   since the date of this Agreement, no Material Adverse Effect with respect to Pozen or the Parent shall have occurred and be continuing;

          (d)   Tribute shall have received a certificate of Pozen signed by a senior officer of Pozen for and on behalf of Pozen and dated the Closing Date certifying that the conditions set out in Section 8.1 and 8.2 have been satisfied;

          (e)   Tribute shall have received a certificate of Parent and Can Merger Sub signed by their respective senior officers for and on behalf of Parent and Can Merger Sub, as applicable dated the Arrangement Effective Date certifying that the conditions set out in Section 8.1 have been satisfied;

          (f)    Tribute shall have received the Tribute Fairness Opinion;

          (g)   Tribute shall have received certified copies of resolutions duly passed by the board of directors of the Parent (acting for itself and on behalf of Can Merger Sub) approving this Agreement and the completion of the transactions contemplated hereby; and

          (h)   Can Merger Sub or the Parent will have deposited, or caused to be deposited with the Arrangement Exchange Agent, sufficient funds (including share certificates) to effect payment in full of the aggregate consideration payable by Can Merger Sub under the Plan of Arrangement.

8.4   Notice Provisions

        Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Merger Effective Time and the Arrangement Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

          (a)   cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate between the date hereof and the Merger Effective Time or the Arrangement Effective Time such that the condition set forth in Section 8.2(b) or Section 8.3(b) would fail to be satisfied; or

          (b)   result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Merger Effective Time or the Arrangement Effective Time such that the condition set forth in Section 8.2(a) or Section 8.3(a) would fail to be satisfied.

 ARTICLE 9

GENERAL

9.1   Notices

        Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, addressed to the recipient as follows:

          (a)   if to Tribute:

    Tribute Pharmaceuticals Canada Inc.
    151 Steeles Avenue East
    Milton, Ontario, Canada L9T 1Y1

Attention:	Robert Harris, President and Chief Executive Officer
Facsimile No.:	519 434-4382
E-mail:	rob.harris@tributepharma.com

    with a copy (which will not constitute notice) to:

    Fogler, Rubinoff LLP
    77 King Street West, Suite 3000
    Toronto, Ontario M5K 1G8

Attention:	Eric R. Roblin
Facsimile No.:	+1.416.941.8852
E-mail:	eroblin@foglers.com

          (b)   if to Parent:

    Aguono Limited
    c/o POZEN Inc.
    1414 Raleigh Road, Suite 400
    Chapel Hill, North Carolina 27517

Attention:	Adrian Adams, Chief Executive Officer
Facsimile No.:	(919) 490-5552
E-mail:	aadams@pozen.com

    with a copy (which will not constitute notice) to:

    DLA Piper LLP (US)
    51 John F. Kennedy Parkway, Suite 120
    Short Hills, New Jersey 07078-2704

Attention:	Andrew Gilbert
Facsimile No.:	(973) 520-2573
E-mail:	andrew.gilbert@dlapiper.com

          (c)   if to Ltd2:

    Trafwell Limited
    c/o POZEN Inc.
    1414 Raleigh Road, Suite 400
    Chapel Hill, North Carolina 27517

Attention:	Adrian Adams, Chief Executive Officer
Facsimile No.:	(919) 490-5552
E-mail:	aadams@pozen.com

    with a copy (which will not constitute notice) to:

    DLA Piper LLP (US)
    51 John F. Kennedy Parkway, Suite 120
    Short Hills, New Jersey 07078-2704

Attention:	Andrew Gilbert
Facsimile No.:	(973) 520-2573
E-mail:	andrew.gilbert@dlapiper.com

          (d)   if to US Merger Sub:

    ARLZ US Acquisition Corp.
    c/o POZEN Inc.
    1414 Raleigh Road, Suite 400
    Chapel Hill, North Carolina 27517

Attention:	Adrian Adams, Chief Executive Officer
Facsimile No.:	(919) 490-5552
E-mail:	aadams@pozen.com

    with a copy (which will not constitute notice) to:

    DLA Piper LLP (US)
    51 John F. Kennedy Parkway, Suite 120
    Short Hills, New Jersey 07078-2704

Attention:	Andrew Gilbert
Facsimile No.:	(973) 520-2573
E-mail:	andrew.gilbert@dlapiper.com

          (e)   if to Can Merger Sub:

    ARLZ CA Acquisition Corp.
    c/o POZEN Inc.
    1414 Raleigh Road, Suite 400
    Chapel Hill, North Carolina 27517

Attention:	Adrian Adams, Chief Executive Officer
Facsimile No.:	(919) 490-5552
E-mail:	aadams@pozen.com

    with a copy (which will not constitute notice) to:

    DLA Piper (Canada) LLP
    Suite 6000, 1 First Canadian Place
    PO Box 367, 100 King St W
    Toronto, Ontario M5X 1E2

Attention:	Andrew Lord
Facsimile No.:	416-369-5207
E-mail:	andrew.lord@dlapiper.com

          (f)    if to Pozen:

    POZEN Inc.
    1414 Raleigh Road, Suite 400
    Chapel Hill, North Carolina 27517

Attention:	Adrian Adams, Chief Executive Officer
Facsimile No.:	(919) 490-5552
E-mail:	aadams@pozen.com

    with copies (which will not constitute notice) to:

    DLA Piper LLP (US)
    51 John F. Kennedy Parkway, Suite 120
    Short Hills, New Jersey 07078-2704

Attention:	Andrew Gilbert
Facsimile No.:	(973) 520-2573
E-mail:	andrew.gilbert@dlapiper.com

or to such other street address, individual or electronic communication number or address as may be designated by written notice given by either Party to the other in any manner stated in this Section 9.1. Any demand, notice or other communication or facsimile, given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2   Expenses

        Except as otherwise specified herein and except in respect of any filing fees associated with any filings made pursuant to Relevant Competition Laws, which fees shall be split evenly between Pozen and Tribute, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker's, finder's or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

9.3   No Assignment

        Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4   Benefit of Agreement

        Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5   Public Announcements

        (a)   Pozen and Tribute shall publicly announce the Arrangement and the Merger by way of joint press release promptly following the execution of this Agreement, the text and timing of such announcement to be approved by the other Party in advance, acting reasonably.

        (b)   No Party shall issue any press release or otherwise make any written public statement with respect to the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

        (c)   Pozen shall not make any filing with any Governmental Authority with respect to the transactions contemplated by this Agreement without prior consultation with Tribute, and Tribute shall not make any filing with any Governmental Authority with respect to the transactions contemplated by this Agreement without prior consultation with Pozen.

        The provisions of Section 9.5(b) and Section 9.5(c) shall be subject to each Party's overriding obligation to make any disclosure or filing required under applicable Laws or applicable stock exchange rules, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing) and, if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing. Notwithstanding anything contained herein to the contrary, except as otherwise expressly required pursuant to this Agreement (other than this Section 9.5), neither Tribute nor Pozen shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing with regard to any Pozen Acquisition Proposal, Tribute Acquisition Proposal, Pozen Change of Recommendation or Tribute Change of Recommendation or in connection with any dispute (including initiation of litigation or similar proceedings) between the Parties.

9.6   Governing Law; Attornment; Service of Process; Waiver of Jury

        (a)   This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that the approval and effectiveness of the Arrangement shall be governed by the OBCA. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the "Chancery Court") or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        (b)   Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

        (c)   EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.7   Entire Agreement

        This Agreement, together with the Non-Disclosure Agreement, and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8   Third Party Beneficiaries

        Except as provided in Section 5.6, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9   Amendment

        This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Pozen Stockholders.

9.10 Waiver and Modifications

        Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11 Severability

        Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Arrangement and Merger be consummated as originally contemplated to the fullest extent possible.

9.12 Further Assurances

        Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or perfect the full intent and meaning of this Agreement.

9.13 Injunctive Relief

        (a)   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law or otherwise. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and this right shall include the right of the parties to cause the transactions contemplated by this Agreement to be consummated on the terms set forth in this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity or pursuant to this Agreement. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.

        (b)   Notwithstanding the parties' rights to specific performance or injunctive relief or both pursuant to Section 9.13(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any intentional or willful breach of this Agreement prior to such termination.

9.14 No Recourse

        Without limiting any other provision in this Agreement, this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Parties hereto.

9.15 Counterparts

        This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

[The remainder of this page is left intentionally blank—Signature page follows]

        IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

TRIBUTE PHARMACEUTICALS CANADA INC.
By:	/s/ SCOTT LANGILLE
	Name:	Scott Langille
	Title:	Chief Financial Officer
AGUONO LIMITED
By:	/s/ WILLIAM L. HODGES
	Name:	William L. Hodges
	Title:	Director
TRAFWELL LIMITED
By:	/s/ WILLIAM L. HODGES
	Name:	William L. Hodges
	Title:	Director
ARLZ US ACQUISITION CORP.
By:	/s/ ADRIAN ADAMS
	Name:	Adrian Adams
	Title:	President
ARLZ CA ACQUISITION CORP.
By:	/s/ ANDREW KOVEN
	Name:	Andrew Koven
	Title:	President
POZEN INC.
By:	/s/ ADRIAN ADAMS
	Name:	Adrian Adams
	Title:	Chief Executive Officer

 SCHEDULE I—REQUIRED REGULATORY APPROVALS

1.
The applicable waiting period under the HSR Act with respect to the Merger shall have expired or been terminated

2.
Competition Act (Canada)—Advanced Ruling Certificate (to the extent required under applicable Law in respect of the transactions contemplated by this Agreement (including the Arrangement and the Merger))

3.
Investment Canada Act (Canada)—post-closing filing notice

4.
the Interim Order and the Final Order

5.
the conditional approval of the Toronto Stock Exchange

6.
the conditional acceptance of the TSX Venture Exchange

7.
Nasdaq listing approval of Parent Shares including those issuable as Merger Consideration and Arrangement Consideration and underlying any of the Parent Options, Tribute Warrants and Tribute Compensation Options issued in connection with the Arrangement

 SCHEDULE II—PLAN OF ARRANGEMENT

FORM OF PLAN OF ARRANGEMENT UNDER SECTION 182 OF THE BUSINESS
CORPORATIONS ACT (ONTARIO)

 SCHEDULE III—FORM OF ARRANGEMENT RESOLUTION

 SCHEDULE IV—FORM OF VOTING AGREEMENT

Annex B

June 8, 2015

The Board of Directors
POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517

Members of the Board:

        We understand that POZEN Inc., a corporation incorporated under the laws of the State of Delaware ("Pozen"), Aguono Limited, a private limited company incorporated under the laws of Ireland ("Parent"), ARLZ US Acquisition Corp., a corporation incorporated under the laws of the State of Delaware and a wholly owned indirect subsidiary of Parent ("US Merger Sub"), ARLZ CA Acquisition Corp., a corporation incorporated under the laws of the Province of Ontario and a wholly owned indirect subsidiary of Parent ("Can Merger Sub"), Trafwell Limited, a private limited company incorporated under the laws of Ireland, and Tribute Pharmaceuticals Canada Inc., a corporation incorporated under the laws of the Province of Ontario ("Tribute"), intend to enter into an Agreement and Plan of Merger and Arrangement to be dated as of June 8, 2015 (the "Agreement"). Pursuant to the Agreement, (i) US Merger Sub will merge with and into Pozen, with Pozen being the surviving corporation (the "Pozen Merger") and (ii) in connection with the Pozen Merger, each outstanding share of the common stock, par value $0.001 of Pozen ("Pozen Shares"), will be converted into one ordinary share, $0.001 nominal value per share, of Parent ("Parent Shares"). Additionally, pursuant to and in the manner provided for by the Plan of Arrangement (as such term is defined in the Agreement, and together with the Agreement, the "Transaction Documentation"), (i) Can Merger Sub will acquire (such acquisition, together with the Pozen Merger, hereinafter the "Transaction"), all of the issued and outstanding common shares, no par value, in the capital of Tribute (the "Tribute Shares") and (ii) each Tribute Share will be converted into 0.1455 Parent Shares (the "Exchange Ratio"). As a result of the Transaction, each of Pozen and Tribute will become wholly owned indirect subsidiaries of Parent. Furthermore, we also understand that, contemporaneously with the Transaction, Parent will obtain from certain investors (the "Financing Sources") $75 million in equity financing in exchange for the issuance of Parent Shares, up to $75 million in debt financing in exchange for the issuance of senior secured convertible debt securities and up to an additional $200 million in debt financing pursuant to a senior secured credit facility (collectively, the "Financing"). The terms and conditions of the Transaction are more fully set forth in the Transaction Documentation.

        You have asked us to render our opinion as to whether, as of the date hereof, taking into account the Pozen Merger, the Exchange Ratio is fair, from a financial point of view, to the holders of Pozen Shares (excluding Tribute and its affiliates).

        In the course of performing our reviews and analyses for rendering our opinion, we have:

  •
  Reviewed drafts of the Transaction Documentation dated June 8, 2015;

  •
  Reviewed certain publicly available business and financial information regarding each of Pozen and Tribute;

  •
  Reviewed certain non-public business and financial information regarding Pozen's and Tribute's respective businesses and prospects (including certain financial projections for each of Pozen and Tribute), all as prepared and provided to us by Pozen's senior management;

  •
  Reviewed certain non-public business and financial information regarding Tribute's business, all as prepared and provided to us by Tribute;

  •
  Reviewed certain estimated revenue enhancements, cost savings and tax benefits ("synergy estimates") expected to result from the Transaction, all as prepared and provided to us by Pozen's senior management;

  •
  Discussed with Pozen's senior management their strategic and financial rationale for the Transaction as well as their views of Pozen's and Tribute's respective businesses, operations, historical and projected financial results and future prospects;

  •
  Discussed with Tribute's senior management their views of Tribute's business, operations, and historical financial results and future prospects;

  •
  Reviewed the historical prices, trading multiples and trading volumes of the Pozen Shares and of the Tribute Shares;

  •
  Compared the financial performance of Pozen and Tribute and the trading multiples and trading activity of the Pozen Shares and Tribute Shares with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Pozen and Tribute;

  •
  Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Transaction;

  •
  Performed discounted cash flow analyses based on Pozen senior management's financial projections for Pozen, Tribute and Parent, with and without the synergy estimates, furnished to us by Pozen's senior management;

  •
  Reviewed the pro forma financial results, financial condition and capitalization, with and without the Financing, of Parent giving effect to the Transaction, all as provided to us by Pozen's senior management;

  •
  Reviewed certain non-public business and financial information regarding a company (the "Potential Target") that Tribute may acquire prior to completion of the Transaction (the "Potential Acquisition"), including the terms of the Potential Acquisition and certain financial projections for the Potential Target, all as provided to us by Pozen's senior management, and performed the valuation analyses set forth above assuming completion of the Potential Acquisition; and

  •
  Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        With respect to the information used in arriving at our opinion:

  •
  We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) furnished by or discussed with Pozen and Tribute or obtained from reputable public sources, data suppliers and other third parties.

  •
  We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the (a) reasonableness or achievability of any financial projections, synergy estimates, other estimates and other forward-looking information or the assumptions upon which they are based or (b) probability adjustments applied to certain products included in such financial projections or synergy estimates and (iii) have relied upon the assurances of Pozen's and Tribute's (as the case may be) senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

  •
  Specifically, with respect to any (i) financial projections, synergy estimates, other estimates and other forward-looking information furnished by or discussed with Pozen, (a) we have been advised by Pozen's senior management, and we have assumed, that such financial projections, synergy estimates, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Pozen's senior management as to the expected future performance of Pozen and Tribute and the realization of such synergies and (b) we have assumed that such financial projections, synergy estimates, other estimates and other forward-looking information have been reviewed by Pozen's Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion herein and (ii) financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable. In addition, we have relied upon, without independent verification, the assessments of Pozen's senior management as to (i) Pozen's, and Tribute's existing and future products and product candidates, including the validity of, and risks associated with, such products and intellectual property, (ii) the probabilities of successful commercialization of, and peak worldwide sales attributable to, such products and product candidates (including, without limitation, the timing of development, testing, governmental approvals and marketing thereof, the validity and life of patents with respect thereto and the potential impact of competition thereon) and (iii) Pozen's and Tribute's employee and commercial relationships, including the ability of Parent to retain Pozen's, and Tribute's key employees and to maintain Pozen's and Tribute's key commercial relationships.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Pozen, Tribute or Parent or the solvency or fair value of Pozen, Tribute or Parent, nor have we been furnished with any such appraisals. We are not expressing any view or rendering any opinion regarding the tax consequences to Pozen, Tribute, Parent or their respective stockholders of the Transaction. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in this letter or our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Pozen, Tribute and their respective advisors with respect to such matters.

        In rendering our opinion, we have assumed that, in all respects material to our analyses, (i) the final executed forms of the Transaction Documentation will not differ from the drafts that we have reviewed, (ii) Pozen, Tribute, Parent and the other parties thereto (as the case may be) will comply with all terms of the Transaction Documentation and (iii) the representations and warranties of Pozen, Tribute Parent and the other parties thereto (as the case may be) contained in the Transaction Documentation are true and correct and all conditions to the obligations of each party to the Transaction Documentation will be satisfied without any waiver thereof. We also have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Transaction Documentation, without any limitations, restrictions, conditions, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Pozen, Tribute or Parent or the Transaction in any way material to our analyses. We have further assumed, at your direction, that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, Pozen and its representatives.

        In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the Pozen Shares, Tribute Shares or Parent Shares may trade at any time, including, without limitation, subsequent to the announcement or consummation of the Transaction.

        We have acted as a financial advisor to Pozen in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. A portion of our compensation is payable upon delivery of this letter and our opinion and will be credited against the fee payable upon consummation of the Transaction. In addition, Pozen has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Pozen also has granted Guggenheim Securities, LLC ("Guggenheim Securities") the right to provide certain investment banking and other services to Pozen and Parent in the future, on customary terms and conditions.

        Guggenheim Securities has been previously engaged by Pozen during the past two years to provide certain financial advisory or investment banking services in connection with matters unrelated to the Transaction, for which we have received (or expect to receive) customary fees, including having been engaged by Pozen in January 2015 to advise on certain strategic and financial matters. Guggenheim Securities has not been previously engaged during the past two years by Tribute, the Potential Target or the Financing Sources to provide financial advisory or investment banking services for which we received fees; however, Guggenheim Securities provides certain financial advisory and investment banking services to a client that is currently engaged in a potential transaction with a Financing Source, for which Guggenheim Securities may receive a fee. Guggenheim Securities may seek to provide Pozen, Tribute, Parent, the Potential Target, the Financing Sources and their respective affiliates with certain financial advisory and investment banking services unrelated to the Transaction in the future.

        Guggenheim Securities and its affiliates engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Pozen, Tribute, Parent, the Potential Target, the Financing Sources, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Pozen, Tribute, Parent, the Potential Target, the Financing Sources, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies. Finally, Guggenheim Securities or its affiliates and our or their directors, officers, employees, consultants and agents may have investments in Pozen, Tribute, Parent, the Potential Target, the Financing Sources, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies.

        Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities' research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Pozen, Tribute, Parent, the Potential Target, the Financing Sources, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Transaction that differ from the views of Guggenheim Securities' investment banking personnel.

        It is understood that this letter and our opinion have been provided to Pozen's Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. This letter and our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Pozen Shares in connection with the Transaction.

        This letter, our opinion and any materials provided in connection therewith do not constitute a recommendation to Pozen's Board of Directors with respect to the Transaction, nor do this letter and our opinion constitute advice or a recommendation to any holder of Pozen Shares or Tribute Shares as to how to vote in connection with the Transaction or otherwise. This letter and our opinion do not address Pozen's underlying business or financial decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for Pozen, the Financing or the effects of any other transaction in which Pozen might engage. This letter and our opinion address only the fairness, from a financial point of view, to the holders of Pozen Shares (excluding Tribute and its affiliates), taking into account the Pozen Merger, of the Exchange Ratio pursuant to the Transaction Documentation. We do not express any view or opinion as to any other term or aspect of the Transaction, the Transaction Documentation or any other agreement, transaction document or instrument contemplated by the Transaction Documentation or to be entered into or amended in connection with the Transaction or the fairness, financial or otherwise, of the Transaction to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Pozen. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Pozen's, Tribute's or Parent' directors, officers or employees, or any class of such persons, in connection with the Transaction relative to the Exchange Ratio or otherwise.

        This letter and our opinion have been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, taking into account the Pozen Merger, the Exchange Ratio is fair, from a financial point of view, to the holders of Pozen Shares (excluding Tribute and its affiliates).

Very truly yours,

GUGGENHEIM SECURITIES, LLC

Annex C

June 8, 2015
Board of Directors POZEN Inc. 1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

Gentlemen:

Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to POZEN Inc., a corporation incorporated under the laws of the State of Delaware ("Pozen"), in connection with the Agreement and Plan of Merger and Arrangement dated as of June 8,2015 (the "Merger Agreement"), among Tribute Pharmaceuticals Canada Inc., a corporation incorporated under the laws of the Province of Ontario ("Tribute"), Aguono Limited, a private limited company incorporated in Ireland ("Parent"), Trafwell Limited, a private limited company incorporated in Ireland, ARLZ US Acquisition Corp., a corporation incorporated under the laws of the State of Delaware and a wholly-owned indirect subsidiary of Parent ("US Merger Sub"), ARLZ CA Acquisition Corp., a corporation incorporated under the laws of the Province of Ontario and a wholly-owned indirect subsidiary of Parent ("Can Merger Sub"), and Pozen, which provides, among other things, for (collectively, the "Transaction"):

  1.
  the merger of US Merger Sub with and into Pozen (the "Pozen Merger"), as a result of which each share of common stock, par value $0.001 per share (each, a "Pozen Common Share"), of Pozen, will be cancelled and converted into the right to receive one ordinary share, nominal value $0.001 per share (the "Parent Ordinary Shares"), of Parent (the "Merger Consideration") and Pozen will become a wholly-owned indirect subsidiary of Parent; and

  2.
  the implementation of an Arrangement (as defined in the Merger Agreement) pursuant to which each common share in the capital of Tribute (each, a "Tribute Common Share"), other than dissenting shares, will be sold, assigned and transferred to Can Merger Sub in exchange for 0.1455 Parent Ordinary Shares (the "Tribute Exchange Ratio") and Tribute will become a wholly-owned indirect subsidiary of Parent.

The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and the Plan of Arrangement attached as Schedule II to the Merger Agreement. We understand that, in connection with the Transaction, Parent intends to obtain financing from, and issue Parent Ordinary Shares to, certain investors (the "Financing Transaction"), as to which Financing Transaction we express no opinion.

You have requested our opinion, as investment bankers, as to the fairness of the Tribute Exchange Ratio (taking into account the Pozen Merger), from a financial point of view, to the holders of the outstanding Pozen Common Shares (excluding Parent, Tribute and their respective affiliates).

In connection with our role as financial advisor to Pozen, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning Tribute, and certain internal analyses, financial forecasts and other information relating to Tribute and Medical Futures Inc. ("Medical Futures") prepared by management of Pozen and approved for our use by Pozen. We also reviewed certain publicly available financial and other information concerning Pozen, and certain internal analyses, financial forecasts and other information relating to Pozen and the combined company prepared by management of Pozen and approved for our use by Pozen. We have held discussions with certain senior officers and other representatives and advisors of Pozen regarding the businesses and prospects of Tribute, Pozen and the combined company. We also held discussions with certain senior officers of Tribute regarding the businesses and prospects of Medical Futures. In addition, we have (i) reviewed the reported prices and trading activity for the Tribute Common Shares and Pozen Common Shares, (ii) compared certain financial and stock market information for Tribute and Pozen with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed the Merger Agreement and the Plan of Arrangement attached as Schedule II to the Merger Agreement, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning Tribute, Pozen or Parent, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Tribute, Pozen or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of Tribute, Pozen, Parent or any of their respective subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters.

With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain tax benefits, cost savings, revenue synergies and other strategic benefits projected by Pozen to be achieved as a result of the Transaction (collectively, "Synergies"), made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts, including the Synergies, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pozen as to the matters covered thereby, and that the financial results, including the Synergies, reflected in such forecasts will be realized in the amounts and at the times projected and have relied on such forecasts in arriving at our opinion. We have further assumed with your knowledge and permission, and we were directed by Pozen to assume in our analyses, that the Transaction will have the tax effects that we have discussed with Pozen. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement, and no adjustments or modifications to the structure of the Transaction will be made, in each case that would be material to our analysis, and no adjustment to the Merger Consideration or the Tribute Exchange Ratio attributable to changes in the outstanding shares of capital stock of Pozen, Tribute or Parent by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon. We have further assumed that the final Plan of Arrangement will not differ from the form attached as Schedule II to the Merger Agreement in any respect material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Pozen and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of Pozen in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Tribute Exchange Ratio (taking into account the Pozen Merger), from a financial point of view, to the holders of outstanding Pozen Common Shares as of the date hereof (excluding Parent, Tribute and their respective affiliates). This opinion does not address any other terms of the Transaction or the Merger Agreement, nor does it address the terms of the Financing Transaction or any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Pozen, nor does it address the fairness of the contemplated benefits of the Transaction. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Pozen Common Shares or other securities of Pozen, or any holder of any securities of any other entity, should vote or act with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction whether relative to the Tribute Exchange Ratio, the Merger Consideration or otherwise. This opinion does not in any manner address what the value of Parent Ordinary Shares actually will be when issued pursuant to the Transaction or the prices at which Tribute Common Shares, Pozen Common Shares, Parent Ordinary Shares or any other securities will trade following the announcement or consummation of the Transaction.

We have not been requested to, and did not (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to any potential transaction involving Pozen or any alternative to the Transaction, (b) negotiate the terms of the Transaction or (c) advise the Board of Directors of Pozen with respect to alternatives to the Transaction. Nor were we requested to consider, and our opinion does not address, the merits of the underlying decision by Pozen to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies.

Deutsche Bank will be paid a fee for its services as financial advisor to Pozen in connection with the Transaction, all of which became payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion). Pozen has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). The DB Group may provide investment and commercial banking services to Pozen, Tribute, Parent or their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Pozen, Tribute, Parent and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank's opinion as investment bankers that, as of the date hereof, the Tribute Exchange Ratio (taking into account the Pozen Merger) is fair, from a financial point of view, to the holders of outstanding Pozen Common Shares (excluding Parent, Tribute and their respective affiliates).

Very truly yours.

DEUTSCHE BANK SECURITIES INC.

Annex D

LIST OF RELEVANT TERRITORIES FOR DWT PURPOSES

1. Albania	37. Luxembourg
2. Armenia	38. Macedonia
3. Australia	39. Malaysia
4. Austria	40. Malta
5. Bahrain	41. Mexico
6. Belarus	42. Moldova
7. Belgium	43. Montenegro
8. Bosnia & Herzegovina	44. Morocco
9. Botswana	45. Netherlands
10. Bulgaria	46. New Zealand
11. Canada	47. Norway
12. Chile	48. Pakistan
13. China	49. Panama
14. Croatia	50. Poland
15. Cyprus	51. Portugal
16. Czech Republic	52. Qatar
17. Denmark	53. Romania
18. Egypt	54. Russia
19. Estonia	55. Saudi Arabia
20. Ethiopia	56. Serbia
21. Finland	57. Singapore
22. France	58. Slovak Republic
23. Georgia	59. Slovenia
24. Germany	60. South Africa
25. Greece	61. Spain
26. Hong Kong	62. Sweden
27. Hungary	63. Switzerland
28. Iceland	64. Thailand
29. India	65. Turkey
30. Israel	66. Ukraine
31. Italy	67. United Arab Emirates
32. Japan	68. United Kingdom
33. Korea	69. USA
34. Kuwait	70. Uzbekistan
35. Latvia	71. Vietnam
36. Lithuania	72. Zambia

D-1

Annex E

ARALEZ PHARMACEUTICALS PLC 2015 LONG-TERM INCENTIVE PLAN

E-1

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Subject to the provisions of and so far as may be admitted by the Companies Act, every director and the secretary of Parent shall be entitled to be indemnified by Parent against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Parent and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.

        In addition, as far as is permissible under the Companies Act, Parent shall indemnify any current or former executive officer of Parent (excluding any present or former directors of Parent or secretary of Parent), or any person who is serving or has served at the request of Parent as a director or executive officer of another company, joint venture, trust or other enterprise, including any Parent subsidiary (each, a "covered person"), against any expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (a "proceeding"), by reason of the fact that he or she is or was a covered person; provided, however, that this provision shall not indemnify any covered person against any liability arising out of (a) any fraud or dishonesty in the performance of such covered person's duty to Parent, or (b) such covered person's conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of Parent.

        Furthermore, the directors, secretary and executive officers of Parent are expected to enter into indemnification agreements with Parent and/or one or more of its subsidiaries.

        Pozen's directors and executive officers are entitled to continued indemnification and insurance under the Pozen charter and Delaware law.

        The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

Item 21.    Exhibits and Financial Statement Schedules

(a)
The exhibits listed below in the "Exhibit Index" are filed as part of, or are incorporated by reference in, this registration statement.

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger and Arrangement, dated as of June 8, 2015, by and among Tribute Pharmaceuticals Canada Inc., Aguono Limited, Trafwell Limited, ARLZ US Acquisition Corp., ARLZ CA Acquisition Corp. and POZEN Inc. (included as Annex A to this proxy statement/prospectus that is a part of this registration statement).
3.1	Certificate of Incorporation of Aguono Limited, dated May 12, 2015.
3.2	Memorandum of Association of Aguono Limited, dated as of May 12, 2015, and Articles of Association of Aguono Limited, dated as of May 12, 2015.
3.3	Certificate of Incorporation on change of name of Aralez Pharmaceuticals Limited (f/k/a Aguono Limited), dated June 16, 2015.

Exhibit Number	Exhibit Description
3.4	Memorandum of Association of Aralez Pharmaceuticals Limited, dated as of June 5, 2015, and Articles of Association of Aralez Pharmaceuticals Limited, dated as of June 5, 2015.
5.1	Opinion of A&L Goodbody as to the validity of the Parent Shares.*
8.1	Tax Opinion of DLA Piper LLP (US).*
10.1	Aralez Pharmaceuticals plc 2015 Long-Term Incentive Plan (included as Annex E to this proxy statement/prospectus that is a part of this registration statment).*
21.1	List of subsidiaries of Aralez Pharmaceuticals Limited.
23.1	Consent of A&L Goodbody (included in Exhibit 5.1).*
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Pozen.
23.3	Consent of McGovern, Hurley, Cunningham, LLP, independent auditors for Tribute.
23.4	Consent of DLA Piper LLP (US) (included in Exhibit 8.1).*
24.1	Power of Attorney (included in signature page of this registration statement).
99.1	Consent of Guggenheim Securities, LLC.
99.2	Consent of Deutsche Bank Securities Inc.
99.3	Form of Proxy Card for Pozen Special Meeting.

*
To be filed by amendment.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
to include any prospectus required by Section 10(a)(3) of the Securities Act;

•
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

•
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  •
  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  •
  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  •
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  •
  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Dublin, Ireland, on July 20, 2015.

Aralez Pharmaceuticals Limited
By:	/s/ ADRIAN ADAMS
	Name:	Adrian Adams
	Title:	Chief Executive Officer

        BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Adrian Adams and William L. Hodges, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the Securities and Exchange Commission, granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ ADRIAN ADAMS Adrian Adams	Chief Executive Officer (Principal Executive Officer)	July 20, 2015
/s/ WILLIAM L. HODGES William L. Hodges	Chief Financial Officer (Principal Financial and Accounting Officer), Director	July 20, 2015
/s/ GERALDINE LILLIS Geraldine Lillis	Director	July 20, 2015
/s/ ANDREW RYAN Andrew Ryan	Director	July 20, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger and Arrangement, dated as of June 8, 2015, by and among Tribute Pharmaceuticals Canada Inc., Aguono Limited, Trafwell Limited, ARLZ US Acquisition Corp., ARLZ CA Acquisition Corp. and POZEN Inc. (included as Annex A to this proxy statement/prospectus that is a part of this registration statement).
3.1	Certificate of Incorporation of Aguono Limited, dated May 12, 2015.
3.2	Memorandum of Association of Aguono Limited, dated as of May 12, 2015, and Articles of Association of Aguono Limited, dated as of May 12, 2015.
3.3	Certificate of Incorporation on change of name of Aralez Pharmaceuticals Limited (f/k/ a Aguono Limited), dated June 16, 2015.
3.4	Memorandum of Association of Aralez Pharmaceuticals Limited, dated as of June 5, 2015, and Articles of Association of Aralez Pharmaceuticals Limited, dated as of June 5, 2015.
5.1	Opinion of A&L Goodbody as to the validity of the Parent Shares.*
8.1	Tax Opinion of DLA Piper LLP (US).*
10.1	Aralez Pharmaceuticals plc 2015 Long-Term Incentive Plan (included as Annex E to this proxy statement/prospectus that is a part of this registration statement).*
21.1	List of subsidiaries of Aralez Pharmaceuticals Limited.
23.1	Consent of A&L Goodbody (included in Exhibit 5.1).*
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Pozen.
23.3	Consent of McGovern, Hurley, Cunningham, LLP, independent auditors for Tribute.
23.4	Consent of DLA Piper LLP (US) (included in Exhibit 8.1).*
24.1	Power of Attorney (included in signature page of this registration statement).
99.1	Consent of Guggenheim Securities, LLC.
99.2	Consent of Deutsche Bank Securities Inc.
99.3	Form of Proxy Card for Pozen Special Meeting.

*
To be filed by amendment.